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As filed with the Securities and Exchange Commission on August 24, 2005

Registration No. 333-123871

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION	IRS EMPLOYER IDENTIFICATION NUMBER
Reddy Ice Holdings, Inc.	Delaware	56-2381368

2097
(Primary Standard Industrial Classification Code Number)

8750 North Central Expressway
Suite 1800
Dallas, Texas 75231
(214) 526-6740

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven J. Janusek
Chief Financial Officer
Reddy Ice Holdings, Inc.
8750 North Central Expressway
Suite 1800
Dallas, Texas 75231
(214) 526-6740
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 Roger Meltzer, Esq.
John Papachristos, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
(212) 701-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

10 1/2% Senior Discount Notes Due 2012 of Reddy Ice Holdings, Inc.	$151,000,000	100%	$151,000,000	$17,772.70

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act.
(2)
Previously paid.

        The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 24, 2005

PROSPECTUS

Reddy Ice Holdings, Inc.

        Offer to exchange $151,000,000 aggregate principal amount at maturity 10 1/2% Senior Discount Notes Due 2012 for $151,000,000 aggregate principal amount at maturity 10 1/2% Senior Discount Notes Due 2012 that have been registered under the Securities Act of 1933

        This prospectus and accompanying letter of transmittal relate to our proposed exchange offer. We are offering to exchange our $151,000,000 aggregate principal amount at maturity of new registered 10 1/2% senior discount notes due 2012, which we call the "New Notes", for our currently outstanding 10 1/2% senior discount notes due 2012, which we call the "Old Notes", issued in a private offering on October 27, 2004, and which have certain transfer restrictions.

        In this prospectus we sometimes refer to the Old Notes and the New Notes collectively as the "Notes."

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  The terms of the New Notes are substantially identical to the terms of the Old Notes, except that we have registered the New Notes with the Securities and Exchange Commission, which we will refer to as the SEC. Because we have registered the New Notes, they will not be subject to certain transfer restrictions and will not be entitled to registration rights.

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  All Old Notes that are validly tendered and not validly withdrawn will be exchanged.

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  Tenders of Old Notes may be withdrawn at any time prior to expiration of the exchange offer.

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  We will not receive any proceeds from the exchange offer.

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  The exchange of Old Notes for New Notes will not be a taxable event for United States federal income tax purposes.

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  Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

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  Old Notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

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  The Notes will not be listed on a national securities exchange or the Nasdaq Stock Market, Inc. However, we expect that the Notes will be eligible for trading in The Portalsm Market ("PORTAL"), a subsidiary of The Nasdaq Stock Market, Inc.

        PLEASE SEE "RISK FACTORS" FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is            , 2005.

        You may not transfer or resell the New Notes except as permitted under the Securities Act and applicable state securities laws.

        You should rely only on the information contained in this document or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in our prospectus.

        You should not assume that the information in this prospectus or any supplement or any of the information incorporated by reference in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus.

        This document is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were

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acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available for no less than 180 days after consummation of the exchange offer to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

        "Reddy Ice" and the logo set forth on the back cover of this prospectus are our registered trademarks in the United States.

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ADDITIONAL INFORMATION

        For more information on Reddy Ice Holdings, Inc. and the availability of other documents concerning Reddy Ice Holdings, Inc. that have been filed with the SEC, see "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We believe the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Forward-looking statements often include words such as "may," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "plan," "potential" and "continue" and the negatives of these terms and variations of them or similar terminology. The forward-looking statements in this prospectus include, but are not limited to, statements under "Prospectus Summary," "Risk Factors," "Dividend Policy and Restrictions," "Unaudited Pro Forma Condensed Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding our future financial condition, prospects, developments and business strategies. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements. Factors you should consider that could cause these differences are:

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  general economic trends and seasonality;

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  weather conditions;

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  the ability of our subsidiaries to make distributions to us in amounts sufficient to service our debt and other obligation;

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  our substantial leverage and ability to service our debt and pay dividends;

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  the restrictive covenants under our indebtedness;

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  the availability of capital sources;

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  fluctuations in our operating costs, including in the prices of electricity, fuel, polyethylene and other required expenses;

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  competitive practices in the industry in which we compete;

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  changes in labor conditions;

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  our capital expenditure requirements;

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  the risks associated with acquisitions and the failure to integrate acquired businesses;

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  technological changes and innovations;

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  costs associated with potential product liability claims or liabilities under environmental laws;

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  legislative or regulatory requirements; and

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  all the other factors described herein under "Risk Factors."

        You should not unduly rely on these forward-looking statements as they speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed elsewhere in this prospectus.

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PROSPECTUS SUMMARY

        The following is a summary of information set forth throughout this prospectus and should be read together with the more detailed information and the financial statements and the related notes included elsewhere in this prospectus. See "Risk Factors" for factors that you should consider and "Forward-Looking Statements" for information relating to statements contained in this prospectus that are not historical facts. In this prospectus, unless otherwise noted, (1) the words "Company," "we," "our," "ours" and "us" refer to Reddy Ice Group, Inc., formerly known as Packaged Ice, Inc. and its subsidiaries for periods through August 14, 2003 and to Reddy Ice Holdings, Inc. and its subsidiaries for periods subsequent to August 14, 2003, (2) "Reddy Group" refers to Reddy Ice Group, Inc., formerly known as Packaged Ice, Inc., and not its subsidiaries, and (3) "Reddy Holdings" refers to Reddy Ice Holdings, Inc. and not its subsidiaries.

The Exchange Offer

        On October 27, 2004, Reddy Holdings completed a private offering of $151,000,000 aggregate principal amount at maturity of the Old Notes. In connection with that offering, Reddy Holdings entered into a registration rights agreement with the initial purchasers of the Old Notes in which it agreed, among other things, to deliver this prospectus and to use its best commercially reasonable efforts to effect registration of the New Notes within 240 days of the initial issue date of the Old Notes. You are entitled to exchange in this exchange offer Old Notes that you hold for New Notes with substantially identical terms. You should read the discussion under the headings "—Summary of the Terms of the New Notes" and "Description of the Notes" for further information regarding the New Notes.

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  Subject to customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

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  Our offer to exchange Old Notes for New Notes will be open until 5:00 p.m., New York City time, on            , 2005, unless we extend the expiration date.

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  You should also carefully review the procedures for tendering the Old Notes of this prospectus.

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  You may withdraw your tenders of Old Notes at any time prior to the expiration of the exchange offer.

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  If you fail to tender your Old Notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

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  The exchange of Old Notes for New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

        We believe that the New Notes that will be issued in this exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if you can make the representations in the fifth paragraph under "The Exchange Offer—Exchange Terms" below. We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any New Note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability. You should read the discussion under the headings "—Summary of the Terms of the Exchange Offer" and "The Exchange Offer" for further information regarding this exchange offer and resale of the New Notes.

Recent Developments

        On February 11, 2005 we filed a registration statement with the Securities and Exchange Commission relating to the initial public offering of our common stock. The registration statement relating to our common stock was declared effective on August 9, 2005 and the initial public offering was consummated on August 12, 2005.

        Concurrently with the consummation of the initial public offering, Reddy Group entered into new senior secured credit facilities, which are be guaranteed by Reddy Holdings and its other subsidiaries, and which we refer to in this prospectus as Reddy Group's new credit facilities, in an aggregate principal amount of $300 million, consisting of a revolving credit facility in an aggregate principal amount of $60 million and a term loan facility in an aggregate principal amount of approximately $240 million. While Reddy Group's new credit facilities will permit us to pay dividends to holders of our common stock and principal and interest payments on the notes, they will contain significant restrictions on our ability to do so. See "Description of Other Indebtedness—New Credit Facilities".

        The proceeds from the initial public offering, together with $240 million in borrowings we received under the term facility of Reddy Group's new credit facilities and $16.0 million in borrowings we drew under the revolving facility of Reddy Group's new credit facilities, was used to repay in full all amounts outstanding under Reddy Group's former credit facilities (approximately $191.9 million at June 30, 2005), and for the other uses identified below.

        Concurrently with the consummation of the initial public offering, we consummated a tender offer for any and all of Reddy Group's outstanding $152.0 million aggregate principal amount of 8 7/8% senior subordinated notes due 2011, which we refer to in this prospectus as the Reddy Group notes. In connection with the tender offer, we solicited consents to amend the indenture governing the Reddy Group notes, which we refer to in this prospectus as the Reddy Group indenture. The amendments eliminated from the Reddy Group indenture substantially all of the restrictive covenants and certain events of default and related provisions. After the consummation of the tender offer, $26,000 principal amount of the Reddy Group notes remained outstanding. The aggregate consideration paid for each $1,000 principal amount of Reddy Group notes tendered was $1,113.63.

        We solicited consents from holders of the Old Notes, to amend the indenture governing the notes offered hereby, to exclude from the definition of "consolidated net income" in the indenture governing the notes offered hereby approximately $23.1 million in cash costs and expenses incurred in connection with the initial public offering and the related transactions. This amendment had the effect of (i) increasing the "buildup amount" under the indenture governing the notes offered hereby by one-half of the amount of such costs and expenses and (ii) increasing our EBITDA (as defined in the indenture governing the notes offered hereby) by the amount of such costs and expenses, thus increasing our ability to incur indebtedness and make restricted payments, including dividend payments, under the indenture. We paid $12.50 in cash for each $1,000 accreted value (as defined in the indenture governing notes offered hereby) of notes to the holders of such notes who consented to the amendment. On July 29, 2005, we announced that, on July 28, 2005, we had received the requisite consents to the amendment from registered holders of the Old Notes. The total consent payment was approximately $1.3 million and was paid to all consenting holders on August 12, 2005.

        We have paid or will pay approximately $39.4 million in one-time fees, premiums and expenses in connection with the initial public offering and the related transactions, approximately $11.9 million of which are related to the initial public offering and will be recorded as a reduction to paid-in capital, approximately $4.4 million of which are related to entering into Reddy Group's new credit facilities and the solicitation of the amendment to the indenture governing the notes offered hereby and will be recorded as deferred financing costs that will be amortized over the life of the related debt, approximately $17.3 million of which represent the repurchase premium and consent payment for the Reddy Group notes repurchased in the tender offer and consent solicitation for the Reddy Group notes and will be recorded as an expense and the remaining $5.8 million of which represent payments in respect of the termination of the Monitoring and Management Services Agreement, the payment of transaction bonuses and other expenses related to the tender offer and consent solicitation for the Reddy Group notes and the solicitation of the amendment to the indenture governing the notes offered hereby and will be recorded as an expense.

        Pursuant to the registration rights agreement, Reddy Holdings is required to, within 150 days after the issuance date of the Old Notes, file a registration statement with the SEC to exchange the Old Notes for New Notes of Reddy Holdings having terms substantially identical in all material respects to the Old Notes and to use its commercially reasonable efforts to cause the registration statement to be declared effective within 240 days after the issuance date of the Old Notes. The 150th day following the issuance of the Old Notes was March 26, 2005 and, as a result of not filing the registration statement with the SEC on or prior to that date, we accrued additional interest on the notes from March 26, 2005 through April 5, 2005, the date on which the registration statement was actually filed. Such additional interest accrued at an annual rate of 0.50%. The 240th day following the issuance date of the Old Notes was June 24, 2005 and, as a result of the registration statement not having been declared effective by the SEC on or prior to that date, we accrued additional interest on the notes from June 24, 2005 through August     , 2005. Such additional interest accrued at an annual rate of 0.50%.

        In this prospectus, we refer to the 138 for one split of our common stock, the initial public offering, the repayment in full of Reddy Group's former credit facilities, the entry into Reddy Group's new credit facilities, the repurchase of the notes, the solicitation of consents to the amendment of the indenture governing the notes offered hereby, payment of transaction bonuses, payment of fees and expenses related to the foregoing and the termination of our monitoring and management services agreement with the sponsors, collectively, as the initial public offering and the related transactions.

Our Company

        We are the largest manufacturer and distributor of packaged ice in the United States, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice™ brand name. We believe our sales are more than three times those of any other packaged ice supplier in the United States. Our principal product is ice packaged in seven to fifty pound bags, which we sell to a highly diversified customer base, including supermarkets, mass merchants and convenience stores. In 2004, we sold the equivalent of over 484 million seven-pound bags of ice. Our products are primarily sold throughout the southern United States (the "Sun Belt"), one of the most attractive regions in the country for packaged ice sales due to warm weather, extended peak selling seasons and favorable population growth patterns. Population growth is one of the primary drivers for growth in demand for packaged ice, and we operate in 13 of the 15 fastest growing metropolitan areas in the United States. In addition, our broad geographic reach helps insulate us from the impact of cool or rainy weather in any particular region. No other manufacturer and distributor of packaged ice in the United States has the geographic presence, infrastructure or capacity necessary to meet the multi-state demands of customers in our markets.

        Our business is characterized by consistent annual customer demand, attractive margins and modest annual capital requirements. Based on our past experience, retail consumer demand for packaged ice is relatively unaffected by adverse economic conditions due to its low cost and the lack of readily available substitutes. In 2004, we had revenues, net income and net income available to common stockholders of $285.7 million, $16.6 million and $6.0 million, respectively. For the six months ended June 30, 2005, we had revenues and a net loss of $132.4 million and $4.8 million, respectively.

        We operate in two business segments: ice products and non-ice products and operations. Ice products accounted for approximately 94% of our total revenues in 2004. This segment consists of the traditional manufacture and delivery of ice from a central point of production to the point of sale as well as sales from The Ice Factory® machines, our proprietary equipment located in our customers' high volume locations that produce, package and store ice through an automated, self-contained process. In 2004, traditional ice manufacturing and Ice Factory sales accounted for approximately 91% and 9% of our ice product revenues, respectively. The majority of our sales are direct to supermarket chains, convenience stores, mass merchants and other commercial customers. In addition, a portion of our products is sold through distributors who deliver ice to our customers on our behalf and who resell ice to their own customers. Non-ice products and operations consist of refrigerated warehousing and the manufacture and sale of bottled water.

        We have built a strong and loyal customer base by providing a high level of service and quality at competitive prices utilizing our extensive network of ice manufacturing plants and distribution centers. We have a diverse customer base and long-standing relationships with our customers across all major retail channels as evidenced by our high retention rates with prominent supermarkets, mass merchants and convenience stores such as Albertson's, Circle-K, ExxonMobil, Food Lion, Kroger, 7-Eleven and Wal-Mart. Our largest customer, Wal-Mart and Sam's Club on a combined basis, accounted for approximately 10% of our revenues in 2004 and approximately 11% of our revenues for the six months ended June 30, 2005. Most of our major customers, including eighteen of our top twenty retail ice customers, have purchased ice from us and our predecessor companies for over a decade. Within our markets we are the sole supplier of packaged ice to the majority of our top twenty retail ice customers. The percentage of our total revenues derived from and volume sold to national and regional convenience and grocery store chains has grown over the last several years as each of these retail channels has consolidated. We have benefited from supplying these national and regional retailers as many of these customers have grown at rates in excess of industry averages.

        At June 30, 2005, we owned or operated 58 ice manufacturing facilities, 53 distribution centers, approximately 79,000 merchandisers (cold storage units installed at customer locations), approximately 3,000 Ice Factories, five refrigerated warehouses and one bottled water plant. As of the same date, we had an aggregate daily ice manufacturing capacity of over 16,000 tons, the equivalent of over 4.5 million seven-pound bags of ice. We acquired two businesses in 2003 and 11 businesses in 2004.

        Reddy Holdings' common stock is now traded on the New York Stock Exchange under the ticker symbol "FRZ".

Competitive Strengths

        We believe our competitive strengths include:

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  Stable and Predictable Cash Flow Generation as a result of our recent acquisitions, limited working capital needs and modest capital expenditure requirements going forward.

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  Unique Multi-State Presence and Infrastructure that allows us to benefit from continued consolidation within our customer base and from increased reliance by national and regional customers on suppliers that serve multiple markets and helps insulate us from the variability of weather patterns in any individual region.

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  Leading Market Position in Attractive Ice Markets, including the Sun Belt and 13 of the 15 fastest growing metropolitan areas in the United States.

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  Long Standing Relationships with High Quality Customers, which we believe provide us with a significant competitive advantage over other suppliers in our markets.

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  Multiple Distribution Service Offerings that enable us to offer our customers the flexibility to meet their specific supply requirements in a reliable and cost-efficient manner.

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  Strong, Incentivized Management Team with Proven Execution Capabilities that has been responsible for successfully executing our strategy of increasing our profitability through operational improvements, including cost rationalization, facility consolidation and working capital management, while strengthening customer relationships.

Business Strategy

        Our business strategy is to strengthen our competitive position, increase revenues and drive profitability by:

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  Enhancing Revenue Growth from our existing customers, new products and outsourcing by large retailers.

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  Selectively Pursuing Acquisitions that enhance the density of our distribution routes, provide capacity rationalization opportunities, increase our market penetration in existing markets or expand our presence in contiguous markets.

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  Continuing Efficiency Improvements to continue to improve our operating margins.

        Notwithstanding our strengths, we expect to face significant challenges in our business, including:

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  We Are in a Seasonal and Weather-dependent Business resulting in significant seasonal fluctuations in demand, revenues and profitability. In addition, weather patterns have an impact on the level of demand for packaged ice and, as a result, on our revenues and profitability.

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  We Have Many Competitors in each of our geographic markets and could lose market share or customers to them or could be forced to reduce our prices to retain or attract business. New competitors may also enter our markets, including ice producers from outside our current sales area.

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  We Will Use Substantially All of Our Cash to Pay Dividends, which may limit our ability to pursue growth opportunities and operate our business generally.

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  We Have a High Level of Indebtedness which will require us to divert much of our cash flow to service our debt costs. This level of indebtedness and the terms of our debt may impede our ability to operate our business or pay dividends on our common stock.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $151,000,000 principal amount at maturity of the Old Notes for up to $151,000,000 principal amount at maturity of the New Notes. As of the date of this prospectus, Old Notes representing $151,000,000 aggregate principal amount at maturity are outstanding.

The New Notes will evidence the same debt as the Old Notes, and the Old Notes and the New Notes will be governed by the same indenture. The New Notes are described in detail under the heading "Description of the Notes."
Resale
We believe that you can resell and transfer the New Notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear below under the heading "The Exchange Offer—Exchange Terms." But, our belief is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any New Note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.
A broker-dealer can only resell or transfer the New Notes if it will deliver a prospectus.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, or a later date and time if we extend it.
Withdrawal
You may withdraw the tender of any Old Notes pursuant to the exchange offer at any time prior to the expiration date. We will return, as promptly as practicable after the expiration or termination of the exchange offer, any Old Notes not accepted for exchange for any reason without expense to you.

Interest on the Notes	Original issue discount will accrete on the New Notes from the date of the original issuance of the Old Notes. No cash interest will be paid on Old Notes tendered and accepted for exchange.
Conditions to the Exchange Offer
The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC. We reserve the right to waive any defects, irregularities or conditions to exchange as to particular Old Notes. See "The Exchange Offer—Conditions of the Exchange Offer."
Procedures for Tendering Old Notes
If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in accordance with the instructions in the letter of transmittal, and deliver the letter of transmittal, along with the Old Notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:
	•	any New Notes that you receive will be acquired in the ordinary course of your business,
	•	you are not participating, and you have no arrangement or understanding with any person to participate, in the distribution of the New Notes,
	•	you are not our "affiliate," as defined in Rule 405 of the Securities Act or a broker-dealer tendering Old Notes acquired directly from us, and
	•	if you are not a broker-dealer, you will also be representing that you are not engaged in and do not intend to engage in a distribution of the New Notes.

Each broker-dealer receiving New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that, by making this acknowledgement and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer who acquired the Old Notes for its own account as a result of market-making or other trading activities may use this prospectus for an offer to resell, resale or other transfer of the New Notes.

We will accept for exchange any and all Old Notes which are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Acceptance of Old Notes for Exchange."
Special Procedures for Beneficial Owners
If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender your Old Notes on your behalf and comply with our instructions set forth elsewhere in this prospectus.
Guaranteed Delivery Procedures
If you cannot meet the expiration date deadline, or you cannot deliver your Old Notes, the letter of transmittal or any other documentation on time, then you must surrender your Old Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Procedures for Tendering Old Notes."
Registration Rights Agreement
We sold the Old Notes on October 27, 2004, to the initial purchasers in a transaction that was exempt from the registration requirements of the Securities Act. In connection with the sale, we entered into a registration rights agreement with the initial purchaser which grants the holders of the Old Notes specified exchange and registration rights. This exchange offer satisfies those rights, which terminate upon consummation of the exchange offer. You will not be entitled to any exchange or registration rights with respect to the New Notes.
Effect of Not Tendering
As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of Old Notes and you do not tender your Old Notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

U.S. Federal Income Tax Considerations
We believe the exchange of Old Notes for New Notes pursuant to the exchange offer will not constitute a sale or an exchange for federal income tax purposes. See "Material U.S. Federal Income Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the exchange of Notes pursuant to the exchange offer.
Exchange Agent
We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. U.S. Bank National Association also serves as the trustee under the indenture for the Notes. The mailing address and telephone number of the exchange agent are: U.S. Bank National Association, 60 Livingston Avenue, St. Paul, Minnesota 55107-2292, Attention: Corporate Trust Department, Telephone: (651) 495-8097, Facsimile: (651) 495-8158. See "The Exchange Offer—Exchange Agent."

Summary of the Terms of the New Notes

        The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes, except that the New Notes are registered under the Securities Act. As a result, the New Notes will not bear legends restricting their transfer and will not contain the registration rights contained in the Old Notes. See "Description of the Notes" for more information.

Issuer	Reddy Ice Holdings, Inc., a Delaware corporation.
Notes Offered	$151,000,000 aggregate principal amount at maturity of 10 1/2% senior discount notes due November 1, 2012.
Maturity Date	The New Notes mature on November 1, 2012.
Accretion; Interest
The notes were issued at a discount to their aggregate principal amount at maturity. Prior to November 1, 2008, interest will accrue on the notes in the form of an increase in the accreted value of the notes. The notes had an initial accreted value of $663.33 per $1,000 stated principal amount at maturity. The accreted value of each note increases from the date of issuance until November 1, 2008, at a rate of 10 1/2% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the stated principal amount at maturity on November 1, 2008. Thereafter, cash interest on the notes accrues and is payable semiannually in arrears on May 1 and November 1, commencing on May 1, 2009, at a rate of 10 1/2% per annum.
Guarantees	The notes are not guaranteed by any of our subsidiaries.
Ranking	The notes are unsecured senior obligations of Reddy Holdings. They rank:
• senior in right of payment to all of our future subordinated debt;
• equally in right of payment to our existing and future unsecured senior debt;
• effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, including our guarantee of Reddy Group's new credit facilities; and
• structurally subordinated to all obligations and preferred equity of our subsidiaries.

As of June 30, 2005, after giving pro forma effect to the initial public offering and the related transactions, the subsidiaries of Reddy Holdings had approximately $292.5 million of liabilities that was structurally senior to the notes (consisting of approximately $271.1 million of indebtedness as of June 30, 2005, and approximately $21.4 million of trade payables), including approximately $270.7 million of secured indebtedness under Reddy Group's new credit facilities that is guaranteed by Reddy Holdings.

Optional Redemption
We may redeem some or all of the notes beginning on November 1, 2008 at the redemption prices listed under "Description of the Notes—Optional Redemption," plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to November 1, 2007, we may redeem up to 35% of the notes at a redemption price (expressed as a percentage of the accreted value thereof at the redemption date) of 110.50%, plus accrued and unpaid interest, if any, to the redemption date, with the net proceeds of certain equity offerings. See "Description of the Notes—Optional Redemption."
Change of Control
If we experience a change of control at any time on or prior to November 1, 2007, we may redeem all, but not less than all, of the notes at a redemption price calculated in the manner described in "Description of the Notes—Optional Redemption upon a Change of Control During First Three Years." If we experience a change of control, and have not exercised the redemption right described in the preceding sentence, we will be required to make an offer to repurchase the notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of repurchase.
Restrictive Covenants	The terms of the notes place certain limitations on our ability and, in certain instances, the ability of our restricted subsidiaries to, among other things:
	•	incur or guarantee additional indebtedness or issue certain preferred stock;
	•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;
	•	make certain investments;

	•	create liens;
	•	enter into arrangements that restrict dividends from our subsidiaries;
	•	engage in transactions with affiliates;
	•	sell assets, including capital stock of our subsidiaries; and
	•	merge or consolidate with other companies or transfer all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications which are described under "Description of the Notes—Certain Covenants."
Original Issue Discount
The notes were issued at a discount from their principal amount at maturity for U.S. federal income tax purposes. Consequently, original issue discount will be included in the gross income of a U.S. holder of notes for U.S. federal tax purposes in advance of the receipt of cash payments on the notes. See "Material U.S. Federal Income Tax Considerations."

Summary Historical and Pro Forma Condensed Financial Data

        The following table sets forth, for the periods and dates indicated, our summary historical and pro forma condensed financial data. Reddy Holdings and its wholly owned subsidiary Cube Acquisition Corp. were formed on May 8, 2003 for the purpose of acquiring Packaged Ice, Inc. and effecting certain capital-raising transactions in connection with such acquisition. On August 15, 2003 Cube merged with and into Packaged Ice, which we refer to in this prospectus as the merger, with Packaged Ice being the surviving corporation. In connection with the merger, Packaged Ice was renamed Reddy Ice Group, Inc. Reddy Holdings and Cube conducted no operations during the period from May 8, 2003 through August 14, 2003. In this summary, "Successor" refers to Reddy Holdings and its subsidiaries while "Predecessor" refers to pre-merger Reddy Group and its subsidiaries, which was then known as "Packaged Ice, Inc".

        Our summary historical financial data for the period from January 1, 2003 through August 14, 2003 and for the year ended December 31, 2002 have been derived from the audited financial statements of the Predecessor included elsewhere in this prospectus. Our summary financial data for the period from May 8, 2003 through December 31, 2003 and for the year ended December 31, 2004 have been derived from the audited financial statements of the Successor included elsewhere in this prospectus. The summary historical financial data of the Successor as of June 30, 2005 and for the six-month periods ended June 30, 2005 and June 30, 2004 have been derived from the unaudited condensed financial statements of the Successor included elsewhere in this prospectus. The unaudited condensed financial statements as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 include all adjustments that are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations for the period presented. Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the entire year.

        The table contains summary unaudited pro forma financial information derived from the financial information set forth under "Unaudited Pro Forma Condensed Financial Information" included elsewhere in this prospectus. This unaudited pro forma condensed statement of operations information for the year ended December 31, 2004 gives effect to the following events as if they had occurred on January 1, 2004:

  •
  the October 27, 2004 offering by Reddy Holdings of the notes and the receipt of the proceeds therefrom, the redemptions of Reddy Holdings' outstanding series A preferred stock, which occurred on October 27 and November 6, 2004, the payment of a dividend to holders of Reddy Holdings' common stock, which occurred on October 27, 2004, and the payment of a special transaction payment to certain members of management and certain directors, which occurred on October 27, 2004; and

  •
  the initial public offering and the related transactions.

The unaudited pro forma condensed statement of operations information does not give effect to one-time effects of events that are directly attributable to the initial public offering and the related transactions. See "Unaudited Pro Forma Condensed Financial Information".

        The unaudited pro forma balance sheet data as of June 30, 2005 gives effect to the initial public offering and the related transactions as if they had occurred on June 30, 2005.

        The summary pro forma data do not purport to represent what our results of operations or financial position actually would have been if the transactions reflected in such pro forma data had occurred on the dates assumed in the pro forma financial information, nor do such data purport to project the results of operations for any future period or our financial condition as of any future date. The adjustments made in the pro forma financial information are based upon available information and certain assumptions that we believe are reasonable. You should read the summary unaudited pro forma financial data in conjunction with the information included under the headings titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Financial Information" and the historical financial statements and accompanying notes included elsewhere in this prospectus.

	Historical						Pro Forma
	Year Ended December 31, 2002(1)	January 1, 2003 to August 14, 2003(1)	May 8, 2003 (Date of Inception) to December 31, 2003(1)	Year Ended December 31, 2004	Six Months Ended June 30, 2004(1)	Six Months Ended June 30, 2005	Year Ended December 31, 2004
	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	(in thousands, except ratios)
Operating Data:
Revenues:
Ice products	$216,654	$139,618	$79,954	$268,319	$117,522	$125,576	$268,319
Non-ice products and operations	19,006	11,651	6,965	17,408	8,387	6,791	17,408

Total	$235,660	$151,269	$86,919	$285,727	$125,909	$132,367	$285,727
Gross profit	72,241	48,746	28,304	94,811	38,426	38,114	94,811
Impairment of assets	(7,363)	—	—	—	—	(5,725)	—
Income (loss) from operations	20,657	26,512	13,141	52,150	19,177	11,201	52,765
Interest expense	(34,870)	(21,063)	(10,370)	(25,105)	(13,246)	(19,137)	(20,700)
Income (loss) before taxes and cumulative effect of change in accounting principle	(11,558)	5,565	2,771	27,045	5,931	(7,936)	32,065
Income tax benefit (expense)	—	—	(1,053)	(10,494)	(2,254)	3,151	(12,442)
Cumulative effect of change in accounting principle(2)	(73,230)	—	—	—	—	—	—
Net income (loss)	(84,788)	5,565	1,718	16,551	3,677	(4,785)	19,623
Preferred dividends	3,810	2,566	4,431	10,583	6,302	—	—
Net income (loss) available to common stockholders	(88,598)	2,999	(2,713)	5,968	(2,625)	(4,785)	19,623
Other Financial Data:
Capital expenditures(3)	$14,403	$7,848	$13,721	$15,988	$7,956	$11,636	$15,988
Proceeds from disposition of assets	3,378	1,236	311	2,657	2,183	441	2,657
Depreciation and amortization expense	24,704	14,528	7,616	23,185	11,278	12,342	23,185
Net cash provided by (used in) operating activities	32,690	(4,846)	30,092	47,786	964	220	47,786
Net cash used in investing activities	(11,595)	(6,612)	(206,128)	(30,205)	(11,043)	(11,195)	(30,205)
Net cash provided by (used in) financing activities	(24,808)	11,664	188,837	(25,904)	3,833	10,024	(25,904)
	As of June 30, 2005
	Historical	Pro Forma
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,527	$13,169
Working capital(4)	4,354	10,800
Total assets	603,155	607,158
Total debt	450,794	378,482
Stockholders' equity	81,116	176,802

(1)
The presentation of certain items in the consolidated statements of operations has been adjusted as a result of the restatement of our historical financial statements as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Note 18 to the audited consolidated financial statements and Note 13 to the unaudited condensed consolidated financial statements, in each case, included elsewhere in this prospectus.

(2)
Effective January 1, 2002, we adopted Statement of Financial Accounting Standards, or SFAS, No. 142, Accounting for Goodwill and Other Intangible Assets, which provides that goodwill and other intangible assets with indefinite lives shall not be amortized and shall be tested for impairment of value on an annual basis. In connection with the adoption of SFAS No. 142, we recorded an impairment of goodwill of $73.2 million, based on an independent appraisal, as a cumulative effect of change in accounting principle as of January 1, 2002.

(3)
Capital expenditures for the period from May 8, 2003 to December 31, 2003 include $10.5 million related to purchases of leased equipment.

(4)
Working capital is defined as current assets less current liabilities.

RISK FACTORS

        You should carefully consider the risks described below before deciding to surrender your Old Notes in exchange for New Notes pursuant to this exchange offer. These risks apply to both the Old Notes and the New Notes. If any of the following risks and uncertainties actually occur, our business, financial condition and results of operations could be materially adversely affected. In such case, we may not be able to make principal and interest payments on the notes, and you may lose some or all of your investment.

Risks Relating to the Notes

The indenture governing the notes and the credit agreement governing Reddy Group's new credit facilities impose significant operating and financial restrictions on us and, in the event of a default, all of these borrowings become immediately due and payable.

        The agreements that govern the terms of our and Reddy Group's existing debt, as well as (in some cases) the indenture governing the notes, contain covenants that limit or prohibit our and our subsidiaries' ability to:

  •
  incur or guarantee additional indebtedness or issue certain preferred stock;

  •
  pay dividends on our and our subsidiaries' capital stock or redeem, repurchase or retire our and our subsidiaries' capital stock or subordinated indebtedness;

  •
  make certain investments;

  •
  create liens on our assets;

  •
  enter into arrangements that restrict dividends from our subsidiaries;

  •
  engage in transactions with affiliates;

  •
  sell assets, including capital stock of our subsidiaries; and

  •
  merge or consolidate with other companies or transfer all or substantially all of our assets.

        In addition, the credit agreement governing the Reddy Group new credit facilities includes other restrictive covenants and prohibits Reddy Group from prepaying most of its other debt while loans under its new credit facilities are outstanding. The Reddy Group new credit facilities also require Reddy Group to achieve and maintain compliance with specified financial ratios. Reddy Group's ability to comply with these ratios will be affected by events beyond our and its control.

        The restrictions contained in the agreements that govern the terms of our debt could:

  •
  limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans;

  •
  adversely affect our ability to finance our operations, to enter into strategic acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest; and

  •
  limit our access to the cash generated by our subsidiaries.

        Each of the foregoing limitations could impair our ability to make payments on the notes.

        A breach of any of the restrictive covenants in the Reddy Group new credit facilities or Reddy Group's inability to comply with the required financial ratios could result in a default under the new credit facilities. If any such default occurs, the lenders under the Reddy Group new credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest, require us to apply all of our available cash to repay these borrowings (even if the lenders have not declared a default) or prevent us from making payments on the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the Reddy Group new credit facilities will have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under the Reddy Group new credit facilities were to be accelerated, our assets may not be sufficient to repay such debt in full or to repay the notes and our other debt.

Reddy Holdings is a holding company and therefore depends on its subsidiaries to pay interest on the notes and its other obligations.

        Reddy Holdings has no direct operations and no significant assets other than the stock of its subsidiary, Reddy Group, which is pledged to secure Reddy Holdings' obligations under Reddy Group's new credit facilities. None of its subsidiaries guarantee its obligations under the notes. Because Reddy Holdings conducts its operations through its operating subsidiaries, Reddy Holdings depends on the earnings of, and dividends, distributions and other payments from those entities to generate the funds necessary to meet its financial obligations, including payments of principal, interest and other amounts on the notes.

The terms of Reddy Group's indebtedness currently restrict its ability to pay dividends to Reddy Holdings to satisfy its obligations under the notes and applicable corporate law may restrict the ability to pay dividends or otherwise redeem the notes. Reddy Holdings will be required to make cash interest payments on the notes prior to the maturity of Reddy Group's new credit facilities.

        Reddy Group's new credit facilities restrict its ability to pay dividends to Reddy Holdings, and Reddy Holdings will be required to make cash interest payments on the notes prior to the maturity of Reddy Group's new credit facilities. Although Reddy Group has the ability to make dividends to Reddy Holdings, the ability to do so is restricted by the amount of Cumulative Distributable Cash for each period. We refer you to "Description of Other Indebtedness—New Credit Facilities" for more information on the provisions limiting Reddy Group's ability to declare and pay dividends. In the event that we do not have the ability to make cash interest payments, pay the principal amount at maturity of the notes or to repurchase the notes upon a change of control as defined in the indenture governing the notes, we will be required to adopt one or more alternatives, such as refinancing all of our indebtedness, selling our equity securities or the equity securities or assets of Reddy Group or seeking capital contributions or loans from our affiliates. None of our affiliates is required to make any capital contributions, loans or other payments to us with respect to our obligations on the notes. The foregoing actions may not be effected on satisfactory terms, if at all. The foregoing actions may not enable us to refinance our indebtedness or pay the principal amount of the notes and such actions may not be permitted by the terms of the indenture governing the notes or any other debt or stock instruments of us or our subsidiaries then in effect. If we were unable to obtain the required consents or repay the indebtedness, we would remain effectively prohibited from repurchasing, redeeming or repaying the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness."

        Additionally, under the Delaware General Corporation Law, or DGCL, Reddy Group's board of directors may not authorize payment of a dividend to Reddy Holdings unless it is either paid out of its surplus, as calculated in accordance with the DGCL, or if Reddy Group does not have a surplus, it is paid out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Because Reddy Holdings is the sole obligor of the notes, and its subsidiaries will not guarantee Reddy Holdings' obligations under the notes or have any obligation with respect to the notes, the notes are structurally subordinated to the debt and liabilities of our subsidiaries. In addition, the notes are effectively subordinated to any of our present and future secured debt.

        Reddy Holdings has no direct operations of its own and derives all of its revenues and cash flow from its subsidiaries. Reddy Holdings' subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

        The notes are structurally subordinated to all of our subsidiaries' existing and future indebtedness. As of June 30, 2005, on a pro forma basis to give effect to the initial public offering and the related transactions the subsidiaries of Reddy Holdings had approximately $292.5 million of liabilities that was effectively senior to the notes (consisting of approximately $271.1 million of indebtedness as of June 30, 2005 and approximately $21.4 million of trade payables), including approximately $270.7 million of secured indebtedness under Reddy Group's new credit facilities that is guaranteed by Reddy Holdings. Holders of the notes will not have any claim as creditors against our subsidiaries. None of our subsidiaries or future subsidiaries will guarantee our obligations under the notes. The notes are structurally subordinated to any existing and future indebtedness and other liabilities of any of our subsidiaries, even if these obligations do not constitute indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the notes will be effectively subordinated to the claims of the creditors of Reddy Holdings' subsidiaries, including the lenders under Reddy Group's new credit facilities, holders of Reddy Group's senior subordinated notes, trade creditors and holders of other indebtedness of those subsidiaries. Accordingly, there might only be a limited amount of assets available to satisfy your claims as a holder of the notes upon an acceleration of the maturity of the notes.

        If Reddy Holdings' subsidiaries have their debt accelerated, Reddy Holdings may not be able to repay the indebtedness contemplated hereby. In addition, Reddy Holdings' assets and its subsidiaries' assets may not be sufficient to fully repay the notes and its other indebtedness. See "Description of Other Indebtedness."

        In addition, the notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Certain corporate events may not trigger a change of control event upon which occurrence Reddy Holdings will not be required to repurchase your notes.

        The indenture governing the notes permits Reddy Holdings and its subsidiaries to engage in certain important corporate events, such as leveraged recapitalizations, that would increase indebtedness but would not constitute a "Change of Control." If either Reddy Holdings or its subsidiaries effected a leveraged recapitalization or other such "non-change of control" transaction that resulted in an increase in indebtedness, Reddy Holdings' ability to make payments on the notes would be adversely affected. However, Reddy Holdings would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite Reddy Holdings' decreased ability to meet its obligations under the notes.

You will be required to pay U.S. federal income tax on accrual of original issue discount on the New Notes even if Reddy Holdings does not pay cash interest.

        For U.S. federal income tax purposes, the New Notes will be treated as a continuation of the Old Notes, and, thus will be treated as having been issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the New Notes prior to November 1, 2008, and there will be no periodic payments of cash interest on the New Notes prior to May 1, 2009, original issue discount (the excess of the stated redemption price at maturity over the issue price of the notes) has accrued and will accrue from the issue date of the Old Notes. Consequently, holders of the New Notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. See "Material U.S. Federal Income Tax Considerations."

Federal and state statutes allow courts, under specific circumstances, to void the notes, subordinate claims in respect of the notes and require note holders to return payments received from us.

        Our issuance of the notes may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce the notes or subordinate the notes to our existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when we issued the notes or, in some states, when payments became due under the notes, we received less than reasonably equivalent value or fair consideration and either:

  •
  were insolvent or rendered insolvent by reason of such incurrence; or

  •
  were engaged in a business or transaction for which one of our remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that we or such guarantor would incur, debts beyond our ability to pay such debts as they mature.

        The court might also void the notes, without regard to the above factors, if the court found that we issued the notes with actual intent to hinder, delay or defraud its creditors. In addition, any payment by us pursuant to the notes could be voided and required to be returned to us or to a fund for the benefit of our creditors.

        A court would likely find that we did not receive reasonably equivalent value or fair consideration for the notes if we did not substantially benefit directly or indirectly from the issuance of the notes. Our anticipated use of proceeds, which includes the distribution of a substantial portion of the proceeds of the notes to our stockholders, could increase the risk of such a finding. If a court were to void the notes, you would no longer have a claim against us. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from us.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

  •
  the sum of our debts, including contingent liabilities, was greater than the fair saleable value of our assets; or

  •
  if the present fair saleable value of our assets were less than the amount than would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  we could not pay our debts as they become due.

        To the extent a court voids the notes as fraudulent transfers or holds the notes unenforceable for any other reason, holders of notes would cease to have any direct claim against us. If a court were to take this action, our assets would be applied first to satisfy our liabilities, if any, before any portion of our assets could be applied to the payment of notes.

The trading price of the notes may be volatile.

        Historically, the markets for senior discount notes and non-investment grade securities generally have been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Any such disruptions could adversely affect the prices at which you may sell your notes.

There may be no active trading market for the exchange notes.

        We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in October 2004 to a small number of institutional investors and are eligible for trading in the PORTAL market. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation through NASDAQ. In addition, market making activity is subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, and may be limited during the exchange offer and the pendency of any shelf registration statement. Although the notes are expected to be eligible for trading in PORTAL, there can be no assurance as to the development or liquidity of any market for the notes, the ability of the holders of the notes to sell their notes or the price at which the holders would be able to sell their notes. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the notes for the exchange notes;

  •
  the interest of securities dealers in making a market for the notes;

  •
  the market for similar securities; and

  •
  our ability to comply with reporting requirements under the Exchange Act following the exchange offer.

The notes will be applicable high yield discount obligations for U.S. federal income tax purposes.

        The notes will constitute "applicable high yield discount obligations" for U.S. federal income tax purposes. Consequently, we will not be allowed a deduction for original issue discount ("OID") accrued on the notes for U.S. federal income tax purposes until such time as we actually pay such OID in cash or in other property (other than our stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code). In addition, to the extent that the yield to maturity on the notes exceeds the sum of (x) the applicable federal rate in effect for the calendar month in which the notes are issued, and (y) six percentage points (any such excess constituting the "disqualified yield"), then we will not be entitled to deduct the portion of OID corresponding to the disqualified yield at any time. See "Material U.S. Federal Income Tax Considerations."

        The deferral and disallowance of deductions for payments of OID on the notes described above may reduce the amount of cash available to us to meet our obligations under the notes.

Bankruptcy may delay payment on the notes.

        The Bankruptcy Code generally prohibits the payment of pre-bankruptcy debt by a company that commences a bankruptcy case. If we and all our subsidiaries became debtors in bankruptcy cases, so long as the cases were pending you would likely not receive any payment of principal or interest due under the notes.

Risks Relating to Our Indebtedness

Our substantial leverage and debt service obligations could harm our ability to operate our business and make payments on the notes.

        We are highly leveraged and have significant debt service obligations. As of June 30, 2005, on a pro forma basis to give effect to the initial public offering and the related transactions, we had total debt of approximately $378.5 million and total stockholders' equity of $176.8 million. On a pro forma basis to give effect to the issuance of the notes and the concurrent borrowings under our revolving credit facility, and the application of the proceeds therefrom as well as the initial public offering and the related transactions, our interest expense was $20.7 million for the year ended December 31, 2004. Such pro forma interest expense includes non-cash amortization of debt issuance costs of $1.3 million for the year ended December 31, 2004. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due, including our repurchase obligation upon the occurrence of specified change of control events, in respect of our indebtedness. For the years ended December 31, 2000, 2001 and 2002, our earnings were insufficient to cover our fixed charges by $7.2 million, $23.5 million and $15.4 million, respectively.

        Our substantial debt could have other important consequences to you, including the following:

  •
  we will be required to use a substantial portion, if not all, of our free cash flow from operations to pay principal and interest on our debt, and our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements;

  •
  our interest expense could increase if interest rates in general increase, because a substantial portion of our debt will bear interest at floating rates and we may not be able to effectively hedge against fluctuations in interest rates or such hedging activities may result in payments by us;

  •
  our substantial leverage will increase our vulnerability to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

  •
  our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business; and

  •
  our failure to comply with the financial and other restrictive covenants in the indenture governing the notes and the credit agreement governing the Reddy Group new credit facilities, which require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

We could incur more indebtedness, which may increase the risks associated with our substantial leverage.

        The indenture governing the notes and Reddy Group's new credit facilities permit us, under certain circumstances, to incur a significant amount of additional indebtedness. In addition, we may incur additional indebtedness through Reddy Group's new revolving credit facility. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase. In addition, if the additional debt is incurred by our subsidiaries, the risks described above under "—Risks Relating to the Notes—Because Reddy Holdings is the sole obligor of the notes, and its subsidiaries will not guarantee Reddy Holdings' obligations under the notes or have any obligation with respect to the notes, the notes are structurally subordinated to the debt and liabilities of our subsidiaries. In addition, the notes are effectively subordinated to any of our present and future secured debt." will increase.

Our ability to service our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

        We cannot be certain that our earnings and the earnings of our operating subsidiaries will be sufficient to allow us to make payments in respect of the notes and meet our other obligations. Our ability to generate cash from our operations is subject to weather, general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, our business may not generate sufficient cash flow from operations in amounts sufficient to enable us to make payments in respect of the notes or service our debt and to fund our other liquidity needs. If we do not have sufficient liquidity, we will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. These remedies may not, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt instruments, including the credit agreement governing Reddy Group's new credit facilities and the indenture for the notes offered hereby, may restrict us from adopting some of these alternatives. Therefore, because of these and other factors beyond our control, we may be unable to service our debt.

Our subsidiaries may not be able to generate sufficient cash to service all of their indebtedness and may be forced to take other actions to satisfy their obligations under such indebtedness, which may not be successful.

        If our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness (including the financial maintenance covenants in Reddy Group's new credit facilities), we or they could be in default under the terms of the agreements governing such indebtedness. If Reddy Group's operating performance declines in the future, Reddy Group may need to obtain waivers from the lenders under its new credit facilities to avoid being in default under that facility. If Reddy Group breaches its covenants under its new credit facilities and seeks a waiver, it may not be able to obtain a waiver from the required lenders. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under Reddy Group's new credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against Reddy Group's assets, and Reddy Group could be forced into bankruptcy or liquidation. Any of the foregoing could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes.

If we fail to meet our payment or other obligations under Reddy Group's new credit facilities, the lenders under the new credit facilities could foreclose on, and acquire control of, substantially all of our assets.

        The lenders under the Reddy Group new credit facilities received a pledge of all of the equity interests of Reddy Group and its current subsidiaries. Additionally, these lenders have a lien on substantially all of our assets. As a result of these pledges and liens, if we fail to meet our payment or other obligations under the Reddy Group new credit facilities, those lenders are entitled to foreclose on substantially all of our assets and liquidate those assets. Under those circumstances, we may not have sufficient funds to pay our obligations under the notes. As a result, the holders of the notes may lose a portion of or the entire value of their investment.

Risks Relating to Our Business

The seasonal nature of the ice business results in losses and lower profit margins in the first and fourth quarters of the year.

        We experience significant seasonal fluctuations in our net sales and profitability. We make a disproportionate amount of our sales in the second and third calendar quarters when the weather is generally warmer, which results in an increased demand for ice. We also earn our net income during these same periods. As a result of seasonal revenue declines and the lack of a corresponding decrease in expenses, we experience net losses and materially lower profit margins during the first and fourth calendar quarters. Variations in demand could have a material adverse effect on the timing of our cash flows and therefore limit our ability to timely service our obligations with respect to our indebtedness. In addition, because our operating results depend significantly on sales during the second and third calendar quarters, our results of operations may fluctuate significantly if the weather during these periods is cool or rainy.

Weather conditions and weather events can decrease our sales or increase our expenses.

        Cool or rainy weather can decrease sales, while extremely hot weather may increase our expenses, each resulting in a negative impact on our operating results and cash flow. Ice consumers demand ice for a variety of reasons, but many of them buy ice in connection with outdoor related activities, both commercial and recreational. As a result, demand for ice increases during periods of warm, sunny weather, and conversely, demand decreases during periods of cool, rainy weather. During extended periods of cool or rainy weather on a national basis, our revenues and resulting net income may substantially decline. Also, hot weather does not necessarily result in greater net income. During extended periods of hot weather, our profits and cash flow may decline because of an increase in expenses in response to excess demand. We may have to transport ice from one plant to another and, in some cases, purchase ice from third party sources and transport it to a specific market to meet this excess demand, resulting in higher expenses and inconsistent service and product quality. Finally, although extreme weather events such as hurricanes can cause an increase in volume sales, those sales are not necessarily profitable due to added costs and disruptions to our normal service and distribution routes.

Our failure to successfully compete in our markets, retain existing customers and obtain new customers could limit our prospects and cause us to lose market share.

        Our businesses are highly competitive. We have many competitors in each of our geographic markets offering similar products and services. Competition in our businesses is based primarily on service, quality and price. We could lose market share if we fail to successfully compete against our competitors in any of these areas, if our existing competitors expand their capacity, if new entrants successfully penetrate our markets, if we fail to adequately serve our existing base of customers or if our larger grocery or convenience store customers decide to manufacture their own ice rather than purchase our products.

Increases in the prices of electricity, certain raw materials, insurance and other required expenses could, if we cannot pass those price increases along to our customers, have an adverse effect on our results of operations.

        We use substantial amounts of electricity in connection with our manufacturing process, fuel to operate the refrigerated trucks for ice delivery and polyethylene, which is the primary raw material used to manufacture the bags we use to package our ice. We also carry general liability, workers compensation, health and vehicle insurance. We have already experienced increases in fuel costs, bag costs and insurance costs and may experience further increases in the future. If the prices for these items or other expenses increase beyond the amounts that we are able to pass along to our customers, our profits and our operating cash flow would decrease.

Our acquisitions may not be successfully integrated and could cause unexpected financial or operational difficulties.

        In 2004, we completed 11 acquisitions. We anticipate that we may, from time to time, selectively acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. Acquisitions are also accompanied by risks, such as potential exposure to unknown liabilities of acquired companies and the possible loss of key employees and customers of the acquired business. Further, acquisitions are subject to risks associated with the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business and the diversion of management time and attention, any of which could increase the costs of operating our business, negate the expected benefits of the acquisitions or result in the loss of customers.

We could incur substantial costs as a result of violations of or liabilities under environmental laws.

        Our ice manufacturing and cold storage operations are subject to a wide range of environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and non-hazardous materials and wastes and the cleanup of contamination. Noncompliance with such laws and regulations, or incidents resulting in environmental releases, could cause us to incur substantial costs, including cleanup costs, fines and penalties, third party claims for personal injury, investments to retrofit or upgrade our facilities and programs, or curtailment of our operations. For example, our ice manufacturing and cold storage operations use refrigerants such as ammonia and freon. Some of our facilities may not be in compliance with certain freon refrigerant requirements, such as leak detection and repair, recordkeeping or reporting. In addition, the market price of freon is rising as a result of phase-outs under federal laws, which could significantly increase our operating costs in the future if we are not able to obtain approved substitutes. From time to time, our use of ammonia has resulted in releases that have temporarily disrupted our manufacturing operations and resulted in lawsuits or administrative penalties. For example, we are currently in the process of settling litigation resulting from an ammonia release in June 2001 at our Baton Rouge, Louisiana facility. See "Business—Legal Proceedings."

        Material violations of, or liabilities under, environmental laws may require us to incur substantial costs which could reduce our profits, or to divert resources from ongoing environmental programs and improvements, which could delay our efforts to integrate acquisitions and upgrade our operations, or expose us to risk of further environmental liability.

Our business could be disrupted or we could incur substantial costs because of government laws and regulations.

        We are subject to various federal, state and local laws relating to many aspects of our business, including labeling, sanitation, health and safety and manufacturing processes. We cannot predict the types of government regulations that may be enacted in the future by the various levels of government or how existing or future laws or regulations will be interpreted or enforced. The enactment of more stringent laws or regulations or a stricter interpretation of existing laws and regulations may cause a disruption in our operations or require additional expenditures by us, some of which could be material. We may incur material costs and liabilities in order to comply with any such laws and regulations and such costs and liabilities may result in substantial expenses to us and could divert management's time and attention.

If we are unable to retain senior executives and attract and retain other qualified employees, our business might be adversely affected.

        Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is high. We may be unsuccessful in attracting and retaining the personnel we require to conduct our operations successfully. Our success also depends to a significant extent on the continued service and performance of our senior management team and in particular on the continued service of William P. Brick, our Chairman and Chief Executive Officer, and Jimmy C. Weaver, our President and Chief Operating Officer. In addition, we do not carry "key man" life insurance. Our inability to successfully attract and retain personnel or the loss of any member of our senior management team could impair our ability to execute our business plan. Our employment agreements with our named executive officers are summarized under "Management—Executive Compensation and Incentive Programs—Employment Agreements".

Accidents involving our products and equipment could expose us to increased costs as a result of product liability claims.

        We are subject to a risk of product liability claims and adverse publicity if a consumer is or claims to be harmed while using our products or equipment. Any such claim may result in negative publicity, loss of revenues or higher costs associated with litigation.

        We currently carry product liability insurance. However, this insurance may be insufficient to pay for all or a large part of these losses. If our insurance does not adequately cover these losses, our results of operations and cash flow would decrease and such a decrease could be material.

We may lose customers' business to competitors as a result of our limited intellectual property protection, including on The Ice Factory®.

        As the sole major ice supplier using an on-site production and delivery system at our customers' retail locations, we have enjoyed a competitive advantage over our competitors. Our proprietary Ice Factory system is preferred by certain of our high volume customers to traditional ice delivery and gives us more flexibility during peak seasons. Competitors sometimes test machines similar to The Ice Factory. If any of our competitors are successful with the rollout of a competing system, we could lose business to these companies, which would result in decreased cash flows and results of operations.

        It is also our practice to protect certain of our proprietary materials and processes by relying on trade secrets laws and non-disclosure and confidentiality agreements. Confidentiality or trade secrets may not be maintained and others may independently develop or obtain access to such materials or processes, which could adversely affect our competitive position and ability to differentiate our products and services from our competitors' offerings.

Limitations on our ability to utilize our tax assets before they expire may negatively affect financial results.

        As of December 31, 2004, we had net operating loss carry-forwards for U.S. federal income tax purposes of approximately $109 million, of which approximately $86 million was attributable to the Predecessor. There are annual limitations on the utilization of the net operating loss carry-forwards generated by the Predecessor due to changes in ownership on and prior to August 15, 2003. We cannot assure you that we will be able to utilize our tax assets. Further, if our existing equity investors cease to own a majority of our common stock (which is expected to occur either as a result of the initial public offering or as a result of additional changes in ownership in the future), then new limitations will apply to the approximately $23 million of net operating loss carry-forwards that are currently unrestricted and additional limitations may apply to the net operating loss carry-forwards generated by the Predecessor. If we are not able to utilize our tax assets in the manner or in the timeframe we anticipate, our future after-tax cash flow will be reduced.

Any significant reduction in goodwill and other intangible assets would have an adverse effect on the value of our business.

        Our acquisitions have resulted in significant amounts of goodwill and other intangible assets. Goodwill, which relates to the excess of cost over the fair value of the net assets of the businesses acquired, and intangible assets totaled approximately $304.2 million at June 30, 2005, representing approximately 50% of our total assets. In the future, goodwill and intangible assets may increase as a result of future acquisitions. Goodwill and intangible assets are reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of acquired businesses, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. During the six months ended June 30, 2005 we recorded a non-cash impairment charge of $5.7 million to the goodwill in the cold storage portion of our non-ice products and operations business segment as a result of a significant reduction in cold storage sales volumes related to a particular customer. The amount of this and any future impairment must be charged to earnings. Any future determination requiring the write-off of a significant portion of the goodwill and intangible assets recorded on our balance sheet would have an adverse effect on the value of our business.

We are subject to additional regulations as a result of being a public company, which will result in a greater burden on our management resources and increased costs.

        As a public company with listed equity securities, we need to comply with new laws, regulations and requirements, certain additional provisions of the Sarbanes-Oxley Act of 2002, related Securities and Exchange Commission ("SEC") regulations and requirements of the New York Stock Exchange that we did not need to comply with as a private company. Preparing to comply and complying with new statutes, regulations and requirements will occupy a significant amount of the time of our board of directors, management and our officers, will increase our costs and expenses and may divert management's attention from other business concerns. We need to:

  •
  create or expand the roles and duties of our board of directors, our board committees and management;

  •
  institute a more comprehensive compliance function;

  •
  establish new internal policies, such as those relating to disclosure controls and procedures and insider trading.

  •
  involve and retain to a greater degree outside counsel and accountants in the above activities; and

  •
  enhance our investor relations function.

Our status as a public company may increase our insurance costs and make it more difficult for us to attract and retain qualified officers and directors.

        We expect that being a public company will make it more expensive for us to obtain director and officer liability insurance due to potentially greater personal liability faced by public company officers and directors. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our management and board of directors, particularly to serve on our audit committee, and qualified executive officers.

We will be exposed to risks relating to evaluations of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

        We are in the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by our December 31, 2006 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the New York Stock Exchange. Any such action could increase expenses, divert management's attention or lower investors' confidence in our company, which could cause the market price of our common stock to decline. In addition, our controls and procedures may not comply with all of the relevant rules and regulations of the SEC and the New York Stock Exchange. If we fail to develop and maintain effective controls and procedures, we may be unable to provide financial information in a timely and reliable manner.

Our sponsors may have significant influence on us, and their interests in our business may be different from yours.

        Our sponsors beneficially own approximately 40.0% of our common stock. Accordingly, in the event that our sponsors decide to act in concert, so long as our sponsors continue to own a significant percentage of our common stock they would have the collective ability to significantly influence or effectively control the outcomes of various matters requiring stockholder approval, including the nomination and election of directors, the determination of our corporate and management policies and the determination of the terms of and outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. The interests of the sponsors may differ from yours in material respects.

 DIVIDEND POLICY AND RESTRICTIONS

        Our board of directors has adopted a dividend policy, effective upon the closing of the initial public offering, which reflects an intention to distribute as regular quarterly dividends to our stockholders a substantial portion of the cash generated by our business in excess of our expected cash needs and other possible uses. These expected cash needs include operating expenses and working capital requirements, interest and principal payments on our indebtedness, capital expenditures, incremental costs associated with being a public company and taxes.

        We believe that our dividend policy will limit, but not preclude, our ability to pursue growth. This limitation could be significant, for example, with respect to large acquisitions and growth opportunities that require cash investments in amounts greater than our available cash or external financing resources. In order to pay dividends at the level currently anticipated under our dividend policy, we expect that we would need additional financing to fund significant acquisitions or to pursue growth opportunities requiring capital expenditures significantly beyond our anticipated capital expenditure levels. However, we intend to retain sufficient cash after the distribution of dividends to permit the pursuit of growth opportunities that do not require material capital investment.

        In accordance with our dividend policy, we have declared an initial dividend of $0.20788 per share (representing a pro rata portion of the expected annual dividend rate from the closing of the initial public offering) payable on or about October 17, 2005 to holders of record on September 30, 2005 and expect to continue to pay quarterly dividends at an annual rate of $1.53 per share for the first four full fiscal quarters following the closing of the initial public offering (the "Initial Four Quarters"), subject to our board of directors' decision to declare these dividends and various restrictions on our ability to do so.

USE OF PROCEEDS

        This exchange offer is intended to satisfy certain obligations of Reddy Holdings under our registration rights agreement. We will not receive any proceeds from the issuance of the New Notes. The proceeds from the offering of the Old Notes, together with funds from the related financing transactions, were used to redeem all of our existing series A preferred stock, to pay accumulated dividends on such shares as of the date of redemption thereof and to pay dividends to our common shareholders.

        We have agreed to pay for the expenses of the exchange offer. In exchange for issuing the New Notes as contemplated in this prospectus, we will receive Old Notes in the same principal amount at maturity. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as described below under the heading "The Exchange Offer—Exchange Terms." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Old Notes will not result in any increase in our outstanding debt.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2005 (in each case, after giving effect to the 138 for one stock split of our outstanding shares of common stock):

  •
  on an actual basis; and

  •
  on an as adjusted basis, giving effect to:

  •
  our sale of 6,911,765 shares of our common stock in the initial public offering; after deducting underwriting discounts and estimated expenses payable by us;

  •
  the entering into of Reddy Group's new credit facilities and the repayment in full of all amounts outstanding under Reddy Group's former credit facilities;

  •
  the consummation of a tender offer for the outstanding Reddy Group notes;

  •
  the issuance of 808,818 shares of common stock on the cashless exercise by certain members of management of options to purchase 1,329,648 shares of common stock at an average exercise price of approximately $7.25; and

  •
  the issuance of 25,817 shares of common stock granted to certain employees upon consummation of the initial public offering and the related transactions.

        The information below should be read in conjunction with "Prospectus Summary—Recent Developments," "Unaudited Pro Forma Condensed Financial Information," "Selected Historical Consolidated Financial Data," "Description of Other Indebtedness" and our consolidated financial statements included elsewhere in this prospectus.

	As of June 30, 2005
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$3,527	$13,169

Debt (including current maturities):
Reddy Group's former credit facilities:
Revolving credit facility(1)	$20,000	$—
Term loan facility(2)	171,850	—
New credit facilities:
Revolving credit facility(3)	—	30,699
Term loan facility	—	240,000
Reddy Group's 8 7/8% senior subordinated notes due 2011(4)	151,187	26
Reddy Holdings' 10 1/2% senior discount notes due 2012(5)	107,391	107,391
Other debt(6)	366	366

Total debt (including current maturities)	450,794	378,482

Stockholders' equity
Common stock(7)	139	216
Additional paid-in capital	93,001	209,369
Other	(12,024)	(32,783)

Total stockholders' equity	81,116	176,802

Total capitalization	$531,910	$555,284

(1)
As of June 30, 2005, we had $20.0 million of outstanding borrowings under Reddy Group's former revolving credit facility and $9.3 million of availability under Reddy Group's former revolving credit facility, which was net of outstanding letters of credit of $5.7 million. At the consummation of the initial public offering, Reddy Group borrowed $16 million under Reddy Group's new revolving credit facility.

(2)
Includes current portion of $1.8 million due and payable prior to June 30, 2006 related to the former term loan facility.

(3)
Reflects borrowings under our new revolving credit facility in connection with the initial public offering and the related transactions. The size of Reddy Group's new revolving credit facility is $60 million.

(4)
Represents $152.0 million aggregate principal amount of the Reddy Group notes, net of unamortized original issue discount of $0.8 million as of June 30, 2005. The Reddy Group notes were issued at 99.297% of par, representing a discount of $1.1 million. Substantially concurrently with the initial public offering, we consummated a tender offer for any and all of the outstanding Reddy Group notes. In connection with the tender offer, we solicited consents to amend the indenture governing the Reddy Group notes to eliminate substantially all of the restrictive covenants contained therein. However, as of the consummation of the tender offer, $26,000 principal amount of Reddy Group notes remained outstanding.

(5)
Represents $151.0 million aggregate principal amount at maturity of the notes issued at a price of 66.333% and includes amortization at a rate of 10 1/2% per annum through June 30, 2005.

(6)
Includes current portion of $0.068 million due and payable prior to June 30, 2006 related to other debt.

(7)
Common stock outstanding excludes:

•
1,329,648 shares (actual) and 0 shares (as adjusted) subject to options issued under our 2003 Stock Option Plan at a weighted average exercise price of approximately $7.25 per share;

•
56,117 additional shares available for future issuance under our 2003 Stock Option Plan; and

•
0 shares (actual) and 750,000 shares (as adjusted) available for future issuance under our Long-Term Incentive and Share Award Plan.

 UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 gives effect to the following events as if they had occurred on January 1, 2004:

  •
  the offering of the notes, which occurred on October 27, 2004, and the receipt of the proceeds therefrom, the redemptions of Reddy Holdings' outstanding series A preferred stock, which occurred on October 27 and November 6, 2004, the payment of a dividend of $10.4 million to holders of Reddy Holdings' common stock, which occurred on October 27, 2004, and the payment of a special transaction payment of approximately $1.2 million to certain members of management and certain directors, which occurred on October 27, 2004; and

  •
  the initial public offering and the related transactions.

        The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2005 gives effect to the initial public offering and the related transactions as if they had occurred on January 1, 2005.

        The unaudited pro forma condensed consolidated balance sheet as of June 30, 2005 gives effect to the initial public offering and the related transactions as if they had occurred on June 30, 2005.

        The pro forma adjustments which give effect to the various events described above are based upon currently available information and certain assumptions and estimates that management believes are reasonable.

        The unaudited pro forma condensed financial information is intended for informational purposes only and does not purport to represent the results of operations that actually would have occurred or that may be obtained in the future if the transactions described had occurred on the assumed dates. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, utility prices, labor costs, competition and other factors, many of which are beyond our control. See "Risk Factors". The pro forma financial data may contain financial measures other than those in accordance with GAAP and should not be considered in isolation from or as a substitute for our consolidated historical financial statements.

        The unaudited pro forma condensed financial information should be read in conjunction with "Selected Historical Consolidated Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all the historical financial statements included elsewhere in this prospectus.

        Prior to the completion of the initial public offering, we effected a 138 for one stock split of our outstanding shares of common stock. The stock split will not affect our financial statements other than to the extent it increases the number of outstanding shares and correspondingly decreases per share information.

        We amended our 2003 Stock Option Plan to accelerate the schedule for vesting of time-based options, immediately vest all outstanding performance-based options, allow unvested options to be exercised for restricted stock with identical vesting schedules and provide for accelerated vesting of options upon the termination of an optionholder's employment under certain circumstances. We expect to recognize approximately $950,000 of non-cash compensation expense related to the acceleration of vesting schedules. We do not expect to recognize any compensation expense associated with the other amendments noted above. The unaudited pro forma condensed financial information does not give effect to the recognition of non-cash compensation expense related to the acceleration of vesting schedules.

        In addition, the unaudited pro forma condensed statements of operations do not give effect to one-time effects of events that are directly attributable to the initial public offering and the related transactions. These one-time events include the following transactions that occurred concurrently with the consummation of the initial public offering and are not included in the unaudited pro forma condensed statements of operations:

  •
  the write off of debt issuance costs related to Reddy Group's former credit facilities;

  •
  tender premiums and costs to retire the Reddy Group notes;

  •
  costs to obtain the consent of the holders of the Old Notes to amend a defined term in the indenture governing the notes offered hereby;

  •
  the recognition of a payment to terminate our monitoring and management services agreement; and

  •
  the payment of transaction bonuses.

        Holders of $151,974,000 principal amount of the Reddy Group notes tendered their notes in connection with the tender offer and holders of $150,440,000 principal amount at maturity of the notes consented to the amendment to the terms of the notes. The charges associated with these one-time events totaled $37.3 million on a pro forma basis assuming the initial public offering and the related transactions were consummated on January 1, 2004 and $35.7 million on a pro forma basis assuming the initial public offering and the related transactions were consummated on January 1, 2005.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
As of June 30, 2005
(in thousands)

	Historical Reddy Holdings	Adjustments for the Initial Public Offering and the Related Transactions		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and equivalents	$3,527	$398,567 (388,925	(a) )(a)	$13,169
Accounts receivable, net	43,740	—		43,740
Inventories	11,334	—		11,334
Prepaid expenses	2,935	—		2,935
Assets held for sale	447	—		447
Deferred tax assets	2,174	—		2,174

Total current assets	64,157	9,642		73,799
PROPERTY AND EQUIPMENT, net	234,787	—		234,787
GOODWILL	214,723	—		214,723
OTHER INTANGIBLE ASSETS, net	89,478	4,444 (10,083	(a) )(b)	83,839
OTHER ASSETS	10	—		10

TOTAL	$603,155	$4,003		$607,158

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term obligations	$1,868	$(1,800	)(a)	$68
Notes payable	53	—		53
Revolving credit facility	20,000	(20,000	)(a)	30,699
		30,699	(a)
Accounts payable	21,428	—		21,428
Accrued expenses	16,454	(83) (5,620)	(a) (a)	10,751

Total current liabilities	59,803	3,196		62,999
LONG-TERM OBLIGATIONS	428,873	240,000 (170,050 (151,974 813	(a) )(a) )(a) (b)	347,662
DEFERRED TAX LIABILITIES, net	33,363	(13,668	)(c)	19,695
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value	139	69 8	(a) (d)	216
Additional paid-in capital	93,001	127,799 (11,901 478 (8)	(a) )(a) (e) (d)	209,369
Unearned compensation	(93)	—		(93)
Accumulated deficit	(11,931)	(20,759	)(f)	(32,690)

Total stockholders' equity	81,116	95,686		176,802

TOTAL	$603,155	$4,003		$607,158

See notes to unaudited pro forma condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
(in thousands)

(a)
Proceeds from the initial public offering, borrowings under Reddy Group's new credit facilities and the retirement of the Reddy Group notes are calculated using the following assumptions:

Proceeds from the initial public offering of common stock(1)	$127,868
Proceeds from borrowings under Reddy Group's new credit facilities(2)	270,699

Total proceeds	$398,567

Less cash used for:
Payment of underwriting fees and discounts	$8,951
Debt to be retired:
Repayment of former credit facilities(3)
Term loan facility	171,850
Revolving credit facility	20,000
Accrued interest	83
Repurchase of Reddy Group notes(4)	174,863
Fees in connection with the initial public offering(5)	2,950
Debt issuance costs(6)	4,444
Other fees and expenses associated with the initial public offering and the related transactions(7)	5,784

Total uses	$388,925

Additional cash on hand	$9,642

  (1)
  Represents the issuance of 6,911,765 shares of common stock of Reddy Holdings at a price of $18.50 per share ($0.01 par value).

  (2)
  Represents borrowings under Reddy Group's new revolving credit facility of $30,699 and borrowings under Reddy Group's new term loan facility of $240,000.

  (3)
  Balances outstanding under our Reddy Group's former credit facilities are as of June 30, 2005.

  (4)
  Represents the repurchase of $151,974 of the Reddy Group notes pursuant to the tender offer for Reddy Group's outstanding $152,000 aggregate principal amount of 8 7/8% senior subordinated notes at a price equal to 111.36% of the principal amount tendered, together with accrued but unpaid interest of $5,620 through June 30, 2005.

  (5)
  Does not include underwriting fees and discounts set forth separately above.

  (6)
  Includes costs incurred in connection with Reddy Group's new credit facilities and the consent payment in connection with the amendment of the indenture governing the notes offered hereby.

  (7)
  Includes fees and expenses associated with the repurchase of the Reddy Group notes (other than the repurchase premiums and consent payments included in the line entitled "Repurchase of Reddy Group notes"), costs related to the amendment to the indenture governing the notes offered hereby, fees in connection with the termination of the monitoring and management services agreement and a cash bonus to the management investors and other employees related to the initial public offering.

(b)
Reflects the write-off of deferred debt costs and original issue discount associated with Reddy Group's former credit facilities and the Reddy Group notes.

(c)
Reflects the tax effect of the payment of the tender premium and costs, costs related to the amendment of the indenture governing the notes offered hereby, the termination of the monitoring and management services agreement, a bonus to the management investors and other employees related to the initial public offering and the write-off of the deferred debt costs and original issue discount discussed in notes (a) and (b).

(d)
Represents the issuance of 808,818 shares of common stock pursuant to the cashless exercise by certain members of management of options to purchase 1,329,648 shares of common stock at an average exercise price of approximately $7.25 per share (based on the initial public offering price of $18.50 per share).

(e)
Represents the issuance of 25,817 shares of common stock granted to certain employees upon consummation of the initial public offering and the related transactions.

(f)
Reflects the payment of the tender premium and costs, costs related to the amendment to the indenture governing the notes offered hereby, the termination of the monitoring and management services agreement, a bonus to the management investors and other employees related to the initial public offering and the write-off of the deferred debt costs and original issue discount discussed in notes (a) and (b), net of income taxes.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
(in thousands)

	Historical Reddy Holdings	Reddy Holdings Senior Discount Note Offering Adjustments		As Adjusted	Adjustments for the Initial Public Offering and the Related Transactions		Pro Forma
Revenues	$285,727	—		$285,727	—		$285,727
Cost of sales (excluding depreciation)	173,066	—		173,066	—		173,066
Depreciation expense related to cost of sales	17,850	—		17,850	—		17,850

Gross profit	94,811	—		94,811	—		94,811
Operating expenses	36,928	—		36,928	(615	)(d)	36,313
Depreciation and amortization expense	5,335	—		5,335	—		5,335
Loss on disposition of assets	398	—		398	—		398

Income from operations	52,150	—		52,150	615		52,765
Interest expense	25,105	9,327	(a)	34,432	(21,006	)(e)	20,700
					(2,429	)(f)
					9,703	(g)

Income (loss) before taxes	27,045	(9,327)		17,718	14,347		32,065
Income tax benefit (expense)	(10,494)	3,619	(b)	(6,875)	(5,567	)(b)	(12,442)

Net income (loss)	16,551	(5,708)		10,843	8,780		19,623
Preferred dividends	(10,583)	10,583	(c)	—	—		—

Net income available to common stockholders	$5,968	$4,875		$10,843	$8,780		$19,623

See notes to unaudited pro forma condensed consolidated statements of operations.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2005
(in thousands)

	Historical Reddy Holdings	Adjustments for the Initial Public Offering and the Related Transactions		Pro Forma
Revenues	$132,367	—		$132,367
Cost of sales (excluding depreciation)	84,778	—		84,778
Depreciation expense related to cost of sales	9,475	—		9,475

Gross profit	38,114	—		38,114
Operating expenses	18,134	(320	)(d)	17,814
Depreciation and amortization expense	2,867	—		2,867
Loss on disposition of assets	187	—		187
Impairment of assets	5,725	—		5,725

Income (loss) from operations	11,201	(320)		11,521
Interest expense	19,137	(12,042 (1,258 6,751	)(e) )(f) (g)	12,588

Income (loss) before taxes	(7,936)	6,869		(1,067)
Income tax benefit (expense)	3,151	(2,728	)(b)	423

Net income (loss)	(4,785)	4,141		(644)
Preferred dividends	—	—		—

Net income (loss) available to common stockholders	$(4,785)	$4,141		$(644)

See notes to unaudited pro forma condensed consolidated statements of operations.

 NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS

(in thousands)

  (a)
  Represents additional interest expense related to the issuance of the notes and amortization of debt issue costs related to the issuance of such notes.

Year Ended December 31, 2004
Pro forma interest expense:
The notes	$8,912
Amortization of debt issue costs	415

Total	$9,327

  (b)
  Represents the tax effects of the expenses incurred in connection with the issuance of the notes or the initial public offering of common stock and the related transactions.

  (c)
  Reflects the elimination of the preferred dividends on Reddy Holdings' series A preferred stock due to the redemption of such preferred stock on October 27, 2004 and November 6, 2004.

  (d)
  Reflects the elimination of management fees payable to the Sponsors subsequent to the initial public offering.

  (e)
  Reflects the elimination of interest expense associated with Reddy Group's former revolving credit facility, term loans and the Reddy Group notes.

  (f)
  Reflects the elimination of amortization of deferred debt costs and amortization of original issue discount associated with Reddy Group's former credit facilities and the Reddy Group notes.

  (g)
  Represents additional interest expense related to Reddy Group's new credit facilities and amortization of debt issuance costs related to such facilities, as well as additional amortization related to debt issuance costs incurred in connection with the amendment to the indenture governing the notes offered hereby.

	Year Ended December 31, 2004	Six Months Ended June 30, 2005
Pro forma interest expense:
Revolving credit facility	$1,010	$721
Term loan facility	7,905	5,634
Amortization of debt issuance costs	788	396

Total	$9,703	$6,751

        Borrowings under Reddy Group's new revolving credit facility bear interest at LIBOR plus 1.75%. LIBOR was assumed to be 1.54% during the year ended December 31, 2004 and 2.95% during the six months ended June 30, 2005. These rates are the average of the month-end 30-day LIBOR rates for the indicated periods, based on published sources. The terms of Reddy Group's new credit facilities are and will be based on LIBOR rates. Each one-eighth percent change in the interest rate on Reddy Group's new revolving credit facility would increase the pro forma interest expense by $338 for the year ended December 31, 2004 and $169 for the six months ended June 30, 2005.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth, for the periods and dates indicated, selected historical financial data of Reddy Holdings. Reddy Holdings and its wholly owned subsidiary Cube were formed on May 8, 2003 for the purpose of acquiring Packaged Ice and effecting certain capital transactions in connection with such acquisition. On August 15, 2003 Cube merged with and into Packaged Ice, with Packaged Ice being the surviving corporation. In connection with the merger Packaged Ice was renamed Reddy Group. Reddy Holdings and Cube conducted no operations during the period from May 8, 2003 through August 14, 2003. In the Selected Historical Consolidated Financial Data, "Successor" refers to Reddy Holdings and its subsidiaries while "Predecessor" refers to pre-merger Reddy Group and its subsidiaries, which was then known as "Packaged Ice, Inc."

        Our selected historical financial data as of December 31, 2004 and 2003, for the period from May 8, 2003 through December 31, 2003 and for the year ended December 31, 2004 have been derived from the audited financial statements of the Successor included elsewhere in this prospectus. Our selected historical financial data for the period from January 1, 2003 through August 14, 2003 and the year ended December 31, 2002 have been derived from the audited financial statements of the Predecessor included elsewhere in this prospectus. The selected historical financial data as of December 31, 2002, 2001 and 2000 and for the years ended December 31, 2001 and 2000 have been derived from the financial statements of the Predecessor for such years, which are not included in this prospectus. Our selected historical financial data as of June 30, 2005 and for the six-month periods ended June 30, 2005 and June 30, 2004 have been derived from the unaudited condensed financial statements of the Successor included elsewhere in this prospectus. The unaudited condensed financial statements as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 include all adjustments that are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations for the period presented. Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the entire year.

        The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all the historical financial statements included elsewhere in this prospectus.

	Predecessor			Predecessor	Successor	Successor	Successor	Successor
					May 8, 2003 (Date of Inception) to December 31, 2003(1)
	Year Ended December 31,
				January 1, 2003 to August 14, 2003(1)		Year Ended December 31, 2004	Six Months Ended June 30, 2004(1)	Six Months Ended June 30, 2005
	2000(1)	2001(1)	2002(1)
	(in thousands)
Operating Data:
Revenues:
Ice products	$224,034	$223,019	$216,654	$139,618	$79,954	$268,319	$117,522	$125,576
Non-ice products and operations	20,010	21,228	19,006	11,651	6,965	17,408	8,387	6,791

Total	$244,044	$244,247	$235,660	$151,269	$86,919	$285,727	$125,909	$132,367
Cost of sales (excluding depreciation)	149,889	156,434	144,852	91,642	52,732	173,066	78,357	84,778
Depreciation expense related to cost of sales	18,793	19,283	18,567	10,881	5,883	17,850	9,126	9,475
Gross profit	75,362	68,530	72,241	48,746	28,304	94,811	38,426	38,114
Operating expenses	37,139	37,372	33,739	18,598	13,430	36,928	17,097	18,134
Depreciation and amortization expense	9,838	14,533	6,137	3,647	1,733	5,335	2,152	2,867
Loss (gain) on disposition of assets	—	(49)	4,345	(11)	—	398	—	187
Impairment of assets	—	—	7,363	—	—	—	—	5,725
Other income, net	17	19	161	116	—	—	—	—
Gain on extinguishment of debt	—	—	2,494	—	—	—	—	—
Interest expense	(32,470)	(36,686)	(34,870)	(21,063)	(10,370)	(25,105)	(13,246)	(19,137)
Income tax benefit (expense)	—	—	—	—	(1,053)	(10,494)	(2,254)	3,151
Cumulative effect of change in accounting principle(2)	—	—	(73,230)	—	—	—	—	—

Net income (loss)	(4,068)	(19,993)	(84,788)	5,565	1,718	16,551	3,677	(4,785)

Net income (loss) available to common stockholders	$(7,202)	$(23,451)	$(88,598)	$2,999	$(2,713)	$5,968	$(2,625)	$(4,785)

Balance Sheet Data:
Total cash and cash equivalents and restricted cash(3)	$1,027	$16,913	$6,500		$12,801	$4,478		$3,527
Working capital(4)	1,114	(4,234)	(6,079)		7,651	2,208		4,354
Total assets	470,660	460,784	347,573		614,336	588,620		603,155
Total debt	332,270	332,667	305,214		330,947	437,066		450,794
Total stockholders' equity (deficit)	75,369	52,477	(37,149)		191,318	82,933		81,116
Other Financial Data:
Net cash provided by (used in):
Cash flows—operating activities	$19,102	$19,153	$32,690	$(4,846)	$30,092	$47,786	$964	$220
Cash flows—investing activities	(29,368)	(7,602)	(11,595)	(6,612)	(206,128)	(30,205)	(11,043)	(11,195)
Cash flows—financing activities	7,674	(2,365)	(24,808)	11,664	188,837	(25,904)	3,833	10,024
Capital expenditures(5)	23,165	16,510	14,403	7,848	13,721	15,988	7,956	11,636
Proceeds from dispositions	1,967	10,968	3,378	1,236	311	2,657	2,183	441
Ratio of earnings to fixed charges(6)	—	—	—	1.1x	—	1.4x	—	—

(1)
The presentation of certain items in the consolidated statements of operations has been adjusted as a result of the restatement of our historical financial statements as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Note 18 to the audited consolidated financial statements and Note 13 to the unaudited condensed consolidated financial statements, in each case included elsewhere in this prospectus.

(2)
Effective January 1, 2002, we adopted SFAS No. 142, Accounting for Goodwill and Other Intangible Assets, which provides that goodwill and other intangible assets with indefinite lives shall not be amortized and shall be tested for impairment of value on an annual basis. In connection with the adoption of SFAS No. 142, we recorded an impairment of goodwill of $73.2 million, based on an independent appraisal, as a cumulative effect of change in accounting principle as of January 1, 2002.

(3)
Includes restricted cash of $6.7 million at December 31, 2001, which was used to collateralize outstanding standby letters of credit.

(4)
Working capital is defined as current assets less current liabilities.

(5)
Excludes the costs of acquisitions. Capital expenditures for the period May 8, 2003 (Date of Inception) to December 31, 2003 include $10.5 million related to the purchase of leased equipment.

(6)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represents pretax earnings from continuing operations, plus fixed charges, less preferred dividends of consolidated subsidiaries. Fixed charges consist of interest expense, amortization of discounts, premiums and capitalized expenses related to indebtedness and our estimate of interest within rental expense and preferred dividends of consolidated subsidiaries.

During certain of the periods presented, earnings were not sufficient to cover our fixed charges. For the years ended December 31, 2000, 2001, and 2002, the deficiency was $7.2 million, $23.5 million and $15.4 million, respectively. For the period from May 8, 2003 (Date of Inception) to December 31, 2003, the deficiency was $1.7 million. For the six months ended June 30, 2004 and 2005, the deficiency was $0.4 million and $7.9 million, respectively.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion summarizes the significant factors affecting our results of operations and financial condition during the six month periods ended June 30, 2005 and June 30, 2004 and the three year period ended December 31, 2004. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in "Forward-Looking Statements," "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with "Unaudited Pro Forma Condensed Financial Information," "Selected Historical Consolidated Financial Data" and all the historical financial statements included elsewhere in this prospectus.

Overview

        We are the largest manufacturer and distributor of packaged ice in the United States and currently serve approximately 82,000 customer locations in 31 states and the District of Columbia. We operate in two business segments—ice products and non-ice products and operations. Ice products accounted for approximately 92% of revenues in the twelve months ended December 31, 2003, 94% of revenues in the year ended December 31, 2004, 95% of revenues in the six months ended June 30, 2005 and 93% of revenues in the six months ended June 30, 2004. Our ice products business segment consists of:

  •
  the traditional manufacture and delivery of ice from a central point of production to the point of sale; and

  •
  the installation and operation of The Ice Factory, our proprietary equipment located in our customers' high volume locations that produces, packages and stores ice through an automated, self-contained system.

        Our other business segment, non-ice products and operations, consists of refrigerated warehousing for third parties and the manufacture and sale of bottled water.

        Seasonality.    Our results of operations are highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. As a result of this seasonality and the fixed costs in our business, the proportion of revenues earned in our ice and non-ice business segments and the ratio of costs to revenues in any given quarter are not necessarily indicative of the ratios for a full year. Revenues within specific markets can also be affected by weather conditions, with cool or rainy weather negatively impacting demand and extremely hot weather increasing our costs as we respond to excess customer demand for our products. Approximately 68%, 66% and 68% of our revenues occurred during the second and third calendar quarters in 2004, 2003 and 2002, respectively. The decrease in 2003 was primarily due to the timing of our 2003 acquisitions, which occurred in the fourth quarter of 2003. As a result of seasonal revenue declines and a less than proportional decline in expenses during the first and fourth quarters, we typically experience lower profit margins resulting in losses during these periods. In addition, because a significant portion of our annual sales are generated during the second and third calendar quarters, our annual results of operations may fluctuate significantly if the weather during these periods is cool or rainy. For additional information concerning the impact of seasonality on our results of operations, see "—General Economic Trends and Seasonality".

        Predecessor and Successor.    On August 15, 2003, Packaged Ice, Inc. merged with Cube Acquisition Corp., a wholly owned subsidiary of Reddy Ice Holdings, Inc. Packaged Ice was the surviving corporation and became a wholly owned subsidiary of Reddy Holdings, which was established on May 8, 2003. In connection with the merger, Packaged Ice was renamed Reddy Ice Group, Inc. Reddy Holdings and Reddy Group are collectively referred to as the "Successor". Packaged Ice prior to the merger is referred to as the "Predecessor".

        In accordance with GAAP, we have separated our historical financial results for the Predecessor and the Successor. The separate presentation is required under GAAP in situations when there is a change in accounting basis, which occurred when purchase accounting was applied to the acquisition of the Predecessor. Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price. In addition, at the time of the acquisition of the Predecessor, we experienced changes in our business relationships as a result of the entry into the new employment agreements with members of our management described under "Management," the financing transactions and transactions with our stockholders described under "Certain Relationships and Related Transactions," and the purchase of $9.4 million of leased equipment which was consummated simultaneously with the acquisition of the Predecessor. There were no material changes to the operations or customer relationships of the business as a result of the acquisition of the Predecessor.

        We believe that this separate presentation may impede the ability of users of our financial information to understand our operating and cash flow performance. Consequently, in order to enhance an analysis of our operating results and cash flows, we have presented our operating results and cash flows on a combined basis for the full twelve month period ended December 31, 2003. This combined presentation for the twelve month period ended December 31, 2003 simply represents the mathematical addition of the pre-merger results of operations of the Predecessor for the period from January 1, 2003 to August 14, 2003 and the results of operations of the Successor for the period from May 8, 2003 to December 31, 2003. The Successor conducted no operations from the date of formation of Reddy Holdings and Cube, May 8, 2003, until the merger on August 14, 2003. These combined results are not intended to represent what our operating results would have been had the merger occurred at the beginning of the period. A reconciliation showing the mathematical combination of our operating results for such periods is included herein.

        In evaluating our results of operations and financial performance, our management has used the combined results for the twelve months ended December 31, 2003 as a single measurement period. Due to the highly seasonal nature of our business, we believe that comparisons between full year results for 2004 or 2002 and either the Predecessor's results for the period from January 1, 2003 to August 14, 2003 or the Successor's results for the period from May 8, 2003 to December 31, 2003 are not relevant or helpful to investors. We believe this combined presentation provides relevant information for investors.

        Revenues.    Our revenues primarily represent sales of packaged ice, packaged ice bags for use in our Ice Factory equipment, bottled water and cold storage services. There is no right of return with respect to these products or services. A portion of our revenues also represents fees earned under management agreements for Ice Factories located outside our primary territories that are recognized as earnings under contract terms.

        Cost of Sales (Excluding Depreciation).    Our cost of sales (excluding depreciation) consists of costs related to the manufacture and distribution of our products, including, in particular:

  •
  manufacturing and distribution labor costs;

  •
  raw materials (primarily of polyethylene-based plastic bags);

  •
  product delivery expenses, including fuel and vehicle rental expense related to products delivered by our own distribution network, as well as fees paid to distributors who deliver ice to our customers on our behalf;

  •
  utility expenses (primarily electricity used in connection with the manufacturing, storage and distribution processes); and

  •
  Ice Factory-related costs associated with customer service representatives and machine technicians (note, however, that Ice Factories generally do not increase our plant occupancy, delivery or utility costs).

        Depreciation Expense Related to Cost of Sales and Depreciation and Amortization Expense.    Depreciation and amortization are divided into two line items—depreciation expense related to cost of sales and depreciation and amortization expense. Depreciation expense related to cost of sales consists of depreciation expense for our production and distribution equipment. Depreciation and amortization expense consists of depreciation and amortization expense for our selling, general and administrative functions.

        Operating Expenses.    Our operating expenses are costs associated with selling, general and administrative functions. These costs include executive officers' compensation, office and administrative salaries, insurance, legal and other professional services and costs associated with leasing office space. Labor costs, including associated payroll taxes and benefit costs but excluding non-cash stock-based compensation expense, included in operating expenses represented approximately 7% and 8% of revenues in 2004 and 2003, respectively and approximately 7% and 8% of revenues in the six months ended June 30, 2005 and 2004, respectively.

        Facilities.    At June 30, 2005, we owned or operated 58 ice manufacturing facilities, 53 distribution centers, approximately 79,000 merchandisers (cold storage units installed at customer locations), approximately 3,000 Ice Factories, five refrigerated warehouses and one bottled water plant. As of the same date, we had an aggregate daily ice manufacturing capacity of over 16,000 tons, the equivalent of over 4.5 million seven-pound bags of ice.

        Restatement of Statements of Operations.    In the process of preparing our consolidated financial statements for the year ended December 31, 2004, and in responding to comments from the SEC on our Registration Statement on Form S-1 relating to the initial public offering of our common stock, we determined that our presentation of "cost of sales" and "gross profit", as previously reported, was not consistent with accounting principles generally accepted in the United States of America.

        Historically, we have not included depreciation expense related to cost of sales as a component of cost of sales and therefore had excluded it from gross profit calculations. Consistent with presentations of other companies in related industries, we are adding the caption "depreciation expense related to cost of sales" above "gross profit" in our consolidated statements of operations. In addition, we are renaming the caption "cost of sales" to "cost of sales (excluding depreciation)" to clarify that depreciation expense attributable to cost of sales is not included in that caption. We have restated the consolidated statements of operations for the six months ended June 30, 2004 (Successor), the period from May 8, 2003 (Date of Inception) to December 31, 2003 (Successor), the period from January 1, 2003 to August 14, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor) to reclassify $9.1 million, $5.9 million, $10.9 million and $18.6 million, respectively, from "depreciation and amortization expense" to "depreciation expense related to cost of sales", which had the effect of reducing gross profit, but which did not have any effect on income from operations or net income (loss). This restatements does not affect our historical consolidated balance sheets or consolidated statements of cash flows.

        Management's discussion and analysis of our financial condition and results of operations gives effect to the restatement.

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

	Six Months Ended June 30,
	2004	2005
	(in thousands)
Consolidated Results
Revenues	$125,909	$132,367
Cost of sales (excluding depreciation)	78,357	84,778
Depreciation expense related to cost of sales	9,126	9,475

Gross profit	38,426	38,114
Operating expenses	17,097	18,134
Depreciation and amortization expense	2,152	2,867
Loss on dispositions of assets	—	187
Impairment of assets	—	5,725

Loss from operations	19,177	11,201
Interest expense	(13,246)	(19,137)

Loss before income taxes	5,931	(7,936)
Income tax benefit (expense)	(2,254)	3,151

Net loss	$3,677	$(4,785)

Ice Operations:
Revenues	$117,522	$125,576
Cost of sales (excluding depreciation)	73,580	80,372
Depreciation expense related to cost of sales	8,589	8,926
Operating expenses	16,203	17,164
Non-Ice Operations:
Revenues	$8,387	$6,791
Cost of sales (excluding depreciation)	4,777	4,406
Depreciation expense related to cost of sales	537	549
Operating expenses	894	970

        Revenues.    Revenues increased $6.5 million from $125.9 million for the six months ended June 30, 2004 to $132.4 million for the six months ended June 30, 2005. This increase was primarily due to the effects of the acquisitions of 11 ice companies made from March 1, 2004 to November 1, 2004 (approximately $3.3 million), changes in terms under which we do business with the majority of our distributors (approximately $2.1 million) and slightly higher average pricing. The modifications to our distributor business occurred mostly in the second quarter of 2004 and resulted in a corresponding increase in cost of sales (excluding depreciation). Partially offsetting these increases in revenues was a $1.6 million decrease in non-ice revenue, primarily due to volume decreases in our cold storage business.

        Cost of Sales (Excluding Depreciation).    Cost of sales (excluding depreciation) increased $6.4 million from $78.4 million for the six months ended June 30, 2004 to $84.8 million for the six months ended June 30, 2005. This increase in cost of sales (excluding depreciation) was primarily due to an additional $2.1 million of costs associated with the ice operations acquired during 2004, a $2.1 million increase in distribution costs related to changes in terms under which we do business with the majority of our distributors, a $0.6 million increase in health insurance costs, and a $2.0 million net increase in other costs, primarily fuel and bag costs (primarily due to market increases in energy prices) and labor costs. Partially offsetting these increases was a $0.4 million reduction of costs in our non-ice operations, primarily labor costs in our cold storage operations related to decreased sales volumes. The company has put initiatives in place related to health insurance and other insurance lines which are expected to offset a portion, if not all, of the negative insurance impact noted above, which occurred during the first quarter of 2005.

        Labor costs, including associated payroll taxes and benefit costs (including health insurance), accounted for approximately 26% of revenues in the six months ended June 30, 2005 and 2004. Cost of plastic bags represented approximately 7% and 6% of revenues in the six months ended June 30, 2005 and 2004, respectively. Fuel expenses represented approximately 3% of revenues in the six months ended June 30, 2005 and 2004. Expenses for independent third party distribution services represented approximately 6% of revenues in the six months ended June 30, 2005, as compared to 4% of revenues in the same period in 2004. Electricity expense represented approximately 5% of revenues in the six months ended June 30, 2005 as compared to 6% of revenues in the six months ended June 30, 2004.

        Depreciation Expense Related to Cost of Sales.    Depreciation expense related to cost of sales increased $0.3 million from $9.1 million for the six months ended June 30, 2004 to $9.5 million for the six months ended June 30, 2005 as a result of additional depreciation expense associated with new production and distribution equipment placed in service during 2004 and early 2005 and the ice operations acquired in 2004, partially offset by the effect of asset dispositions.

        Operating Expenses.    Operating expenses increased $1.0 million from $17.1 million for the six months ended June 30, 2004 to $18.1 million for the six months ended June 30, 2005. This increase was primarily due to the effects of the ice operations acquired in 2004 (approximately $0.7 million), and increases in non-cash stock-based compensation expense of $0.5 million, partially offset by an aggregate decrease of $0.2 million in other costs (primarily as a result of decreases in accrued incentive compensation and insurance costs other than health insurance, partially offset by increased, professional services and bad debt costs).

        Depreciation and Amortization.    Depreciation and amortization increased $0.7 million from $2.2 million for the six months ended June 30, 2004 to $2.9 million for the six months ended June 30, 2005. This increase was primarily due to additional amortization expense associated with the intangible assets recorded in connection with the acquisitions completed in 2004.

        Impairment of Assets.    Due to the significant reduction in cold storage sales volumes related to a particular customer, we evaluated the goodwill recorded in the cold storage portion of our non-ice business segment in accordance with SFAS No. 142, "Goodwill and Other Intangibles" as of June 30, 2005. As a result of such evaluation, we recorded a non-cash impairment charge of $5.7 million during the three months ended June 30, 2005.

        Interest Expense.    Interest expense increased $5.9 million from $13.2 million for the six months ended June 30, 2004 to $19.1 million for the six months ended June 30, 2005, due to $5.6 million of non-cash interest expense associated with the notes and the effects of higher interest rates on our variable rate debt.

Year Ended December 31, 2004 Compared to Twelve Months Ended December 31, 2003

        The following table summarizes our historical results of operations for the periods indicated. The financial data for the combined twelve month period ended December 31, 2003 represents the mathematical addition of the pre-merger results of operations of the Predecessor for the period from January 1, 2003 to August 14, 2003 and the results of operations of the Successor for the period from May 8, 2003 to December 31, 2003. The discussion of our results of operations which follows is based upon the combined twelve month period ended December 31, 2003.

        See "—Overview—Predecessor and Successor" above for a discussion of the use of financial information for the combined twelve month period ended December 31, 2003.

	Predecessor	Successor	Non-GAAP Combined	Successor
	January 1 to August 14, 2003	May 8, 2003 (Date of Inception) to December 31, 2003	Twelve Months Ended December 31, 2003	Year Ended December 31, 2004
	(dollars in thousands)
Consolidated Results:
Revenues	$151,269	$86,919	$238,188	$285,727
Cost of sales (excluding depreciation)	91,642	52,732	144,374	173,066
Depreciation expense related to cost of sales	10,881	5,883	16,764	17,850

Gross profit	48,746	28,304	77,050	94,811
Operating expenses	18,598	13,430	32,028	36,928
Depreciation and amortization expense	3,647	1,733	5,380	5,335
Loss (gain) on disposition of assets	(11)	—	(11)	398

Income from operations	26,512	13,141	39,653	52,150
Other income, net	116	—	116	—
Interest expense	(21,063)	(10,370)	(31,433)	(25,105)

Income before income taxes	5,565	2,771	8,336	27,045
Income tax expense	—	1,053	1,053	10,494

Net income	$5,565	$1,718	$7,283	$16,551

Ice Operations:
Revenues	$139,618	$79,954	$219,572	$268,319
Cost of sales (excluding depreciation)	84,384	48,867	133,251	162,811
Depreciation expense related to cost of sales	10,475	5,500	15,975	16,769
Operating expenses	17,051	12,509	29,560	35,040
Non-Ice Operations:
Revenues	$11,651	$6,965	$18,616	$17,408
Cost of sales (excluding depreciation)	7,258	3,865	11,123	10,255
Depreciation expense related to cost of sales	406	383	789	1,081
Operating expenses	1,547	921	2,468	1,888

        Revenues.    Revenues increased $47.5 million from $238.2 million for the twelve months ended December 31, 2003 to $285.8 million for the year ended December 31, 2004. Approximately $38.0 million of the increase was due to our 2003 acquisitions, including Triangle in November 2003, and the 11 acquisitions consummated in 2004. Approximately $5.5 million of the increase was due to changes in the terms under which we do business with the majority of our distributors. These modifications to the distributor business occurred mostly in the second quarter of 2004 and also resulted in a corresponding increase in cost of sales (excluding depreciation). The remainder of the increase in revenues from ice businesses resulted primarily from higher average selling prices. Revenues in non-ice businesses decreased by $1.2 million, largely due to volume decreases in the cold storage operations.

        Cost of Sales (Excluding Depreciation).    Cost of sales (excluding depreciation) increased $28.7 million from $144.4 million for the twelve months ended December 31, 2003 to $173.1 million for the year ended December 31, 2004. As a percentage of revenues, cost of sales (excluding depreciation) remained constant at 60.6%. The increase in cost of sales (excluding depreciation) was primarily due to approximately $21.0 million of additional costs associated with acquired operations, $5.5 million of additional costs resulting from the changes in the terms under which we do business with the majority of our distributors as described above and approximately $5.1 million of increased fuel, bag and electricity costs related to market increases in the price of energy. These increases were partially offset by a reduction of $2.9 million in equipment leasing costs resulting from asset purchases in the last half of 2003. Labor costs, including associated payroll taxes and benefit costs included in cost of sales (excluding depreciation), accounted for approximately 25% of revenues in each of the year ended December 31, 2004 and the twelve months ended December 31, 2003. Cost of plastic bags represented approximately 6% of revenues in each of the year ended December 31, 2004 and the twelve months ended December 31, 2003. Fuel expenses represented approximately 3% of revenues in the year ended December 31, 2004, as compared to 2% in the twelve months ended December 31, 2003. Expenses for independent third party distribution services represented approximately 5% of revenues in the year ended December 31, 2004, as compared to 4% of revenues in the twelve months ended December 31, 2003. Electricity expense represented approximately 6% of revenues in each of the year ended December 31, 2004 and the twelve months ended December 31, 2003.

        Depreciation Expense Related to Cost of Sales.    Depreciation expense related to cost of sales increased by $1.1 million from $16.8 million for the twelve months ended December 31, 2003 to $17.9 million for the year ended December 31, 2004, primarily as a result of depreciation of production and distribution equipment acquired in connection with the acquisitions consummated in the last quarter of 2003 and in 2004. This increase was partially offset by the effects of the revaluation of our property and equipment that resulted from the application of purchase accounting in connection with the merger on August 15, 2003.

        Operating Expenses.    Operating expenses increased $4.9 million from $32.0 million for the twelve months ended December 31, 2003 to $36.9 million for the year ended December 31, 2004. As a percentage of revenues, operating expenses decreased from 13.4% for the twelve months ended December 31, 2003 to 12.9% for the year ended December 31, 2004. The increase in operating expenses was primarily due to $3.2 million of expenses associated with acquired businesses and $1.5 million of expenses incurred in the fourth quarter of 2004 in connection with the redemption of our preferred stock and payment of accrued dividends thereon and the payment of a dividend on our common stock. Partially offsetting these increases was a $0.6 million decrease in operating expenses in our non-ice businesses, primarily due to headcount reductions in our cold storage operations.

        Depreciation and Amortization.    Depreciation and amortization expense decreased from $5.38 million for the twelve months ended December 31, 2003 to $5.35 million for the year ended December 31, 2004, primarily due to the revaluation of our property and equipment in connection with the merger on August 15, 2003, partially offset by additional amortization expense associated with intangible assets recorded in connection with the acquisitions we have completed since the fourth quarter of 2003 and in 2004.

        Interest Expense.    Interest expense decreased $6.3 million from $31.4 million for the twelve months ended December 31, 2003 to $25.1 million for the year ended December 31, 2004. The decrease was primarily due to the effects of the refinancing of our debt on August 15, 2003, which resulted in lower average interest rates and a $3.4 million non-cash credit to interest expense in the fourth quarter of 2004 related to the expiration of our interest rate collar agreement. These decreases were partially offset by a $2.0 million increase in non-cash interest expense associated with the notes issued on October 27, 2004.

Twelve Months Ended December 31, 2003 Compared to Year Ended December 31, 2002

        The following table summarizes our historical results of operations for the periods indicated. The financial data for the combined twelve month period ended December 31, 2003 represents the mathematical addition of the pre-merger results of operations of the Predecessor for the period from January 1, 2003 to August 14, 2003 and the results of operations of the Successor for the period from

May 8, 2003 to December 31, 2003. The discussion of our results of operations which follows is based upon the combined twelve month period ended December 31, 2003.

        See "—Overview—Predecessor and Successor" above for a discussion of the use of financial information for the combined twelve month period ended December 31, 2003.

	Predecessor	Predecessor	Successor	Non-GAAP Combined
	Year Ended December 31, 2002	January 1 to August 14, 2003	May 8, 2003 (Date of Inception) to December 31, 2003	Twelve Months Ended December 31, 2003
		(dollars in thousands)
Consolidated Results:
Revenues	$235,660	$151,269	$86,919	$238,188
Cost of sales (excluding depreciation)	144,852	91,642	52,732	144,374
Depreciation expense related to cost of sales	18,567	10,881	5,883	16,764

Gross profit	72,241	48,746	28,304	77,050
Operating expenses	33,739	18,598	13,430	32,028
Depreciation and amortization expense	6,137	3,647	1,733	5,380
Loss (gain) on disposition of assets	4,345	(11)	—	(11)
Impairment of assets	7,363	—	—	—

Income from operations	20,657	26,512	13,141	39,653
Other income, net	161	116	—	116
Gain on extinguishment of debt	2,494	—	—	—
Interest expense	(34,870)	(21,063)	(10,370)	(31,433)

Income (loss) before taxes and cumulative effect of change in accounting principle	(11,558)	5,565	2,771	8,336
Income tax expense	—	—	1,053	1,053

Net income (loss) before cumulative effect of change in accounting principle	(11,558)	5,565	1,718	7,283
Cumulative effect of change in accounting principle	(73,230)	—	—	—

Net income (loss)	$(84,788)	$5,565	$1,718	$7,283

Ice Operations:
Revenues	$216,654	$139,618	$79,954	$219,572
Cost of sales (excluding depreciation)	131,592	84,384	48,867	133,251
Depreciation expense related to cost of sales	17,895	10,475	5,500	15,975
Operating expenses	31,127	17,051	12,509	29,560
Non-Ice Operations:
Revenues	$19,006	$11,651	$6,965	$18,616
Cost of sales (excluding depreciation)	13,260	7,258	3,865	11,123
Depreciation expense related to cost of sales	672	406	383	789
Operating expenses	2,612	1,547	921	2,468

        Revenues.    Revenues increased $2.5 million from $235.7 million for the twelve months ended December 31, 2002 to $238.2 million for the year ended December 31, 2003. The increase was primarily due to our 2003 acquisitions, including Triangle in November 2003. The acquisitions provided additional revenue of $3.9 million, which was partially offset by a decline of $1.4 million in existing businesses, primarily in our ice segment. The decline in ice revenues was primarily related to reduced volume in sales caused by adverse weather conditions in certain of our significant markets, particularly in the eastern United States during the first six months of 2003. Weather patterns and volume sales returned to more historical levels in the last six months of 2003. The decline in volume sales was partially offset by increased average selling prices.

        Cost of Sales (Excluding Depreciation).    Cost of sales (excluding depreciation) decreased $0.5 million from $144.9 million for the year ended December 31, 2002 to $144.4 million for the twelve months ended December 31, 2003. As a percentage of revenues, cost of sales (excluding depreciation) decreased from 61.5% for the year ended December 31, 2002 to 60.6% for the twelve months ended December 31, 2003. The decrease in cost of sales (excluding depreciation) and the decrease in the relative percentage was attributable primarily to reduced sales volume in our ice business and reduced costs in our non-ice operations due to headcount reductions. Partially offsetting these decreases were additional costs of $2.5 million attributable to the operations of the businesses we acquired in 2003 from their respective dates of acquisition.

        Depreciation Expense Related to Cost of Sales.    Depreciation expense related to cost of sales decreased by $1.8 million, primarily due to the revaluation of our property and equipment that resulted from the application of purchase accounting in connection with the merger on August 15, 2003.

        Operating Expenses.    Operating expenses decreased $1.7 million from $33.7 million for the year ended December 31, 2002 to $32.0 million for the twelve months ended December 31, 2003. As a percentage of revenues, operating expenses decreased from 14.3% for the year ended December 31, 2002 to 13.4% for the twelve months ended December 31, 2003. The decrease was due to reduced incentive compensation expense of $1.7 million related to the company's overall financial performance and reduced expenses associated with legal and other professional services. Partially offsetting these decreases were $0.6 million of costs attributable to the operations of the businesses we acquired in 2003 from their respective dates of acquisition.

        Depreciation and Amortization.    Depreciation and amortization expense decreased $0.8 million from $6.1 million for the year ended December 31, 2002 to $5.3 million for the twelve months ended December 31, 2003. The decrease was primarily due to the revaluation of our property and equipment that resulted from the application of purchase accounting in connection with the merger on August 15, 2003.

        Impairment of Assets.    During the year ended December 31, 2002, we recorded two non-cash charges to impair assets which totaled $7.4 million. First, we reclassified certain excess real estate as "Assets Held for Sale" and recorded a non-cash charge of $3.3 million to reduce their carrying value to their estimated fair value. Secondly, we evaluated our goodwill as of December 31, 2002 in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," and as a result recorded an impairment charge of $4.1 million related to our bottled water and cold storage operations. There were no similar charges in 2003.

        Gain on Extinguishment of Debt.    During the year ended December 31, 2002, we repurchased and retired 9 3/4% senior notes with a total par value of $15.0 million, which resulted in a gain on extinguishment of debt of $2.5 million. There were no extinguishments of debt in 2003.

        Interest Expense.    Interest expense decreased $3.4 million from $34.9 million for the year ended December 31, 2002 to $31.4 million for the twelve months ended December 31, 2003. The decrease was primarily due to (i) lower average outstanding borrowings under Reddy Group's former credit facilities and reduced outstanding principal balances of our 9 3/4% senior notes during the period January 1, 2003 through August 14, 2003 and (ii) the effects of the refinancing of our debt on August 15, 2003. In connection with the merger, all of our prior debt was repaid and new debt was incurred. As a result of our new structure and the equity contributions made by our stockholders, the new debt that we incurred in connection with the acquisition had a lower total principal balance and significantly lower interest rates than our prior debt.

        Cumulative Effect of Change in Accounting Principle.    On January 1, 2002, the Predecessor adopted SFAS No. 142, "Goodwill and Other Intangible Assets". Adoption of this statement resulted in a charge to net income of $73.2 million (net of $0 tax). The allocation of the charge to the ice and non-ice segments was $70.1 million and $3.1 million, respectively.

Liquidity and Capital Resources

        We intend to fund our ongoing capital and working capital requirements as well as debt service, including our internal growth and acquisitions, through a combination of cash flows from operations and borrowings under Reddy Group's new credit facilities.

        We generate cash from the sale of packaged ice through traditional delivery methods, by which we manufacture, package and store ice at a central facility and transport it to our customers' retail locations when needed, and through Ice Factories, which manufacture, package and store ice in our customers' retail locations. Our primary uses of cash are (a) cost of sales, (b) operating expenses, (c) debt service, (d) capital expenditures related to replacing and modernizing the capital equipment in our traditional ice plants and acquiring and installing additional Ice Factories and (e) acquisitions. Historically, we have financed our capital and working capital requirements, including our acquisitions, through a combination of cash flows from operations, borrowings under our revolving credit facilities and operating leases.

        Our ability to generate cash from our operations is subject to weather, general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we cannot assure you that our business will generate sufficient cash flow from operations in amounts sufficient to enable us to pay dividends or service our debt and to fund our other liquidity needs. If we do not have sufficient liquidity, we will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt instruments, including the terms of the credit agreement governing Reddy Group's new credit facilities and the indenture governing the notes offered hereby, may restrict us from adopting some of these alternatives.

        During 2004, capital expenditures totaled $16.0 million. As we have consolidated acquisitions into the existing company infrastructure, we have identified non-core and excess assets which can be disposed of. From time to time, we also dispose of other assets which are no longer useful in our operations. As a result of dispositions of these non-core and excess assets, we realized proceeds of approximately $2.7 million in 2004. Our net capital expenditures in 2004 were $13.3 million. During the six months ended June 30, 2005, capital expenditures totaled $11.6 million. As a result of dispositions of non-core and excess assets, we realized proceeds of approximately $0.4 million in the six months ended June 30, 2005 and, as a result, our net capital expenditures in the six months ended June 30, 2005 were $11.2 million.

        In 2004, we completed the acquisition of 11 small ice companies for a total cash purchase price of approximately $16.9 million, including direct acquisition costs of $0.5 million. Although we did not make any acquisitions in the six months ended June 30, 2005, we will continue to evaluate acquisition opportunities as they become available. In conjunction with these evaluations, we will consider our liquidity, availability under Reddy Group's former revolving credit facility and, following the consummation of the initial public offering, Reddy Group's new credit facilities, mandatory principal repayments under our debt agreements and availability of other capital resources.

  Cash Flows for the Six Months Ended June 30, 2005 and 2004

        Net cash provided by operating activities was $0.2 million and $1.0 million in the six months ended June 30, 2005 and 2004, respectively. As the change in working capital is consistent from period to period, the decrease in net cash provided by operating activities from 2004 to 2005 is due to the decrease in net income of $8.5 million, offset by net increases in non-cash expenses such as depreciation and amortization, amortization of debt issue costs and impairment of assets.

        Net cash used in investing activities was $11.2 million and $11.0 million in the six months ended June 30, 2005 and 2004, respectively. The increase in net cash used in investing activities from 2004 to 2005 was due to an increase in property and equipment additions of $3.7 million, primarily related to the timing of our budgeted capital expenditures in 2005 as compared with 2004, and a decrease of $1.7 million in proceeds from dispositions, partially offset by a $5.3 million reduction in the cost of acquisitions. In the six months ended June 30, 2004, we completed six acquisitions for $5.3 million. We did not complete any acquisitions in the six months ended June 30, 2005.

        Net cash provided by financing activities was $10.0 million and $3.8 million in the six months ended June 30, 2005 and 2004, respectively. The increase is due to a $9.3 million increase in net borrowings under Reddy Group's revolving credit facility and the receipt of $1.8 million of proceeds from the exercise of employee stock options in the six months ended June 30, 2005, offset by a $5.4 million increase in repayments of debt, primarily due to a $5.0 million voluntary prepayment of term loans under Reddy Group's former credit facilities made during the six months ended June 30, 2005.

  Cash Flows for the Year Ended December 31, 2004, the Twelve Months Ended December 31, 2003 and the Year Ended December 31, 2002

        The following table summarizes our historical cash flows. The cash flow data for the combined twelve month period ended December 31, 2003 represents the mathematical addition of the pre-merger cash flows of the Predecessor for the period from January 1, 2003 to August 14, 2003 and the cash flows of the Successor for the period from May 8, 2003 to December 31, 2003. The discussion of our historical cash flows which follows is based upon the combined twelve month period ended December 31, 2003.

        See "—Overview—Predecessor and Successor" above for a discussion of the use of financial information for the combined twelve month period ended December 31, 2003.

	Predecessor	Predecessor	Successor	Non-GAAP Combined	Successor
	Year Ended December 31, 2002	January 1 to August 14, 2003	May 8, 2003 (Date of Inception) to December 31, 2003	Twelve Months Ended December 31, 2003	Year Ended December 31, 2004
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$32,690	$(4,846)	$30,092	$25,246	$47,786
Investing activities	(11,595)	(6,612)	(206,128)	(212,740)	(30,205)
Financing activities	(24,808)	11,664	188,837	200,501	(25,904)

        Net cash provided by operating activities was $47.8 million, $25.2 million and $32.7 million in 2004, 2003 and 2002, respectively. The increase from 2003 to 2004 was primarily due to a $18.7 million increase in income before taxes, which was the result of additional income from acquired operations, reduced operating lease costs due to the purchase of certain leased assets in 2003 and reduced cash interest expense as a result of the refinancing of our debt in August 2003. The decrease in cash provided by operations from 2002 to 2003 was due to a $16.5 million reduction in cash provided by changes in working capital and the release of restricted cash, offset by an improvement of $8.2 million in income before taxes, excluding gains or losses on dispositions of assets and asset impairment charges.

        Net cash used in investing activities was $30.2 million, $212.7 million and $11.6 million in 2004, 2003 and 2002, respectively. Net cash used in investing activities in 2004 was composed of net capital expenditures of $13.3 million and cash used for 11 small acquisitions of $16.9 million. Net cash used in investing activities in 2003 was composed principally of cash used for acquisitions of $192.7 million, including for the acquisitions of Packaged Ice and Triangle, and net capital expenditures of $20.0 million. Net cash used in investing activities in 2002 was primarily composed of net capital expenditures of $11.0 million.

        Net cash used by financing activities was $25.9 million in 2004, as compared to cash provided by financing activities of $200.5 million in 2003 and net cash used by financing activities of $24.8 million in 2002. The use of cash in 2004 was caused primarily by the redemption of our preferred stock for $114.2 million and the payment of a common dividend of $10.4 million in the fourth quarter of 2004, which was partially offset by $100.2 million of cash raised from the offering of the notes. In 2003, the net cash provided by financing activities was primarily the result of net equity contributions from our new owners as they recapitalized our Company. The net cash used in investing activities in 2002 was due to the reduction of the outstanding balance on our revolving credit facility and the repurchase and retirement of a portion of our 9 3/4% senior notes that were outstanding at that time.

        Long-term Debt and Other Obligations

        Overview.    At June 30, 2005, we had approximately $450.8 million of total debt outstanding as follows:

  •
  $107.4 million of Reddy Holdings' 10 1/2% senior discount notes due 2012 (net of unamortized discount of $43.6 million);

  •
  $151.2 million of Reddy Group's 8 7/8% senior subordinated notes due August 1, 2011 (net of unamortized discount of $0.8 million);

  •
  $171.9 million of outstanding term loans under Reddy Group's former credit facilities which would have matured on August 15, 2009;

  •
  $20.0 million of outstanding revolving credit facility balances under Reddy Group's former credit facilities which would have matured on August 15, 2008; and

  •
  $0.3 million of other debt.

      The Notes

        On October 27, 2004, Reddy Holdings issued $151.0 million aggregate principal amount at maturity of 10 1/2% Senior Discount Notes Due 2012 in a private placement offering pursuant to an exemption from registration under the Securities Act of 1933. The notes were sold at 66.333% of the stated principal amount, which resulted in gross proceeds of $100.2 million. Reddy Holdings used the net proceeds of that offering, together with a dividend of approximately $28.4 million from Reddy Group, to redeem all of Reddy Holdings' existing series A preferred stock for approximately $99.2 million, to pay accumulated dividends on such stock as of the date of redemption in the amount of approximately $15.0 million and to pay a dividend of approximately $10.4 million to its common stockholders. In connection with these transactions, Reddy Group made a special transaction payment of approximately $1.2 million in the aggregate to certain members of management and certain directors. In connection with the offering of the notes and the related transactions, we amended Reddy Group's former credit agreement.

        Each note had an initial accreted value of $663.33 per $1,000 principal amount at maturity. The accreted value of each note increases from the date of issuance until November 1, 2008 at a rate of 10 1/2% per annum such that the accreted value will equal the stated principal amount at maturity on November 1, 2008. Thereafter cash interest on the notes will accrue and be payable semi-annually at a rate of 10 1/2% per annum. The notes are unsecured obligations of Reddy Holdings.

        The notes are subject to registration with the SEC pursuant to a Registration Rights Agreement (the "Rights Agreement") entered into at the time of issuance. Pursuant to the Rights Agreement, Reddy Holdings is required to, within 150 days after the issuance date of the notes, file a registration statement with the SEC to exchange the Old Notes for New Notes having terms substantially identical in all material respects to the Old Notes and to use its commercially reasonable efforts to cause the registration statement to be declared effective within 240 days after the issuance date of the notes. The 150th day following the issuance of the notes was March 26, 2005 and, as a result of not filing the registration statement with the SEC on or prior to that date, we accrued additional interest on the notes from March 26, 2005 through April 5, 2005, the date on which the registration statement was actually filed. Such additional interest accrued at an annual rate of 0.50%. The 240th day following the issuance of the notes was June 24, 2005 and, as a result of the registration statement not having been declared effective by the SEC on or prior to that date, we have begun accruing additional interest on the notes from June 24, 2005 to the date on which the registration statement is actually declared effective. Such additional interest accrues at an annual rate of 0.50% for the first 90 days following such date, and accrues by another 0.50% thereafter until such registration statement is declared effective.

      Former Credit Facilities

        On August 15, 2003, we entered into senior credit facilities in an aggregate amount of $170.0 million, with the lenders being a syndicate of banks, financial institutions and other entities, including Credit Suisse First Boston, as Administrative Agent, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. The credit facilities provide for a six-year term loan in the amount of $135.0 million and a five-year revolving credit facility in the amount of $35.0 million. On October 17, 2003, the senior credit facilities were amended to, among other things, allow for an additional term loan of $45.0 million to consummate the Triangle acquisition, which was completed on November 6, 2003, but was effective on November 1, 2003 for accounting purposes. The additional term loan contains substantially all the same terms, conditions and financial covenants as the original term loan. The combined term loan amortized in quarterly installments over a five-year period in an annual aggregate amount equal to 1% of the combined term loan balance of $180.0 million, with any remaining unpaid balance to be repaid in the sixth year in equal, quarterly installments.

        Principal balances outstanding under Reddy Group's former revolving credit facility bear interest per annum, at Reddy Group's option, at the sum of the base rate plus the applicable margin or LIBOR plus the applicable margin. The base rate is defined as the greater of the prime rate (as announced from time to time by the Administrative Agent) or the federal funds rate plus 0.5%. The applicable margin is different for revolving and term loans and varies depending on Reddy Group's leverage ratio. On February 20, 2004, Reddy Group's former credit facilities were amended to reduce the applicable margin on term loans by 0.5%. At June 30, 2005, the weighted average interest rate of borrowings outstanding under Reddy Group's former credit facilities was 6.0%. Interest on base rate loans is payable on the last day of each quarter. Interest on LIBOR loans is payable upon maturity of the LIBOR loan or on the last day of the quarter if the LIBOR loan exceeds 90 days. Reddy Group pays a quarterly fee on the average availability under Reddy Group's former revolving credit facility based on an annual rate of 0.5%.

        On August 12, 2005, these credit facilities were replaced by the new credit facilities.

      New Senior Credit Facilities

        In connection with the closing of the initial public offering, Reddy Group entered into new credit facilities in an aggregate principal amount of $300 million, with the lenders being a syndicate of banks, financial institutions and other entities, including Credit Suisse, Cayman Islands Branch, Canadian Imperial Bank of Commerce, Bear Stearns Corporate Lending, Inc. and Lehman Commercial Paper Inc. Certain affiliates of Canadian Imperial Bank of Commerce are participants in the Trimaran investment program. The new credit agreement provides for a seven-year term loan in the amount of $240 million and a five-year revolving credit facility in the amount of $60 million (collectively, the "new credit facilities"). The term loan will not amortize.

        In addition, Reddy Group's new credit facilities allow Reddy Group to incur up to an additional $80.0 million of incremental term loans under Reddy Group's new credit facilities, subject to certain conditions. No lenders have committed to provide the incremental term loans.

        Subject to certain exceptions, Reddy Group's new credit facilities require mandatory prepayments and corresponding reductions thereunder with the proceeds from (1) asset sales, (2) the issuance of debt securities and certain preferred stock that is redeemable at the holder's option prior to six months after the maturity of Reddy Group's new credit facilities, (3) insurance and condemnation awards and (4) during certain dividend suspension periods, 50% of Available Cash (as defined in Reddy Group's new credit facilities) for the immediately preceding fiscal quarter. Voluntary prepayments of Reddy Group's new credit facilities will be permitted at any time, subject to certain notice requirements and breakage costs.

        For a description of additional terms relating to Reddy Group's new credit facilities, see "Description of Other Indebtedness—New Credit Facilities."

      Reddy Group Notes

        On July 17, 2003, Cube completed the sale of $152.0 million of senior subordinated notes in connection with a private placement offering. These senior subordinated notes were priced at 99.297%, which resulted in gross proceeds of $150.9 million. At the closing of the merger on August 15, 2003, Reddy Group assumed Cube's obligations under the senior subordinated notes and the related indenture and received the net proceeds of the offering. Substantially concurrently with the initial public offering, we consummated a tender offer for any and all of the Reddy Group notes. The amendments eliminated from the indenture governing the Reddy Group notes substantially all of the restrictive covenants, certain events of default and related provisions. $26,000 principal amount of the Reddy Group notes were not tendered and remain outstanding.

      Interest Rate Collar Agreement

        On November 28, 2000, we entered into an interest rate collar agreement which expired on November 28, 2004. The collar agreement had a notional amount of $50.0 million and a term of 4 years. If the Index Rate (30-day LIBOR, as defined in the collar agreement) exceeded 7.75%, we were to receive the difference between the Index Rate and 7.75%. If the Index Rate fell below 5.75%, we were to pay the difference plus 1%. Any amounts payable or receivable were settled monthly. When our debt was refinanced on August 15, 2003, $0.3 million of amounts previously deferred in "accumulated other comprehensive income" on the balance sheet were written off as the hedged, forecasted transaction was no longer deemed probable of occurring. At the time, the collar agreement was redesignated as a hedge of the senior credit facility, with subsequent changes in fair value deferred in other comprehensive income. Upon expiration of the collar agreement on November 28, 2004, all amounts previously deferred in other comprehensive income were recognized, resulting in a non-cash credit to interest expense of approximately $3.4 million in the fourth quarter of 2004.

  Effect of the Initial Public Offering and the Related Transactions on Results of Operations, Liquidity and Capital Resources

        The initial public offering and the related transactions will have the following effects on our results of operations, liquidity and capital resources in the future:

  •
  We have paid or will pay approximately $39.4 million in one-time fees, premiums and expenses in connection with the initial public offering and the related transactions, $11.9 million of which are related to the initial public offering and will be recorded as a reduction to paid-in capital, $4.4 million of which are related to the entry into Reddy Group's new credit facilities and the amendment to the indenture governing the notes offered hereby and will be recorded as deferred financing costs that will be amortized over the life of the related debt, $17.3 million of which represents the repurchase premium for the Reddy Group notes to be repurchased and will be recorded as expenses and the remaining $5.8 million of which represents payments in respect of the termination of the Monitoring and Management Services Agreement, the payment of transaction bonuses and other expenses related to the tender offer and consent solicitation for the Reddy Group notes and the solicitation of the amendment to the indenture governing the notes offered hereby and will be recorded as an expense.

  •
  We will have a net decrease in interest expense of $13.7 million per year due to the repurchase of the Reddy Group notes pursuant to the tender offer, assuming all but $26,000 principal amount of the Reddy Group notes were repurchased in the tender offer and the repayment in full of Reddy Group's former credit facilities, partly offset by the entry into Reddy Group's new credit facilities.

  •
  We will have a net reduction in deferred financing costs of $5.6 million due to the write-off of approximately $10.1 million (comprised of approximately $5.4 million of deferred financing costs relating to the Reddy Group notes, assuming all but $26,000 principal amount of the Reddy Group notes were repurchased in the tender offer, and $4.7 million related to the repayment of Reddy Group's former credit facilities) partially offset by the incurrence of approximately $4.4 million of deferred financing costs related to the entry into Reddy Group's new credit facilities and the amendment to the indenture governing the notes offered hereby.

  •
  As a result of the repayment in full of Reddy Group's former credit facilities and the entry into Reddy Group's new credit facilities, we will have $1.8 million less in scheduled amortization payments due to the elimination of the requirement to amortize outstanding principal amounts.

  •
  As a public company, we expect to incur approximately $0.75 million in incremental ongoing Public Company Accounting Oversight Board expenses, director and officer liability insurance premiums, expenses relating to stockholders' meetings, printing expenses, investor relations expenses, additional personnel costs, additional filing fees, registrar and transfer agent fees, independent directors' fees, additional personnel costs, additional legal fees, listing fees and miscellaneous fees.

  •
  Following the initial public offering, we will have approximately $0.6 million less annually in selling, general and administrative expense due to the termination of the monitoring and management services agreement as described below under "Certain Relationships and Related Transactions".

  •
  As a result of the dividend policy that our board of directors has adopted as of the closing of the initial public offering, we declared an initial dividend of $0.20788 per share (representing a pro rata portion of the expected annual dividend rate for the closing of the initial public offering) payable on or about October 17, 2005 to holders of record on September 30, 2005 and expect to continue to pay quarterly dividends at an annual rate of $1.53 per share for the first year following the closing of the initial public offering, subject to various restrictions on our ability to do so. We expect the aggregate impact of this dividend policy in the Initial Four Quarters to be $33.2 million. The cash requirements of the expected dividend policy are in addition to our other expected cash needs. We expect to fund these dividend requirements and our other expected cash needs with cash flow from operations.

        As of June 30, 2005, on a pro forma basis for the initial public offering and related transactions our debt decreased by $72.3 million due to the repayment of $191.9 million of debt under Reddy Group's former term loan facility, the repurchase of $152.0 million principal amount outstanding of Reddy Group notes (assuming that all but $26,000 principal amount of those notes were tendered in the tender offer), additional borrowings of $30.7 million under Reddy Group's new revolving credit facility and additional borrowings of $240.0 million under Reddy Group's new term loan facility (resulting in a net increase of $78.8 million of the outstanding balance under Reddy Group's new credit facilities as compared to Reddy Group's former credit facilities). Although we will have this net debt reduction, we will still be able to incur additional debt under the new credit facilities and the indenture governing the notes offered hereby.

  Liquidity Outlook

        Due to the seasonal nature of our business, we record the majority of our revenues and profits during the months of May through September. The majority of cash generated from these operations is received between July and September. We believe that cash flow from operating activities, together with our existing cash and borrowings we expect to be available under Reddy Group's new credit facilities, will be sufficient for approximately the next twelve months to fund our currently anticipated requirements for working capital, dividends, interest payments on our indebtedness, net capital expenditures, incremental costs associated with being a public company and taxes. In connection with the initial public offering, Reddy Group increased the size of its revolving credit facility to $60 million. After 2005, our ability to fund these requirements and to comply with the financial covenants under our debt agreements will depend on the results of future operations, performance and cash flow. Our ability to do so will be subject to prevailing economic conditions and to financial, business, regulatory, legislative and other factors, many of which are beyond our control.

        To the extent that our business plans or projections change or prove to be inaccurate, we may require additional financings or require financing sooner than we currently anticipate. Sources of additional financing may include commercial bank borrowings, other strategic debt financing, asset sales or the private or public sales of equity and debt securities. We cannot assure you that such sources of financing will become available on reasonable terms or at all.

  Debt and Capital Leases

        The table below summarizes the future payments due under our significant contractual obligations as of December 31, 2004:

	Total	2005	2006 to 2007	2008 to 2009	2010 and thereafter
	(in millions)
Long-term debt(1)	$619.6	$24.1	$47.9	$229.2	$318.4
Operating leases	34.5	9.1	14.0	6.9	4.5
Purchase obligations(2)	28.3	3.8	7.5	7.5	9.5

Total contractual obligations	$682.4	$37.0	$69.4	$243.6	$332.4

(1)
Includes estimated cash interest to be paid over the remaining terms of the debt, without giving effect to any changes in long-term debt that may occur upon completion of the initial public offering and the related transactions.

(2)
Consists of our obligation to purchase 2,000 merchandisers and $0.75 million of spare parts per year from a certain vendor under a supply agreement that expires May 31, 2012.

        The table below summarizes the future payments due under our significant contractual obligations as of December 31, 2004 on a pro forma basis for the initial public offering and the related transactions:

	Total	2005	2006 to 2007	2008 to 2009	2010 and thereafter
	(in millions)
Long-term debt(1)	$528.9	$14.8	$29.6	$48.0	$436.5
Operating leases	34.5	9.1	14.0	6.9	4.5
Purchase obligations(2)	28.3	3.8	7.5	7.5	9.5

Total contractual obligations	$591.7	$27.7	$51.1	$62.4	$450.5

(1)
Includes estimated cash interest to be paid over the remaining terms of the debt.

(2)
Consists of our obligation to purchase 2,000 merchandisers and $0.75 million of spare parts per year from a certain vendor under a supply agreement that expires May 31, 2012.

  Stock-Based Compensation

        Through December 31, 2004, we accounted for employee and director stock options in accordance with the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. On January 1, 2005, we began accounting for employee and director stock options in accordance with the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure". We have recorded stock-based employee compensation costs in the year ended December 31, 2004 and the period from May 8, 2003 (Date of Inception) to December 31, 2003 related to the issuance of restricted common and preferred stock on August 15, 2003.

        All stock options that we have granted to our employees and directors were intended to be exercisable at a price per share of not less than the market value of the shares of our common stock underlying these options on their respective dates of grant. Because there has not been a public market for our shares prior to the initial public offering, members of our management and our board of directors determined the exercise price in good faith based on all information available to them concerning the valuation of our common stock. In connection with the August 16, 2004 stock option grant, we also engaged an independent third party valuation firm to advise us with respect to the determination of the market value of our common stock. In determining the market value of our common stock our management took into account the following primary considerations:

  •
  The price paid by our existing stockholders which in each case was approximately $7.25 per share (after giving effect to the 138 for one stock split described in this prospectus);

  •
  our operating results and financial forecasts, in particular, the non-GAAP measure represented by our EBITDA, as management believed that companies such as our were and continue to be valued based on their historical projected EBITDA; and

  •
  expected improvements to our operating results resulting from the acquisitions we have consummated since August 2003.

        We believe that the difference between the estimated market value of our common stock on the respective grant dates and the value of our common stock based upon the initial offering price is attributable to the following events that have occurred since the last grant date:

  •
  we have completed four acquisitions since that date;

  •
  the redemption of our preferred stock on October 27, 2004 and November 8, 2004;

  •
  the reduction in our interest expense and aggregate indebtedness resulting from the tender offer for the Reddy Group notes and the entering into of Reddy Group's new credit facilities concurrently with the consummation of the initial public offering;

  •
  the terms of Reddy Group's new credit facilities, which will permit greater availability for the payment of dividends as compared to Reddy Group's former credit facilities;

  •
  the fact that our stock will be publicly traded following the consummation of the initial public offering; and

  •
  our decision to pay quarterly dividends at an annual rate of $1.53 per share for at least the Initial Four Quarters.

General Economic Trends and Seasonality

        Our results of operations are generally affected by the economic trends in our market area, but results to date have not been significantly impacted by inflation. If we experience an extended period of high inflation, which affects multiple expense items, we believe that we will be able to pass on these higher costs to our customers.

        The ice business is highly seasonal, with the bulk of demand coming in the warmer spring and summer months. Accordingly, we experience seasonal fluctuations in our net sales and profitability. We make a disproportionate amount of our sales in the second and third calendar quarters. We also typically have net income in these same periods, whereas we typically experience net loss in the first and fourth calendar quarters. We believe that over two-thirds of our revenues will occur during the second and third calendar quarters when the weather conditions are generally warmer and demand is greater, while less than one-third of our revenues will occur during the first and fourth calendar quarters when the weather is generally cooler. This belief is consistent with historical trends. As a result of seasonal revenue declines and the lack of proportional corresponding expense decreases, we will most likely experience lower profit margins and even losses during the first and fourth calendar quarters. In addition, because our operating results depend significantly on sales during our peak season, our quarterly results of operations may fluctuate significantly as a result of adverse weather during this peak selling period if the weather is unusually cool or rainy on a more national or regional basis.

        The following tables summarize the unaudited quarterly information for the six month period ended June 30, 2005, the year ended December 31, 2004 and the period from May 8, 2003 (Date of Inception) to December 31, 2003 for the Successor and the period from January 1, 2003 to August 14, 2003 for the Predecessor.

        For the six month period ended June 30, 2005:

	Successor
	1st	2nd
	(in thousands)
Revenues	$39,244	$93,123
Gross profit	2,824	35,290
Net income (loss) available to common stockholders before cumulative effect of change in accounting principle	(10,180)	5,395
Net income (loss) available to common stockholders	(10,180)	5,395

  For the year ended December 31, 2004:

	Successor
	1st	2nd	3rd	4th	Year
	(in thousands)
Revenues	$37,380	$88,529	$106,507	$53,311	$285,727
Gross profit—As previously reported	8,872	38,680	47,817	—	—
Gross profit—As restated(1)	4,372	34,054	43,091	13,294	94,811
Net income (loss) available to common stockholders before cumulative effect of change in accounting principle	(14,789)	12,164	13,233	(4,640)	5,968
Net income (loss) available to common stockholders	(14,789)	12,164	13,233	(4,640)	5,968

        For the period from May 8, 2003 (Date of Inception) through December 31, 2003:

	Successor
	1st	2nd	3rd	4th	Year
	(in thousands)
Revenues	$—	$—	$38,641	$48,278	$86,919
Gross profit—As previously reported	—	—	17,118	17,069	34,187
Gross profit—As restated(1)	—	—	15,283	13,021	28,304
Net income (loss) available to common stockholders before cumulative effect of change in accounting principle	—	—	5,358	(8,071)	(2,713)
Net income (loss) available to common stockholders	—	—	5,358	(8,071)	(2,713)

        For the period from January 1, 2003 through August 14, 2003:

	Predecessor
	1st	2nd	3rd	4th	Year
	(in thousands)
Revenues	$32,567	$70,749	$47,953	$—	$151,269
Gross profit—As previously reported	6,776	30,229	22,622	—	59,627
Gross profit—As restated(1)	2,463	25,787	20,496	—	48,746
Net income (loss) available to common stockholders before cumulative effect of change in accounting principle	(15,714)	7,455	11,258	—	2,999
Net income (loss) available to common stockholders	(15,714)	7,455	11,258	—	2,999

(1)
See Note 18 to our consolidated audited financial statements included elsewhere in this prospectus.

Critical Accounting Policies

        Allowances for Doubtful Accounts.    We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make the required payments on their accounts. We have attempted to reserve for these estimated losses based on our past experience with similar accounts receivable and believe our reserves to be adequate. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments on their accounts, additional allowances may be required.

        Long-Lived Assets.    Property and equipment is carried at cost and is being depreciated on a straight-line basis over estimated lives of 2.5 to 36 years. Maintenance and repairs are charged to expense as incurred, while capital improvements that extend the useful lives of the underlying assets are capitalized. We accounted for all of our historical acquisitions using the purchase method of accounting and as a result recorded significant amounts of goodwill. Other intangible assets include the following that are amortized over their useful lives:

Intangible Assets	Useful Life
Goodwill	Indefinite life
Trade name	Indefinite life
Customer relationships	Straight line method over economic lives of 15 to 30 years
Debt issuance costs	Effective interest method over the term of the debt

        Impairment of Long-Lived Assets.    In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The determination of recoverability of long-lived assets and certain other identifiable intangible assets is based on an estimate of undiscounted future cash flows resulting from the use of the asset or its disposition. Measurement of an impairment loss for long-lived assets and other intangible assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or net realizable value. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is evaluated using a market valuation approach based on valuations of comparable businesses, multiples of earnings of comparable businesses and discounted cash flows. In connection with the evaluation of our goodwill on December 31, 2002, we recorded an impairment charge of $4.1 million related to our non-ice business segment. There were no impairment charges in 2004 or 2003. As a result of the significant reduction in cold storage sales volumes related to a particular customer, goodwill in the cold storage portion of our non-ice business segment was evaluated in accordance with SFAS No. 142, which resulted in a non-cash impairment charge of $5.7 million during the six months ended June 30, 2005.

        Inherent in the determination of such future cash flows and valuations are certain estimates and judgments, including the interpretation of current economic indicators and market values and assumptions about our strategic plans with regards to our operations. To the extent additional information arises or our strategies change, it is possible that our conclusions regarding the impairment of goodwill or other long-lived assets could change and result in a material effect on our financial position or results of operations.

        Revenue Recognition.    Revenue is recognized when product (packaged ice, ice packaging bags, bottled water and ice equipment) is delivered to and accepted by customers. There is no right of return with respect to the packaged ice, bags delivered and bottled water. Revenue resulting from Ice Factory management agreements and cold storage services is recognized as earned under contractual terms.

Recently Adopted Accounting Pronouncements

        Effective January 1, 2005, we adopted the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148. Under the provisions of SFAS No. 148, we have selected the modified prospective method of adoption; therefore, we will recognize stock-based employee compensation cost beginning January 1, 2005, as if the fair value based accounting method had been used to account for all employee and director awards granted, modified, or settled since the merger on August 15, 2003.

New Accounting Pronouncements

        On January 1, 2002, our Predecessor adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. Adoption of this statement resulted in a charge to net income of $73.2 million (net of $0 tax). The allocation of the charge to our Predecessor's ice and non-ice segments was $70.1 million and $3.1 million, respectively.

        On January 1, 2002, our Predecessor adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting requirements for the impairment and disposal of long-lived assets. In November 2002, our Predecessor's Board of Directors approved a plan to sell certain fixed assets within the following twelve months. The disposition plan was subsequently revised and extended. At December 31, 2004 and 2003, these assets were classified as "Assets Held for Sale" in the balance sheet and were reported at their fair value, less costs to sell, if any, in accordance with SFAS No. 144. A non-cash charge of $3.3 million was recognized in the year ended December 31, 2002 to reduce the carrying value of the assets to their fair value. Such charge is included in "Impairment of Assets" in the statement of operations.

        In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, among other things, amends SFAS No. 4 and SFAS No. 64 to require that gains and losses from the extinguishment of debt generally be classified within continuing operations. Our Predecessor adopted SFAS No. 145 upon issuance and as a result, has reflected gains on the extinguishment of debt within continuing operations.

        On January 1, 2003, we adopted FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 requires disclosure of guarantees and requires liability recognition for the fair value of guarantees made after December 31, 2002. Adoption of FIN No. 45 did not have a material effect on our consolidated financial statements.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities". FIN No. 46 clarifies the application of Accounting Research Bulletin 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN No. 46 requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

        In December 2003, the FASB issued a revision to FIN No. 46 ("FIN No. 46R"). Among other changes, the revisions of FIN No. 46R (a) clarified some requirements of the original FIN No. 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN No. 46R deferred the effective date of FIN No. 46 for public companies, to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of FIN No. 46 to entities that were previously considered "special purpose entities" under the FASB literature prior to the issuance of FIN No. 46R by the end of the first reporting period ending after December 15, 2003. We do not have any variable interest entities or special purpose entities.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS No. 149 clarifies the circumstances under which a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of "underlying" to conform it to the language used in FIN No. 45, "Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and amends certain other existing pronouncements. The adoption of SFAS No. 149 did not have a material impact on our consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no material impact on our results of operations and financial position.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, chapter 4". SFAS No. 151 seeks to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) in the determination of inventory carrying costs. The statement requires such costs to be treated as a current period expense. This statement is effective for fiscal years beginning after July 15, 2005. We are currently evaluating the effect this standard could have on our results of operations and financial position.

        In November 2004, the EITF reached a consensus on EITF 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations" ("EITF 03-13"). The EITF reached a consensus in this issue on an approach for evaluating whether the criteria in SFAS No. 144 have been met for purposes of classifying the results of operations of a component of an entity that either has been disposed of or is classified as held for sale as discontinued operations. The approach includes an evaluation of whether the operations and cash flows of a disposed component have been or will be eliminated from the ongoing operations of the entity. Such evaluation depends on whether continuing cash flows have been or are expected to be generated and, if so, whether those continuing cash flows are direct or indirect. The consensus also requires financial statement disclosure of certain information for each discontinued operation that generates continuing cash flows. EITF 03-13 is effective for components of an enterprise that are either disposed of or classified as held for sale in fiscal periods beginning after January 1, 2005. The adoption of EITF 03-13 had no effect on our consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment", which establishes accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123(R) focuses primarily on accounting for transactions with employees, and carries forward without change prior guidance for share-based payments for transactions with non-employees.

        SFAS No. 123(R) eliminates the intrinsic value measurement objective in APB Opinion 25 and generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of the grant. The standard requires grant date fair value to be estimated using either an option-pricing model which is consistent with the terms of the award or a market observed price, if such a price exists. Such cost must be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. The standard also requires us to estimate the number of instruments that will ultimately be issued, rather than accounting for forfeitures as they occur.

        We are required to apply SFAS No. 123(R) to all awards granted, modified or settled beginning with our fiscal year commencing on January 1, 2006. We are also required to use either the "modified prospective method" or the "modified retrospective method." Under the modified prospective method, compensation cost is recognized for all awards granted after adoption of the standard and for the unvested portion of previously granted awards that are outstanding on that date. Under the modified retrospective method, previously issued financial statements must be restated to recognize the expense amounts previously calculated and reported on a pro forma basis, as if the prior standard had been adopted. Under both methods, either the straight line or an accelerated method may be used to amortize the compensation cost associated with awards with graded vesting. The standard permits and encourages early adoption.

        We plan to adopt SFAS No. 123(R) on January 1, 2006 using the modified prospective method. We do not believe that the adoption of this standard will have a material effect on our results of operations or financial condition.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk generally represents the risk that losses may occur in the value of financial instruments as a result of movements in interest rates, foreign currency exchange rates and commodity prices. Our main market risk exposure category is interest rate risk.

        We were exposed to some market risk due to the floating interest rates under Reddy Group's former credit facilities. Principal balances that were outstanding under Reddy Group's former revolving credit facility bore interest, at our option, at the London Inter-Bank Offered Rate ("LIBOR") plus 3.5% or the prime rate (as announced from time to time by the administrative agent) plus 2.5%. The term loans bore interest, at our option, at LIBOR plus 2.5% or the prime rate plus 1.5%.

        As of June 30, 2005, Reddy Group's former credit facilities had an outstanding principal balance of $191.9 million at a weighted average interest rate of 6.0% per annum. At June 30, 2005, the 30-day LIBOR rate was 3.33% and the prime rate was 6.0%. If LIBOR and the prime rate were to increase by 1% from June 30, 2005 levels, the annual increase in interest expense given the principal balances at June 30, 2005 on Reddy Group's former credit facilities would be approximately $1.9 million.

 INDUSTRY OVERVIEW

        Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. Industry surveys, studies and publications generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these surveys, studies and publications is reliable, we have not independently verified such data, and we do not make any representations as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

        We estimate that the annual wholesale market for packaged ice is approximately $1.8 billion, which includes manufacturers such as ourselves and in-house production, primarily by small retail operations and, to a lesser extent, by large retailers. The packaged ice industry is highly fragmented and is led by us and several regional, multi-facility operators. The industry includes numerous local and regional companies of varying size and resources, with most ice manufacturers having annual revenues of less than $1.0 million.

        Traditional ice manufacturers produce and distribute packaged ice from a centrally located facility and, as a result of high transportation costs, are typically limited to servicing customers within approximately 100 miles from the point of production. Packaged ice suppliers compete based primarily on service, quality and price, with success dependent upon prompt and reliable delivery during peak seasonal months, an efficient manufacturing and distribution system, high-density customer distribution routes within a region and high customer concentration in a market area. Each customer location typically carries one brand of ice provided by a single supplier.

        The packaged ice industry is highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. We believe volume growth in the packaged ice industry generally tracks population growth, thus favoring geographic markets with faster population growth. Demand within specific geographic markets can also be affected by weather conditions, with cool or rainy weather negatively impacting ice purchases.

BUSINESS

Overview

        We are the largest manufacturer and distributor of packaged ice in the United States, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice™ brand name. We believe our sales are more than three times those of any other packaged ice supplier in the United States. Our principal product is ice packaged in seven to fifty pound bags, which we sell to a highly diversified customer base, including supermarkets, mass merchants and convenience stores. For the year ended December 31, 2004, we sold the equivalent of over 484 million seven-pound bags of ice. Our products are primarily sold throughout the southern United States (the "Sun Belt"), one of the most attractive regions in the country for packaged ice sales due to warm weather, extended peak selling seasons and favorable population growth patterns. Population growth is one of the primary drivers for growth in demand for packaged ice, and we operate in 13 of the 15 fastest growing metropolitan areas in the United States. In addition, our broad geographic reach helps insulate us from the impact of cool or rainy weather in any particular region. No other manufacturer and distributor of packaged ice in the United States has the geographic presence, infrastructure or capacity necessary to meet the multi-state demands of customers in our markets.

        Our business is characterized by consistent annual customer demand, attractive margins and modest annual capital requirements. Based on past experience, retail consumer demand for packaged ice is relatively unaffected by adverse economic conditions due to its low cost and the lack of readily available substitutes. For the year ended December 31, 2004, we had revenues, net income and net income available to common stockholders of $285.7 million, $16.6 million and $6.0 million, respectively. For the six months ended June 30, 2005, we had revenues and a net loss of $132.4 million and $4.8 million, respectively.

        We operate in two business segments: ice products and non-ice products and operations. Ice products accounted for approximately 94% of our total revenues in 2004. This segment consists of the traditional manufacture and delivery of ice from a central point of production to the point of sale as well as sales from The Ice Factory machines, our proprietary equipment located in our customers' high volume locations that produce, package and store ice through an automated, self-contained process. In 2004, traditional ice manufacturing and Ice Factory sales accounted for approximately 91% and 9% of our ice product revenues, respectively. Non-ice products and operations consist of refrigerated warehousing and the manufacture and sale of bottled water.

        We market our ice products to satisfy a broad range of customers, primarily under the Reddy Ice brand name. We produce ice in cube, half-moon, cylindrical and crushed forms (collectively referred to as "cubed ice") as well as block forms. Our primary ice product is cubed ice packaged in small bags (typically seven and ten pounds), which we sell principally to convenience stores and supermarkets. We also sell significant amounts of medium bags of cubed ice (16 to 20 pounds) and ten-pound block bags to the same convenience stores and supermarkets. We sell cubed ice in assorted bag sizes ranging from 16 to 50 pounds to restaurants, bars, stadiums, vendors and caterers and block ice in 10-, 25- and 300- pound sizes to our commercial, agricultural and industrial customers. The majority of our sales are direct to supermarket chains, convenience stores, mass merchants and other commercial customers. In addition, a portion of our products is sold through distributors who deliver ice to our customers on our behalf and who resell ice to their own customers.

        We have built a strong and loyal customer base by providing a high level of service and quality at competitive prices utilizing our extensive network of ice manufacturing plants and distribution centers. We have a diverse customer base and long-standing relationships with our customers across all major retail channels as evidenced by our high retention rates with prominent supermarkets, mass merchants and convenience stores such as Albertson's, Circle-K, ExxonMobil, Food Lion, Kroger, 7-Eleven and

Wal-Mart. Our largest customer, Wal-Mart and Sam's Club on a combined basis, accounted for approximately 10% of our revenues in 2004 and approximately 11% of our revenues for the six months ended June 30, 2005. Most of our major customers, including eighteen of our top twenty retail ice customers, have purchased ice from us and our predecessor companies for over a decade. Within our markets we are the sole supplier of packaged ice to the majority of our top twenty retail ice customers. The percentage of our total revenues derived from and volume sold to national and regional convenience and grocery store chains has grown over the last several years as each of these retail channels has consolidated. We have benefited from supplying these national and regional retailers as many of these customers have grown at rates in excess of industry averages.

        At June 30, 2005, we owned or operated 58 ice manufacturing facilities, 53 distribution centers, approximately 79,000 merchandisers (cold storage units installed at customer locations), approximately 3,000 Ice Factories, five refrigerated warehouses and one bottled water plant. As of the same date, we had an aggregate daily ice manufacturing capacity of over 16,000 tons, the equivalent of over 4.5 million seven-pound bags of ice.

Competitive Strengths

        Our competitive strengths include:

        Stable and Predictable Cash Flow Generation.    Historically, we have been able to generate significant cash flows from our operating activities. As a result of our recent acquisitions, limited working capital needs and modest capital expenditure requirements going forward, we believe we are well positioned to generate strong free cash flow to pay dividends to our stockholders and to service our indebtedness. In addition, at December 31, 2004, we had approximately $109 million of federal and state net operating loss carryforwards, or NOLs, which, subject to limitations, are available to offset future taxable income. These NOLs, if not utilized, will begin to expire in 2005 and fully expire by 2023.

        Unique Multi-State Presence and Infrastructure.    We are the largest company in the packaged ice industry, serving customers in 31 states and the District of Columbia. Our large geographic footprint gives us the necessary manufacturing capacity and distribution scale to service large retailers across multiple states and regions. Smaller local suppliers do not have the multi-state or multi-region service capabilities increasingly required by such customers. As a result of our unique multi-state presence and infrastructure, we believe we are well positioned to benefit from continued consolidation within our customer base and from increased reliance by national and regional customers on suppliers that serve multiple markets. In addition to providing us with competitive advantages with our customers, our broad geographic reach also helps insulate us from the variability of weather patterns in any individual region.

        Leading Market Position in Attractive Ice Markets.    We are the largest manufacturer and distributor of packaged ice in the United States. We are the market leader in the Sun Belt, one of the most attractive regions in the United States for packaged ice in terms of weather and population growth patterns. The markets we serve include 13 of the 15 fastest growing metropolitan areas in the United States. We believe our strong market position in these desirable markets is likely to contribute to future growth in revenue and profitability.

        Long Standing Relationships with High Quality Customers.    We have been providing ice products and delivery services to many of our customers for more than a decade. These customers include prominent retailers across a variety of channels. Many of these customers require significant volumes of ice products on a multi-state basis and would require numerous suppliers to replace the extent of the services we currently provide. In addition, our customers depend on our consistent ability to ensure prompt and reliable delivery, particularly during peak seasonal months. The strength of our customer relationships is further reinforced by the fact that almost all of our customers rely on a single supplier of packaged ice at each point of sale. We believe that the strength of our customer relationships provides us with a significant competitive advantage over other suppliers in our markets.

        Multiple Distribution Service Offerings.    We attract and retain customers by offering a variety of service alternatives to meet our customers' specific supply chain needs. These alternatives include traditional distribution methods, such as delivery to our merchandisers, delivery of bulk quantities to retail locations and warehouse shipments from a centralized point of production. In addition, our proprietary Ice Factory units provide certain high volume customers with self-contained on-site ice production, packaging and storage. These delivery alternatives enable us to offer our customers the flexibility to meet their specific supply requirements in a reliable and cost-efficient manner.

        Strong, Incentivized Management Team with Proven Execution Capabilities.    Led by our Chairman and Chief Executive Officer, William P. Brick, and our President and Chief Operating Officer, Jimmy C. Weaver, our executive officers have extensive industry experience, averaging approximately 12 years with us and our predecessors. Our management team has been responsible for successfully executing our strategy of increasing our profitability through operational improvements, including cost rationalization, facility consolidation and working capital management, while strengthening customer relationships. After giving effect to the initial public offering, members of our senior management team will have a combined equity ownership in Reddy Holdings of approximately 4.7% of Reddy Holdings' fully diluted common equity.

Business Strategy

        Our business strategy is to strengthen our competitive position, increase revenues and drive profitability by:

        Enhancing Revenue Growth.    We believe there are several opportunities to maintain and grow our revenues through:

          Growth from Our Existing Customers.    We intend to capitalize on our long-standing customer relationships by growing with our large national and regional customers as they seek to increase their market penetration and consolidate the retail segments in which they operate. As the sole supplier in our regions to the majority of these customers, we are well positioned to share in our customers' growth. In addition, for certain customers for whom we are not the sole supplier, there is a likely opportunity to capture incremental volume as these customers continue to reduce their supplier base in order to achieve efficiencies across the supply chain.

          New Product Introductions.    We continue to broaden our product offerings through the introduction of new sizes of bagged ice. We believe that introducing new bag sizes at various price points offers an opportunity to enhance our product mix and increase our sales and operating margins.

          Growth from Outsourcing Trends of Large Retailers.    Several large retailers continue to produce packaged ice in-house. Consistent with general outsourcing trends among retailers, we have assumed certain ice supply requirements for a number of large retail chains that previously operated captive ice manufacturing facilities, including Albertson's, HEB and Safeway. We should be able to capture additional volume from new and existing customers if retailers increasingly choose to outsource and focus on their core competencies.

        Selectively Pursuing Acquisitions.    The packaged ice industry continues to be highly fragmented. We will continue to pursue strategic acquisitions in existing or adjacent geographic markets that enhance the density of our distribution routes, provide capacity rationalization opportunities, increase our market penetration in existing markets or expand our presence in contiguous markets. In 2004, we acquired 11 businesses for purchase prices aggregating approximately $16.9 million, including direct acquisition costs of $0.5 million. In addition, we made two acquisitions in 2003, including the Triangle acquisition, for purchase prices aggregating $67.4 million. We did not complete any acquisitions in the first half of 2005. We completed the integration of our 2003 and 2004 acquisitions with our operations, financial and management systems and customer service departments during 2004.

        Continuing Efficiency Improvements.    In the last five years, we have consolidated our ice manufacturing and distribution facilities, reducing the total number of facilities (including all acquired facilities) from 134 to 111 at June 30, 2005. As we have reduced the number of facilities, we have increased our overall capacity by relocating equipment and investing in new equipment. This has contributed to our operating margins (income from operations as a percentage of revenue) improving from 6.8% for the year ended December 31, 2001 to 18.3% for the year ended December 31, 2004. We have identified several opportunities for continued facility consolidations that we expect can be implemented without a significant increase in capital expenditures. In addition, we believe there are opportunities for continued efficiency improvements through distribution route optimization.

Ice Products

        We market our ice products to satisfy a broad range of customers, primarily under the Reddy Ice brand name. We produce our ice in cube, half-moon, cylindrical and crushed forms and also produce ice in block forms. Our primary ice product is cubed ice packaged in small bags (primarily seven and ten pounds), which we sell principally to convenience stores and supermarkets. We also sell significant amounts of medium bags of cubed ice (16 to 20 pounds) and ten-pound block bags to the same convenience stores and supermarkets. We sell cubed ice in assorted bag sizes ranging from 16 to 50 pounds to restaurants, bars, stadiums, vendors and caterers. In addition, we sell block ice in 10-, 25- and 300-pound sizes to commercial, agricultural and industrial customers.

        We continue to broaden our product offerings through the introduction of new sizes of bagged cubed ice as well as new ice products. New bag sizes such as ten-pound bags of cubed ice may offer an opportunity to enhance revenue and income from operations. In 2004, sales of ten-pound bags of cubed ice accounted for approximately 5% of ice product revenues, an increase from approximately 0.1% of ice product revenues in 2003. We expect sales of ten-pound bags as a percentage of ice product revenues to continue to increase in 2005. In addition, we continue to develop and test new products, including an extra clear, perfectly square ice cube that melts more slowly than standard ice cubes and is targeted toward consumers of home refrigerator ice.

Manufacturing

        To ensure that the water supplied by each municipality meets our quality standards, the water is often filtered for use in the ice making process. We use low micron filtration, carbon filtration, water softeners, ozone generators and reverse osmosis as needed to achieve the proper water quality needed to produce a clear product. All of our ice manufacturing facilities are certified by the International Packaged Ice Association. This certification requires the inspection of more than 50 areas of operations, ensuring high water quality, a sanitary operating environment and safe working conditions.

        We manufacture ice in two ways: the vertical plate method and the vertical tube method. In both methods, water is circulated over cold vertical surfaces where the flowing water freezes into ice. The process of freezing the water while in motion acts as a final purification process by extracting minerals and other dissolved solids still present in the water following the filtration process. When the ice builds to the proper thickness it is detached from the plates or tubes by heating the freezing surfaces. In the vertical plate method, the sheet of ice falls onto a motor driven cutter, which chops the ice into smaller sizes and empties into a collection bin. In the vertical tube method, as the tube of ice falls into the collection bin, it is cut into small cubes by a rotating cutter. From the collection bin, the ice is transferred to a central refrigerated holding bin where the ice is mechanically raked and dried before it is packaged.

        From the central refrigerated holding bin, the ice is then mechanically screened to remove any small pieces and to separate the ice according to size. The ice is then transferred to packaging machines, where the ice is measured and packaged into a variety of bag sizes. After bagging the ice, the product is palletized and stored in our cold storage vaults before being delivered to customer locations.

        For the majority of our manufacturing facilities, we use ammonia as the refrigerant in the ice makers and storage vaults. Ammonia is a common refrigerant used for most industrial refrigeration systems.

Distribution

        Due to high product transportation and shipping costs, the ice business has historically been a regional service business in which manufacturers produce and package ice at centrally located facilities and distribute to a limited market radius of approximately 100 miles. Due to these geographic constraints and the limited amount of product differentiation in the packaged ice industry, we focus on maintaining an efficient service, distribution and pricing system in each of our markets. We deliver ice through both traditional distribution methods and the on-site Ice Factory system. We believe that this unique combination of distribution service offerings enables us to better serve our customers.

        Traditional Distribution.    We produce and bag ice at centrally located manufacturing facilities and subsequently sell the product with several delivery alternatives. These delivery alternatives include (1) delivering packaged ice directly to the customers' retail locations and stocking our merchandisers, (2) delivering pallet quantities to retail locations where our customers' employees stock our merchandisers and (3) warehouse shipments of ice from our facilities to the facilities of our customers who choose to deliver ice to their retail locations through their own distribution network. Our products are delivered through our own distribution operation as well as by third-party distributors who transport and deliver the product to our customers. These distributors also purchase ice from us for resale to their own customers. To store ice inventory, we own or rent appropriate freezer space. We own or lease approximately 1,150 trucks for distribution in non-peak periods. During the peak summer months, we estimate that we may rent up to approximately 200 additional trucks.

        We currently serve approximately 79,000 customer locations through traditional distribution methods, principally through the use of our company owned ice merchandisers that are installed at most of our customers' locations. Our size and scale provide us with an efficient production and distribution network by providing us with customer density, additional production capacity and dedicated distribution centers. The increased customer density has improved routing efficiencies and reduced our transportation costs, which represent our largest cost component. In addition, our production capacity in adjacent geographic markets has allowed us to avoid "out of ice" situations and related lost sales during peak periods.

        In 2004, traditional ice manufacturing and distribution accounted for approximately 91% of ice product revenues.

        Ice Factory.    The Ice Factory is our proprietary self-contained automated system placed at the customer's location that manufactures, bags and stores packaged ice. Each unit is built to our specifications and includes an ice maker, merchandiser and bagging machine. The unit is capable of producing and packaging 240 bags of ice per day. The Ice Factory is most frequently used in high volume supermarkets and other commercial locations. The Ice Factory, when combined with traditional delivery methods, provides our customers with the flexibility to meet their specific supply requirements in a cost-efficient manner. Transportation costs, the most significant costs of traditional ice delivery, are eliminated by on-site production. As a result of these cost savings, we believe that The Ice Factory provides us with operating efficiencies in high volume locations compared to traditional ice delivery.

        Ice Factory locations are selected only after a thorough review and analysis of historical ice sales and the local competitive environment. Approximately 800 of our installed base of approximately 3,000 Ice Factories are operated and maintained by other ice suppliers under management agreements with us. In 2004, Ice Factories accounted for approximately 9% of ice product revenues.

        We believe that providing frequent, regular and reliable service and support to our customers is one of the most important elements in operating our Ice Factory network. We have a routine route servicing system, which utilizes trained service representatives to perform the regularly scheduled service procedures, and we maintain toll-free telephone support for responding to customer calls regarding repairs and maintenance.

Customers

        We market our ice products to a broad range of customers, including supermarket chains, mass merchants, convenience stores, wholesale ice and food distributors, commercial users, resorts and restaurants, agricultural buyers and competitive producers and self-suppliers who experience supply shortages. The primary purchasers of our traditional ice products and users of our Ice Factory are retailers with no internal ice production capacity. We believe that our high level of service and quality products at competitive prices results in customer loyalty.

        We have a diversified customer base. Our largest customer, Wal-Mart and Sam's Club on a combined basis, accounted for approximately 10% of our revenues in 2004 and approximately 11% of our revenues for the six months ended June 30, 2005. Our largest customer accounted for less than 10% of our revenues in 2003 and less than 8% of our revenues in 2002. Our other largest national accounts include the supermarket chains Albertson's, Kroger and Safeway; and the convenience and petroleum store chains Circle K, 7-Eleven and ExxonMobil. Major regional customers include the supermarket chains Publix, Winn-Dixie, Food Lion and HEB and the convenience and petroleum store chains Diamond Shamrock, The Pantry and RaceTrac. In 2004, our sales, measured in terms of seven-pound equivalent units, were allocated to our retail channels as follows: 45% to supermarket and mass merchant chains, 29% to convenience and petroleum store chains, 12% to distributors and 14% to other channels. The percentage of our total volume measured in terms of seven-pound equivalent units sold to national and regional supermarket, mass merchant and convenience and petroleum store chains has grown from approximately 54% in 2002 to approximately 57% in 2004, due to consolidation within those retail channels.

Sales and Marketing

        Our sales and marketing personnel communicate regularly with our existing customers and initiate discussions with potential new customers. Sales and marketing personnel at our corporate headquarters, along with certain members of our senior management, communicate with our larger national and regional chain customers while our field personnel handle smaller local customers and local representatives of our larger national and regional chain customers.

        Typically, our customer relationships are long term and turnover of major customers is infrequent. As a result, a significant portion of our corporate sales and marketing efforts are focused on maintaining and expanding these existing relationships. We also regularly explore and develop new customer relationships.

Competition

        The traditional packaged ice industry is highly competitive and highly fragmented. In the United States, the traditional packaged ice industry is led by us and three smaller, regional, multi-facility suppliers. Although these suppliers generally do not serve customers in our primary markets, we do compete with numerous smaller local and regional companies of varying sizes and competitive resources. Most ice manufacturers have annual revenues of less than $1.0 million. In addition to our direct competition, numerous convenience and grocery retailers operate commercial ice plants for internal use or manufacture and bag ice at their store locations. However, our ice products generally do not face competition within a particular store as almost all of our customers rely on a single supplier of packaged ice at each point of sale.

        Competition in the packaged ice industry is based primarily on service, quality and price. To compete successfully, an ice manufacturer must be able to offer significant supply and distribution capacity on a seasonal basis while maintaining cost efficiency. We are the largest company in the packaged ice industry, serving customers in 31 states and the District of Columbia. Our large geographic footprint, manufacturing capacity and distribution infrastructure, including traditional ice delivery, warehouse delivery and The Ice Factory, gives us the ability to service large retailers across multiple states and regions in a variety of ways. Because of these attributes, we are positioned to benefit from continued consolidation within our customer base and from increased reliance by national and regional customers on suppliers that serve multiple markets.

        We have been providing ice products and delivery services to many of our large customers for more than a decade. Our customers depend on our consistent ability to ensure prompt and reliable delivery, particularly during peak seasonal months. The strength of our customer relationships is further reinforced by the fact that almost all of our customers rely on a single supplier of packaged ice at each point of sale. We believe that the strength of our customer relationships provides us with a significant competitive advantage over other suppliers in our markets.

Acquisitions

        From 1997 through 1999, we pursued a consolidation strategy within the highly fragmented packaged ice industry. During that period, we completed approximately 80 acquisitions. Significant acquisitions included the purchase of Reddy Ice Corporation from Suiza Foods Corporation in April 1998 and the purchase of Cassco Ice & Cold Storage, Inc., which we refer to in this prospectus as Cassco, in July 1998. Reddy Ice Corporation, prior to our acquisition of it, had been active in the consolidation of the packaged ice industry, having made 28 acquisitions from January 1997 to April 1998. Cassco was a leading regional producer and distributor of packaged ice products and was an owner/operator of refrigerated warehouses in the mid-Atlantic region. We did not complete any significant acquisitions from 1999 through 2002 due to the decline in our common stock value and our substantial leverage.

        In the fourth quarter of 2003, we acquired two ice companies for purchase prices aggregating $67.4 million, the more significant of which was Triangle, the purchase price for which was approximately $64.3 million. The acquisitions were financed with the proceeds from a sale of our common and preferred stock, term loan borrowings under Reddy Group's former credit facilities and the use of cash on hand. Prior to the acquisition, Triangle operated primarily in North and South Carolina. Although Triangle served some of the same customers as we did before we acquired Triangle, such as Food Lion, Wal-Mart, Winn-Dixie and Circle K, there was no overlap between any of our customer locations and those of Triangle. With revenues of approximately $30.0 million for the fiscal year ended April 30, 2003, Triangle owned or operated eight ice manufacturing facilities and one distribution center and had an aggregate daily ice manufacturing capacity of approximately 2,085 tons.

        In 2004, we completed eleven acquisitions for a total purchase price of approximately $16.9 million, including direct acquisition costs of $0.5 million. The purchase price for each of these acquisitions was paid from our available working capital. Annual revenue associated with each of these acquisitions ranged from $0.1 million to $3.1 million and aggregated approximately $13 million, the largest being Dalton Ice in northern Georgia. These acquisitions have added four ice manufacturing facilities and six distribution centers to the facilities we own or operate. We did not complete any acquisitions in the first half of 2005.

        We will continue to consider strategic acquisitions in existing or adjacent geographic markets that enhance the density of our distribution routes, provide capacity rationalization opportunities, increase our market penetration in existing markets or expand our presence in contiguous markets.

Dispositions

        In recent years, as part of our strategy to reduce our debt and make better use of our assets, we began a program to evaluate and dispose of excess and non-core assets, including real estate and equipment. In 2004, 2003 and 2002, we realized $2.7 million, $1.5 million and $3.4 million, respectively, in proceeds from non-core assets disposed of, primarily through the sale of real estate. In 2004 and 2002, we recorded losses on the dispositions of assets in the amount of $0.4 million and $4.3 million, respectively. In 2003, we realized a gain of $0.01 million related to dispositions. In 2002, we recorded a charge of $3.3 million to reduce the carrying value of certain pieces of real estate that were classified as "assets held for sale" to their fair value. There were no impairments or writedowns in 2004 or 2003. We plan to continue to market certain excess real estate and non-core assets in 2005 and realized proceeds of approximately $0.4 million in the six months ended June 30, 2005.

Non-Ice Products

        We also derive revenues from other goods and services, including refrigerated warehousing and the manufacture and sale of bottled water. Revenues from these non-ice products and operations have accounted for less than 10% of our total revenues during each of the years ended December 31, 2004, 2003 and 2002.

Employees and Labor Relations

        At June 30, 2005, we directly employed approximately 1,400 company employees and retained approximately 1,400 additional employees through temporary employment agencies. Each year, during the first and fourth quarters, our labor force decreases to approximately 2,000 total employees due to seasonal decreases in ice demand. We direct and control the hiring process for substantially all of these seasonal employees, while using temporary employment agencies for payroll administration and risk management of workers compensation insurance. We generally have not experienced any difficulty in meeting these seasonal employment needs. Labor, including the associated payroll taxes and benefit expenses, is our most significant expense item and was approximately 32% of our sales for the year ended December 31, 2004. As of June 30, 2005, no employees were represented by a union or subject to a collective bargaining agreement. We have never experienced a work stoppage due to labor difficulties and we believe our relationship with our employees is good.

Raw Materials and Suppliers

        We have not experienced any material supply problems in the past with respect to our business segments.

        Electricity is a significant component of our manufacturing costs. The cost of electricity was approximately 6% of our revenues in 2004. Since 2002, our plants have been operating in both regulated and deregulated electricity markets. A significant number of our manufacturing facilities operate in regulated electricity markets and pay rates based on standard schedules for similar industrial facilities. With the assistance of an outside consultant and our own internal resources, we regularly monitor and review rate schedules, usage and other statistical data to ensure proper billing and identify additional cost control opportunities that may be available in these regulated markets. In deregulated electricity markets, we regularly evaluate market conditions and competing suppliers to obtain the best pricing available. Significant increases in electricity rates in both the regulated and deregulated markets in which we operate could have a material adverse effect on our results of operations as we may not be able to pass this expense through to our customers.

        We use large quantities of plastic bags. The cost of bags was approximately 6% of our revenues in 2004. We used approximately 484 million seven-pound equivalent units in 2004. There are numerous plastic bag manufacturers throughout the United States with the capability of providing for our plastic bag needs. Although one company dominates the industry, we currently purchase bags from several companies to ensure price competition. Historically, market prices for plastic bags have fluctuated in response to a number of factors, including changes in polyethylene prices.

        We have relationships with approximately 175 third party ice distributors and co-packers throughout our market area who deliver a portion of our products to our customers and sell ice to their own customers. We have contractual relationships with approximately 110 of these distributors and co-packers. Our contracts contain standard terms governing their relationship with us, including exclusivity and price. Distributors handled approximately 29% of our ice sales, measured in terms of seven-pound equivalent units, in 2004, either delivering the product to our customers for a delivery fee or reselling the ice to their own customers. We generally do business with distributors under one of two arrangements. Beginning in the first half of 2004, we began shifting the majority of our distributors to an arrangement that results in reporting sales and cost of sales (excluding depreciation) at their gross, rather than net, amounts. Total costs related to these distribution services were approximately 5% of our revenues in 2004.

        We also use large quantities of fuel in our distribution process. Numerous vendors throughout the United States provide the fuel for our vehicles. Fuel expenses in 2004 were approximately 3% of our revenues, as compared to 2% of our revenues in the twelve months ended December 31, 2003. Market prices for fuel have fluctuated widely in the past. Significant increases in fuel prices could have a material adverse effect on our business as we may not be able to pass this expense through to our customers.

Information Systems

        Internal information systems are critical to our ability to operate efficiently. We are able to monitor individual manufacturing plants and Ice Factory performance on a daily basis through automated and manual reporting systems. This information enables us to track detailed cost and profitability information, identify opportunities to redistribute traditional manufacturing capacity among markets, assess the cost-effectiveness of an Ice Factory at a particular location and analyze market sales trends. In addition, all of our accounting and financial reporting functions are integrated into a single accounting platform that is installed in all reporting locations and connected to our central facility in Dallas, Texas. This system facilitates centralized cash management, timely financial reporting, consistent reporting formats and improved inventory tracking.

Intellectual Property

        We regard The Ice Factory® as proprietary and rely primarily on a combination of patents, nondisclosure and confidentiality agreements and other protection methods to secure and protect our intellectual property rights. We hold or have exclusive rights to several patents relating to The Ice Factory, including the bagging device and the overall assembly of the unit. The patents filed in North America relating to The Ice Factory expire at various dates from 2010 through 2014. In addition, we have developed or acquired a number of trademarks (both registered and common law) and trade names for use in our ice business, and we hold licenses for the use of additional trademarks from third parties. We believe the use of our trademarks creates goodwill and results in product differentiation. However, we do not believe that the loss of any of our trademarks would have a material adverse effect on our business or results of operations.

Government Regulation

        The packaged ice industry is subject to various federal, state and local laws and regulations. These require us to, among other things, obtain licenses for our plants and machines, pay annual license and inspection fees, comply with certain detailed design and quality standards regarding our plants and Ice Factories and continuously control the quality and quantity of our ice.

        Our packaged ice products are subject to federal and state regulation as a food pursuant to the Federal Food, Drug and Cosmetic Act, regulations promulgated thereunder by the Food and Drug Administration and analogous state statutes. These statutes and regulations impose comprehensive food manufacturing practices governing the sanitary conditions of the facilities where ice is manufactured, the design and maintenance of the equipment used to manufacture the ice, the quality of source water and the sanitary practices of employees during ice production. We cannot predict the types of government regulations that may be enacted in the future by federal, state or local governments or how existing or future laws or regulations will be interpreted or enforced. The enactment of more stringent laws or regulations or a stricter interpretation of existing laws and regulations may require additional expenditures by us, some of which could be material. Various states have imposed additional requirements including (1) quarterly testing of ice for the presence of microbes and certain substances regulated under the federal Safe Drinking Water Act, (2) specific requirements for keeping ice packaging operations separate from other activities and (3) labeling requirements for the bags used, including the name of the ice manufacturer, the manufacturing location and the net weight. Certain of our Ice Factories and ice manufacturing facilities are subject to routine and random safety, health and quality inspections. We believe that our facilities, manufacturing practices and Ice Factories are in substantial compliance with all applicable federal, state and local laws and regulations and that we will be able to maintain such substantial compliance in the future.

        We are subject to certain health and safety regulations, including Occupational Safety and Health Act regulations. These regulations require us to comply with certain manufacturing, health and safety standards to protect our employees from accidents. From time to time, our employees experience accidents on the job, which on occasion will result in a review or an investigation by the Occupational Safety and Health Administration. Such reviews may result in penalties or the requirement that we make modifications to our procedures or facilities, all of which may result in increased costs.

Environmental Matters

        Our ice manufacturing, bottled water and cold storage operations are subject to a wide range of environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and non-hazardous materials and wastes, and the cleanup of contamination. These requirements are complex, changing and tend to become more stringent over time. Noncompliance with such laws and regulations, or incidents resulting in environmental releases, could cause us to incur substantial costs, including cleanup costs, fines and penalties, third party claims for personal injury, investments to retrofit or upgrade our facilities and programs, or curtailment of our operations.

        Our facilities use refrigerants such as ammonia and freon in manufacturing and cold storage operations. We have recently implemented risk and safety management plans at our facilities, as required under applicable laws and regulations, based on the quantity of ammonia stored and/or used at these locations. We will continue to review our facilities on an ongoing basis, including recently acquired facilities, to evaluate the feasibility of reducing on-site ammonia storage through engineering controls or, where required, to implement or update such programs. Some of our facilities that use various freon compounds may not be in compliance with applicable freon refrigerant requirements, including leak detection and repair, recordkeeping or reporting. We will continue to identify subject facilities and to implement procedural or mechanical changes as necessary to comply with applicable laws and regulations. To date, maintaining compliance with and addressing violations under these and other environmental laws and regulations has not had a significant effect on our business, financial condition or results of operations. However, significant operating costs and capital expenditures could be incurred if additional or more stringent requirements are imposed in the future.

        From time to time, our use of ammonia has resulted in incidents that have temporarily disrupted our manufacturing operations and resulted in liability for administrative penalties and claims for personal injury. To date our costs to resolve these liabilities have not been material. We are currently in the process of settling litigation resulting from an ammonia release in June 2001 at our Baton Rouge, Louisiana manufacturing facility. See "—Legal Proceedings" for a more detailed description of this litigation. Although we carry liability insurance against such losses, we could incur significant costs if our coverage is not sufficient to pay for all or a large part of any judgments against us, or if our carrier refuses coverage for these losses.

        In addition, some freon refrigerants are subject to phase-outs and, as a result, are very costly to obtain. We will continue to reduce our dependence on such freon compounds by upgrading or modifying our operations and by identifying approved substitutes. Based on current information, we believe that the freon phase-outs will not impede our ability to produce ice and provide cold storage or result in material cost increases for freon substitutes.

        Certain of our current and former facilities have a history of industrial or commercial operations. Because some environmental laws can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, regardless of fault, it is possible that we could become liable for investigating or remediating contamination at these properties if any investigation or remediation is required in the future. Such costs have not historically had, and are not expected to have in the future, a material adverse effect on our business, financial condition or results of operations.

Seasonality

        The packaged ice business is highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. Approximately 68%, 66% and 68% of our revenues occurred during the second and third calendar quarters in each of 2004, 2003 and 2002. For information on our revenues per quarter for each of 2004, 2003 and 2002, see Note 16 to our audited financial statements included elsewhere in this prospectus. The decrease in 2003 was primarily due to the timing of our acquisitions, which occurred in the fourth quarter of that year. As a result of seasonal revenue declines and a less than proportional decline in expenses during the first and fourth quarters, we typically experience lower profit margins resulting in losses during these periods. In addition, because our operating results depend significantly on sales during our peak season, our quarterly results of operations may fluctuate significantly as a result of adverse weather during this peak selling period if the weather is unusually cool or rainy on a national or regional basis.

Properties

        We maintain our principal executive offices in Dallas, Texas, where we lease approximately 17,958 square feet of space. The lease in Dallas expires in 2015. At June 30, 2005, we owned or leased 58 ice manufacturing plants, 53 distribution centers, five refrigerated warehouses and one bottled water plant. As of June 30, 2005, we leased 14 of our ice manufacturing plants and 17 of our distribution centers. The leases are scheduled to expire at various dates from 2005 to 2016. Including an installed base of approximately 3,000 Ice Factories, we had a combined, rated ice manufacturing capacity of over 16,000 tons per day. We believe that our current physical properties, along with our planned capital expenditures, are adequate for us to execute our current business strategy.

        Certain manufacturing and distribution facilities may be permanently closed in conjunction with our continuing consolidation plans, while others may be closed on a seasonal basis depending upon production requirements. As of December 31, 2004 and 2003, certain properties are classified as assets held for sale on our consolidated balance sheets. As of June 30, 2005, we have six idle properties that are being marketed for disposition. These properties are excluded from the table below.

        The following is a list of our active facilities and total rated traditional ice manufacturing capacity as of June 30, 2005:

	Ice Products		Non-Ice Products
					Traditional Manufacturing Capacity (Tons Per Day)(1)
	Manufacturing Facilities	Distribution Centers	Refrigerated Warehouses	Bottled Water Plants
Alabama	2	1	—	1	472
Arizona	3	3	—	—	956
Arkansas	1	2	—	—	240
California	1	—	—	—	80
Colorado	1	—	1	—	320
Florida	9	5	—	—	1,957
Georgia	5	3	—	—	1,222
Louisiana	3	6	—	—	720
Maryland	1	2	—	—	240
Mississippi	—	2	—	—	—
Missouri	1	—	—	—	180
Nevada	1	—	1	—	260
New Mexico	1	3	—	—	160
North Carolina	4	—	1	—	1,225
Oklahoma	3	2	—	—	502
South Carolina	4	—	—	—	860
Tennessee	2	—	—	—	408
Texas	11	20	—	—	2,760
Utah	1	—	—	—	140
Virginia	3	4	2	—	880
West Virginia	1	—	—	—	120

Total	58	53	5	1	13,702

(1)
Does not include the rated ice manufacturing capacity of our installed Ice Factories, which was approximately 3,000 tons per day in the aggregate as of June 30, 2005 and approximately 754 tons per day of idle traditional ice manufacturing capacity as of June 30, 2005.

Legal Proceedings

        We are involved in various claims, lawsuits and proceedings arising in the ordinary course of business. There are uncertainties inherent in the ultimate outcome of such matters and it is difficult to determine the ultimate costs that we may incur. Other than those lawsuits described below, we believe the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

        We are involved in litigation in connection with an ammonia release at our Baton Rouge, Louisiana manufacturing facility in June 2001. The case, which is a consolidation of seven lawsuits generally referred to as Wallace Acey, Jr., et al. v. Reddy Ice Corp., is pending in the 19th Judicial District Court, Parish of East Baton Rouge, Louisiana. The plaintiffs, which have been certified as a settlement class, have alleged injuries primarily consisting of inconvenience, watery eyes and offensive odors. No specific amount of damages was specified in the action. The fairness of the settlement was approved by the court on January 25, 2005. We believe the settlement will be finalized during 2005. Our insurance carrier will pay the majority of the settlement and related legal fees. We have recognized $150,000 of expense in our 2004 results related to our obligation under the settlement. We do not believe that the final resolution of the litigation will have a material impact on our business, financial condition or results of operations.

 MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding Reddy Group's executive officers and the members of Reddy Holdings' and Reddy Group's boards of directors and committee memberships:

Name	Age	Positions
William P. Brick(4)	54	Chairman of the Board of Directors and Chief Executive Officer
Jimmy C. Weaver	52	President, Chief Operating Officer and Director
Steven J. Janusek	33	Executive Vice President, Chief Financial Officer and Secretary
Ben D. Key	51	Senior Vice President—Sales
Graham D. Davis	51	Senior Vice President—Central Operations
Thomas L. Dann	57	Senior Vice President—Western Operations
Joseph A. Geloso	50	Senior Vice President—Eastern Operations
Raymond D. Booth	53	Senior Vice President—Mid-Atlantic Operations
Mark A. Steffek	36	Vice President—Finance and Treasurer
Beth L. Bronner(1)(2)(3)	54	Director
Philip M. Carpenter III	33	Director
Robert J. Fioretti	35	Director
Andrew R. Heyer(2)	47	Director
David E. King(3)(4)	46	Director
Douglas R. Korn(2)	42	Director
Tracy L. Noll(1)(2)(3)	57	Director
William P. Phoenix(3)(4)	48	Director

(1)
Member of the Audit Committee. Mr. Noll is the chairperson of the committee.

(2)
Member of the Compensation Committee. Mr. Noll is the chairperson of the committee.

(3)
Member of the Corporate Governance and Nominating Committee. Ms. Bronner is the chairperson of the committee.

(4)
Member of the Executive Committee.

        William P. Brick became Chief Executive Officer in April 2001 and the Chairman of Reddy Group's Board of Directors in June 2001. Prior to joining Reddy Group, Mr. Brick was employed by Suiza Foods Corporation, now known as Dean Foods Company, where he served as Executive Vice President from July 1996 until October 1996 and as Chief Operating Officer of Dairy Operations from October 1996 until January 2000. Before joining Suiza, Mr. Brick was the Vice President—Sales and Marketing for the Metropoulos Management Group from February 1996 until June 1996. From 1995 until January 1996, he served as Vice President—Sales and Marketing for Ultra Products. In addition, from 1991 until December 1994, Mr. Brick held various positions with the Morningstar Group, Inc., including Vice President of Sales, and he served in several capacities for Palm Dairies Inc. in Calgary, Alberta, from 1988 until 1991.

        Jimmy C. Weaver became Chief Operating Officer in April 1998, President in February 2001 and Director in May 2002. From April 1998 through January 2001, he served as Executive Vice President.

Mr. Weaver joined Reddy Ice Corporation in September 1996 and was President of Reddy Ice Corporation prior to its acquisition by Reddy Group in April 1998. From May 1993 until August 1996, Mr. Weaver was Vice President of Sales and Marketing of Booth/Crystal Tips, a manufacturing division of Scotsman Industries based in Dallas, Texas, that produces and sells ice making equipment.

        Steven J. Janusek became Chief Financial Officer in October 2000 and Secretary in June 2001. Mr. Janusek is a certified public accountant and served as Treasurer from February 2000 until March 2001 and as Corporate Controller from January 1998 until October 2000. Mr. Janusek joined Southwestern Ice, Inc. in July 1994 and from January 1996 served as the Corporate Controller of Southwestern Ice until its merger with Reddy Group in April 1997. Mr. Janusek briefly resigned his position as Chief Financial Officer in March 2001 to pursue another opportunity but returned to Reddy Group as Chief Financial Officer in April 2001.

        Ben D. Key became Senior Vice President—Sales in April 2001. From April 1998 until April 2001, Mr. Key served as Vice President—Sales. Mr. Key joined Reddy Ice Corporation in June 1997 and served in the same position prior to its acquisition by Reddy Group. Prior to joining Reddy Ice Corporation, Mr. Key was engaged in government service and political consulting for twenty years.

        Graham D. Davis became Senior Vice President—Central Operations in March 2001. From April 1998 through March 2001, he was Senior Vice President—Western Operations. For the five years prior to joining Reddy Group, Mr. Davis was Executive Vice President of Operations of Reddy Ice Corporation.

        Thomas L. Dann became Senior Vice President—Western Operations in March 2001. Mr. Dann joined Reddy Ice in 1987 through the acquisition of his company, Lampasas Ice, which he owned and operated from 1971. While at Reddy Ice Corporation and subsequently at Reddy Group, Mr. Dann has served in various management positions including Plant Manager, Zone Manager and Area Vice President.

        Joseph A. Geloso became Senior Vice President—Eastern Operations in February 2001. Mr. Geloso joined Reddy Ice Corporation in 1987 as a plant manager. While at Reddy Ice and subsequently at Reddy Group, Mr. Geloso served in various management positions including Plant Manager, Zone Manager and Area Vice President.

        Raymond D. Booth became Senior Vice President—Mid-Atlantic Operations in July 2003. Prior to joining Reddy Group, Mr. Booth was the principal of Booth Consulting, LLC and was engaged by Reddy Group to oversee its mid-Atlantic cold storage businesses as well as serving other food related clients. Mr. Booth has over 32 years experience in the dairy foods business, where his career engaged him in all aspects of the growth through acquisition and branding of Country Fresh, LLC. He served in various senior management positions including Senior Vice President of Country Fresh, LLC, one of the Midwest's largest dairy products providers. Country Fresh merged with Suiza Foods in November 1997, and Mr. Booth became Suiza's Senior Vice President of Operations in January 1999. He served in that capacity until January 2001 when he became President of Suiza's Country Fresh division. Mr. Booth served in that capacity until December 31, 2001 when he started his own consulting company.

        Mark A. Steffek became Vice President—Finance and Treasurer in April 2001. Mr. Steffek is a certified public accountant and from September 1991 until he joined Reddy Group in September 2000 as Director of Financial Reporting and Assistant Treasurer, he served as an auditor with Deloitte & Touche LLP in various capacities, including senior manager.

        Beth L. Bronner became a member of the board of directors in February 2004. Ms. Bronner has been Senior Vice President and Chief Marketing Officer for Jim Beam Brands Worldwide since September 2003. From May 2001 to September 2003, Ms. Bronner served as a private consultant and president of a private realty company. In addition, she served as President and Chief Operating Officer of Advo Inc. from August 2000 until May 2001. Prior to that, Ms. Bronner was at Sunbeam Inc. from November 1998 as President—Health Division. Prior to that, she was with Citibank, N.A. from September 1996 as Senior Vice President and Director of Marketing for the United States and Europe. From July 1994 to August 1996, Ms. Bronner was Vice President—Emerging Markets of American Telephone & Telegraph Company Consumer Communications Services business. Ms. Bronner was President of the Professional Products Division of Revlon, Inc. from May 1993 until June 1994. From February 1992 to May 1993 she was Executive Vice President of the Beauty Care and Professional Products Division of Revlon, Inc. Ms. Bronner is also a director of Hain Celestial Group, Inc. and Assurance, Inc.

        Philip M. Carpenter III became a member of the board of directors on August 15, 2003 and is a Managing Director of Bear, Stearns & Co. Inc. and a Principal of Bear Stearns Merchant Banking, LLC. Prior to joining Bear Stearns in August 2002, Mr. Carpenter was a Principal of Brockway Moran & Partners, Inc., a private equity investment firm, which he joined in 1998. Prior to that, Mr. Carpenter was with the private equity firm Trivest, Inc. and the investment banking department of Bear, Stearns & Co. Inc. Mr. Carpenter is currently a Director of CamelBak Group, LLC, New York & Company, Inc. and Packaging Holdings, Inc. Mr. Carpenter holds a B.S. in Accounting from the State University of New York at Binghamton.

        Robert J. Fioretti became a member of the board of directors on August 15, 2003 and is an Executive Director of Trimaran Fund Management, L.L.C. Prior to joining Trimaran in August 2001, Mr. Fioretti was a member of CIBC World Markets Corp.'s Leveraged Finance Group, which he joined in 1999. Mr. Fioretti holds an M.B.A. and a B.S. in economics from the Wharton School of the University of Pennsylvania.

        Andrew R. Heyer became a member of the board of directors on August 15, 2003 and is a founder and Managing Director of Trimaran Fund Management, L.L.C. Mr. Heyer is also a vice-chairman of CIBC World Markets Corp., co-head of CIBC Argosy Merchant Banking Funds and a member of CIBC's U.S. Management Committee. Prior to joining CIBC in 1995, Mr. Heyer was a founder and managing director of The Argosy Group L.P. Mr. Heyer serves as a director of Niagara Corporation, Hain Celestial Group Inc., Millennium Digital Media Holdings, L.L.C., Brite Media Group and Village Voice Media, L.L.C. Mr. Heyer holds an M.B.A. and a B.S. in economics from the Wharton School of the University of Pennsylvania. Mr. Heyer currently serves as a trustee of the University of Pennsylvania and Chairman of the Board of Overseers of the University of Pennsylvania School of Social Work.

        David E. King became a member of the board of directors on August 15, 2003 and is a Senior Managing Director of Bear, Stearns & Co. Inc. and an Executive Vice President of Bear Stearns Merchant Banking, LLC. Prior to joining Bear Stearns in April 2001, Mr. King was a Partner at McCown De Leeuw & Co., a private equity investment partnership from 1990 to 2000, in charge of that firm's New York office investment activities. Currently, Mr. King is a Director of ACA Capital Holdings, Inc., Cavalry Investments LLC, Global VantEdge, Inc. and Sutton Place Group, LLC. Mr. King also sits on the advisory board of Falconhead Capital LLC and ChrysCapital. Mr. King holds an M.B.A. from Stanford University, an M.S. from the State University of New York, Stony Brook, and a B.S. from Rice University.

        Douglas R. Korn became a member of the board of directors on August 15, 2003 and is a Senior Managing Director of Bear, Stearns & Co. Inc. and an Executive Vice President of Bear Stearns Merchant Banking, LLC. Prior to joining Bear Stearns in January 1999, Mr. Korn was a Managing Director of Eos Partners, L.P., an investment partnership. Mr. Korn is currently a Director of Aearo Corporation and Vitamin Shoppe Holdings. Mr. Korn holds an M.B.A. from Harvard Business School and a B.S. in economics from the Wharton School of the University of Pennsylvania.

        Tracy L. Noll became a member of our board of directors in November 2003 and is the chairman of our audit and compensation committees. Mr. Noll also served on the board of directors of Packaged Ice from September 2002 until the merger in August 2003. Mr. Noll is currently a private investor based in Dallas, Texas. Mr. Noll was President and Chief Operating Officer of National Dairy Holdings, L.P., a $2 billion private company, from April 2001 to September 2003. He previously served as Executive Vice President, Corporate Development of Suiza Foods Corporation, now known as Dean Foods Company, from 1997 to 2001 and as Suiza's Executive Vice President and Chief Financial Officer from 1994 to 1997. Mr. Noll serves as a director of Lakeview Farms Inc. and as director and audit committee chairman of Citi Trends, Inc.

        William P. Phoenix became a member of the board of directors on August 15, 2003 and is a Managing Director of Trimaran Fund Management, L.L.C. Prior to joining Trimaran, Mr. Phoenix was a Managing Director of CIBC Capital Partners and was a Managing Director of CIBC World Markets Corp. Prior to joining CIBC World Markets Corp. in 1995, Mr. Phoenix had been a Managing Director of Canadian Imperial Bank of Commerce, which he joined in 1982. Mr. Phoenix also serves as a director of Millennium Digital Media, Eureka Broadband Corporation and Brite Media Group and serves as a director and chairman of Urban Brands, Inc. Mr. Phoenix holds an M.B.A. from the University of Toronto and a B.A. in economics from the University of Western Ontario.

Board of Directors

  Composition of the Board of Directors

        Our board of directors currently consists of ten directors. We currently have two independent directors, Beth L. Bronner and Tracy L. Noll. Our board of directors has determined that each of Ms. Bronner and Mr. Noll is "independent," as defined under and required by the Federal securities laws and the rules of the New York Stock Exchange. We expect to make additions to and replacements of the members of our board of directors in order to satisfy the New York Stock Exchange requirement that we have a board of directors composed of a majority of "independent" (as defined under the rules of the New York Stock Exchange) directors within one year of the completion of the initial public offering.

  Committees of the Board of Directors

        Audit Committee.    Our audit committee currently consists of Tracy L. Noll and Beth L. Bronner. Each member of the audit committee must be financially literate, as such qualification is interpreted by the board of directors in its business judgement, or must become financially literate within a reasonable period of time after such member is appointed. In addition, our board of directors has determined that Mr. Noll is an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K. In accordance with the requirements of the New York Stock Exchange, the audit committee is composed entirely of "independent" (as defined under the rules of the New York Stock Exchange) directors and will have a minimum of three members within one year of the completion of the initial public offering.

        The audit committee will have at least four regular meetings each year. The result of each meeting will be reported at the next regular meeting of our board.

        The audit committee has the responsibility for overseeing:

  •
  our accounting and financial reporting processes;

  •
  the reliability of our financial statements;

  •
  the effective evaluation and management of our financial risks;

  •
  our compliance with laws and regulations; and

  •
  the maintenance of an effective and efficient audit of our financial statements by a qualified independent registered public accounting firm.

        To fulfill these responsibilities, the audit committee will:

  •
  be aware of the current areas of greatest financial risk to us and ensure that management is effectively assessing and managing risks;

  •
  consider the effectiveness of our disclosure controls and procedures to promote timely, accurate, compliant and meaningful disclosure in our periodic reports filed with the SEC;

  •
  periodically review with the independent registered public accounting firm their assessment as to the adequacy of our structure of internal controls over financial accounting and reporting, and their qualitative judgments as to the accounting principals employed and related disclosures by us and the conclusions expressed in our financial reports;

  •
  review our accounting policies and practices to ensure they meet the requirements with respect to the rules and pronouncements of the FASB, the SEC and the Public Company Accounting Oversight Board;

  •
  select, evaluate and, if necessary, replace our independent registered public accounting firm;

  •
  actively engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent registered public accounting firm;

  •
  meet with the independent registered public accounting firm, the internal auditors and senior management to review the scope and methodology of the proposed audit;

  •
  discuss with management policies and practices regarding earnings press releases, as well as financial information and earnings guidelines provided to analysts and rating agencies;

  •
  set clear hiring policies with respect to any current or former employees of our independent registered public accounting firm;

  •
  review periodically our code of conduct and obtain confirmation from management that the policies included in the code of conduct are understood and implemented;

  •
  establish procedures for the receipt, retention and treatment of complaints we receive regarding our internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of their concerns regarding our internal accounting controls and auditing matters; and

  •
  have the authority to engage independent counsel and other advisers, as necessary, to carry out any of the foregoing duties.

        Our board of directors adopted a written charter for the audit committee, which is available on our website and which availability will be disclosed in our annual report to stockholders.

        Compensation Committee.    Our compensation committee consists of Tracy L. Noll, Andrew R. Heyer, Douglas R. Korn and Beth L. Bronner. Mr. Korn and Mr. Heyer will be replaced by one or more of the directors appointed following completion of the initial public offering. In accordance with the requirements of the New York Stock Exchange, the compensation committee will be composed of a majority of "independent" (as defined under the rules of the New York Stock Exchange) directors within 90 days of the completion of the initial public offering and will be composed entirely of "independent" directors within one year of the completion of the initial public offering. The nominating and governance committee will recommend to our board nominees for the compensation committee to our board. The compensation committee will meet at least once during each fiscal year. The primary responsibility of the compensation committee will be to develop and oversee the implementation of our philosophy with respect to the compensation of our officers. In that regard, the compensation committee will:

  •
  develop and maintain a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders;

  •
  recommend compensation and benefit plans to our board for approval;

  •
  review and approve annual corporate and personal goals and objectives to serve as the basis for the chief executive officer's compensation, evaluate the chief executive officer's performance in light of the goals and, based on such evaluation, determine the chief executive officer's compensation;

  •
  determine the annual total compensation for our named executive officers;

  •
  with respect to our equity-based compensation plans, approve the grants of stock options and other equity-based incentives as permitted under our compensation plans;

  •
  review and recommend compensation for non-employee directors to our board; and

  •
  review and recommend employment agreements, severance arrangements and change of control plans that provide for benefits upon a change in control, or other provisions for our executive officers and directors, to our board. It is intended that arrangements for change of control benefits for our executive officers will be considered by the compensation committee after the initial public offering.

        Our board of directors adopted a written charter for the compensation committee, which is available on our website and which availability will be disclosed in our annual report to stockholders.

        Governance and Nominating Committee.    Our governance and nominating committee consists of Beth L. Bronner, David E. King, William P. Phoenix and Tracy L. Noll. Mr. King and Mr. Phoenix will be replaced by one or more of the directors appointed following completion of the initial public offering. In accordance with the requirements of the New York Stock Exchange, the nominating and governance committee will be composed of a majority of "independent" (as defined under the rules of the New York Stock Exchange) directors within 90 days of the completion of the initial public offering and will be composed entirely of "independent" directors within one year of the completion of the initial public offering. The nominating and governance committee will:

  •
  identify individuals qualified to serve as our directors;

  •
  recommend a set of corporate governance guidelines to our board;

  •
  review periodically the composition of our board;

  •
  identify and recommend director candidates for our board;

  •
  recommend to our board nominees for election as directors;

  •
  recommend to our board the composition of the committees of the board;

  •
  review periodically our corporate governance guidelines and recommend governance issues that should be considered by our board;

  •
  review periodically our committee structure and operations and the working relationship between each committee and the board; and

  •
  consider, discuss and recommend ways to improve our board's effectiveness.

        Our board of directors adopted a written charter for the nominating and governance committee, which is available on our website and which availability will be disclosed in our annual report to stockholders.

        Compensation Committee Interlocks and Insider Participation.    The compensation levels of our executive officers are currently determined by our compensation committee, subject to the approval of our board of directors. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Codes of Conduct and Ethics and Corporate Governance Guidelines

        Prior to the consummation of the initial public offering, our board of directors adopted (1) a new code of business conduct and ethics applicable to our directors, officers and employees and (2) new corporate governance guidelines, each in accordance with applicable rules and regulations of the SEC and the New York Stock Exchange. Each of these codes of ethics and conduct and the corporate governance guidelines is available on our website.

Director Compensation

        Our board consists of two management executives, six representatives designated by our Sponsors and two independent directors, Mr. Noll and Ms. Bronner. None of the existing board members, other than the independent members, presently receives any compensation for their services on the board. The annual compensation for the services of our independent directors is $25,000 per annum, payable quarterly in arrears, plus an additional $2,500 per annum for each committee on which he or she serves. Additionally we expect to grant stock options to our independent directors from time to time, as determined by the full board. Directors are also reimbursed for ordinary and necessary expenses incurred in attending meetings of the Board of Directors or committee meetings. On February 3, 2004, we granted 8,280 time-based options to purchase common stock to each of Mr. Noll and Ms. Bronner. The options vest 25% per year, with the initial vesting of 25% having occurred on January 1, 2005. Mr. Noll and Ms. Bronner each received transaction payments of $6,000 in conjunction with the issuance of the notes.

Executive Compensation and Incentive Programs

  Summary Compensation Table

        The following table sets forth certain compensation information for our Chief Executive Officer and four additional highly compensated executive officers (the "Named Executive Officers") for the three years ended December 31, 2004, 2003 and 2002:

		Annual Compensation					Long-Term Compensation
Name/Principal Position	Year	Salary	Bonus	Other Annual Compensation			Restricted Stock Awards		Securities Underlying Options	All Other Compensation
William P. Brick Chairman of the Board, Chief Executive Officer	2004 2003 2002	$389,231 360,000 360,000	$54,467 293,781 481,219	$	— 60,262(2 19,404(5	) )	$	— 182,968(3 —)	32,568 273,240 —	$242,602(1 668,441(4 9,300(6	) ) )
Jimmy C. Weaver President & Chief Operating Officer	2004 2003 2002	$275,000 242,308 225,000	$32,453 194,494 260,661	$	— 34,341(2 14,553(5	) )	$	— 107,820(3 —)	— 325,266 —	$249,227(1 407,021(4 1,125(6	) ) )
Steven J. Janusek Executive Vice President, Chief Financial Officer & Secretary	2004 2003 2002	$180,000 164,308 160,615	$16,340 97,927 144,366	$	— 14,934(2 7,277(5	) )	$	— 45,306(3 —)	— 143,106 —	$111,146(1 172,737(4 1,741(6	) ) )
Ben D. Key Senior Vice President—Sales	2004 2003 2002	$150,000 150,000 150,000	$13,617 81,606 133,672	$	— 12,932(2 7,277(5	) )	$	— 43,564(3 —)	— 84,594 —	$66,953(1 159,562(4 317(6	) ) )
Graham D. Davis Senior Vice President— Central Operations	2004 2003 2002	$150,000 172,885 185,000	$13,617 100,647 164,862	$	— 17,124(2 7,277(5	) )	$	— 53,729(3 —)	— 130,134 —	$102,878(1 201,133(4 1,914(6	) ) )

(1)
Represents amounts (i) paid to the employee as a special transaction bonus in connection with the October 2004 issuance of Reddy Holdings' 10 1/2% senior discount notes due 2012, (ii) contributions made to Reddy Group's 401(K) plan by the company, and (iii) the value of life insurance benefits paid by the company; for Mr. Brick, such amount also includes $7,500 of reimbursements for a life insurance policy. The amounts by employee and category are as follows:

	Special Transaction Bonus	401(K) Contributions	Life Insurance	Total
William P. Brick	$232,000	$1,998	$8,604	$242,602
Jimmy C. Weaver	247,000	1,123	1,104	249,227
Steven J. Janusek	109,000	1,800	346	111,146
Ben D. Key	65,000	1,125	828	66,953
Graham D. Davis	100,000	2,050	828	102,878
(2)
Represents bonuses to (i) reimburse the employee for income taxes payable on the grant of restricted stock that was received in August 2003 and (ii) reimburse the employee for the final income taxes due on the grant of restricted stock that was received in May 2002 and cancelled in February 2003. The amounts paid are allocated between the two grants as follows:

	2003 Grant	2002 Grant	Total
William P. Brick	$47,572	$12,690	$60,262
Jimmy C. Weaver	28,033	6,308	34,341
Steven J. Janusek	11,780	3,154	14,934
Ben D. Key	11,327	1,605	12,932
Graham D. Davis	13,970	3,154	17,124
(3)
Pursuant to the terms of the merger, certain members of the senior management team, including the Named Executive Officers, received shares of restricted common and 12% cumulative redeemable Series A preferred stock in an aggregate value of $500,000. All such restricted common shares vest on August 15, 2006 if the employee is still employed by us on that date. All restricted preferred shares were repurchased on October 27, 2004, at a redemption price of $1,000 per share plus accrued and unpaid dividends.

(4)
Represents amounts (i) paid to the employee in connection with change of control agreements which were entered into on May 9, 2001, (ii) signing bonuses paid in connection with the signing of new employment agreements on August 14, 2003, (iii) transaction fees paid in connection with the Triangle acquisition, (iv) contributions made to Reddy Group's 401(k) plan by the company and (v) the value of life insurance benefits paid by the company; for Mr. Brick, such amount also includes $7,500 of reimbursements for a life insurance policy. The amounts by employee and category are as follows:

	Change of Control Agreement	Signing Bonus	Triangle Transaction Fee	401(k) Contributions	Life Insurance	Total
William P. Brick	$630,000	$22,500	$5,675	$1,662	$8,604	$668,441
Jimmy C. Weaver	371,250	28,125	5,417	1,125	1,104	407,021
Steven J. Janusek	156,000	12,375	2,383	1,644	335	172,737
Ben D. Key	150,000	7,313	1,408	260	581	159,562
Graham D. Davis	185,000	11,250	2,167	2,000	716	201,133
(5)
Represents a bonus to reimburse the employee for income taxes payable on the grant of restricted stock that was received in May 2002 and cancelled in February 2003.

(6)
Represents 401(k) contributions made by the company; for Mr. Brick, such amount also includes $7,500 of reimbursements for a life insurance policy.

  Employment Agreements

        On August 14, 2003, we entered into executive employment agreements (each, an "employment agreement") with each of William P. Brick, our Chief Executive Officer, Jimmy C. Weaver, our President and Chief Operating Officer, Steven J. Janusek, our Executive Vice President, Chief Financial Officer and Secretary, Ben D. Key, our Senior Vice President of Sales and Graham D. Davis, our Senior Vice President—Central Region. The employment agreements with Messrs. Brick, Weaver, Janusek, Key and Davis each became effective as of August 14, 2003. The employment agreements for each of Messrs. Brick, Weaver, Janusek, Davis and Key are of indefinite duration.

        Under the terms of each employment agreement, in addition to his annual salary, each executive officer is entitled to participate in incentive compensation plans on the same basis as other comparable level employees. Each executive officer is also entitled to participate in various benefit plans.

        Each of these employment agreements provides for a minimum base salary. In addition, each agreement provides that the executive is entitled to receive an annual bonus upon achieving certain performance and operating targets. The employment agreements with Messrs. Brick, Weaver, Janusek, Key and Davis provide for minimum base salaries of $360,000, $275,000, $180,000, $150,000 and $150,000, respectively. On March 26, 2004, the Compensation Committee approved an increase in Mr. Brick's annual salary to $400,000 per year, effective as of that date.

        Each of these employment agreements provides for severance payments under certain circumstances. If Messrs. Brick or Weaver are terminated "without cause" or terminate their employment for "good reason" or become disabled, then they will receive a severance amount equal to 150% of their annual base salary payable either in a lump sum or on an ordinary payroll basis over a period of 18 months at our discretion. In addition, Mr. Brick's employment agreement entitles him to receive healthcare benefits from the date of termination of his employment until age 65. If Messrs. Janusek or Key are terminated "without cause" or terminate their employment for "good reason" or become disabled, then they will receive a severance amount equal to 100% of their annual base salary payable either in a lump sum or on an ordinary payroll basis over a period of 12 months at our discretion. If Mr. Davis is terminated "without cause" or becomes disabled, then he will receive a severance amount equal to 100% of his annual base salary payable either in a lump sum or on an ordinary payroll basis over a period of 12 months at our discretion. If we elect to pay a severance amount over a period of time, then the executive will also be entitled to a continuation in benefits for such period. The employment agreements also restrict the executive's business activities that compete with our business. In the case of Messrs. Brick and Weaver, these restrictions apply for a period of two years following the termination of the executive's employment. In the case of Messrs. Janusek, Davis and Key, these restrictions apply for a period of 18 months following the termination of the executive's employment.

        On March 24, 2005, the Compensation Committee approved revised compensatory arrangements with respect to certain of our executive officers and our Chief Executive Officer approved revised compensatory arrangements with respect to certain additional executive officers. Pursuant to the revised compensatory arrangements, certain of our officers will receive an increase in their base salaries effective March 25, 2005. Each executive officer's base salary was increased in accordance with the terms of such executive officer's employment agreement, in each case dated as of August 14, 2003. The revised annual base salaries for our Chief Executive Officer and named executive officers are $425,000 for Mr. Brick, $300,000 for Mr. Weaver, $220,000 for Mr. Janusek, $180,000 for Mr. Key and $155,000 for Mr. Davis.

  Option Grants in the Last Fiscal Year

        We established the Reddy Ice Holdings, Inc. 2003 Stock Option Plan, effective August 15, 2003, which provides for the grant of options to purchase shares of common stock of Reddy Holdings to our employees, directors and officers. The plan is administered by our Compensation Committee. Our executives are encouraged to own shares of our common stock, thereby aligning the interests of management with those of stockholders and tying a significant portion of executive compensation to long-term company performance. Options granted under our 2003 Stock Option Plan include time-based options and performance-based options. Time-based options generally vest 20% per year with the initial vesting of 20% occurring on the first day of the calendar year following the year of grant. The performance-based options vest in three tranches based on obtaining certain performance and operating targets. One-half of the shares are subject to the first tranche, one-quarter of the shares are subject to the second tranche, and one-quarter of the shares are subject to the third tranche. Any unvested performance-based options automatically vest after eight years. All options granted pursuant to this plan expire ten (10) years after the date of grant.

        Option grants to the Named Executive Officers in 2004 are set forth in the following table:

Name	Number of Securities Underlying Options Granted(1)(2)	Percentage of Total Options Granted to Employees in 2004	Approximate Exercise Price (per share)	Expiration Date	Grant Date Present Value
William P. Brick	32,568	100%	$7.25	8/16/14	$68,645

(1)
Of the total options granted, 80% were time-based and 20% were performance-based.

(2)
All amounts are rounded to the nearest whole number.

        Concurrently with the consummation of the initial public offering, we amended the 2003 Stock Option Plan to accelerate the schedule for vesting of time-based options, immediately vest all outstanding performance-based options, allow unvested options to be exercised for restricted stock with identical vesting schedules and provide for accelerated vesting of options upon the termination of an optionholder's employment under certain circumstances. We expect to recognize approximately $950,000 of non-cash compensation expense related to the acceleration of vesting schedules. We do not expect to recognize any compensation expense associated with the other amendments noted above. Following the consummation of the initial public offering, we do not expect to issue additional options under the 2003 Stock Option Plan.

  Aggregated Option Exercises in the Last Fiscal Year and the Fiscal Year-End Option Values

        No options to purchase common stock of Reddy Holdings were exercised during the year ended December 31, 2004 by the Named Executive Officers. The fiscal year-end value of stock options to buy common stock of Reddy Holdings held by such officers is set forth in the following table:

			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the- Money Options at December 31, 2004
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
William P. Brick	—	—	49,128	256,680	$104,020	$542,933
Jimmy C. Weaver	—	—	52,302	272,964	$110,660	$577,589
Steven J. Janusek	—	—	23,046	120,060	$48,690	$254,139
Ben D. Key	—	—	13,662	70,932	$28,771	$150,173
Graham D. Davis	—	—	20,976	109,158	$44,264	$231,035

Long-Term Incentive and Share Award Plan

        Our board of directors and stockholders have approved, and we have adopted, a new long-term incentive and share award plan (the "Long-Term Incentive and Share Award Plan"). The Long-Term Incentive and Share Award Plan will terminate on the earlier of ten years after the consummation of the initial public offering or when the board of directors terminates the Long-Term Incentive and Share Award Plan. An aggregate of 750,000 shares are reserved for issuance under the Long-Term Incentive and Shares Award Plan, subject to customary antidilution adjustments. The Long-Term Incentive and Share Award Plan provides for the grant of incentive stock options, or ISOs, as defined in section 422 of the Internal Revenue Code, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, or SARs, dividend equivalent rights, performance share awards, performance units and other share-based awards, to certain of our employees, consultants and directors, as determined by the Compensation Committee. The Compensation Committee will administer the Long-Term Incentive and Share Award Plan.

Indemnification of Directors and Officers

        For a period of six years after the merger and related transactions, Reddy Holdings has agreed to cause Reddy Group to:

  •
  indemnify and hold harmless, and provide advancement of expenses to, persons who at the closing of the merger were serving, or at any time prior to the closing of the merger have served as, one of our or our subsidiaries' officers or directors, to the fullest extent permitted by law, and shall cause the surviving corporation to assume our obligations under any indemnification agreements; and

  •
  cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by directors' and officers' liability insurance at the closing of the merger, providing coverage that is at least equal to the coverage provided under the current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Reddy Holdings that is not greater than 200% of the premium for the directors' and officers' liability insurance for the year prior to the closing of the merger and related transactions.

        At the closing of the merger, each of the executive officers, including the Named Executive Officers, and all directors entered into indemnity agreements with both Reddy Group and Reddy Holdings, pursuant to which both entities have agreed to indemnify and hold harmless each executive officer and director for acting in his capacity as our officer or director to the fullest extent permitted under applicable law, respectively. Indemnity will not extend to gross negligence, willful misconduct or bad faith. In addition, Reddy Holdings will maintain a directors' and officers' insurance policy.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

        The following table sets forth the percentage of Reddy Holdings' common equity that is beneficially owned, as of August 15, 2005, after giving effect to the initial public offering and the related transactions in each case, by:

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our executive officers and directors as a group; and

  •
  each person, or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock.

Beneficial Owner	Common Stock Shares Beneficially Owned*(1)	Percentage of Beneficial Ownership**
5% Stockholders
Trimaran Fund II, L.L.C.(2)	1,547,155(3)	7.1%
Trimaran Parallel Fund II, L.P.(2)	635,955(3)	2.9%
Trimaran Capital, L.L.C.(2)	97,531(3)	***
CIBC Employee Private Equity Partners (Trimaran)(2)	983,541(3)	4.5%
CIBC Capital Corporation(2)	1,294,961(3)	6.0%
Jay R. Bloom(2)	4,337,194	20.0%
Dean C. Kehler(2)	4,337,194	20.0%
Bear Stearns Merchant Banking Partners II, L.P.(4)	1,711,161(5)	7.9%
Bear Stearns Merchant Banking Investors II, L.P.(4)	337,075(5)	1.6%
Bear Stearns MB-PSERS II, L.P.(4)	939,807(5)	4.3%
The BSC Employee Fund III, L.P.(4)	485,834(5)	2.2%
The BSC Employee Fund IV, L.P.(4)	863,317(5)	4.0%
John D. Howard(4)	4,337,194	20.0%
The Bear Stearns Companies, Inc.(4)	4,337,194	20.0%
Executive Officers and Directors
Beth L. Bronner	5,036(6)	***
Phillip M. Carpenter III	—	***
Robert J. Fioretti	—	***
Andrew R. Heyer(2)	4,337,194	20.0%
David E. King	—	***
Douglas R. Korn	—	***
Tracy L. Noll	22,286(7)	***
William P. Phoenix	—	***
William P. Brick	262,824(8)	1.2%
Jimmy C. Weaver	263,957(9)	1.2%
Steven J. Janusek	118,508(10)	***
Ben D. Key	60,420(11)	***
Graham D. Davis	98,256(12)	***
Total executive officers and directors as a group (13 persons)	5,168,481(13)	23.8%

*
All holdings in this beneficial ownership table have been rounded to the nearest whole share.

**
The percentage of beneficial ownership for all holders has been rounded to the nearest 1/10th of a percentage.

***
Percentage of shares beneficially owned by such person does not exceed one percent.

(1)
The table includes the issuance of 808,818 shares of common stock on the cashless exercise by certain members of management of options to purchase shares of common stock at an average exercise price of approximately $7.25 per share (based on the initial public offering price of $18.50 per share) and assumes, for purposes of determining each stockholder's percentage of beneficial ownership, issuance of 25,817 shares granted to certain employees upon consummation of the initial public offering.

(2)
Messrs. Heyer, Bloom and Kehler may be deemed to share beneficial ownership of shares owned of record by Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC Capital Corporation by virtue of their status as managing partners of Trimaran Investments II, L.L.C.

  Through Trimaran Investments II, L.L.C., Messrs. Heyer, Bloom and Kehler share investment and voting power with respect to shares owned by Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC Capital Corporation but disclaim, other than with respect to Trimaran Capital, L.L.C., beneficial ownership of such shares. The business address for each stockholder identified in this footnote is 622 Third Avenue, New York, New York 10017.

(3)
Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC Capital Corporation due to their common control by Trimaran Investments II, L.L.C., could be deemed to beneficially own each other's shares, but disclaim such beneficial ownership.

CIBC Capital Corporation directly owns 1,073,012 shares, or 4.9% of Reddy Holdings' equity, and, through its ownership of an interest in Trimaran Fund II, L.L.C., beneficially owns an additional 1.1% of Reddy Holdings' equity.

(4)
Mr. Howard, by virtue of his status as the sole member of JDH Management, LLC, and The Bear Stearns Companies Inc. may be deemed to share beneficial ownership of shares owned of record by Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB PSERS II, L.P., The BSC Employee Fund III, L.P. and The BSC Employee Fund IV, L.P. Mr. Howard and The Bear Stearns Companies Inc. share investment and voting power with respect to shares owned by Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB PSERS II, L.P., The BSC Employee Fund III, L.P. and The BSC Employee Fund IV, L.P., but disclaim beneficial ownership of such shares. The business address for each stockholder identified in this footnote is 383 Madison Avenue, New York, New York 10179 and the telephone number is (212) 272-2000.

(5)
Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB PSERS II, L.P., The BSC Employee Fund III, L.P. and The BSC Employee Fund IV, L.P., due to their common control, could be deemed to beneficially own each other's shares, but disclaim such beneficial ownership.

(6)
Includes 3,777 unvested restricted shares received by Ms. Bronner upon cashless exercise of options to purchase common stock prior to the consummation of the initial public offering.

(7)
Includes 3,777 unvested restricted shares received by Mr. Noll upon cashless exercise of options to purchase common stock prior to the consummation of the initial public offering.

(8)
Includes 89,712 unvested restricted shares received by Mr. Brick upon cashless exercise of options to purchase common stock prior to the consummation of the initial public offering.

(9)
Includes 95,439 unvested restricted shares received by Mr. Weaver upon cashless exercise of options to purchase common stock prior to the consummation of the initial public offering.

(10)
Includes 41,993 unvested restricted shares received by Mr. Janusek upon cashless exercise of options to purchase common stock prior to the consummation of the initial public offering.

(11)
Includes 24,814 unvested restricted shares received by Mr. Key upon cashless exercise of options to purchase common stock prior to the consummation of the initial public offering.

(12)
Includes 38,175 unvested restricted shares received by Mr. Davis upon cashless exercise of options to purchase common stock prior to the consummation of the initial public offering.

(13)
Includes 297,687 unvested restricted shares in the aggregate, received by the executive officers and directors upon cashless exercise of options to purchase common stock prior to the consummation of the initial public offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Merger and Related Financing Transactions

        Reddy Holdings, formerly known as CAC Holdings Corp., and its wholly owned subsidiary, Cube Acquisition Corp., were formed on behalf of our Sponsors to acquire our predecessor, Packaged Ice, Inc. On August 15, 2003, Cube Acquisition Corp. was merged with and into Packaged Ice, Inc. and was renamed Reddy Ice Group, Inc. Pursuant to the merger agreement dated May 12, 2003, each stockholder of Packaged Ice received a cash payment for each of their shares of common stock and each holder of an option or warrant to purchase Packaged Ice's common stock received a cash payment for the excess (if any) of the per share merger consideration over the exercise price of the option. At the time of the merger, Packaged Ice had its common stock delisted from the American Stock Exchange and became a wholly owned subsidiary of Reddy Holdings.

        The aggregate acquisition consideration in the merger was $461.0 million (inclusive of change in control payments). The merger consideration paid to the common stockholders and option and warrant holders of Packaged Ice was approximately $76.8 million. In addition, Packaged Ice's existing senior notes and preferred stock were repurchased. In order to partially fund the merger, the Sponsors and certain members of management contributed $188.1 million in exchange for shares of Reddy Holdings' common stock and series A preferred stock. The remaining part of the merger consideration came from related financing transactions, including the issuance of the Reddy Group notes and the entry into our Reddy Group's former credit facilities. See "Description of Other Indebtedness."

Shareholders Agreement

        Concurrently with the closing of the merger, the stockholders of Reddy Holdings entered into a shareholders agreement as of August 14, 2003 that governs certain relationships among, and contains certain rights and obligations of, such stockholders.

        In connection with the initial public offering and all future public offerings of common stock by Reddy Holdings, the shareholders agreement grants the stockholders of Reddy Holdings party thereto certain rights to participate in registered offerings by us of our common stock, or "piggyback" registration rights. In addition, immediately following the completion of the initial public offering the shareholders agreement permits each of (i) the BSMB-affiliated sponsors and (ii) the Trimaran-affiliated sponsors to make up to three demands on Reddy Holdings to register the shares of common stock held by them. These demand and piggyback registration rights are subject to limitations as to the maximum number of shares that may be registered if the managing underwriter in such an offering advises that the number of shares of common stock offered should be limited due to market conditions or otherwise. To exercise their demand registration rights, those parties must request that Reddy Ice Holdings, Inc. effect a registration under the Securities Act. Upon receipt of such request, Reddy Ice Holdings, Inc. may, subject to certain terms and conditions, either: (i) proceed with the demand registration, or (ii) proceed with a registered primary public offering in connection with which the stockholders may exercise their piggyback registration rights.

        The shareholders agreement further provides that if requested by the underwriters in either a demand or piggyback registration, the participating stockholders must enter into a lock-up agreement with the underwriters which will restrict their sales of Reddy Holdings common stock for 180 days following the initial public offering. All of Reddy Holdings' stockholders have entered into such a lock-up agreement in connection with the initial public offering. Reddy Holdings is required to pay all expenses incurred in connection with demand and piggyback registrations, excluding, in the case of demand registrations, underwriting discounts and commissions.

Monitoring and Management Services Agreement

        Reddy Group, Trimaran and an entity affiliated with BSMB were parties to a Monitoring and Management Services Agreement, pursuant to which Trimaran and an entity affiliated with BSMB provided monitoring and management services to Reddy Group with respect to financial and operating matters. Pursuant to the agreement, at the closing of the merger, Trimaran and an entity affiliated with BSMB received a transaction fee equal to $7.5 million in connection with services rendered in connection with the merger. Pursuant to the agreement, Trimaran and an entity affiliated with BSMB also received an annual fee for ongoing monitoring and management services equal to $0.6 million per annum (pro forma for the acquisition of Triangle and other businesses). The agreement also provided that Trimaran and BSMB would be reimbursed for their reasonable out of pocket expenses in connection with activities undertaken pursuant to the agreement and would be indemnified for liabilities incurred in connection with their role under the agreement, other than for liabilities resulting from their gross negligence or willful misconduct.

        Trimaran, BSMB and certain of their respective affiliates also rendered additional services in connection with acquisitions, divestitures and financings. In connection with these services, under certain circumstances, Trimaran and BSMB earned a fee equal to 2% of the value of any such transactions over $10 million in value. In addition, the annual monitoring and management services fee was increased in connection with acquisitions by an amount equal to 1% of the trailing twelve month pro forma EBITDA of acquired businesses (calculated at the time any acquisition by Reddy Group was consummated). Upon consummation of the initial public offering, we terminated this agreement and made payments to each of Trimaran and an entity affiliated with BSMB of $2.0 million.

Other Transactions

        On August 16, 2004, we sold 17,250 shares of Reddy Holdings' common stock and 125 shares of Reddy Holdings' series A preferred stock to Tracy L. Noll, one of our independent directors, for an aggregate sales price of $250,000.

        On August 16, 2004, in connection with his purchase of 5,298.69 shares of common stock and 38.39634 shares of series A preferred stock from a member of senior management, we issued to William P. Brick 26,148.82 time-based options and 6,377.76 performance-based options.

Certain Transactions Relating to the Issuance of Reddy Holdings' 10 1/2% Senior Discount Notes

  Redemption of Series A Preferred Stock

        The proceeds of the issuance of the notes were used, in part, to redeem all of Reddy Holdings' outstanding series A preferred stock on October 27, 2004 and November 6, 2004, all of which was owned by our existing equity investors, including the Sponsors, and pay all accrued dividends thereon. At the time of redemption, $99.2 million of series A preferred stock was outstanding and dividends of $15.0 million had accumulated on the series A preferred stock.

  Payment of Dividend to Common Stockholders

        A portion of the proceeds of the issuance of the notes was also used to pay a dividend to our common stockholders, including the Sponsors, in an aggregate amount of $10.4 million. This payment was made on October 27, 2004.

  Special Transaction Payment

        A portion of the proceeds of the borrowing under Reddy Group's former revolving credit facility in connection with the issuance of Reddy Holdings' 10 1/2% senior discount notes was used by Reddy Group to pay a special transaction payment of approximately $1.2 million to 18 individuals composed of certain members of management and certain directors, all of whom were unaffiliated with the Sponsors. This payment was made on October 27, 2004.

Certain Transactions Relating to the Initial Public Offering

        In connection with the initial public offering, the Company paid certain members of management and other employees cash bonuses totaling approximately $1.2 million and issued 25,817 shares of common stock to certain employees.

        Pursuant to the directed share program in connection with the initial public offering, McCarter C. Weaver, the father of Jimmy C. Weaver, our President and Chief Operating Officer and a Director, purchased 6,600 shares of our common stock at the initial public offering price of $18.50 per share, for a total purchase price of $122,100.

THE EXCHANGE OFFER

Exchange Terms

        We sold the Old Notes on October 27, 2004, to the initial purchasers pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to qualified institutional buyers ("QIB"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and/or to persons in offshore transactions in reliance on Regulation S under the Securities Act.

        As a condition to the initial sale of the Old Notes, Reddy Holdings and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed to:

  •
  file with the SEC by March 26, 2005, a registration statement under the Securities Act with respect to the New Notes,

  •
  use our best commercially reasonable efforts to cause the registration statement to become effective under the Securities Act on or before June 24, 2005,

  •
  use our best commercially reasonable efforts to keep the exchange offer registration statement effective for not less than 30 days, or longer, if required by the federal securities laws, after the date on which the exchange offer prospectus was first mailed to investors and consummate the exchange offer on or prior to the 40th day following the date on which the exchange registration statement is declared effective, and

  •
  if obligated to file a shelf registration statement, to use our best commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 90 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after such obligation arises or on or before June 24, 2005 if the shelf registration statement is being filed because the Company is not permitted to effect an exchange offer as a result of any change in law or applicable interpretations by the SEC.

        Pursuant to the registration rights agreement, Reddy Holdings is required to, within 150 days after the issuance date, file a registration statement with the SEC to exchange the Old Notes for New Notes of Reddy Holdings having terms substantially identical in all material respects to the Old Notes and to use its commercially reasonable efforts to cause the registration statement to be declared effective within 240 days after the issue date. The 150th day following the issuance date of the Old Notes was March 26, 2005 and, as a result of not filing the registration statement with the SEC on or prior to that date, we accrued additional interest on the notes from March 26, 2005 through April 5, 2005, the date on which the registration statement was actually filed. Such additional interest accrued at an annual rate of 0.50%. The 240th day following the issuance date of the Old Notes was June 24, 2005 and, as a result of the registration statement not having been declared effective by the SEC on or prior to that date, we accrued additional interest on the notes from June 24, 2005 through August     , 2005. Such additional interest accrued at an annual rate of 0.50%.

        We agreed to issue and exchange the New Notes for all Old Notes properly surrendered and not withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

        Old Notes in an aggregate principal amount at maturity of $151,000,000 are currently issued and outstanding. The maximum aggregate principal amount at maturity of New Notes that will be issued in exchange for Old Notes is $151,000,000. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will be freely transferable by the holders except as provided in this prospectus. See "Description of the Notes."

        The Old Notes and the New Notes bear interest at a rate of 10 1/2% per year. No cash interest will accrue on the notes prior to November 1, 2008. Thereafter, cash interest will accrue and be payable semiannually in arrears on the first calendar day of each May and November, commencing on May 1, 2009. In order to exchange your Old Notes for transferable New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

  •
  any New Notes that you receive will be acquired in the ordinary course of your business;

  •
  you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;

  •
  you are not our "affiliate" as defined in Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us; and

  •
  if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.

        If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under "—Transfer Taxes."

        WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR EXISTING OLD NOTES INTO THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT AT MATURITY OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer expires at 5:00 p.m., New York City time, on            , 2005 (the "expiration date"), unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

        In order to extend the exchange offer, we will:

  •
  notify the exchange agent of any extension by oral or written notice; and

  •
  issue a press release or other public announcement which will include disclosure of the approximate number of private notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We expressly reserve the right, so long as applicable law allows:

  •
  to delay our acceptance of Old Notes for exchange;

  •
  to terminate the exchange offer if any of the conditions set forth under "—Conditions of the Exchange Offer" exist;

  •
  to waive any condition to the exchange offer;

  •
  to amend any of the terms of the exchange offer; and

  •
  to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under "—Withdrawal of Tenders."

        Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

        We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

        In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

        In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

Resale of New Notes

        Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

  •
  you are acquiring New Notes in the ordinary course of your business;

  •
  you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;

  •
  you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

  •
  you are not our "affiliate" within the meaning of Rule 405 under the Securities Act.

        However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

        If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

  •
  you cannot rely on those interpretations by the SEC staff, and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

        Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of New Notes.

Acceptance of Old Notes for Exchange

        We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of: (1) the expiration date of the exchange offer and (2) the satisfaction or waiver of the conditions specified below under "—Conditions of the Exchange Offer." We will not accept Old Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in minimum denominations equal to $1,000 or integral multiples of $1,000 in excess thereof.

        We expressly reserve the right, in our sole discretion, to:

  •
  delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

  •
  terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under "—Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law.

        In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.

        If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under "—Expiration Date; Extensions; Termination; Amendments," "—Conditions of the Exchange Offer" and "—Withdrawal of Tenders," subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

        If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "—Procedures for Tendering Old Notes," such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under Special Delivery Instructions in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

        Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in "—Transfer Taxes" or in the Instructions to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Old Notes

        Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner's behalf.

        Tender of Old Notes Held Through Depository Trust.    The exchange agent and Depository Trust have confirmed that the exchange offer is eligible for the Depository Trust automated tender offer program. Accordingly, Depository Trust participants may electronically transmit their acceptance of the exchange offer by causing Depository Trust to transfer Old Notes to the exchange agent in accordance with Depository Trust's automated tender offer program procedures for transfer. Depository Trust will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by Depository Trust, received by the exchange agent and forming part of the book-entry confirmation, which states that Depository Trust has received an express acknowledgment from the participant in Depository Trust tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by Depository Trust and received by the exchange agent which states that Depository Trust has received an express acknowledgment from the participant in Depository Trust tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

        Tender of Old Notes Held in Certificated Form.    For a holder to validly tender Old Notes held in certificated form:

  •
  the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

  •
  the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of Transmittal and Old Notes Should Be Sent Only to the Exchange Agent, and Not to Us or to Any Book-Entry Transfer Facility.

        THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERTY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

Signature Guarantee

        Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

  •
  the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the Special Issuance Instructions nor the Special Delivery Instructions box on the letter of transmittal has been completed, or

  •
  the Old Notes are tendered for the account of an eligible institution.

        An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion program or the Stock Exchange Medallion program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

Book-Entry Transfer

        The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at Depository Trust promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the Old Notes may make book-entry delivery of Old Notes by causing the book-entry transfer facility to transfer such Old Notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of Old Notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

        If you wish to tender your Old Notes and:

          (1)   certificates representing your Old Notes are not lost but are not immediately available,

          (2)   time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

          (3)   the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

you may nevertheless tender if all of the following are complied with:

          (1)   your tender is made by or through an eligible institution; and

          (2)   on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

            (a)   set forth your name and address, the registered number(s) of your Old Notes and the principal amount at maturity of Old Notes tendered;

            (b)   state that the tender is being made thereby; and

            (c)   guarantee that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

          (3)   the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

        Other Matters.    New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

  •
  certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

  •
  a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and

  •
  any other documents required by the letter of transmittal.

        We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of Old Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes.

        Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

        Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "—Exchange Agent," or

  •
  you must comply with the appropriate procedures of Depository Trust's automated tender offer program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the Old Notes to be withdrawn, and

  •
  identify the Old Notes to be withdrawn, including the principal amount at maturity of the Old Notes.

        If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at Depository Trust to be credited with the withdrawn Old Notes and otherwise comply with the procedures of Depository Trust.

        We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at Depository Trust according to the procedures described above, such Old Notes will be credited to an account maintained with Depository Trust for the Old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under "—Procedures for Tendering Old Notes" at any time on or prior to the expiration date.

Conditions of the Exchange Offer

        We may terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of Old Notes so tendered if, on or prior to the expiration date of the exchange offer, we determine that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC. We reserve the right to waive any defects, irregularities or conditions of surrender as to particular Old Notes.

Transfer Taxes

        We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

  •
  delivery of the New Notes and/or certificates for Old Notes for principal amounts at maturity not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

  •
  tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order, the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.

Consequences of Failing to Exchange

        If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

  •
  as set forth in the legend printed on the bonds as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise set forth in the memorandum distributed in connection with the private offering of the Old Notes.

        In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

        Expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other miscellaneous fees and expenses.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the New Notes.

Exchange Agent

        U.S. Bank National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By First Class Mail, Overnight,
Registered or Certified Mail,
Overnight Courier or by Hand:
 U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-2292
Attn: Specialized Finance Department
By Facsimile: (651) 495-8158 (for eligible institutions only) Confirm by telephone: (800) 934-6802

DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facilities

        In connection with the closing of the initial public offering, Reddy Group entered into new credit facilities in an aggregate principal amount of $300 million, with the lenders being a syndicate of banks, financial institutions and other entities, including Credit Suisse, Cayman Islands Branch, Canadian Imperial Bank of Commerce, Bear Stearns Corporate Lending, Inc. and Lehman Commercial Paper Inc. Certain affiliates of Canadian Imperial Bank of Commerce are participants in the Trimaran investment program.

        The following is a summary of the provisions that are included in Reddy Group's new credit facilities.

        The credit agreement provides for a seven-year term loan in the amount of $240 million and a five-year revolving credit facility in the amount of $60 million (collectively, the "new credit facilities"). The term loan will not amortize.

        In addition, Reddy Group's new credit facilities allow us to incur up to an additional $80.0 million of incremental term loans under Reddy Group's new credit facilities, subject to certain conditions. No lenders have committed to provide the incremental term loans. In the event that Reddy Group incurs incremental term loans that mature on or before the one year anniversary of the final maturity of the existing term loans and that bear interest with margins higher than the margin applicable to any term loans outstanding under Reddy Group's new credit facilities, the margins applicable to the existing term loans will be increased to equal the margins applicable to the incremental term loans. In the event that Reddy Group incurs incremental term loans that mature after the one year anniversary of the final maturity of the existing term loans and that bear interest with margins more than 0.25% higher than the margins applicable to any term loans outstanding under Reddy Group's new credit facilities, the margins applicable to the existing term loans will be increased to equal the margins applicable to the incremental term loans, less 0.25%.

        Principal balances outstanding under Reddy Group's new credit facilities bear interest per annum, at Reddy Group's option, at the sum of the base rate plus the applicable margin or LIBOR plus the applicable margin. The base rate is defined as the greater of the prime rate (as announced from time to time by the Administrative Agent) or the federal funds rate plus 0.5%. The applicable margin for both revolving and term loans will be 0.75% in the case of base rate loans and 1.75% in the case of LIBOR loans. Interest on base rate loans are payable on the last day of each quarter. Interest on LIBOR loans are payable upon maturity of the LIBOR loan or on the last day of the quarter if the LIBOR loan exceeds 90 days. Reddy Group will pay a quarterly fee on the average availability under its new revolving credit facility based on an annual rate of 0.5%.

        Subject to certain exceptions, Reddy Group's new credit facilities require mandatory prepayments and corresponding reductions thereunder with the proceeds from (1) asset sales, (2) the issuance of debt securities and certain preferred stock that is redeemable at the holder's option prior to six months after the maturity of Reddy Group's new credit facilities, (3) insurance and condemnation awards and (4) during certain dividend suspension periods, 50% of Available Cash (as defined in Reddy Group's new credit facilities) for the immediately preceding fiscal quarter. Voluntary prepayments of Reddy Group's new credit facilities will be permitted at any time, subject to certain notice requirements and breakage costs.

        Reddy Group's new credit facilities contain certain covenants, including restrictions on:

  •
  our business activities;

  •
  incurrence of indebtedness and liens;

  •
  the sale of assets;

  •
  mergers, acquisitions and other business combinations;

  •
  voluntary prepayment of certain debt (including the Reddy Group notes and the notes);

  •
  transactions with affiliates;

  •
  loans and investments; and

  •
  prohibitions on the payment of cash dividends or the repurchase or redemption of stock.

        Reddy Group's new credit facilities also contain various financial covenants, including maintenance by Reddy Group of a total leverage ratio of not in excess of 4.0 to 1.0 and an interest coverage ratio of not less than 3.25 to 1.0.

        Reddy Group's total leverage ratio is defined as its ratio of total debt to Adjusted EBITDA and will be tested as of the end of each of our fiscal quarters. Total debt is defined as the sum of all indebtedness of Reddy Group and its subsidiaries for borrowed money or evidenced by bonds, debentures, notes or similar instruments plus all capitalized lease obligations plus all synthetic lease obligations (in each case exclusive of intercompany indebtedness and, without duplication, any contingent liability in respect of the foregoing), less proceeds from asset sales or casualty events held pending reinvestment or to repay borrowings under Reddy Group's new credit facilities.

        Reddy Group's interest coverage ratio is defined as its ratio of Adjusted EBITDA to Reddy Group's cash interest expense and will be tested as of the end of each of our fiscal quarters. Cash interest expense is defined as the aggregate cash interest expense of Reddy Group and its subsidiaries for such applicable period determined in accordance with GAAP (including the portion of any cash payments made or accrued in respect of capital leases allocable to interest expense).

        Adjusted EBITDA is used to determine compliance with the total leverage and interest coverage financial covenant ratios contained in Reddy Group's new credit facilities as well as to calculate Reddy Group's ability to pay dividends to Reddy Holdings.

        Adjusted EBITDA is defined to be the sum of (a) net income, plus (b) to the extent deducted in determining net income, the sum of (i) amounts attributable to depreciation and amortization, (ii) income tax expense, (iii) interest expense, (iv) any other non-cash charges (less non-cash income) for which no cash reserves (or receivables) have been or will be set aside (or created) including non-cash compensation expenses, (v) any loss from the extinguishment of indebtedness, (vi) any fees paid prior to the closing date in respect of the monitoring agreement, (vii) transaction adjustments (as defined in Reddy Group's new credit facilities and including the fees and expenses incurred in connection with the initial public offering and the related transactions), (viii) all fees and expenses incurred in connection with permitted acquisitions to the extent accounted for as expenses, (ix) for the four fiscal quarters ending after September 30, 2004, an amount equal to the sum of (x) the special transaction payments paid to certain members of management and certain directors in connection with the issuance of the notes not to exceed $1.3 million plus (y) an amount not to exceed $4.0 million for other expenses incurred in connection with the issuance of the notes and the related amendment to Reddy Group's former credit facilities.

        Under Reddy Group's new credit facilities, the payment of dividends by Reddy Group to Reddy Holdings will be restricted as follows:

  •
  Under the restricted payments covenant, Reddy Group generally will be restricted from paying dividends. However, the covenant will include an exception for paying dividends in an amount not greater than Cumulative Distributable Cash.

        "Cumulative Distributable Cash" is defined under Reddy Group's new credit facilities as:

    (a)
    $10,000,000, plus

    (b)
    "Available Cash" for the period (taken as one accounting period) from July 1, 2005 to the end of our most recently-ended fiscal quarter for which a covenant compliance certificate under Reddy Group's new credit facilities has been delivered to the lenders, plus

    (c)
    the amount of any net cash proceeds received by Reddy Holdings from issuances of shares of Reddy Holdings capital stock after the closing of the initial public offering to the extent we have contributed such proceeds to Reddy Group, less

    (d)
    (i) the amount of payments made by Reddy Group to Reddy Holdings to fund dividend payments on, or repurchases of, Reddy Holdings capital stock or to pay cash interest expense on, or redeem or repurchase, the notes, and (ii) amounts used to make restricted investments, less

    (e)
    to the extent occurring after the end of the most recently ended reference period and until taken into account in determining Available Cash for the fiscal quarter in which such event has occurred, (i) cash payments for acquisitions (except to the extent funded with indebtedness or proceeds of asset sales or casualty events) and (ii) mandatory repayment of loans under Reddy Group's new credit facilities (other than under the revolving credit facility) during a Dividend Suspension Period (as defined in Reddy Group's new credit facilities).

        "Available Cash" for any fiscal quarter is defined under Reddy Group's new credit facilities as:

    (a)
    Adjusted EBITDA for such fiscal quarter, plus,

    (b)
    to the extent not included in net income used to calculate for any fiscal quarter such Adjusted EBITDA, the cash amount realized in respect of extraordinary, non-recurring or unusual gains, and less

    (c)
    (i) to the extent included in net income used to calculate for any fiscal quarter such Adjusted EBITDA, the amount of our cash interest expense, our cash tax expense, the cash cost of any extraordinary, nonrecurring or unusual losses, cash payments on account of non-cash losses or non-cash charges, (ii) capital expenditures (except to the extent funded with indebtedness (other than the revolving credit facility) or proceeds of asset sales or casualty events), (iii) cash payments for acquisitions (except to the extent funded with indebtedness or proceeds of asset sales or casualty events) and (iv) payments and prepayments of the principal amount of indebtedness (other than payments and prepayments of the revolving credit facility) other than to the extent funded with indebtedness (other than indebtedness under our revolving credit facility).

  •
  Under Reddy Group's new credit facilities, Reddy Group may only pay dividends to Reddy Holdings to make payments on the notes or in respect of our stock if no Dividend Suspension Period has occured or is continuing. A Dividend Suspension Period occurs if Reddy Group's total leverage ratio for the most recently ended fiscal quarter for which a covenant compliance certificate has been delivered is less than or equal to 3.75 to 1.0. If at the end of any fiscal quarter, Reddy Group's leverage ratio is greater than 3.75 to 1.0, and therefore Reddy Group is not permitted to pay dividends,

  Reddy Group will be required by Reddy Group's new credit facilities to apply 50% of Available Cash generated during each such quarter to make a mandatory prepayment of the loans under Reddy Group's new credit facilities.

  •
  Reddy Group's new credit facilities preclude us and Reddy Group from declaring any dividends if a default under Reddy Group's new credit facilities has occurred and is continuing. In addition, we and Reddy Group will be precluded from paying any dividends if an event of default under Reddy Group's new credit facilities has occurred and is continuing. In particular, it will be an event of default if Reddy Group's total leverage ratio exceeds 4.0 to 1.0 or Reddy Group's interest coverage ratio is less than 3.25 to 1.0.

        Reddy Group's new credit facilities contain customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-default and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, certain events under the Employee Retirement Income Security Act of 1974, as amended, material judgments, actual or asserted failure of any guarantee or security document supporting Reddy Group's new credit facilities to be in full force and effect and change of control. If such a default occurs, the lenders under Reddy Group's new credit facilities will be entitled to take various actions, including all actions permitted to be taken by a secured creditor, the acceleration of amounts due under Reddy Group's new credit facilities and requiring that all such amounts be immediately paid in full.

        All obligations under Reddy Group's new credit facilities are jointly and severally guaranteed by Reddy Holdings and all of Reddy Group's current subsidiaries. Under the guarantee of Reddy Holdings, Reddy Holdings may engage in certain activities, including paying dividends on its capital securities, paying principal and interest on the notes, and engaging in other activities related to being a public company. In addition, the Reddy Holdings guarantee restricts Reddy Holdings' ability to incur indebtedness, other than the notes and certain other indebtedness. The debt under Reddy Group's new credit facilities is secured by a pledge of Reddy Group's capital stock and the capital stock of Reddy Group's subsidiaries and a perfected lien and security interest in substantially all of Reddy Group's and its direct and indirect domestic subsidiaries' owned real property having a fair market value in excess of $1.0 million and personal assets (tangible and intangible). Reddy Group's future domestic subsidiaries are required to guarantee Reddy Group's new credit facilities and to secure such guarantee with substantially all of their owned real property having a fair market value in excess of $1.0 million.

Reddy Group's 8 7/8% Senior Subordinated Notes due 2011

        Reddy Group has issued and outstanding $152.0 million aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2011. Interest is payable semiannually on February 1 and August 1, commencing on February 1, 2004.

        In connection with the initial public offering, we consummated a tender offer to acquire any and all of the outstanding $152.0 million aggregate principal amount of the Reddy Group notes. In connection with the tender offer, we have solicited consents to amend the indenture governing the Reddy Group notes. The amendments eliminated from the indenture governing the Reddy Group notes substantially all of the restrictive covenants, certain events of default and related provisions. After the consummation of the tender offer, $26,000 principal amount of Reddy Group notes remained outstanding.

DESCRIPTION OF THE NOTES

        On October 27, 2004, Reddy Ice Holdings, Inc. issued the Old Notes under an Indenture (the "Indenture") dated as of October 27, 2004, between itself and U.S. Bank National Association, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. On July 28, 2005, in connection with the consent solicitation for the Notes, we entered into a supplemental indenture which amended the definition of "consolidated net income." Such supplemental indenture became operative on August 12, 2005, concurrently with the payment of the consent fee to holders of Notes who delivered their consents in the consent solicitation.

        Certain terms used in this description are defined under the subheading "—Certain Definitions". In this description the terms "Company", "we", "us" and "our" refer only to Reddy Ice Holdings, Inc. and not to any of its Subsidiaries. The term "Notes" refers to the Old Notes and the New Notes.

        The following description is only a summary of the material provisions of the Indenture, as amended by the supplemental indenture, and the Registration Rights Agreement. Although we believe that we have disclosed in this prospectus all the material provisions of the Indenture and the Registration Rights Agreement, we urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. You may request copies of these agreements at our address as set forth below under the heading "Where You Can Find More Information."

        The registered holder of a Note are treated as the owner of it for all purposes. Only registered holders have rights under the Indenture.

Brief Description of the Notes

        The Notes:

  •
  are unsecured senior obligations of the Company;

  •
  are senior in right of payment to all future Subordinated Obligations of the Company;

  •
  are structurally subordinated to all existing and future Indebtedness of the Company's Subsidiaries;

  •
  are effectively subordinated in right of payment to all current and future secured obligations of the Company;

  •
  are pari passu in right of payment with any existing and future unsecured, unsubordinated Indebtedness of the Company; and

  •
  are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

        We have issued the Notes initially with a stated aggregate principal amount at maturity of $151.0 million. We have issued Notes in denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity. The Notes will mature on November 1, 2012. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Indebtedness", we are permitted to issue an unlimited amount of additional Notes under the Indenture (the "Additional Notes") on the same terms and conditions and with the same CUSIP numbers as the Notes being offered hereby. The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes", references to the Notes include any Additional Notes actually issued.

        No cash interest will accrue on the Notes prior to November 1, 2008, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. See "Material U.S. Federal Income Tax Considerations" for a discussion regarding the taxation of such original issue discount. The Accreted Value of each Note will increase from the date of issuance until November 1, 2008 at a rate of 10 1/2% per annum, reflecting the accrual of non-cash interest, such that the Accreted Value will equal the stated principal amount at maturity on November 1, 2008. Cash interest on the Notes will accrue at the rate of 10 1/2% per annum from November 1, 2008, or from the most recent date to which interest has been paid or provided for, and will be payable semiannually in arrears on May 1 and November 1 of each year, commencing on May 1, 2009. We will make each interest payment to the holders of record of the Notes on the immediately preceding April 15 and October 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. Any Additional Interest that accrues on the Accreted Value of the Notes prior to November 1, 2008 as a result of a Registration Default under the Registration Rights Agreement will be added to the Accreted Value of the Notes; provided, however, that the Company, at its option, may elect to pay any such Additional Interest in cash. If Additional Interest is added to the Accreted Value of the Notes, the principal amount at maturity of each Note affected thereby would exceed $1,000 per $1,000 stated principal amount at maturity, and the aggregate principal amount at maturity of the Notes affected thereby would exceed the principal amount at maturity stated on the cover of this prospectus. All Additional Interest that accrues from and after November 1, 2008, will be paid by the Company in cash.

Optional Redemption

        Except as set forth below and under "Optional Redemption upon a Change of Control During First Three Years", we will not be entitled to redeem the Notes at our option prior to November 1, 2008.

        On and after November 1, 2008, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of Accreted Value on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Year	Percentage
2008	105.250%
2009	102.625%
2010 and thereafter	100.000%

        Prior to November 1, 2007, we are entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount at maturity not to exceed 35% of the aggregate principal amount at maturity of the Notes (which includes Additional Notes, if any) issued prior to such time at a redemption price (expressed as a percentage of Accreted Value as of the date of redemption) of 110.50%, plus accrued and unpaid interest to the redemption date, if any, with the net cash proceeds from one or more Qualified Equity Offerings (provided that if the Qualified Equity Offering is an offering by any parent entity of the Company, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that

  (1)
  at least 65% of such aggregate principal amount at maturity of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

  (2)
  each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

Selection and Notice of Redemption

        If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable.

        We will redeem Notes with a principal amount at maturity of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount at maturity thereof to be redeemed. We will issue a new Note in a principal amount at maturity equal at maturity to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, Accreted Value ceases to accrete and interest ceases to accrue, in each case to the extent applicable, on Notes or portions of them called for redemption.

Optional Redemption upon a Change of Control During First Three Years

        At any time on or prior to November 1, 2007, if a Change of Control occurs we may, at our election, redeem all, but not less than all, of the Notes upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to the sum of 100% of the Accreted Value of the Notes as of the redemption date, a premium equal to the product of (x) 1.25 and (y) the One Year's Coupon, and accrued and unpaid interest, if any, to, the date of redemption. If we elect to exercise the redemption right set forth in this paragraph (the "Three-Year Change of Control Redemption Right"), we must do so by mailing a notice to each Holder with a copy to the Trustee within 30 days following the Change of Control and before mailing notice of a Change of Control Offer, and we will not make a Change of Control Offer. If we have made a Change of Control Offer, we may not exercise the Three-Year Change of Control Redemption Right.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

Senior Indebtedness Versus Notes

        The indebtedness evidenced by the Notes will be unsecured and will rank pari passu in right of payment to any existing and future unsecured, unsubordinated Indebtedness of the Company. As of March 31, 2005, the Company's Indebtedness was approximately $351.7 million, which consisted primarily of its guarantee of the Reddy Group Existing Notes and the Existing Credit Agreement. Secured indebtedness and other secured obligations of the Company (including obligations with respect to the

Existing Credit Agreement) will be effectively senior to the Notes to the extent of the value of the assets securing such indebtedness or other obligations.

        Although the Indenture will contain limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and such Indebtedness may be secured Indebtedness. See "—Certain Covenants—Limitation on Indebtedness" below.

Liabilities of Subsidiaries Versus Notes

        The operations of the Company are conducted through its Subsidiaries and, therefore, the Company depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. Claims of creditors of such Subsidiaries, including trade creditors and creditors holding Indebtedness or guarantees issued by such Subsidiaries, and claims of preferred stockholders of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the Subsidiary's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of the Subsidiary, in which case the claims of the Company would still be subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by the Company. There can be no assurance that we will be able to make cash debt service payments with respect to any Notes. See "Risk Factors—Risks Relating to the Notes—Reddy Holdings is a holding company and therefore depends on its subsidiaries to pay interest on the notes and its other obligations" and "—The terms of Reddy Group's indebtedness currently restrict its ability to pay dividends to Reddy Holdings to satisfy its obligations under the notes and applicable corporate law may restrict the ability to pay dividends or otherwise redeem the notes. Reddy Holdings will be required to make cash interest payments on the notes prior to the maturity of Reddy Group's new credit facilities."

        At March 31, 2005, the total liabilities of our Subsidiaries were approximately $362.5 million. Although the Indenture will contain limitations on the amount of additional Indebtedness and preferred stock that Subsidiaries of the Company may incur, such limitation is subject to a number of significant qualifications and under certain circumstances the amount of Indebtedness that may be incurred could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Indebtedness" below.

        As of the date of the Indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Book-Entry, Delivery and Form

        The Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the "Global Notes").

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount at maturity of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2)
any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount at maturity of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

  (2)
  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

        Transfers involving exchanges of beneficial interests between the Regulation S Global Notes, the IAI Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts at maturity of the Regulation S Global Note, the IAI Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same-Day Settlement and Payment

        The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), if the Company has not exercised the Three-Year Change of Control Redemption Right (if applicable), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the "parent entity"), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity;

  (2)
  individuals who on August 15, 2003 constituted the Board of Directors of the Company or the Board of Directors of any parent entity of the Company (the "Parent Board") (together with any new directors whose election by such Board of Directors of the Company or Parent Board or whose nomination for election by the stockholders of the Company or the applicable parent entity, as the case may be, was approved by (a) a vote of a majority of the directors of the Company or the applicable parent entity, as the case may be, then still in office who were either directors on August 15, 2003 or whose election or nomination for election was previously so approved or (b) the Permitted Holders acting in accordance with the Shareholders Agreement) cease for any reason to constitute a majority of the Board of Directors of the Company or the Parent Board then in office;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of the Company;

  (4)
  the merger or consolidation of the Company or any parent entity of the Company with or into another Person or the merger of another Person with or into the Company or any parent entity of the Company, or the sale of all or substantially all the assets of the Company or any parent entity of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company or the applicable parent entity, as the case may be, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets;

  (5)
  to the extent any Reddy Group Existing Notes are outstanding, a "Change of Control," as defined in the Reddy Group Existing Indenture, shall have occurred; or

  (6)
  the failure at any time by the Company to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of Reddy Group (except to the extent Reddy Group is merged with and into the Company in accordance with the terms of the Indenture).

        If the Company has not mailed notice to the Holders that it elects to exercise the Three-Year Change of Control Redemption Right (if applicable), within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control;

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased; and

  (5)
  if applicable, that the Company has not exercised and will not exercise the Three-Year Change of Control Redemption Right.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Additionally, we will not be required to make a Change of Control Offer or purchase the Notes as described under this caption to the extent that we have mailed a notice to exercise our right to redeem Notes pursuant to the provisions described under "—Optional Redemption" at any time prior to the time by which consummation of a Change of Control Offer is required.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and any parent entity of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that we or they could decide to do so in the future. Subject to the limitations discussed below, we or a parent entity could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        In the event that at the time of such Change of Control the terms of any Indebtedness of the Company or any Restricted Subsidiary of the Company (including the Existing Credit Agreement) restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we may undertake to (1) repay in full all such Indebtedness or (2) obtain the requisite consents under the agreements governing such Indebtedness to permit the repurchase of the Notes. If we do not repay such Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Existing Credit Agreement.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that we would be able to repurchase any Notes upon a Change of Control. See "Risk Factors—Risks Relating to the Notes—The terms of Reddy Group's indebtedness currently restrict its ability to pay dividends to Reddy Holdings to satisfy its obligations under the notes and applicable corporate law may restrict the ability to pay dividends or otherwise redeem the notes. Reddy Holdings will be required to make cash interest payments on the notes prior to the maturity of Reddy Group's new credit facilities."

        The definition of "Change of Control" includes a sale of all or substantially all of the assets of the Company or any parent entity of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company or any parent entity of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

Certain Covenants

        The Indenture contains covenants, including, among others, the following:

Limitation on Indebtedness

        (a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that (1) the Company and any of its Restricted Subsidiaries will be entitled to Incur Indebtedness (including Indebtedness Incurred under a Credit Agreement) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio of the Company exceeds 2 to 1 and (2) notwithstanding that the Company and its Restricted Subsidiaries may not be entitled to Incur Indebtedness pursuant to clause (1) above, Reddy Group and any of its Restricted Subsidiaries will be entitled to Incur Indebtedness (including Indebtedness Incurred under a Credit Agreement) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio of Reddy Group exceeds 2 to 1.

        (b)    Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

  (1)
  Indebtedness Incurred by the Company or any of its Restricted Subsidiaries pursuant to any Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and clause (13) of this covenant and then outstanding does not exceed the greater of (A) $215.0 million and (B) the sum of (x) $180.0 million, (y) 65% of the book value of the inventory of the Company and its Restricted Subsidiaries and (z) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, in the case of clauses (A) and (B)(x), less the aggregate sum of (i) all principal payments actually made from time to time with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" and (ii) all scheduled amortization payments actually made from time to time with respect to such Indebtedness (other than amortization payments made from any permitted Refinancings thereof);

  (2)
  Indebtedness owed to and held by the Company or any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary of the Company) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

  (3)
  the Notes (other than any Additional Notes);

  (4)
  Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

  (5)
  Indebtedness of a Restricted Subsidiary of the Company Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company or a Restricted Subsidiary of the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company or a Restricted Subsidiary of the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant or, if such Restricted Subsidiary is a Subsidiary of Reddy Group or was acquired by Reddy Group or a Subsidiary of Reddy Group, Reddy Group would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

  (6)
  Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

  (7)
  Hedging Obligations entered into in the ordinary course of business to purchase any raw material or other commodity or to hedge risks or reduce costs with respect to the interest rate, currency or commodity exposure of the Company or any Restricted Subsidiary of the Company and not for speculative purposes;

  (8)
  (x) obligations in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety, bid or appeal bonds, completion guarantees and payment obligations in connection with self-insurance or similar obligations provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business and (y) obligations owed to (including in respect of letters of credit for the benefit of) any Person in connection with workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or any Restricted Subsidiary of the Company pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business;

  (9)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

  (10)
  Indebtedness consisting of any Guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness Incurred by the Company or any Restricted Subsidiary of the Company pursuant to paragraph (a) or paragraph (b);

  (11)
  Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days of such purchase, lease or improvement, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $10.0 million;

  (12)
  Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (12) and then outstanding, does not exceed $2.0 million;

  (13)
  Non-Recourse Securitization Entity Indebtedness Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that at the time of such Incurrence, the Company or any Restricted Subsidiary of the Company would have been able to Incur the same amount of Indebtedness pursuant to clause (1) above; and

  (14)
  Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $25.0 million.

        (c)    Notwithstanding the foregoing, the Company will not be entitled to incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

        (d)    For purposes of determining compliance with this covenant:

  (1)
  any Indebtedness Incurred or outstanding on the Issue Date under the Credit Agreement will be deemed to have been Incurred under clause (1) of paragraph (b) above;

  (2)
  in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

  (3)
  the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

  (4)
  following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) of paragraph (b) above) may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to paragraph (a) or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new paragraph or clause at the time of such reclassification.

        (e)    For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

        (a)    The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  if the Restricted Payment is made by the Company or any of its Restricted Subsidiaries (other than Reddy Group and any of its Restricted Subsidiaries), the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to clause (1) of paragraph (a) of the covenant described under "—Limitation on Indebtedness" or, if the Restricted Payment is made by Reddy Group or any of its Restricted Subsidiaries, Reddy Group is not entitled to Incur an additional $1.00 of Indebtedness pursuant to clause (2) of paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments since July 31, 2003 would exceed the sum of (without duplication):

  (A)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2003 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which internal financial statements are then available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

  (B)
  100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to August 15, 2003 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its stockholders subsequent to August 15, 2003; plus

  (C)
  the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange subsequent to August 15, 2003 of any Indebtedness of the Company or any of its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any such Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

    (D)
    an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any of its Restricted Subsidiaries, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary of the Company in such Person or Unrestricted Subsidiary.

        (b)    The preceding provisions will not prohibit:

  (1)
  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) subsequent to August 15, 2003 or a substantially concurrent cash capital contribution received by the Company from its stockholders subsequent to August 15, 2003; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

  (3)
  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

  (4)
  so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that (i) the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancelation of Indebtedness) shall not exceed $2.0 million in any calendar year and (ii) any Restricted Payments permitted (but not made) pursuant to this clause (b)(4) in any one calendar year may be carried forward to any succeeding calendar year but that the aggregate amount of all Restricted Payments made pursuant to this clause (b)(4) shall not exceed $5.0 million; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

  (5)
  declarations and payments of dividends on Disqualified Stock issued pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

  (6)
  repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

  (7)
  payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under "—Limitation on Indebtedness"; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted payments;

  (8)
  in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has (A) made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or (B) delivered a notice of optional redemption with respect to the Notes and has repurchased all the Notes; provided further, however, that such repurchase and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

  (9)
  in the event of an Asset Disposition that requires the Company to offer to repurchase Notes pursuant to the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock", and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the Notes pursuant to the provisions of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" and has repurchased all Notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Obligations may not exceed the amount of Net Available Cash remaining after the Company has complied with the terms of clause (3) of paragraph (a) of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock"; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

  (10)
  cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

  (11)
  Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (11), does not exceed $15.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

  (12)
  after the occurrence of any Public Equity Offering (whether or not occurring before or after the Issue Date), dividends in an aggregate amount per annum not to exceed 6% of the aggregate Net Cash Proceeds received by the Company in connection with all such Public Equity Offerings; provided, however, that such amount will be included in the calculation of the amount of Restricted Payments;

  (13)
  redemption of the Company's 12.00% Series A Cumulative Redeemable Preferred Stock and payment of accumulated dividends on such 12.00% Series A Cumulative Redeemable Preferred Stock, in each case with the Net Cash Proceeds received by the Company from the sale of the Notes on the Issue Date and from amounts received from Reddy Group; provided, however, that such amount will be excluded in the calculation of the amount of Restricted Payments; or

  (14)
  the declaration and payment of a dividend with the Net Cash Proceeds received by the Company from the sale of the Notes and from amounts received from Reddy Group; provided, however, that such amount will be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary of the Company to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary of the Company or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

        (1)    with respect to clauses (a), (b) and (c),

    (i)
    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Existing Credit Agreement and the Reddy Group Existing Indenture;

    (ii)
    any encumbrance or restriction contained in the terms of any Indebtedness if (A) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the Company in good faith determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction is not expected to materially affect the Company's ability to make payments of principal or Accreted Value or scheduled payments of cash interest on the Notes or (C) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings or agreements (as determined by the Company in good faith);

    (iii)
    any encumbrance or restriction with respect to a Restricted Subsidiary of the Company pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

    (iv)
    any encumbrance or restriction pursuant to an agreement effecting a Refinancing (in whole or in part) of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of clause (1) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of clause (1) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, taken as a whole, are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

    (v)
    any encumbrance or restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or any assets of such Restricted Subsidiary pending the closing of such sale or disposition;

    (vi)
    any encumbrance or restriction existing under applicable law, rule, regulation or order;

    (vii)
    restrictions on cash or other deposits or net worth requirements imposed by customers under contracts entered into in the ordinary course of business;

    (viii)
    protective Liens filed in connection with Sale/Leaseback Transactions permitted under the Indenture;

    (ix)
    customary restrictions on the assignment or transfer of any property that is subject to a license or similar contract; and

    (x)
    any encumbrance or restriction existing under Non-Recourse Securitization Entity Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such restrictions apply only to such Securitization Entity;

        (2)    with respect to clause (c) only,

    (A)
    any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer or assignment of the lease or the property leased thereunder;

    (B)
    any encumbrance or restriction contained in security agreements or other documentation governing secured Indebtedness of a Restricted Subsidiary of the Company to the extent such encumbrance or restriction restricts the transfer of the property securing such Indebtedness; and

    (C)
    customary provisions restricting the disposition or distribution of assets or property to each holder of Capital Stock of a joint venture contained in any constitutional documents of such joint venture or any joint venture agreement, shareholders agreement or similar agreement which restriction is limited to the assets or property of such joint venture.

Limitation on Sales of Assets and Subsidiary Stock

        (a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; provided, however, that this clause (a)(2) shall not apply to any disposition of assets in exchange for assets of a similar nature and to be used by the Company or a Restricted Subsidiary of the Company in a Related Business, or a combination of such assets and cash or cash equivalents, in each case having a Fair Market Value comparable to the Fair Market Value of the assets disposed of by the Company or a Restricted Subsidiary of the Company; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

  (A)
  first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem, defease or purchase Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary of the Company (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 405 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

  (B)
  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company or the relevant Restricted Subsidiary elects, to acquire Additional Assets within 405 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash or, if the Company or the relevant Restricted Subsidiary has entered into a binding agreement within such 405-day period to acquire such Additional Assets, within an additional six months after such 405-day period; and

  (C)
  third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Company designated by the Company)to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment, redemption or purchase or other acquisition or retirement of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, redeemed, purchased, acquired or retired.

        Notwithstanding the foregoing provisions of this covenant, if at the time the Company would be required to make the offer required pursuant to clause (a)(3)(C) the Company does not have access to the applicable Net Available Cash as a result of a restriction permitted by the covenant described under "—Limitations on Restrictions on Distributions from Restricted Subsidiaries", then the Company shall have no obligation to make the offer to the holders of Notes as described in such clause (a)(3)(C).

        Notwithstanding the foregoing provisions of this covenant, the Company and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

        For the purposes of clause (a)(2) of this covenant, the following are deemed to be cash or cash equivalents:

  (1)
  the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

  (2)
  securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

        (b)    In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their Accreted Value (or, if other than the Notes, 100% of their principal amount or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount at maturity or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

        (c)    The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

        (a)    The Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

  (1)
  the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

  (2)
  if such Affiliate Transaction involves an amount in excess of $2.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction shall have determined in good faith that the criteria set forth in clause (1) are satisfied and shall have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

  (3)
  if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

        (b)    The provisions of the preceding paragraph (a) will not prohibit:

  (1)
  any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments";

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

  (3)
  loans or advances to officers, employees and directors in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

  (4)
  reasonable fees and compensation paid to, and indemnity provided for the benefit of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors;

  (5)
  any transaction with a Restricted Subsidiary of the Company or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary of the Company owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

  (6)
  the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

  (7)
  any agreement as in effect on the Issue Date (including the Monitoring Agreement and any Tax Sharing Agreement) or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or its Restricted Subsidiaries) and the transactions evidenced thereby; provided, however, that this clause (7) shall apply to the Monitoring Agreement only to the extent the Monitoring Agreement provides for an annual monitoring fee of $500,000 (or such higher amount if the $500,000 fee is increased pursuant to the Monitoring Agreement in connection with acquisitions that have occurred at any time after August 15, 2003 by an amount equal to 1% of the trailing twelve month pro forma EBITDA of acquired businesses), and not to the extent the Monitoring Agreement provides for the payment of transaction advisory or other similar fees;

  (8)
  any merger of the Company with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction;

  (9)
  transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time in arm's-length dealings with a Person who is not an Affiliate;

  (10)
  any transactions involving the Company or any of its Restricted Subsidiaries, on the one hand, and Bear, Stearns & Co. Inc. or CIBC World Markets Corp. or any of their respective Affiliates, on the other hand, in connection with the Transactions and any amendment, modification, supplement, extension, refinancing, replacement and other transactions related thereto, or any management, financial advisory, financing, underwriting or placement services or any other investment banking, capital markets, banking or similar services, which transactions, in the reasonable determination of a majority of the directors of the Company disinterested with respect to such transactions, are on commercially reasonable terms; and

  (11)
  transactions effected as part of a Qualified Securitization Transaction.

Limitation on Line of Business

        The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Related Business.

Limitation on Liens

        The Company will not, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a direct Restricted Subsidiary of the Company), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or, in the case of any Initial Lien securing Subordinated Obligations of the Company, prior to) the obligations so secured for so long as such obligations are so secured.

        Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Guarantees of Company Indebtedness

        The Company will not permit any of its Restricted Subsidiaries to Guarantee any Indebtedness of the Company or to secure any Indebtedness of the Company with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the Notes, as the case may be, on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantee or Lien remains effective; provided, however, that any Guarantee by a Restricted Subsidiary of any Subordinated Obligation of the Company shall be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary; provided further, however, that the Company shall not permit a Restricted Subsidiary to secure any Subordinated Obligation of the Company or to Guarantee any Capital Stock of the Company.

        Any Guarantee or Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Guarantee or Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Guarantee or Lien.

Merger and Consolidation

        (a)    The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

  (2)
  immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3)
  immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to the applicable clause of paragraph (a) of the covenant described under "—Limitation on Indebtedness"; and

  (4)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, (A) that the foregoing will not prohibit a Restricted Subsidiary of the Company from merging into or transferring all or part of its properties and assets to the Company or another Restricted Subsidiary of the Company and (B) clause (3) will not be applicable to the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Reporting Requirements

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company's filings for any reason, the Company will post the reports, information and documents referred to in this paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

        At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

        Each of the following is an Event of Default:

  (1)
  a default in the payment of interest on the Notes when due, continued for 30 days;

  (2)
  a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  (3)
  the failure by the Company to comply with its obligations under "—Certain Covenants—Merger and Consolidation" above;

  (4)
  the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "—Change of Control" (other than a failure to purchase Notes) or under "—Certain Covenants" under "—Limitation on Indebtedness", "—Limitation on Liens", "—Limitation on Restricted Payments", "—Limitation on Restrictions on Distributions from Restricted Subsidiaries", "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "—Limitation on Affiliate Transactions", "—Limitation on Line of Business", "—Limitation on Guarantees of Company Indebtedness" or "—Reporting Requirements";

  (5)
  the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

  (6)
  Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "Cross Acceleration Provision");

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "Bankruptcy Provisions"); or

  (8)
  any judgment or decree for the payment of money in excess of $10.0 million (excluding the amount of any insurance proceeds or indemnification claims available to the obligor from insurance carriers and indemnitors who in the reasonable judgment of the Board of Directors of the Company are creditworthy and who have acknowledged their liability with respect thereto) is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not paid, discharged, waived or stayed (the "judgment default provision").

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount at maturity of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Notes may declare the Accreted Value of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such Accreted Value and interest shall be due and payable immediately; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Company and the Administrative Agent (or similar agent if there is no Administrative Agent) under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the Accreted Value of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount at maturity of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of Accreted Value, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

  (1)
  reduce the principal amount at maturity of Notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any Note;

  (3)
  reduce the principal amount at maturity or Accreted Value of or change the Stated Maturity of any Note;

  (4)
  change the calculation of Accreted Value so as to reduce the Accreted Value at any time or change the provisions applicable to the redemption of any Note as described under "—Optional Redemption" or "—Optional Redemption upon a Change of Control during First Three Years" above;

  (5)
  make any Note payable in money other than that stated in the Note;

  (6)
  impair the right of any holder of the Notes to receive payment of principal or Accreted Value of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

  (8)
  make any change in the ranking or priority of any Note that would adversely affect the Noteholders.

        Notwithstanding the preceding, without the consent of any holder of the Notes, the Company and Trustee may amend the Indenture:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

  (3)
  to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  to add Guarantees with respect to the Notes or to secure the Notes;

  (5)
  to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company;

  (6)
  to make any change that does not adversely affect the rights of any holder of the Notes;

  (7)
  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

  (8)
  to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities

    Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer Notes.

        The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

        The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

        At any time, we may terminate all our obligations under the Notes and the Indenture ("Legal Defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        In addition, at any time we may terminate our obligations under "—Change of Control" and under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to the Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clause (3) of the first paragraph (a) under "—Certain Covenants—Merger and Consolidation" above ("Covenant Defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "—Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph (a) under "—Certain Covenants—Merger and Consolidation" above.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "Defeasance Trust") with the Trustee money or U.S. Government Obligations for the payment of the principal amount at maturity and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Satisfaction and Discharge

        When we (1) deliver to the Trustee all outstanding Notes for cancelation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, or (3) all outstanding Notes will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (2) and (3), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable hereunder by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Concerning the Trustee

        U.S. Bank National Association is to be the Trustee under the Indenture. We have appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. You should refer to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

  (1)
  if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
Issue Date	$663.33
May 1, 2005	$698.97
November 1, 2005	$735.66
May 1, 2006	$774.28
November 1, 2006	$814.93
May 1, 2007	$857.71
November 1, 2007	$902.73
May 1, 2008	$950.12
November 1, 2008	$1,000.00
  (2)
  if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal to the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is the Issue Date, the denominator of which is the number of days from and including the Issue Date to and excluding the next Semi-Annual Accrual Date); or

  (3)
  if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

        Notwithstanding the foregoing, if Additional Interest accrues on the Notes prior to November 1, 2008 as a result of a Registration Default under the Registration Rights Agreement, subject to the Company's option to pay Additional Interest on the Notes in cash, such Additional Interest will be added to the Accreted Value, and the Accreted Value as of any Specified Date will equal the sum of (A) the Accreted Value, as calculated above, as of the date such Additional Interest began to accrue, plus (B) the amount of interest that would otherwise accrue on the Accreted Value from time to time on a daily basis at a rate of interest per annum borne by the Notes plus the rate of such Additional Interest as applicable from time to time, compounded semi-annually on each Semi-Annual Accrual Date from the date such Additional Interest began to accrete through the Specified Date, computed on the basis of a 360-day year of twelve 30-day months. If such an event were to occur, the Accreted Value on and after the last Semi-Annual Accrual Date would exceed $1,000.

        "Additional Assets" means

  (1)
  any property, plant or equipment used or useful in a Related Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary of the Company; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

        "Additional Interest" has the meaning set forth in the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments", "—Certain Covenants—Limitation on Affiliate Transactions" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock", as applicable, only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Disposition" means, with respect to any Person (the "Specified Person") any sale, lease, issuance, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Specified Person or any Restricted Subsidiary of the Specified Person, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary of the Specified Person (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Specified Person or a Restricted Subsidiary of the Specified Person);

  (2)
  all or substantially all the assets of any division or line of business of the Specified Person or any Restricted Subsidiary of the Specified Person; or

  (3)
  any other assets of the Specified Person or any Restricted Subsidiary of the Specified Person outside of the ordinary course of business of the Specified Person or such Restricted Subsidiary of the Specified Person other than, in the case of clauses (1), (2) and (3) above,

    (A)
    a disposition by a Restricted Subsidiary of the Specified Person to the Specified Person or by the Specified Person or a Restricted Subsidiary of the Specified Person to a Restricted Subsidiary of the Specified Person;

    (B)
    for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" and (y) a disposition of all or substantially all the assets of the Specified Person in accordance with the covenant described under "—Certain Covenants—Merger and Consolidation", as applicable;

    (C)
    a disposition of assets in any transaction or series of related transactions where such assets have an aggregate Fair Market Value of less than $1.0 million;

    (D)
    a disposition of cash or Temporary Cash Investments;

    (E)
    the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

    (F)
    the sale or disposition in the ordinary course of business of obsolete, damaged or worn out assets no longer used or useful to the business of the Company and its Restricted Subsidiaries;

    (G)
    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

    (H)
    the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations thereof and other similar intellectual property;

    (I)
    any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

    (J)
    leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Specified Person or any of its Restricted Subsidiaries;

    (K)
    any disposition of receivables, equipment and related assets (including contract rights of the type described in the definition of "Qualified Securitization Transaction") to a Securitization Entity pursuant to a Qualified Securitization Transaction for the Fair Market Value thereof, including cash and Temporary Cash Investments in an amount at least equal to 75% of the Fair Market Value thereof (for purposes of this clause (K), Purchase Money Notes will be deemed to be cash);

    (L)
    any transfer of receivables, equipment and related assets (including contract rights of the type described in the definition of "Qualified Securitization Transaction"), or a fractional undivided interest therein, by a Securitization Entity in a Qualified Securitization Transaction; and

    (M)
    solely for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock", any sale or disposition of all of the Capital Stock of or all or substantially all of the assets of Cassco Ice and Cold Storage, Inc. and/or Southern Bottled Water, Inc.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the rate of interest implied in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation".

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement, including all Hedging Obligations owing to a Lender (as defined in the Credit Agreement) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable Commodity Agreement, Currency Agreement or Interest Rate Agreement was entered into).

        "Board of Directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in equity (however designated) of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

        "Consolidated Coverage Ratio" with respect to any Person (the "Specified Person") as of any date of determination means the ratio of (x) the aggregate amount of EBITDA of the Specified Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on or prior to such date of determination for which internal financial statements are available to (y) Consolidated Interest Expense of the Specified Person and its Restricted Subsidiaries for such four fiscal quarters; provided, however, that:

  (1)
  if the Specified Person or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

  (2)
  if the Specified Person or any of its Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Specified Person or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (3)
  if since the beginning of such period the Specified Person or any of its Restricted Subsidiaries shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Specified Person or any of its

    Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Specified Person and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any of its Restricted Subsidiaries is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Specified Person and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  if since the beginning of such period the Specified Person or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Specified Person (or any person which becomes a Restricted Subsidiary of the Specified Person) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

  (5)
  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Specified Person or was merged with or into the Specified Person or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Specified Person or a Restricted Subsidiary of the Specified Person during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Specified Person (and, to the extent applicable, may include any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness to the extent such Interest Rate Agreement has a remaining term that includes some or all of the 12-month period of the date of determination). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation (but, in the case of any revolving credit facility incurred other than pursuant to clause (b)(1) of the covenant described above under "—Certain Covenants—Limitation on Indebtedness," only to the extent such Indebtedness is incurred solely for working capital purposes or other general corporate purposes in the ordinary course of business and not, in any case, to support directly or indirectly any acquisitions).

        "Consolidated Interest Expense" means, with respect to any Person (the "Specified Person") for any period, the total interest expense of the Specified Person and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Specified Person or its Restricted Subsidiaries, without duplication:

  (1)
  interest expense attributable to Capital Lease Obligations;

  (2)
  amortization of debt discount and debt issuance cost;

  (3)
  capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (6)
  net payments pursuant to Hedging Obligations with respect to Interest Rate Agreements;

  (7)
  dividends accrued in respect of all Disqualified Stock of the Specified Person or Preferred Stock of a Restricted Subsidiary of the Specified Person held by Persons other than the Specified Person or a Restricted Subsidiary of the Specified Person (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Specified Person); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Specified Person in good faith);

  (8)
  interest incurred in connection with Investments in discontinued operations;

  (9)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Specified Person or any Restricted Subsidiary of the Specified Person; and

  (10)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Specified Person) in connection with Indebtedness Incurred by such plan or trust.

        "Consolidated Net Income" means, with respect to any Person (the "Specified Person") for any period, the net income of the Specified Person and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than the Specified Person) if such Person is not a Restricted Subsidiary of the Specified Person, except that:

  (A)
  subject to the exclusions contained in clauses (4) and (6) below, the Specified Person's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Specified Person or a Restricted Subsidiary of the Specified Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

  (B)
  the Specified Person's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

  (2)
  any net income (or loss) of any Person acquired by the Specified Person or a Subsidiary of the Specified Person in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

  (3)
  any net income of any Restricted Subsidiary of the Specified Person if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary (other than any such restriction that is permitted under the covenant described under "—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries"), directly or indirectly, to the Specified Person, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Specified Person or another Restricted Subsidiary of the Specified Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary of the Specified Person, to the limitation contained in this clause); and

    (B)
    the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (4)
  any gain (or loss) realized upon the sale or other disposition of any assets of the Specified Person, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  extraordinary gains or losses;

  (6)
  the cumulative effect of a change in accounting principles;

  (7)
  any non-recurring fees, charges or other expenses (including bonus and retention payments and severance expenses) directly related to the Transactions;

  (8)
  the amount of any write-off of deferred financing costs or of debt issuance costs and the amount of charges related to any premium paid in connection with repurchasing Indebtedness, in each case as a result of the Transactions; and

  (9)
  any fees, charges, costs or expenses relating to the IPO Transactions and paid in cash, to the extent deducted in the determination of Consolidated Net Income.

Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Specified Person or any of its Restricted Subsidiaries to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Credit Agreement" means one or more debt facilities (including the Existing Credit Agreement) or other financing arrangements (including commercial paper facilities, revolving credit loans, term loans, receivables financings, letters of credit and any debt securities or other form of debt, convertible debt or exchangeable debt financing), in each case, as amended, supplemented, extended, renewed, restated or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such debt facility or other financing arrangement or a successor debt facility or financing arrangement, whether by the same or any other lender or group of lenders or creditor or group of creditors.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3)
  is mandatorily redeemable or must be purchased upon the occurrence of any event, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Change of Control"; and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the Notes including the purchase of any Notes tendered pursuant thereto.

        "EBITDA" with respect to any Person (the "Specified Person") for any period means the sum of Consolidated Net Income of the Specified Person, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of the Specified Person and its consolidated Restricted Subsidiaries;

  (2)
  Consolidated Interest Expense;

  (3)
  depreciation and amortization expense of the Specified Person and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

  (4)
  unrealized non-cash gains or losses or non-cash charges in respect of Hedging Obligations required to be taken under GAAP;

  (5)
  unrealized foreign currency translation gains or losses; and

  (6)
  all other non-cash charges (including any goodwill impairment charges) of the Specified Person and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Specified Person shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income in accordance with the definition of Consolidated Net Income.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Existing Credit Agreement"means the credit agreement dated as of August 15, 2003, by and among the Company, Reddy Group, certain Subsidiaries of Reddy Group, the lenders referred to therein, Credit Suisse First Boston, Cayman Islands Branch, as Administrative Agent, Canadian Imperial Bank of Commerce, as Co-Syndication Agent, and Bear Stearns Corporate Lending Inc., as Co-Syndication Agent, together with the related documents thereto (including the notes, the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, refunded, restated, supplemented or modified (in whole or in part, and without limitation as to the amount, terms, conditions, covenants and other provisions) from time to time.

        "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by management of the Company or by the Board of Directors of the Company or a duly authorized committee thereof. Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary of the Company. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Covenants—Limitation on Indebtedness":

  (1)
  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

  (2)
  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

  (3)
  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

  (4)
  unrealized losses or charges in respect of Hedging Obligations will be deemed not to be the Incurrences of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

  (3)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  (5)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or any Preferred Stock of a Subsidiary of such Person, with the amount of Indebtedness represented by such Disqualified Stock or Preferred Stock, as applicable, being equal to the greatest of (A) its voluntary liquidation preference, (B) its involuntary liquidation preference and (C) its maximum fixed repurchase price, but excluding, in each case, accrued and unpaid dividends, if any;

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of the Company of any business, the term "Indebtedness" will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

        The amount of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock or Preferred Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock or Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock or Preferred Stock as reflected on the most recent financial statements of such Person.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

        "IPO Transactions" means collectively, (i) the offer and sale by the Company of its common stock, par value $.01 per share, in an initial public offering contemplated by the Registration Statement on Form S-1 (Reg. No. 333-122751), (ii) the establishment of new senior secured credit facilities, in an aggregate principal amount of approximately $300 million, (iii) the offer to purchase by Reddy Group for cash any and all of the Reddy Group Existing Notes pursuant to an Offer to Purchase and Consent Solicitation Statement dated March 22, 2005, (iv) the repayment in full of all obligations under the Existing Credit Agreement, (v) the consent solicitation relating to the Notes pursuant to the Consent Solicitation Statement dated July 19, 2005, (vi) the termination of the Monitoring Agreement and (vii) the payment of transaction-related bonuses to officers and employees of the Company in connection with the transactions contemplated by clauses (i) through (vi) of this definition.

        "Issue Date" means October 27, 2004, the date on which the Notes were originally issued.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

        "Merger" has the meaning specified in the Reddy Group Existing Indenture whether or not in effect at the time of determination.

        "Monitoring Agreement" has the meaning specified in the Reddy Group Existing Indenture whether or not in effect at the time of determination.

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  (1)
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries of the Company as a result of such Asset Disposition;

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition; and

  (5)
  any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary of the Company.

        "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Non-Recourse Securitization Entity Indebtedness" has the meaning set forth in the definition of Securitization Entity.

        "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including in respect of letters of credit), and other amounts payable pursuant to the documentation governing such Indebtedness.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "One Year's Coupon" means, with respect to an optional redemption, the difference between (1) the scheduled Accreted Value of the Notes on the date that is one year after the redemption date and (2) the Accreted Value of the Notes as of the redemption date.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Holders" means (i) Trimaran Fund Management, L.L.C., Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc., (ii) Bear Stearns Merchant Capital II, L.P., Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB-PSERS II, L.P., The BSC Employee Fund III, L.P. and the BSC Employee Fund IV, L.P., (iii) any controlled Affiliate of any Person referred to in clauses (i) or (ii) above that is organized by such Person primarily for the purpose of making equity or debt investments in one or more Persons, (iv) any officer or director of the Company who owned common stock of the Company immediately after giving effect to the Merger and (v) any Related Party. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary of the Company in:

  (1)
  the Company, a Restricted Subsidiary of the Company or a Person that will, upon the making of such Investment, become a Restricted Subsidiary of the Company; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary of the Company; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to the Company or any Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary of the Company or in satisfaction of judgments;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" or (ii) a disposition of any assets not constituting an Asset Disposition;

  (9)
  any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (10)
  any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

  (11)
  any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (12)
  any Person existing on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

  (13)
  Investments by the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction which Investments consist of the transfer of receivables, equipment and related assets; provided, however, that any Investment in a Securitization Entity is in the form of (a) a Purchase Money Note, (b) an equity interest, (c) obligations of the Securitization Entity to pay the purchase price for assets transferred to it or (d) interests in either (x) equipment owned by the Company or a Restricted Subsidiary of the Company or (y) accounts receivable generated by the Company or a Restricted Subsidiary of the Company and, in each case, transferred to such Securitization Entity or other Person in connection with a Qualified Securitization Transaction; and

  (14)
  Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (14) outstanding on the date such Investment is made, do not exceed $25.0 million.

        "Permitted Liens" means, with respect to any Person:

  (1)
  pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  (2)
  Liens in favor of carriers, warehousemen, mechanics, suppliers, repairmen, materialmen and landlords and other similar Liens imposed by law, in each case for sums not overdue or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to the depository institution;

  (3)
  Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

  (4)
  Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (5)
  minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (6)
  Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

  (7)
  Liens to secure Indebtedness under any Credit Agreement or any Guarantee of Indebtedness of a Restricted Subsidiary of the Company permitted under the provisions described in "—Certain Covenants—Limitation on Indebtedness";

  (8)
  Liens existing on the Issue Date;

  (9)
  Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof);

  (10)
  Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof);

  (11)
  Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

  (12)
  Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

  (13)
  Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

  (A)
  such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (B)
  the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

  (14)
  Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be Incurred under the Indenture, provided, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness; and

  (15)
  other Liens not to exceed $10.0 million outstanding at any time.

        For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a Note means the principal of such Note including any amounts accreted thereon, plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

        "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

        "Qualified Equity Offering" means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company or any parent entity of the Company.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Entity, in the case of a transfer by the Company or any of its Subsidiaries, and (2) any other Person, in the case of a transfer by a Securitization Entity, or may grant a security interest in, any accounts receivable or equipment, whether now existing or arising or acquired in the future, of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets, including contract rights, that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

        "Reddy Group" means Reddy Ice Group, Inc., a Texas corporation, and its successors and assignees.

        "Reddy Group Existing Indenture" means the Indenture dated as of July 31, 2003, as supplemented by the First Supplemental Indenture dated as of August 15, 2003, among Reddy Group, the Reddy Group Guarantors and U.S. Bank National Association, as trustee.

        "Reddy Group Existing Notes" means the Reddy Group 8 7/8% Senior Subordinated Notes due 2011 issued pursuant to the Reddy Group Existing Indenture.

        "Reddy Group Guarantors" means the Subsidiaries of Reddy Group that have guaranteed the Reddy Group Existing Notes.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary of the Company existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1)
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  (2)
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

  (3)
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company, (B) Indebtedness of the Company or a Restricted Subsidiary of the Company that Refinances Indebtedness of an Unrestricted Subsidiary or (C) Indebtedness under any Credit Agreement.

        "Registration Rights Agreement" means the Registration Rights Agreement dated October 27, 2004, among the Company, Credit Suisse First Boston LLC, CIBC World Markets Corp. and Bear, Stearns & Co. Inc.

        "Related Business" means any business in which the Company or any of its Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company or any of its Subsidiaries was engaged on the Issue Date or any reasonable extension, development or expansion of the business of the Company or its Restricted Subsidiaries.

        "Related Party" means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2) acting solely in such capacity.

        "Restricted Payment" with respect to any Person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary of the Company and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

  (2)
  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary of the Company) or of any Capital Stock of a Restricted Subsidiary of the Company held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary of the Company), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company (other than (A) from the Company or a Restricted Subsidiary of the Company or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any Person.

Notwithstanding the foregoing, the payment of (a) an annual $500,000 monitoring fee (or such higher amount if the $500,000 fee is increased pursuant to the Monitoring Agreement in connection with acquisitions that have occurred at any time after August 15, 2003 by an amount equal to 1% of the trailing twelve-month pro forma EBITDA of acquired businesses) pursuant to the Monitoring Agreement and (b) transaction advisory or other similar fees and reimbursable fees and expenses provided for in the Monitoring Agreement shall not constitute a Restricted Payment.

        "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary of such Person.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary of the Company on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary of the Company whereby the Company or a Restricted Subsidiary of the Company transfers such property to a Person and the Company or a Restricted Subsidiary of the Company leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Securitization Entity" means a wholly owned Subsidiary of the Company (or a wholly owned Subsidiary of another Person in which the Company or any Subsidiary of the Company makes an Investment and in which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable or equipment and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and:

  (1)
  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

  (a)
  is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

  (b)
  is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

    (c)
    subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

    (such Indebtedness described in this clause (1), "Non-Recourse Securitization Entity Indebtedness");

  (2)
  with which neither the Company nor any Restricted Subsidiary of the Company (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

  (3)
  to which neither the Company nor any Restricted Subsidiary of the Company (other than such Securitization Entity) has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers' Certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.

        "Senior Indebtedness" means with respect to any Person:

  (1)
  Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

  (2)
  all other Obligations of such Person in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes.

        "Shareholders Agreement" means the agreement among the Permitted Holders that provides for voting arrangements for the election of directors of Reddy Group and the Company.

        "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company that are reasonably customary in an accounts receivable or equipment securitization transaction, including servicing of the obligations thereunder.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

        "Tax Sharing Agreement" means any tax sharing agreement between the Company and any other Person with which the Company is required to, or is permitted to, file a consolidated, combined or unitary tax return or with which the Company is or could be part of a consolidated group for tax purposes.

        "Temporary Cash Investments" means any of the following:

  (1)
  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

  (2)
  investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3)
  repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group;

  (5)
  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.; and

  (6)
  investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Transactions" has the meaning specified in the Reddy Group Existing Indenture.

        "Trustee" means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments".

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that immediately after giving effect to such designation, no Default shall have occurred and be continuing and either (x) in the case of any Subsidiary of the Company that is not also a Subsidiary of Reddy Group, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) in the case of Reddy Group or any Restricted Subsidiary of Reddy Group, Reddy Group could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant under "—Certain Covenants—Limitation on Indebtedness". Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

        Except as described under "—Certain Covenants—Limitation on Indebtedness", whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" of a Person means a Restricted Subsidiary of such Person all the Capital Stock of which (other than directors' qualifying shares) is owned by such Person or one or more other Wholly Owned Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Overview

        The following is a discussion of certain material U.S. federal income tax consequences of the exchange of the Old Notes for New Notes and the ownership and disposition of the New Notes to holders of the Old Notes exchanging Old Notes for New Notes in this exchange offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed treasury regulations, and interpretations of the foregoing, all as of the date hereof, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

        The following summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, partnerships or other pass-through entities or investors in such entities, expatriates, tax-exempt entities, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or foreign currencies and persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction. This discussion also does not address the tax consequences to certain persons who have a functional currency other than the U.S. dollar or to certain persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Furthermore, it does not include any description of any alternative minimum tax consequences, or estate and gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable to the Notes.

        THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY RECENT OR PROPOSED CHANGES IN APPLICABLE TAX LAWS.

        As used herein, the term "U.S. holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

        If a partnership, or other entity taxable as a partnership for U.S. federal income tax purposes, holds Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Holders that are partnerships or who would hold the Notes through a partnership or similar pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequences of holding Notes.

Consequences of the Exchange Offer

        The exchange of an Old Note for a New Note will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize any gain or loss upon the receipt of a New Note. A holder's holding period for a New Note will include the holding period for the Old Note and the initial basis in a New Note will be the same as the adjusted basis in the Old Note at the time of the exchange.

Consequences of Owning New Notes to U.S. Holders

Original Issue Discount

        The Old Notes were issued, and therefore the New Notes will be treated as issued, with OID for U.S. federal income tax purposes in an amount equal to the difference between their "stated redemption price at maturity" and their "issue price." The "issue price" of an Old Note (and therefore an New Note) will be the first price at which a substantial amount of the Old Notes were sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler). The "stated redemption price at maturity" of a note is the sum of all cash payments required to be made on a note other than payments of "qualified stated interest." The term "qualified stated interest" means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a fixed rate or (subject to certain conditions) based on one or more indices. None of the payments on the New Notes will constitute qualified stated interest. You generally must include OID in gross income on a constant yield method in advance of the receipt of cash attributable to that income, regardless of your regular method of accounting. However, you generally will not be required to include again in income cash payments received in respect of previously accrued OID.

        Subject to the discussion of acquisition premium below, the amount of OID includible in gross income by a U.S. holder of a note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which such U.S. holder held such note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the product of the note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period. The Issuers are required to provide information returns stating the amount of OID accrued on New Notes held of record by persons other than corporations and other exempt holders.

        The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisor regarding their application.

Acquisition Premium

        If a U.S. Holder purchased an Old Note at an "acquisition premium," the amount of OID that the U.S. Holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis in the hands of the purchaser immediately after the purchase is (1) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (2) greater than the note's adjusted issue price (as described above).

        If a note is purchased at an acquisition premium, the U.S. Holder reduces the amount of OID otherwise includible in income during an accrual period by a fraction. The numerator of this fraction is the excess of the adjusted basis of the note immediately after its acquisition by the purchaser over the adjusted issue price of the note. The denominator of the fraction is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note's adjusted issue price.

        As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the U.S. Holder generally may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described under "—Original Issue Discount" above.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

        Subject to the market discount rules described below, upon the sale, exchange, retirement or other taxable disposition of a New Note, a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such holder's adjusted tax basis in the New Note. A U.S. holder's adjusted tax basis in a New Note generally will be the cost of the Old Note, increased by the amount of OID (net of any acquisition premium) and any market discount previously included in income with respect to the note and decreased by the amount of any cash payments previously received on the note. Gain or loss recognized on the sale, exchange, retirement or other taxable disposition of a New Note will be long-term capital gain or loss if the holder held the New Note for more than one year. The deductibility of capital losses is subject to limitations.

Market Discount

        Under the market discount rules of the Code, a U.S. Holder who purchased an Old Note at a market discount will generally be required to treat any gain recognized on the sale, exchange, retirement or other taxable disposition of the New Note received in exchange therefor as ordinary income to the extent of the accrued market discount (during the periods in which the holder held the Old Note and the New Note) that has not been previously included in income. In this case, market discount is defined as the amount by which a U.S. Holder's purchase price for a note is less than the note's adjusted issue price on the date of purchase, subject to a statutory de minimis exception. In general, market discount accrues on a ratable basis over the remaining term of the note unless a U.S. Holder makes an irrevocable election to accrue market discount on a constant yield to maturity basis. A U.S. Holder of a note with market discount may be required to defer part or all of its interest deductions with respect to any debt issued by such U.S. Holder (unless the U.S. Holder elects to include market discount income on a current basis, as described below).

        A U.S. Holder of a note may elect to report market discount as ordinary income as it accrues—on either a ratable or a constant yield basis. If a U.S. Holder makes this election, the rules regarding the treatment of gain upon the disposition of the note and upon the receipt of certain cash payments as ordinary income and regarding the deferral of interest deductions will not apply. Currently, if the foregoing election is made by a U.S. Holder, the election will apply to all market discount obligations acquired by such holder during or after the first taxable year to which the election applies, and the election may not be revoked without the consent of the Internal Revenue Service.

Backup Withholding

        A backup withholding tax (currently at a rate of 28%) and information reporting requirements apply in the case of certain U.S. holders (not including corporations and other exempt recipients) to certain payments of interest (including OID) on, a New Note, and of proceeds on the sale or other disposition (including a redemption) of a New Note. Backup withholding applies if a holder fails to provide a correct taxpayer identification number, has been notified by the IRS that it is subject to backup withholding or fails to meet certain certification requirements. An individual's taxpayer identification number is generally the individual's Social Security number. Any amount withheld from payment to a holder under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Consequences of Owning New Notes to Non-U.S. Holders

        As used herein, the term "non-U.S. holder" means a beneficial owner of a Note that is, for the U.S. federal income tax purposes, a nonresident alien or a corporation, trust or estate that is not a U.S. holder.

        The rules governing U.S. federal income taxation of non-U.S. holders are complex. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

Payment of Interest and Original Issue Discount

        Subject to the discussion below concerning backup withholding, payments of interest (including OID) on the New Notes by us or our paying agent to any non-U.S. holder will not be subject to U.S. federal income or withholding tax, provided that such interest (or OID) is not effectively connected with the non-U.S. holder's conduct of U.S. trade or business and:

  •
  such holder (1) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock, (2) is not a bank that received New Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (3) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

  •
  the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.

        The certification requirement referred to above will be fulfilled if either (A) the non-U.S. holder provides to us or our paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes such holder's name and address and certifies as to its non-U.S. status or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the New Note on behalf of the beneficial owner and provides a statement to us or our paying agent signed under penalties of perjury in which the organization, bank or financial institution certifies that an IRS Form W-8BEN (or successor form) has been received by it from the non-U.S. holder or from another financial institution acting on behalf of the non-U.S. holder and furnishes us or our paying agent with a copy. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the non-U.S. holder.

        The gross amount of payments of interest (including OID) that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30% unless (i) the non-U.S. holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (ii) such interest (or OID) is effectively connected with the conduct of a U.S. trade or business by such non-U.S. holder and a properly executed IRS Form W-8ECI (or successor form) is provided to us or our paying agent.

        If a non-U.S. holder is engaged in a trade or business in the United States and if interest (including OID) on the New Note is effectively connected with such trade or business, then the non-U.S. holder generally will be subject to regular United States federal income tax on such interest (or OID) on a net basis in the same manner as if it were a U.S. holder, unless an applicable tax treaty provides otherwise. If the non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30%, unless reduced or eliminated by an applicable tax treaty. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder satisfies the certification requirements described above.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

        Subject to the discussion below concerning backup withholding, a non-U.S. holder of a New Note will not be subject to U.S. federal withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of such New Note. A non-U.S. holder generally will also not be subject to U.S. federal income tax on such gain, unless:

  •
  such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a tax of 30% to the extent that such gain plus all other U.S. source capital gains recognized during the same taxable year exceeds U.S. source capital losses recognized during such taxable year; or

  •
  such gain is effectively connected with the conduct of a U.S. trade or business by such non-U.S. holder, in which case the non-U.S. holder generally will be subject to regular U.S. federal income tax on such gain on a net basis (and possible branch profits tax) as discussed above in connection with effectively connected interest unless an applicable tax treaty provides otherwise.

Backup Withholding and Information Reporting

        Unless certain exceptions apply, we must report annually to the IRS and to each non-U.S. holder any interest (including OID) paid to the non-U.S. holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Under current U.S. federal income tax law, backup withholding tax generally will not apply to payments of interest (including OID) by us or our paying agent on a Note or payments or the sale, exchange, retirement or other taxable disposition or a Note if the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

PLAN OF DISTRIBUTION

        We are not using any underwriters or dealer managers in connection with this exchange offer. We are also bearing the expenses of the exchange.

        Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

  •
  our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  a broker-dealer that acquired Old Notes directly from us; or

  •
  a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.

        To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters in connection with the notes offered hereby will be passed upon for us by Cahill Gordon & Reindel LLP. Certain matters related to material U.S. federal income tax consequences of the exchange offer and the ownership and deposition of the New Notes will be passed upon by Cahill Gordon & Reindel LLP. An investment partnership comprised of select partners of Cahill Gordon & Reindel LLP owns interests representing less than one tenth of 1% of the capital commitment of Funds controlled by Trimaran Fund Management, L.L.C.

EXPERTS

        The consolidated financial statements of (i) Reddy Ice Holdings, Inc. and subsidiary (the "Successor") as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period from May 8, 2003 (date of inception) to December 31, 2003, and (ii) Packaged Ice, Inc. and subsidiaries (the "Predecessor"), a wholly owned subsidiary of the Successor, for the period from January 1, 2003 to August 14, 2003 and the year ended December 31, 2002, included in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs related to the acquisition of the Predecessor and the related accounting in accordance with SFAS No. 141, "Business Combinations", and the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets", on January 1, 2002, and the restatement discussed in Note 18), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are summaries of the material terms of these contracts and documents buy may not describe all of their terms, and where such contract or other document is an exhibit to the registration statement we encourage you to refer to such additional information.

        We currently file annual, quarterly and current reports and other information with the SEC to comply with the covenants under the Reddy Group indenture. The reports and other information can be inspected and copied at the public reference facility that the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the operation of the public reference room. The SEC also maintains a website at http:/www.sec.gov, which contains reports and other information regarding registrants that file electronically with the SEC.

        OUR REPORTS AND OTHER INFORMATION THAT WE HAVE FILED, OR MAY IN THE FUTURE FILE, WITH THE SEC ARE NOT INCORPORATED INTO AND DO NOT CONSTITUTE PART OF THIS PROSPECTUS. You may also request a copy of our filings at no cost, by writing or telephoning our Secretary at Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231; Telephone (214) 526-6740.

 INDEX TO FINANCIAL STATEMENTS

Page
Reddy Ice Holdings, Inc. and Subsidiary
Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2004 (Successor) and 2003 (Successor)	F-3

Consolidated Statements of Operations for the Year ended December 31, 2004 (Successor), for the period from May 8, 2003 (Date of Inception) to December 31, 2003 (Successor) (as restated), for the period from January 1, 2003 to August 14, 2003 (Predecessor) (as restated) and for the Year ended December 31, 2002 (Predecessor) (as restated)	F-4

Condensed Consolidated Statements of Stockholders' Equity for the Year ended December 31, 2004 (Successor), for the period from May 8, 2003 (Date of Inception) to December 31, 2003 (Successor), for the period from January 1, 2003 to August 14, 2003 (Predecessor) and for the Year ended December 31, 2002 (Predecessor)	F-5

Consolidated Statements of Cash Flows for the Years ended December 31, 2004 (Successor), for the period from May 8, 2003 (Date of Inception) to December 31, 2003 (Successor), for the period from January 1, 2003 to August 14, 2003 (Predecessor) and for the Year ended December 31, 2002 (Predecessor)	F-7

Notes to Financial Statements for the Year ended December 31, 2004 (Successor), for the period from May 8, 2003 (Date of Inception) to December 31, 2003 (Successor), for the period from January 1, 2003 to August 14, 2003 (Predecessor) and for the Year ended December 31, 2002 (Predecessor)	F-8
Condensed Consolidated Balance Sheet (unaudited) as of June 30, 2005	F-37
Condensed Consolidated Statements of Operations (unaudited) for the six months ended June 30, 2005 and 2004 (restated)	F-38
Condensed Consolidated Statement of Stockholders' Equity (unaudited) for the six months ended June 30, 2005	F-39
Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended June 30, 2005 and 2004	F-40
Notes to the Condensed Consolidated Financial Statements (unaudited) for the six months ended June 30, 2005 and 2004	F-41

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Reddy Ice Holdings, Inc.
Dallas, Texas

        We have audited the accompanying consolidated balance sheets of Reddy Ice Holdings, Inc. and subsidiary (the "Successor") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2004 and the period from May 8, 2003 (date of inception) to December 31, 2003. We have also audited the consolidated statements of operations, stockholders' equity and cash flows of Packaged Ice, Inc. and subsidiaries (the "Predecessor"), a wholly owned subsidiary of the Successor, for the period from January 1, 2003 to August 14, 2003, and the year ended December 31, 2002. These financial statements are the responsibility of the Successor's and Predecessor's (collectively, the "Company") management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Successor as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the year ended December 31, 2004 and for the period from May 8, 2003 (date of inception) to December 31, 2003, and the results of operations of the Predecessor and its cash flows for the period from January 1, 2003 to August 14, 2003, and the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements, the Successor acquired the Predecessor on August 15, 2003 in a transaction accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." Accordingly, the assets acquired and liabilities assumed were recorded at fair value on that date by the Successor and are not comparable with those of the Predecessor. In addition, as discussed in Note 2 to the consolidated financial statements, the Predecessor changed its method of accounting for goodwill and other intangible assets on January 1, 2002, to conform with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

        As discussed in Note 18, the accompanying consolidated statements of operations for the period from May 8, 2003 (Date of Inception) to December 31, 2003 (Successor), for the period from January 1, 2003 to August 14, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor) have been restated.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 31, 2005 (August 2, 2005 as to the second paragraph of Note 2)

 REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

ASSETS

	Successor
	December 31,
	2004	2003
	(in thousands)
CURRENT ASSETS:
Cash and cash equivalents	$4,478	$12,801
Accounts receivable, net	21,861	18,032
Inventories	9,435	7,846
Prepaid expenses	2,651	1,952
Assets held for sale	790	790
Deferred tax assets	2,174	—

Total current assets	41,389	41,421
PROPERTY AND EQUIPMENT, net	233,661	233,440
GOODWILL	220,451	248,929
OTHER INTANGIBLE ASSETS, net	93,109	90,536
OTHER ASSETS	10	10

TOTAL	$588,620	$614,336

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term obligations	$1,869	$1,859
Notes payable	355	—
Revolving credit facility	5,450	—
Accounts payable	15,509	11,237
Accrued expenses	15,998	20,674

Total current liabilities	39,181	33,770
LONG-TERM OBLIGATIONS	429,392	329,088
DEFERRED TAX LIABILITIES, net	37,114	60,160
COMMITMENTS AND CONTINGENCIES (Note 14)	—	—
STOCKHOLDERS' EQUITY:
Preferred Stock, 12% Cumulative, Series A, $0.01 par value—25,000,000 shares authorized, 99,050 shares issued and outstanding at December 31, 2003	—	1
Common stock, $0.01 par value; 75,000,000 shares authorized; 13,686,150 and 13,668,900 shares issued and outstanding at December 31, 2004 and 2003, respectively	137	137
Additional paid-in capital	90,077	193,432
Unearned compensation	(135)	(437)
Accumulated deficit	(7,146)	(2,713)
Accumulated other comprehensive income	—	898

Total stockholders' equity	82,933	191,318

TOTAL	$588,620	$614,336

See notes to consolidated financial statements.

 REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor
		May 8, 2003 (Date of Inception) to December 31, 2003
	Year Ended December 31, 2004		January 1 to August 14, 2003	Year Ended December 31, 2002
		(as restated, see Note 18)	(as restated, see Note 18)	(as restated, see Note 18)
	(in thousands, except per share amounts)
Revenues	$285,727	$86,919	$151,269	$235,660
Cost of sales (excluding depreciation)	173,066	52,732	91,642	144,852
Depreciation expense related to cost of sales	17,850	5,883	10,881	18,567

Gross profit	94,811	28,304	48,746	72,241
Operating expenses	36,928	13,430	18,598	33,739
Depreciation and amortization expense	5,335	1,733	3,647	6,137
Loss (gain) on disposition of assets	398	—	(11)	4,345
Impairment of assets	—	—	—	7,363

Income from operations	52,150	13,141	26,512	20,657
Other income, net	—	—	116	161
Gain on extinguishment of debt	—	—	—	2,494
Interest expense	(25,105)	(10,370)	(21,063)	(34,870)

Income (loss) before taxes and cumulative effect of change in accounting principle	27,045	2,771	5,565	(11,558)
Income tax expense	10,494	1,053	—	—

Income (loss) before cumulative effect of change in accounting principle	16,551	1,718	5,565	(11,558)
Cumulative effect of change in accounting principle	—	—	—	(73,230)

Net income (loss)	16,551	1,718	5,565	(84,788)
Preferred dividends	10,583	4,431	2,566	3,810

Net income (loss) available to common stockholders	$5,968	$(2,713)	$2,999	$(88,598)

Basic net income (loss) per share:
Net income (loss) available to common stockholders before cumulative effect of change in accounting principle	$0.44	$(0.35)	$0.15	$(0.76)
Cumulative effect of change in accounting principle	—	—	—	(3.64)

Net income (loss) available to common stockholders	$0.44	$(0.35)	$0.15	$(4.40)

Weighted average common shares outstanding	13,675	7,858	20,159	20,157
Diluted net income (loss) per share:
Net income (loss) available to common stockholders before cumulative effect of change in accounting principle	$0.44	$(0.35)	$0.14	$(0.76)
Cumulative effect of change in accounting principle	—	—	—	(3.64)

Net income (loss) available to common stockholders	$0.44	$(0.35)	$0.14	$(4.40)

Weighted average common shares outstanding	13,703	7,858	20,808	20,157

See notes to consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

        Predecessor for the Period from January 1, 2003 to August 14, 2003 and the Year Ended December 31, 2002:

	Number of Shares		Par Value
										Accumulated Other Comprehensive Income
	Preferred Stock	Common Stock	Preferred Stock	Common Stock	Additional Paid-In Capital	Stock Subscription Receivable	Treasury Stock	Unearned Compensation	Accumulated Deficit		Total
					(in thousands)
Balance at January 1, 2002	—	20,439	$—	$204	$118,910	$—	$(1,491)	$—	$(64,884)	$(262)	$52,477
Issuance of common stock in connection with the 2000 Employee Stock Purchase Plan	—	17	—	1	14	—	—	—	—	—	15
Dividends accumulated on 10% exchangeable preferred stock	—	—	—	—	(3,810)	—	—	—	—	—	(3,810)
Grant of restricted stock	—	200	—	2	242	—	—	(244)	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(84,788)	—	(84,788)
Change in fair value of derivative liability	—	—	—	—	—	—	—	—	—	(1,043)	(1,043)

Total comprehensive loss											(85,831)

Balance at December 31, 2002	—	20,656	$—	$207	$115,356	$—	$(1,491)	$(244)	$(149,672)	$(1,305)	$(37,149)
Exercise of employee stock options	—	10	—	—	19	—	—	—	—	—	19
Dividends accumulated on 10% exchangeable preferred stock	—	—	—	—	(2,566)	—	—	—	—	—	(2,566)
Cancellation of restricted stock	—	(200)	—	(2)	(242)	—	—	244	—	—	—
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	5,565	—	5,565
Change in fair value of derivative liability	—	—	—	—	—	—	—	—	—	1,579	1,579

Total comprehensive income											7,144

Balance at August 14, 2003	—	20,466	$—	$205	$112,567	$—	$(1,491)	$—	$(144,107)	$274	$(32,552)

See notes to consolidated financial statements.

 REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

Successor for the year ended December 31, 2004 and for the period from May 8, 2003 (Date of Inception) to December 31, 2003:

	Number of Shares		Par Value
										Accumulated Other Comprehensive Income
	Preferred Stock	Common Stock	Preferred Stock	Common Stock	Additional Paid-In Capital	Stock Subscription Receivable	Treasury Stock	Unearned Compensation	Accumulated Deficit		Total
	(in thousands)
Balance at May 8, 2003 (Date of Inception)	—	—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Issuance of common stock	—	13,634	—	137	98,663	(1,203)	—	—	—	—	97,597
Issuance of preferred stock	98	—	1	—	98,799	(1,203)	—	—	—	—	97,597
Grant of restricted preferred and common stock	1	35	—	—	500	—	—	(500)	—	—	—
Satisfaction of stock subscription receivable	—	—	—	—	—	2,406	—	—	—	—	2,406
Distributions to stockholders	—	—	—	—	(8,961)	—	—	—	—	—	(8,961)
Dividends on 12% cumulative preferred stock	—	—	—	—	4,431	—	—	—	(4,431)	—	—
Amortization of unearned compensation	—	—	—	—	—	—	—	63	—	—	63
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	1,718	—	1,718
Change in fair value of derivative liability	—	—	—	—	—	—	—	—	—	898	898

Total comprehensive income											2,616

Balance at December 31, 2003	99	13,669	$1	$137	$193,432	$—	$—	$(437)	$(2,713)	$898	$191,318
Issuance of common stock	—	17	—	—	125	—	—	—	—	—	125
Issuance of preferred stock	—	—	—	—	125	—	—	—	—	—	125
Dividends on common stock	—	—	—	—	—	—	—	—	(10,401)	—	(10,401)
Dividends on 12% cumulative preferred stock	—	—	—	—	10,583	—	—	—	(10,583)	—	—
Redemption of preferred stock	(99)	—	(1)	—	(114,188)	—	—	—	—	—	(114,189)
Amortization of unearned compensation	—	—	—	—	—	—	—	302	—	—	302
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	16,551	—	16,551
Change in fair value of derivative liability	—	—	—	—	—	—	—	—	—	2,464	2,464
Realized non-cash gain on derivative	—	—	—	—	—	—	—	—	—	(3,362)	(3,362)

Total comprehensive income											15,653

Balance at December 31, 2004	—	13,686	$—	$137	$90,077	$—	$—	$(135)	$(7,146)	$—	$82,933

See notes to consolidated financial statements.

 REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
	Year Ended December 31, 2004	May 8, 2003 (Date of Inception) to December 31, 2003	January 1 to August 14, 2003	Year Ended December 31, 2002

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$16,551	$1,718	$5,565	$(84,788)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities (excluding working capital from acquisitions):
Depreciation and amortization expense	23,185	7,616	14,528	24,704
Amortization of debt issue costs and debt discounts	4,410	882	23	39
Deferred tax expense	10,176	1,053	—	—
Loss (gain) on disposition of assets	398	—	(11)	4,345
Amortization of unearned compensation	302	63	—	—
Realized gain on derivative	(3,362)	—	—	—
Gain on extinguishment of debt	—	—	—	(2,494)
Impairment of assets	—	—	—	7,363
Cumulative effect of change in accounting principle	—	—	—	73,230
Changes in assets and liabilities, net of the effects of acquisitions:
Restricted cash	—	—	—	6,700
Accounts receivable, inventory and prepaid assets	(4,537)	19,064	(18,815)	5,110
Accounts payable and accrued expenses	663	(304)	(6,136)	(1,519)

Net cash provided by (used in) operating activities	47,786	30,092	(4,846)	32,690

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(15,988)	(13,721)	(7,848)	(14,403)
Proceeds from dispositions of assets	2,657	311	1,236	3,378
Acquisition of Packaged Ice, Inc., net of cash acquired	—	(124,720)	—	—
Other acquisitions, net of cash acquired	(16,874)	(67,998)	—	—
Increase in other non-current assets	—	—	—	(570)

Net cash used in investing activities	(30,205)	(206,128)	(6,612)	(11,595)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	—	19	—
Proceeds from the issuance of common and preferred stock	250	197,600	—	15
Dividends and other distributions to stockholders	(10,401)	(8,961)	—	—
Redemption of preferred stock	(114,189)	—	—	—
Proceeds from the issuance of debt	100,163	330,931	—	—
Deferred debt costs	(4,739)	(13,553)	—	—
Borrowings (repayments) under the revolving credit facility, net	5,450	(11,691)	11,691	(12,305)
Repayment of debt	(2,438)	(305,489)	(46)	(12,518)

Net cash provided by (used in) financing activities	(25,904)	188,837	11,664	(24,808)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,323)	12,801	206	(3,713)
CASH AND CASH EQUIVALENTS, BEGINNING OF
PERIOD	12,801	—	6,500	10,213

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,478	$12,801	$6,706	$6,500

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$24,666	$4,469	$31,164	$34,668

Cash payments for income taxes	$300	$—	$—	$—

Borrowings under the revolving credit facility	$53,100	$—	$151,185	$194,563

Repayments under the revolving credit facility	$(47,650)	$(11,691)	$(139,494)	$(206,868)

Change in fair value of derivative liability	$(2,464)	$(898)	$(1,579)	$1,043

Reversal of valuation allowance on deferred tax assets	$32,760	$—	$—	$—

Issuance of notes payable — premium financing of insurance	$931	$—	$—	$—

Grant of restricted stock	$—	$500	$—	$—

See notes to consolidated financial statements.

 REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION

        Reddy Ice Holdings, Inc., a Delaware corporation (the "Parent"), and its wholly owned subsidiary, Cube Acquisition Corp. ("Cube"), a Texas corporation, were formed on behalf of Trimaran Fund Management LLC ("Trimaran") and Bear Stearns Merchant Banking ("BSMB") on May 8, 2003 for the purpose of acquiring Packaged Ice, Inc. ("Packaged Ice") and effecting certain capital transactions in connection with such acquisition. On August 15, 2003, Cube merged with and into Packaged Ice, with Packaged Ice being the surviving corporation. As a result of the merger, Packaged Ice was delisted from the American Stock Exchange. The Parent and Cube conducted no operations during the period from May 8, 2003 through August 14, 2003. In connection with the merger, Packaged Ice was renamed Reddy Ice Group, Inc. ("Reddy Group"). The Parent and its wholly owned subsidiary Reddy Group are referred to collectively herein as the "Successor". Packaged Ice prior to the merger on August 15, 2003 is referred to as the "Predecessor" and, collectively with the Successor, the "Company". As a result of purchase accounting, the Predecessor balances and amounts presented in these consolidated financial statements and footnotes may not be comparable to the Successor balances and amounts.

        The Company manufactures and distributes packaged ice products and bottled water and owns and operates refrigerated warehouses. The Company is the largest manufacturer of packaged ice products in the United States. The Company serves approximately 82,000 customer locations in 31 states and the District of Columbia.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation.    The consolidated financial statements include the accounts of Reddy Ice Holdings, Inc. and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Stock Split.    On August 2, 2005, the Company effected a 138 for 1 stock split and, in conjunction therewith, amended and restated the Company's certificate of incorporation to increase the number of authorized shares of the Company's common stock and preferred stock. All common share and per common share amounts in the consolidated financial statements have been retroactively adjusted for all periods presented to give effect to the stock split, including reclassifying an amount equal to the increase in par value from additional paid-in capital to common stock.

        Cash and Cash Equivalents.    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

        Accounts Receivable.    Accounts receivable are net of allowances for doubtful accounts of $0.7 million and $0.1 million at December 31, 2004 and 2003, respectively. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make the required payments on their accounts. The estimated losses are based on past experience with similar accounts receivable. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The following table represents the roll-forward of the allowance for doubtful accounts:

	Successor		Predecessor
	Year Ended December 31, 2004	May 8, 2003 (Date of Inception) to December 31, 2003	January 1 to August 14, 2003	Year Ended December 31, 2002

	(in thousands)
Beginning balance	$114	$—	$495	$1,025
Charges to expense	653	222	115	484
Other(1)	(111)	(108)	(288)	(1,014)

Ending balance	$656	$114	$322	$495

(1)
Other activity includes direct write-offs of accounts receivable and other adjustments. During the year ended December 31, 2002, such amounts included approximately $0.5 million related to the sale of the Company's California operations in 2001.

        Inventories.    Inventories consist of raw materials and supplies and finished goods. Raw materials and supplies include ice packaging material, spare parts, bottled water supplies and merchandiser parts. Finished goods include packaged ice and bottled water. Inventories are valued at the lower of cost or market and include overhead allocations. Cost is determined using the first-in, first-out and average cost methods.

        Property and equipment.    Property and equipment is carried at cost and is being depreciated on a straight-line basis over estimated lives of 2 to 36 years. Maintenance and repairs are charged to expense as incurred, while capital improvements that extend the useful lives of the underlying assets are capitalized.

        Goodwill and Other Intangibles.    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," the Company does not amortize its goodwill and certain intangible assets with an indefinite life. Other intangible assets include the following that are amortized over their useful lives:

Intangible Assets	Useful Life
Goodwill	Indefinite life
Trade name	Indefinite life
Customer relationships	Straight line method over economic lives of 15 to 30 years
Debt issue costs	Effective interest method over the terms of the debt

        Impairment of Long-Lived Assets.    In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The determination of recoverability of long-lived assets and certain other identifiable intangible assets is based on an estimate of undiscounted future cash flows resulting from the use of the asset or its disposition. Measurement of an impairment loss for long-lived assets and other intangible assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or net realizable value.

        In accordance with SFAS No. 142, goodwill is evaluated using a market valuation approach, which is based on the valuations of comparable businesses, multiples of earnings of comparable businesses and discounted cash flows. The Company evaluates goodwill at each fiscal year end and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In connection with the evaluation of goodwill on December 31, 2002, the Company recorded an impairment charge of $4.1 million related to its non-ice business segment. There were no impairment charges in the year ended December 31, 2004, the period from May 8, 2003 (Date of Inception) to December 31, 2003 or the period from January 1, 2003 through August 14, 2003.

        Income Taxes.    The Company accounts for income taxes under the liability method, which requires, among other things, recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and the recognition of available tax carryforwards. At December 31, 2003, the Company had a deferred tax asset of $34.9 million relating to Predecessor net operating loss carryforwards that was reduced to zero by a valuation allowance. During 2004, the deferred tax asset and the valuation allowance were both reduced by $2.1 million due to the utilization of the Predecessor's net operating loss carryforwards. The remaining valuation allowance of $32.8 million was reversed at December 31, 2004 as it was considered more likely than not that the Predecessor net operating loss carryforwards would be fully utilized.

        Revenue Recognition.    Revenue is recognized when product (packaged ice, ice packaging bags, and bottled water) is delivered to and accepted by customers. There is no right of return with respect to the packaged ice, bags delivered and bottled water. Revenue resulting from Ice Factory management agreements and cold storage services is recognized as earned under contract terms.

        Fair Values of Financial Instruments.    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt obligations and an interest rate swap agreement. The carrying amount of cash, cash equivalents, trade accounts receivable and trade accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. See Note 8 regarding the fair value of the Company's debt obligations.

        Interest Rate Swap Agreement.    The differential to be paid or received on the interest rate swap agreement was accrued as interest rates change and was recognized over the life of the agreement as an increase or decrease in interest expense. The Company did not use this instrument for trading purposes. The Company entered into this swap arrangement for the purpose of hedging its anticipated cash payments for interest associated with its variable rate debt.

        Stock Options.    At December 31, 2004 and 2003, the Company had one stock-based employee compensation plan, the Reddy Ice Holdings, Inc. 2003 Stock Option Plan (the "Stock Option Plan"),

under which stock options are granted from time to time. See Note 12 for further information regarding the Stock Option Plan. All of the Predecessor's stock-based compensation plans were terminated and all in-the-money options were paid out in cash in connection with the merger on August 15, 2003 (see Notes 1 and 3).

        The Company accounts for the Stock Option Plan under the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. The Company has recorded stock-based employee compensation costs in the year ended December 31, 2004 and the period from May 8, 2003 (Date of Inception) to December 31, 2003 related to the issuance of restricted common and preferred stock on August 15, 2003. No stock-based employee compensation cost related to stock options is reflected in the net income (loss) available to common stockholders for the year ended December 31, 2004 and the period from May 8, 2003 (Date of Inception) to December 31, 2003 as all stock options granted under the Stock Option Plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The following table illustrates the effect on the net income (loss) of the Company had it applied the fair value recognition provisions of stock-based compensation as described in SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure."

	Successor
	Year Ended December 31, 2004	May 8, 2003 (Date of Inception) to December 31, 2003
	(in thousands)
Net income (loss) available to common stockholders, as reported	$5,968	$(2,713)
Add: Employee stock-based compensation expense included in reported net income (loss), net of tax	185	39
Less: Total employee stock-based compensation expense determined under fair value based methods for all awards, net of tax	(325)	(78)

Pro forma net income (loss) available to common stockholders	$5,828	$(2,752)

        Effective January 1, 2005, the Company adopted the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148. Under the provisions of SFAS No. 148, the Company has selected the modified prospective method of adoption; therefore, the Company will recognize stock-based employee compensation cost beginning January 1, 2005, as if the fair value based accounting method had been used to account for all employee awards granted, modified, or settled since the merger on August 15, 2003.

        Use of Estimates.    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        New Accounting Pronouncements.    On January 1, 2002, the Predecessor adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. Adoption of this statement resulted in a charge to net income of $73.2 million (net of $0 tax). The allocation of the charge to the Predecessor's ice and non-ice segments was $70.1 million and $3.1 million, respectively.

        On January 1, 2002, the Predecessor adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting requirements for the impairment and disposal of long-lived assets. In November 2002, the Predecessor's Board of Directors approved a plan to sell certain fixed assets within the following twelve months. The disposition plan was subsequently revised and extended. At December 31, 2004 and 2003, these assets were classified as "Assets Held for Sale" in the balance sheet and were reported at their fair value in accordance with SFAS No. 144. A non-cash charge of $3.3 million was recognized in the year ended December 31, 2002 to reduce the carrying value of the assets to their fair value. Such charge is included in "Impairment of Assets" in the statement of operations.

        In November 2004, the EITF reached a consensus on EITF 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations". The EITF reached a consensus in this issue on an approach for evaluating whether the criteria in SFAS No. 144 have been met for purposes of classifying the results of operations of a component of an entity that either has been disposed of or is classified as held for sale as discontinued operations. The approach includes an evaluation of whether the operations and cash flows of a disposed component have been or will be eliminated from the ongoing operations of the entity. Such evaluation depends on whether continuing cash flows have been or are expected to be generated and, if so, whether those continuing cash flows are direct or indirect. The consensus also requires financial statement disclosure of certain information for each discontinued operation that generates continuing cash flows. EITF 03-13 is effective for components of an enterprise that are either disposed of or classified as held for sale in fiscal periods beginning after January 1, 2005. The adoption of EITF 03-13 had no effect on the Company's consolidated financial statements.

        In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, among other things, amends SFAS No. 4 and SFAS No. 64 to require that gains and losses from the extinguishment of debt generally be classified within continuing operations. The Predecessor adopted SFAS No. 145 upon issuance and as a result, has reflected gains on the extinguishment of debt within continuing operations.

        On January 1, 2003, the Company adopted FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others." FIN 45 requires disclosure of guarantees and requires liability recognition for the fair value of guarantees made after December 31, 2002. Adoption of FIN 45 did not have a material effect on the Company's financial statements.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities". FIN No. 46 clarifies the application of Accounting Research Bulletin 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN No. 46 requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both. In December 2003, the FASB issued a revision to FIN 46 ("FIN 46R"). Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) provided further implementation guidance, and (c) added new scope exceptions. FIN 46R deferred the effective date of FIN 46 for public companies, to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of FIN 46 to entities that were previously considered "special purpose entities" under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The Company does not have any variable interest entities or special purpose entities.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS No. 149 clarifies the circumstances under which a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of "underlying" to conform it to the language used in FIN 45, "Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and amends certain other existing pronouncements. The adoption of SFAS No. 149 did not have a material impact on the Predecessor's consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no material impact on the Predecessor's results of operations and financial position.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, chapter 4". SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) in the determination of inventory carrying costs. The statement requires such costs to be treated as a current period expense. This statement is effective for fiscal years beginning after July 15, 2005. The Company is currently evaluating the effect this standard could have on its results of operations and financial position.

        In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment", which establishes accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123(R) focuses primarily on accounting for transactions with employees, and carries forward without change prior guidance for share-based payments for transactions with non-employees.

        SFAS No. 123(R) eliminates the intrinsic value measurement objective in APB Opinion No. 25 and generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of the grant. The standard requires grant date fair value to be estimated using either an option-pricing model which is consistent with the terms of the award or a market observed price, if such a price exists. Such cost must be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. The standard also requires companies to estimate the number of instruments that will ultimately be issued, rather than accounting for forfeitures as they occur.

        The Company is required to apply SFAS No. 123(R) to all awards granted, modified or settled in its first reporting period after June 15, 2005. The Company is also required to use either the "modified prospective method" or the "modified retrospective method." Under the modified prospective method, compensation cost is recognized for all awards granted after adoption of the standard and for the unvested portion of previously granted awards that are outstanding on that date. Under the modified retrospective method, previously issued financial statements must be restated to recognize the expense amounts previously calculated and reported on a pro forma basis, as if the prior standard had been adopted. Under both methods, either the straight line or an accelerated method may be used to amortize the compensation cost associated with awards with graded vesting. The standard permits and encourages early adoption.

        The Company plans to adopt SFAS No. 123(R) on July 1, 2005 using the modified prospective method and does not believe that the adoption of this standard will have a material effect on its results of operations and financial position.

3.    ACQUISITIONS

        On August 15, 2003, Cube merged with and into Packaged Ice, with Packaged Ice being the surviving corporation. Concurrent with the closing of the merger, Packaged Ice was renamed Reddy Ice Group, Inc. The merger was consummated pursuant to the Agreement and Plan of Merger, dated as of May 12, 2003, by and among the Parent, Cube and Packaged Ice. Subsequent to the merger, all of the Company's operations were conducted through Reddy Group.

        The merger was accounted for as a purchase by Cube of Packaged Ice in accordance with SFAS No. 141, "Business Combinations." Total consideration was $461.0 million, including $113.0 million for common and preferred securities, $316.7 million for assumption of debt and revolving loans, $12.8 million for debt issue costs and $18.5 million in direct merger costs. The total consideration reconciles to the net acquisition costs as follows (dollars in millions):

Total consideration	$461.0
Less:
Assumption of debt	(316.7)
Debt issue costs	(12.8)
Use of cash on hand at closing	(6.8)

Acquisition costs, net of cash acquired	$124.7

        The total purchase price was allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair values as of the closing date using valuations and other studies. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition (dollars in millions):

Total assets acquired	$254.6
Total liabilities assumed	442.8

Net liabilities assumed	$188.2

        The excess of the aggregate purchase price over the liabilities assumed of $289.0 million was allocated to goodwill ($208.7 million) and other intangible assets ($80.3 million). Other intangibles identified include customer lists ($61.9 million), which are being amortized over useful lives of 15 to 30 years, debt issue costs ($12.8 million) and a trade name ($5.6 million). During 2004, goodwill and net deferred tax liabilities both decreased by $32.8 million due to the removal of the valuation allowance on the Predecessor's net operating loss carryforwards (see Note 10).

        The merger was financed through:

  •
  Gross proceeds of $150.9 million from the sale of 8 7/8% senior subordinated notes (face value of $152.0 million, see Note 8);

  •
  A $135.0 million term loan borrowed under Reddy Group's senior secured credit facility (see Note 8);

  •
  Cash contributions to Cube by the Parent and acquired cash of $6.8 million.

        In the fourth quarter of 2003, the Company purchased two ice companies (including Triangle Ice Co., Inc. ("Triangle Ice")) for total consideration of $68.7 million, which included debt issue costs of $0.7 million and direct acquisition costs of $0.6 million. The total purchase price was allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair values as of the closing dates using valuations and other studies. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition (dollars in millions):

Total assets acquired	$26.2
Total liabilities assumed	10.2

Net assets acquired	$16.0

        The excess of the aggregate purchase price over the net assets acquired of $52.7 million was allocated to goodwill ($40.3 million) and other intangible assets ($12.4 million). Other intangible assets were comprised primarily of customer lists, which are being amortized over useful lives of 15 to 30 years.

        The acquisitions were financed through:

  •
  Gross proceeds of $10.0 million from the sale of 690,000 shares of common stock and 5,000 shares of preferred stock of the Parent;

  •
  A $45.0 million supplemental term loan borrowed under Reddy Group's senior secured credit facility (see Note 8);

  •
  use of cash on hand of $14.5 million.

        During 2004, the Company purchased 11 ice companies at various dates throughout the year. The total acquisition consideration was $16.9 million, which included direct acquisition costs of $0.5 million. The total purchase price was allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair values as of the closing dates using valuations and other studies. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition (dollars in millions):

Total assets acquired	$6.1
Total liabilities assumed	1.8

Net assets acquired	$4.3

        The excess of the aggregate purchase price over the net assets acquired of $12.6 million was allocated to goodwill ($8.3 million) and other intangible assets ($4.3 million). Other intangible assets were comprised of customer lists, which are being amortized over useful lives of 15 to 30 years. The 2004 acquisitions were funded out of the Company's operating cash flows.

        The results of operations of the 2003 acquisitions are included in the Company's consolidated results of operations from the respective dates of acquisition in the fourth quarter of 2003. The results of operations of the 2004 acquisitions are included in the Company's consolidated results of operations from their respective acquisition dates, which range from March 1, 2004 to November 1, 2004. The following unaudited pro forma information presents the Company's consolidated results of operations (i) for the twelve month periods ended December 31, 2004 as if the 11 acquisitions in 2004 had all occurred on January 1, 2004, (ii) for the period May 8, 2003 (Date of Inception) to December 31, 2003 as if the two acquisitions in 2003 and the 11 acquisitions in 2004 had all occurred on August 15, 2003, which is the date that the Company began operations through its purchase of Packaged Ice and (iii) for the period from January 1, 2003 through August 14, 2003 as if the two acquisitions in 2003 and the 11 acquisitions in 2004 all had occurred on January 1, 2003.

	Successor	Successor	Predecessor
	Twelve Months Ended December 31, 2004	May 8, 2003 (Date of Inception) to December 31, 2003	January 1, 2003 through August 14, 2003
	(in thousands)
Pro forma revenues	$292,015	$99,631	179,250
Pro forma net income available to common stockholders	6,925	(1,326)	6,778

4.    INVENTORIES

	Successor
	December 31,
	2004	2003
	(in thousands)
Raw materials and supplies	$7,584	$6,310
Finished goods	1,851	1,536

Total	$9,435	$7,846

5.    PROPERTY AND EQUIPMENT

	Successor
	December 31,
	2004	2003
	(in thousands)
Land	$20,709	$21,113
Buildings and site improvements	67,984	65,141
Plant, equipment and machinery	167,899	152,683
Construction in progress	2,065	725

Total	258,657	239,662
Less: accumulated depreciation	24,996	6,222

Total property and equipment, net	$233,661	$233,440

        Depreciation expense for the Successor for the year ended December 31, 2004 and the period from May 8, 2003 (Date of Inception) through December 31, 2003 was $19.1 million and $6.2 million, respectively. Depreciation expense for the Predecessor for the period from January 1 through August 14, 2003 and the year ended December 31, 2002 was $11.6 million and $19.9 million, respectively.

6.    GOODWILL AND OTHER INTANGIBLES

        Goodwill was allocated to the Company's business segments as follows:

	Successor
	December 31,
	2004	2003
	(in thousands)
Ice products	$211,378	$239,856	(1)
Non-ice products and services	9,073	9,073	(1)

Total	$220,451	$248,929

(1)
Approximately $6.2 million of goodwill allocated to non-ice products and services was reclassified to ice products as a result of an adjustment to the allocation of deferred tax liabilities by segment.

        The decline in goodwill from December 31, 2003 to December 31, 2004 is primarily due to the reversal of the valuation allowance on certain of the Company's net operating loss carryforwards (see Note 10).

        At December 31, 2004 and 2003, other intangible assets consisted of the following:

	Successor
	December 31,
	2004	2003
	(in thousands)
Non-amortizable intangible assets—trade name	$5,600	$5,600
Amortizable intangible assets:
Customer lists	$77,916	$73,576
Debt issue costs	18,316	13,553

Total	96,232	87,129
Less: accumulated amortization	8,723	2,193

Total amortizable intangibles, net	87,509	84,936

Total intangible assets, net	$93,109	$90,536

        Amortization expense for the Company for the year ended December 31, 2004 and the period from May 8, 2003 (Date of Inception) through December 31, 2003 was $4.1 million and $1.4 million, respectively. Amortization expense for the Predecessor for the period from January 1 through August 14, 2003 and the year ended December 31, 2002 was $2.9 million and $4.8 million, respectively. Amortization expense for each of the years ending December 31, 2005, 2006, 2007, 2008 and 2009 is estimated to be $4.3 million. There is no amortization expense related to cost of sales.

7.    ACCRUED EXPENSES

	Successor
	December 31,
	2004	2003
	(in thousands)
Accrued compensation and employee benefits	$6,411	$8,090
Accrued interest	5,740	6,346
Accrued utilities	1,191	1,029
Accrued property, sales and other taxes	806	1,128
Derivative liability	—	2,464
Other	1,850	1,617

Total	$15,998	$20,674

8.    REVOLVING CREDIT FACILITY AND LONG-TERM OBLIGATIONS

        On July 17, 2003, Cube completed the sale of $152 million of 8 7/8% Senior Subordinated Notes due 2011 (the "Senior Subordinated Notes") in a private placement offering. The Senior Subordinated Notes were priced at 99.297%, which resulted in gross proceeds of $150.9 million. At the closing of the merger on August 15, 2003, Reddy Group assumed Cube's obligations under the Senior Subordinated Notes and the related indenture and received the net proceeds of the offering. The net proceeds were used to consummate the merger as discussed in Note 3, which included the repayment of the Predecessor's $255.0 million aggregate principal amount of 9 3/4% Senior Notes due 2005 and the outstanding balance of $61.7 million under its bank credit facility. As of December 31, 2004, the fair value of Senior Subordinated Notes was $164.2 million.

        Interest is payable semiannually on February 1 and August 1, commencing on February 1, 2004. In conjunction with issuance of the Senior Subordinated Notes, $7.0 million of debt issuance costs were incurred. The Senior Subordinated Notes are unsecured senior subordinated obligations of Reddy Group and are:

  •
  subordinated in right of payment to all of Reddy Group's existing and future senior indebtedness;

  •
  equal in right of payment with any of the Reddy Group's existing and future senior subordinated indebtedness; and

  •
  senior in right of payment to any other of Reddy Group's future subordinated indebtedness, if any.

        The Senior Subordinated Notes include customary covenants that restrict, among other things, the ability to incur additional debt, pay dividends or make certain other restricted payments, incur liens, merge or sell all or substantially all of the assets, or enter into various transactions with affiliates. Prior to August 1, 2006, Reddy Group may redeem up to 35% of the principal amount of the Senior Subordinated Notes at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with funds raised in specified equity offerings.

        The Senior Subordinated Notes are guaranteed, fully, jointly and severally, and unconditionally, on a senior subordinated basis by the Parent and all of Reddy Group's subsidiaries (the "Subsidiary Guarantors"). There are currently no restrictions on the ability of the Subsidiary Guarantors to transfer funds to Reddy Group in the form of cash dividends, loans or advances. Condensed consolidating financial statements for the Parent and its wholly-owned subsidiary are not presented as the Parent has no significant independent assets or operations. Condensed consolidating financial statements for Reddy Group and its subsidiaries, all of which are wholly owned, are not presented as Reddy Group has no significant independent assets or operations. Reddy Group has no subsidiaries that do not guarantee the Senior Subordinated Notes.

        On October 27, 2004, Reddy Holdings issued $151 million at maturity of 10 1/2% Senior Discount Notes due 2012 (the "Discount Notes") in a private placement offering. The Discount Notes were sold at 66.333% of the stated principal amount, which resulted in gross proceeds of $100.2 million. Each Discount Note has an initial accreted value of $663.33 per $1,000 principal amount at maturity. The accreted value of each Discount Note will increase from the date of issuance until November 1, 2008 at a rate of 10 1/2% per annum such that the accreted value will equal the stated principal amount at maturity on November 1, 2008. Thereafter cash interest will accrue and be payable semi-annually at a rate of 10 1/2% per annum. As of December 31, 2004, the fair value of the Discount Notes was $104.2 million.

        The Discount Notes are unsecured senior obligations of Reddy Holdings and are:

  •
  not guaranteed by any of Reddy Holdings' subsidiaries;

  •
  senior in right of payment to all of Reddy Holdings' future subordinated indebtedness;

  •
  equal in right of payment with any of Reddy Holdings' existing and future unsecured senior indebtedness;

  •
  effectively subordinated to Reddy Holdings' existing and future secured debt, including Reddy Holdings' guarantee of Reddy Group's senior credit facility; and

  •
  structurally subordinated to all obligations and preferred equity of Reddy Holdings' subsidiaries.

        The Discount Notes include customary covenants that restrict, among other things, the ability to incur additional debt or issue certain preferred stock, pay dividends or redeem, repurchase or retire our capital stock or subordinated indebtedness, make certain investments, incur liens, enter into arrangements that restrict dividends from our subsidiaries, merge or sell all or substantially all of the assets or enter into various transactions with affiliates. Prior to November 1, 2007, Reddy Holdings may redeem up to 35% of the principal amount at maturity of the Discount Notes at a redemption price of 110.5% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with funds raised in equity offerings that are specified in the indenture governing the Discount Notes. From and after November 1, 2008, Reddy Holdings may redeem any or all of the Discount Notes by paying a redemption premium which is initially 5.25% of the principal amount at maturity of the Discount Notes, and will decline annually to 0% commencing on November 1, 2010. If a change of control occurs on or prior to November 1, 2007, Reddy Holdings may, at its option, redeem all, but not less than all, of the Discount Notes at a redemption price equal to the sum of (i) the accreted value of the notes as of the redemption date, (ii) a premium equal to 125% of one year's coupon payment and (iii) any accrued and unpaid interest to the date of redemption. If Reddy Holdings experiences a change of control and does not elect to make the optional redemption described in the previous sentence, Reddy Holdings will be required to make an offer to repurchase the Discount Notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of purchase. Reddy Holdings may also be required to make an offer to purchase the Discount Notes with proceeds of asset sales that are not reinvested in the Company's business or used to repay other indebtedness.

        The Discount Notes are subject to registration with the SEC pursuant to a Registration Rights Agreement (the "Rights Agreement") entered into at the time of issuance. Pursuant to the Rights Agreement, Reddy Holdings must, within 150 days after the issuance date, file a registration statement with the SEC to exchange the Discount Notes for new notes of Reddy Holdings having terms substantially identical in all material respects to the Discount Notes. The 150th day following the issuance of the Discount Notes was March 26, 2005. The Company did not file the required registration statement by that date and as a result of not filing the registration statement with the SEC on or prior to that date, began accruing additional interest expense from March 26, 2005 to the date on which the registration statement is actually filed, such additional interest expense accrues at an annual rate of 0.50% for the first 90 days following such date, and increases by another 0.50% thereafter until such registration statement is filed. Reddy Holdings must also use its commercially reasonable efforts to cause the registration statement to be declared effective within 240 days after the issuance date.

        On August 15, 2003, Reddy Group entered into a $170 million senior secured credit facility, with the lenders being a syndicate of banks, financial institutions and other entities, including Credit Suisse First Boston as Administrative Agent, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. (the "Credit Facility"). The Credit Facility provides for a six-year term loan in the amount of $135 million (the "Original Term Loan") and a five-year revolving credit facility (the "Revolving Credit Facility") in the amount of $35 million. Proceeds of the Original Term Loan were used to consummate the merger as discussed in Note 3. On November 6, 2003, the Credit Facility was amended to provide a supplemental term loan (the "Supplemental Term Loan" and, together with the Original Term Loan, the "Term Loans") in the amount of $45 million, the proceeds of which were used to fund a portion of the Triangle Ice acquisition (see Note 3). The Supplemental Term Loan has substantially the same terms as the Original Term Loan.

        At December 31, 2004, the Company had $24.0 million of availability under the Revolving Credit Facility, net of outstanding standby letters of credit of $5.5 million. The standby letters of credit are used primarily to secure certain insurance obligations. The fair value of the Term Loans at December 31, 2004 was $178.6 million.

        Principal balances outstanding under the Credit Facility bear interest per annum, at Reddy Group's option, at the sum of the base rate plus the applicable margin or LIBOR plus the applicable margin. The base rate is defined as the greater of the prime rate (as announced from time to time by the Administrative Agent) or the federal funds rate plus 0.5%. The applicable margin varies depending on Reddy Group's leverage ratio. At December 31, 2004, the weighted average interest rate of borrowings outstanding under the Credit Facility was 5.0%. Interest on base rate loans is payable on the last day of each quarter. Interest on LIBOR loans is payable upon maturity of the LIBOR loan or on the last day of the quarter if the term of the LIBOR loan exceeds 90 days. Reddy Group pays a quarterly fee on the average availability under the Revolving Credit Facility based on an annual rate of 0.5%.

        The Credit Facility requires that, beginning in 2004, Reddy Group repay all borrowings under the Revolving Credit Facility and maintain a zero outstanding balance for a period of 30 consecutive calendar days during each year. This requirement for 2004 was met on August 10, 2004. The Term Loans amortize in quarterly installments over a five-year period in an annual aggregate amount equal to 1% of the original balance, with any remaining unpaid balance to be repaid in the sixth year in equal quarterly installments. Subject to certain conditions, mandatory repayments of the Revolving Credit Facility and Term Loans are required to be made with portions of the proceeds from (1) asset sales, (2) the issuance of debt securities (3) an initial public offering of stock of the Parent, and (4) insurance and condemnation awards. Furthermore, within 100 days after the close of the fiscal year (beginning with the close of the 2004 fiscal year), a mandatory prepayment of the Term Loans is required in an amount equal to a certain percentage of Reddy Group's annual excess cash flow, as defined in the Credit Facility. The percentage is based on Reddy Group's leverage ratio at the end of such fiscal year and ranges from 25% to 75%. In connection with the offering of the Discount Notes discussed above, Reddy Group amended the Credit Facility on October 27, 2004 to permit the issuance of the Discount Notes and certain related transactions (see Note 11). In addition to allowing the issuance of the Discount Notes and those related transactions, the amendment modified the calculation of Reddy Group's excess cash flow for 2004 such that a mandatory prepayment based on Reddy Group's 2004 results is not required.

        The Credit Facility contains financial covenants which include limitations on capital expenditures and the maintenance of certain financial ratios, as defined in the Credit Facility, and is collateralized by substantially all of Reddy Group's assets and the capital stock of all of its significant subsidiaries. A default under the Credit Facility is also an event of default under the indentures governing the Discount Notes and the Senior Subordinated Notes. At December 31, 2004, Reddy Group was in compliance with these covenants.

        On November 28, 2000, the Predecessor entered into an interest rate collar agreement (the "Collar Agreement"). The Collar Agreement had a notional amount of $50 million and expired on November 28, 2004. If the Index Rate (30-day LIBOR, as defined in the Collar Agreement) exceeded 7.75%, Reddy Group received the difference between the Index Rate and 7.75%. If the Index Rate fell below 5.75%, Reddy Group paid the difference plus 1%. Any amounts payable or receivable were settled monthly. When Reddy Group's debt was refinanced on August 15, 2003, $0.3 million of amounts previously deferred in accumulated other comprehensive loss on the balance sheet were written off as the hedged, forecasted transaction was no longer deemed probable of occurring. The Collar Agreement was redesignated as a hedge of the new Credit Facility, with subsequent changes in fair value deferred in other comprehensive income. Upon expiration of the Collar Agreement on November 28, 2004, all amounts previously deferred in other comprehensive income were recognized, resulting in a noncash credit to interest expense of $3.4 million.

        At December 31, 2004 and 2003, long-term obligations consisted of the following:

	Successor
	December 31,
	2004	2003
	(in thousands)
8 7/8% Senior Subordinated Notes	$152,000	$152,000
Less: unamortized debt discount on 8 7/8% Senior Subordinated Notes	(879)	(1,013)
10 1/2% Senior Discount Notes	151,000	—
Less: unamortized debt discount on 10 1/2% Senior Discount Notes	(48,957)	—
Credit Facility—term loans	177,750	179,550
Other	347	410

Total long-term obligations	431,261	330,947
Less: current maturities	1,869	1,859

Long-term obligation, net of current maturities	$429,392	$329,088

        As of December 31, 2004, principal maturities of long-term obligations for the next five years are as follows:

(in thousands)
2005	$1,869
2006	1,870
2007	1,875
2008	44,140
2009	128,271
2010 and thereafter	253,236

Total	$431,261

9.    NOTES PAYABLE

        At December 31, 2004, notes payable consisted of premium financing notes related to certain of the Company's insurance policies. The notes bear interest at a weighted average interest rate of 4.4%, have terms under twelve months and mature at various dates from March 1, 2005 through June 25, 2005.

10.    INCOME TAXES

        The Company reported a profit for tax return purposes during the year ended December 31, 2004. It incurred a loss for tax return purposes for the period May 8, 2003 (Date of Inception) through December 31, 2003. The Predecessor incurred tax losses for the period from January 1, 2003 through August 14, 2003 and for the year ended December 31, 2002. The total provision for income taxes varied from the U.S. federal statutory rate due to the following:

	Successor		Predecessor
	Year Ended December 31, 2004	May 8, 2003 (Date of Inception) to December 31, 2003	January 1 to August 14, 2003	Year Ended December 31, 2002

	(in thousands)
Federal income tax at statutory rate	$9,466	$942	$1,892	$(28,828)
State income taxes, net of federal income tax benefits	838	91	184	(2,798)
Increase (decrease) in valuation allowance	—	—	(2,104)	18,347
Non-deductible goodwill	—	—	—	12,095
Non-deductible expenses and other	190	20	28	1,184

Total provision for income taxes	$10,494	$1,053	$—	$—

        The income tax expense for the year ended December 31, 2004 and the period from May 8, 2003 (Date of Inception) to December 31, 2003 is composed of the following:

	Successor
	Year Ended December 31, 2004	May 8, 2003 (Date of Inception) to December 31, 2003
	(in thousands)
Current tax expense	$318	$—
Deferred tax expense	10,176	1,053

Total tax expense	$10,494	$1,053

        Deferred tax assets and liabilities computed at the statutory rate related to temporary differences were as follows:

	Successor
	December 31,
	2004	2003
	(in thousands)
Total current deferred tax assets—other assets	$2,174	$—

Deferred non-current tax assets (liabilities):
Intangible assets, including goodwill, customer lists and trade names	$(39,562)	$(32,443)
Property & equipment	(40,315)	(36,686)
Net operating loss carryforwards	41,698	40,896
Other assets	1,065	2,954

Total non-current deferred tax liabilities, net	(37,114)	(25,279)
Valuation allowance for net operating loss carryforwards	—	(34,881)

Total non-current deferred tax liabilities, net	$(37,114)	$(60,160)

Total deferred tax liabilities, net	$(34,940)	$(60,160)

        As a result of purchase accounting applied in connection with the acquisitions of Packaged Ice and Triangle Ice in 2003, net deferred tax liabilities of $59.1 million were recorded. This amount is primarily due to basis differences related to the allocation of purchase price to fixed assets and the recording of customer lists and a trade name.

        At December 31, 2004, the Company had approximately $109 million of net operating loss ("NOL") carryforwards, $23 million and $86 million of which are attributable to the Successor and Predecessor, respectively. The NOL carryforwards expire between 2005 and 2023. There is an annual limitation on the utilization of the NOL carryforwards generated by the Predecessor due to an ownership change, as defined by Section 382 of Internal Revenue Code, as amended. At December 31, 2003, due to the uncertainty of being able to utilize the Predecessor's NOL carryforwards to reduce future taxes, a valuation allowance of $34.9 million was provided to reduce to zero the deferred tax asset resulting from the Predecessor's NOL carryforwards. Based on results for 2004 and other evidence related to the future use of the Predecessor's NOL carryforwards, management believes that it is more likely than not that Predecessor NOL carryforwards will be fully utilized. Accordingly, the valuation allowance on such NOL carryforwards was removed at December 31, 2004, with an offsetting decrease to goodwill. The ability to use the NOL carryforwards generated by the Successor are not subject to the limitation imposed by Section 382 of Internal Revenue Code, as amended.

11.    CAPITAL STOCK

        Common Stock.    Reddy Holdings is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share. On May 12, 2003, Reddy Holdings entered into an Investor Subscription Agreement with Trimaran, BSMB and certain members of the Predecessor's senior management group pursuant to which they agreed to purchase 12,978,900 shares of common stock for $7.25 per share. The proceeds were contributed to Cube to fund a portion of the acquisition of Packaged Ice on August 15, 2003 (see Notes 1 and 3). On November 3, 2003, Reddy Holdings entered into a second Investor

Subscription Agreement with Trimaran, BSMB and certain members of Reddy Holdings' senior management group pursuant to which they agreed to purchase an additional 690,000 shares of common stock for $7.25 per share, the proceeds of which were used to fund a portion of the acquisition of Triangle Ice (see Note 3). Holders of Reddy Holdings' common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of Reddy Holdings. Upon any liquidation or dissolution of Reddy Holdings, the holders of common stock are entitled, subject to any preferential rights of the holders of preferred stock, to receive a pro rata share of all of the assets remaining available for distribution to stockholders after payment of all liabilities.

        Preferred Stock.    Reddy Holdings is authorized to issue up to 25,000,000 shares of $0.01 par value preferred stock, consisting of 100,000 shares of Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock") and 100,000 shares of preferred stock that is currently undesignated. Pursuant to the same Investor Subscription Agreements discussed above, 99,050 shares of Series A Preferred Stock were subscribed for on May 12, 2003 and November 3, 2003 and were valued at $1,000 per share. The liquidation preference per share of the Series A Preferred Stock is equal to the sum of (a) $1,000 plus (b) the amount of all accumulated but unpaid dividends on such shares. The holders of the outstanding shares of Series A Preferred Stock immediately preceding the dividend payment date shall be entitled to receive dividends, as declared by Reddy Holdings' Board of Directors, at a rate per annum equal to 12% of the liquidation amount per share. All dividends are cumulative, whether or not earned or declared, accruing on a daily basis from the issue date and shall be payable in cash quarterly in arrears on each dividend payment date commencing on November 15, 2003. If Reddy Holdings does not pay the cash dividends on a quarterly basis, all unpaid dividends will be added to the liquidation amount in respect of such shares on each dividend payment date. If Reddy Holdings fails to make a liquidation payment following the occurrence of a liquidation event or default, as defined in the certificate of designations, the per annum dividend rate will be increased by 2% per annum during the continuation of any such event or default. In the event of liquidation, the holders of the Series A shares are entitled to an amount in cash equal to the liquidation amount for each share. The Company may redeem the Series A shares at its option in whole at any time or in part from time to time, subject to restrictions set forth in the certificate of designations. Series A holders are not entitled or permitted to vote on any matter upon which the holders of common stock are required or permitted to vote.

        Prior to the merger on August 14, 2003, the Predecessor's board of directors had authorized the designation of 500,000 shares of $0.01 par value 10% exchangeable preferred stock. Holders of the 10% exchangeable preferred stock were entitled to receive dividends equal to 10% of the liquidation preference of $100 per share, and all dividends were fully cumulative. Dividends could be paid in cash or in kind by issuing a number of additional shares of the 10% exchangeable preferred stock. All dividends were paid in kind as the Predecessor's debt agreements prohibited the payment of cash dividends. In kind dividends for the period from January 1, 2003 through August 14, 2003 and the year ended December 31, 2002 totaled 32,399 and 37,484 shares, respectively, of 10% exchangeable preferred stock. The 10% exchangeable preferred stock was redeemed in connection with the purchase of Packaged Ice on August 15, 2003 (see Notes 1 and 3).

        In connection with the merger on August 15, 2003 and the Triangle Ice acquisition on November 6, 2003, fees of $7.6 million and $1.3 million, respectively, were paid to the holders of Reddy Holdings' Series A Preferred Stock and common stock. Such amounts were reflected as immediate distributions to the stockholders of Reddy Holdings and have been recorded as reductions of additional paid-in capital.

        On October 27, 2004, Reddy Holdings issued $151 million of its 10 1/2% Senior Discount Notes (see Note 8). Reddy Holdings used the net proceeds of the note offering, together with an approximately $28.4 million dividend from Reddy Group, to redeem all of Reddy Holdings' outstanding Series A Preferred Stock (99,175 shares) for an aggregate liquidation amount of $114.2 million and to pay a dividend of $10.4 million on its common stock. In connection with these events, Reddy Group made a special transaction payment of approximately $1.2 million in the aggregate to certain members of management and certain directors.

12.    EMPLOYEE BENEFIT PLANS

        401(k) Plan.    The Company has a 401(k) defined contribution savings plan for the benefit of all employees who have completed one year of service and have met the eligibility requirements to participate. Employees may contribute up to the maximum amount allowed by the Internal Revenue Service, while Company contributions are made at the discretion of the Board of Directors. The Company contributed $239,000 and $66,000 during the year ended December 31, 2004 and the period from May 8, 2003 (Date of Inception) to December 31, 2003, respectively. Contributions by the Predecessor for the period from January 1 through August 14, 2003 and the year ended December 31, 2002 were $125,000 and $205,000, respectively.

        2003 Stock Option Plan.    During 2003, the board of directors approved the Reddy Ice Holdings, Inc. 2003 Stock Option Plan (the "Stock Option Plan") that reserved for issuance 1,555,150 shares of common stock, subject to adjustment under certain circumstances. In connection with the acquisition of Triangle Ice, an additional 82,662 shares of common stock were reserved for issuance under the Stock Option Plan. This plan provides for the granting of incentive awards in the form of stock options to directors, officers and employees of the Company or any of its subsidiaries and affiliates at the discretion of the Compensation Committee of the Board of Directors. The options issued include both time-based and performance-based options. In general, the time-based options vest 20% per year, with the initial vesting of 20% occurring on the first day of the calendar year following the year of grant. The performance based options vest in three tranches based on achieving certain corporate performance targets. All options granted pursuant to the Stock Option Plan expire ten years after the date of grant.

        The following table indicates share and exercise price information with respect to the Stock Option Plan for the year ended December 31, 2004 and the period from May 8, 2003 (Date of Inception) through December 31, 2003:

	Year Ended December 31, 2004		May 8, 2003 (Date of Inception) through December 31, 2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,561,285	$7.25	—	$—
Granted	49,087	7.25	1,592,170	7.25
Exercised	—	—	—	—
Forfeited	(32,527)	7.25	(30,885)	7.25

Outstanding at end of year	1,577,845	$7.25	1,561,285	$7.25

Weighted average fair value of options granted during the year		$290		$75

        Options outstanding at December 31, 2004 consisted of the following:

				Exercisable Options
Exercise Prices per Share	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life	Number of Options	Weighted Average Exercise Price Per Share
$7.25	1,577,845	$7.25	8.7 years	251,030	$7.25

        The "Black-Scholes" method was used determine the fair value of options granted in the year ended December 31, 2004 and the period from May 8, 2003 (Date of Inception) to December 31, 2003. The Black-Scholes calculations used the following weighted average assumptions:

	Successor
	Year Ended December 31, 2004	May 8, 2003 (Date of Inception) to December 31, 2003
Dividend yield	0.00%	0.00%
Volatility	0.00%	0.00%
Risk free interest rate	4.24%	4.48%
Expected lives	10 years	10 years

13.    RELATED PARTIES

        Trimaran and BSMB are party to a Monitoring and Management Services Agreement (the "Monitoring Agreement") pursuant to which they have been engaged to provide monitoring and management services to the Company with respect to financial and operating matters. At the closing of the merger, Trimaran and BSMB collectively received a financing fee equal to $7.5 million. They also receive an annual fee for ongoing monitoring and management services equal to $0.5 million per annum in the aggregate, which is subject to adjustment in certain circumstances. The Monitoring Agreement also provides that Trimaran and BSMB will be reimbursed for reasonable out-of-pocket expenses in connection with activities undertaken pursuant to the agreement.

        Trimaran and BSMB will also render additional services in connection with acquisitions, divestitures and financings pursuant to the Management Agreement. In connection with these services, they will earn a fee equal to 2% of the value of any such transaction if additional equity is invested. In connection with the Triangle Ice acquisition, Trimaran and BSMB received fees totaling $1.3 million. In addition, the annual monitoring and management services fee will be increased in connection with acquisitions by an amount equal to 1% of the trailing twelve-month pro forma EBITDA (as defined in the Monitoring Agreement) of acquired businesses. Trimaran and BSMB collectively earned monitoring and management services fees of $0.6 million and $0.2 million during the year ended December 31, 2004 and the period from May 8, 2003 through December 31, 2003, respectively.

        Certain participants in the Trimaran investment program are affiliated with Canadian Imperial Bank of Commerce and BSMB is affiliated with Bear Stearns Corporate Lending, Inc., who are both lenders to the Credit Facility (see Note 8).

        Reddy Holdings issued 34,500 shares of restricted common stock and 250 shares of preferred stock valued at an aggregate $0.5 million at the time of issuance to certain members of the Predecessor's senior management on August 14, 2003. The shares vest on the third anniversary of the closing of the merger provided that the grantees are still employed by Reddy Holdings. Compensation expense is being recognized through the amortization of unearned compensation over the three-year life of the grant. In connection with the redemption of the Series A preferred stock in October 2004, the restrictions on all of the restricted preferred stock were lifted and the related unearned compensation was fully recognized.

        At closing of the merger in August 2003, certain members of the Predecessor's senior management group received a financing fee totaling $0.1 million. In connection with the acquisition of Triangle Ice in November 2003, certain members of the Company's senior management group received a transaction fee totaling $26,000.

        In connection with the issuance of the 10 1/2% Discount Notes, the redemption of Reddy Holdings' Series A preferred stock and the payment of a common dividend (see Note 11), certain members of management and certain directors received a special transaction payment totaling $1.2 million.

14.    COMMITMENTS AND CONTINGENCIES

        The Company has an agreement to purchase the bagging component of the Ice Factory from an exclusive manufacturer until a minimum of 3,600 components are purchased; however, the agreement does not require the Company to purchase 3,600 components. Since the inception of this agreement, the Company has purchased approximately 3,070 components. There were no expenditures under this agreement in 2004 and 2003. Expenditures totaled $0.4 million in 2002.

        The Company has leased certain facilities and equipment. Under these and other operating leases, future minimum annual rentals at December 31, 2004 are approximately $9.1 million in 2005, $8.0 million in 2006, $6.0 million in 2007, $4.1 million in 2008, $2.8 million in 2009 and $4.5 million thereafter. Rent expense was $9.4 million and $3.2 million in the year ended December 31, 2004 and the period from May 8, 2003 (Date of Inception) through December 31, 2003, respectively. Rent expense of the Predecessor was $7.5 million from January 1, 2003 through August 14, 2003 and $12.3 million in 2002.

        In June 1999, the Predecessor entered into an exclusive supply agreement with a merchandiser manufacturer (the "Supply Agreement") in which it committed to purchase 4,000 merchandisers and/or Ice Factory merchandisers and a minimum of $1.5 million of replacement parts per twelve-month period commencing June 1, 1999. Effective June 1, 2002, the Supply Agreement was amended to modify certain terms, which included extending the term of the Supply Agreement to May 31, 2012 and reducing the annual merchandiser and replacement parts commitments to 2,000 units and $0.75 million, respectively. The Company was in compliance with the amended Supply Agreement at May 31, 2004 and management believes the Company will be in compliance as of May 31, 2005.

        The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. There are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred. Other than the lawsuit described below, management believes the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        The Company is a party to a lawsuit in connection with an ammonia release at its Baton Rouge, Louisiana manufacturing facility in June 2001. The case, which is a consolidation of seven lawsuits, is titled Wallace Acey, Jr. et al vs. Reddy Ice Corporation. This lawsuit was filed August 30, 2001 in the 19th Judicial District Court, Parish of East Baton Rouge, Louisiana. The plaintiffs, which have been certified as a class, have alleged injuries primarily consisting of inconvenience, watery eyes and offensive odors. A settlement with the class was approved by the court on January 25, 2005 and is currently in a mandatory appeal period. Unless appealed by the plaintiffs, the settlement will be finalized upon expiration of the appeal period in April 2005. The Company's insurance carrier will pay the majority of the settlement and related legal fees. The Company has recognized $150,000 of costs in its 2004 results related to its obligation under the settlement. Management does not believe that the final resolution of the litigation will have a material impact on its business, financial condition or results of operation in 2005.

15.    SEGMENT INFORMATION

        The Company has two reportable segments: (1) ice products and (2) non-ice products and services. Ice products include the manufacture and distribution of packaged ice products through traditional ice manufacturing and delivery and the Ice Factory, which is a proprietary machine that produces, packages, stores and merchandises ice at the point of sale through an automated, self-contained system. Non-ice products and services include refrigerated warehouses services and the manufacturing and distribution of bottled water.

        The accounting policies of the segments are the same as those described in Note 2. The Company evaluates performance of each segment based on earnings before interest, taxes, depreciation, amortization, gain or loss on disposition of assets, impairment of assets, gain on extinguishment of debt and the cumulative effect of changes in accounting principles ("Segment EBITDA"). Segment assets are not a factor in the evaluation of performance. There were no intersegment sales during any of the periods presented below.

        As discussed in Note 18, the Company has restated its historical statements of operations to reclassify the portion of depreciation expense related to cost of sales from "depreciation and amortization expense" to "depreciation expense related to cost of sales", which is included in the calculation of gross profit. In the presentation of Segment EBITDA below for the period from May 8, 2003 (Date of Inception) to December 31, 2003 (Successor), the period from January 1, 2003 through August 14, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor), gross profit has been removed and cost of sales (excluding depreciation) has been included in order to calculate Segment EBITDA.

        Segment information for the Company for the year ended December 31, 2004 is as follows:

	Successor
	Ice	Non-Ice	Total
	(in thousands)
Revenues	$268,319	$17,408	$285,727
Cost of sales (excluding depreciation)	162,811	10,255	173,066
Operating expenses	35,040	1,888	36,928
Other income, net	—	—	—

Segment EBITDA	$70,468	$5,265	$75,733

Total assets	$554,947	$33,673	$588,620

        Segment information for the Company for the period from May 8, 2003 (Date of Inception) to December 31, 2003 (as restated, see Note 18) is as follows:

	Successor
	Ice	Non-Ice	Total
	(in thousands)
Revenues	$79,954	$6,965	$86,919
Cost of sales (excluding depreciation)	48,867	3,865	52,732
Operating expenses	12,509	921	13,430
Other income, net	—	—	—

Segment EBITDA	$18,578	$2,179	$20,757

Total assets	$580,331	$34,005	$614,336

        Segment information for the Predecessor for the period from January 1, 2003 to August 14, 2003 and for the year ended December 31, 2002 is as follows:

        For the period January 1 through August 14, 2003 (as restated, see Note 18):

	Predecessor
	Ice	Non-Ice	Total
	(in thousands)
Revenues	$139,618	$11,651	$151,269
Cost of sales (excluding depreciation)	84,384	7,258	91,642
Operating expenses	17,051	1,547	18,598
Other income, net	108	8	116

Segment EBITDA	$38,291	$2,854	$41,145

Total assets	$333,283	$25,703	$358,986

        For the year ended December 31, 2002 (as restated, see Note 18):

	Predecessor
	Ice	Non-Ice	Total
	(in thousands)
Revenues	$216,654	$19,006	$235,660
Cost of sales (excluding depreciation)	131,592	13,260	144,852
Operating expenses	31,127	2,612	33,739
Other income (loss), net	164	(3)	161

Segment EBITDA	$54,099	$3,131	$57,230

Total assets	$321,578	$25,995	$347,573

        A reconciliation of Segment EBITDA to net income (loss) for the year ended December 31, 2004, the period from May 8, 2003 (Date of Inception) to December 31, 2003, the period from January 1, 2003 to August 14, 2003 and the year ended December 31, 2002 is as follows:

	Successor		Predecessor
	Year Ended December 31, 2004	May 8, 2003 (Date of Inception) to December 31, 2003	January 1 to August 14, 2003	Year Ended December 31, 2002

	(in thousands)
Segment EBITDA	$75,733	$20,757	$41,145	$57,230
Depreciation expense related to cost of sales	(17,850)	(5,883)	(10,881)	(18,567)
Depreciation and amortization expense	(5,335)	(1,733)	(3,647)	(6,137)
Gain (loss) on disposition of assets	(398)	—	11	(4,345)
Impairment of assets	—	—	—	(7,363)
Gain on extinguishment of debt	—	—	—	2,494
Interest expense	(25,105)	(10,370)	(21,063)	(34,870)
Income tax expense	(10,494)	(1,053)	—	—
Cumulative effect of change in accounting principle	—	—	—	(73,230)

Net income (loss)	$16,551	$1,718	$5,565	$(84,788)

16.    QUARTERLY INFORMATION (UNAUDITED)

        The following table summarizes the unaudited quarterly information for the year ended December 31, 2004, the period from May 8, 2003 (Date of Inception) to December 31, 2003, the period from January 1, 2003 to August 14, 2003 and the year ended December 31, 2002. In the opinion of management, all adjustments necessary for a fair presentation of the unaudited results for the periods are included.

        As discussed in Note 18, the Company has restated its historical statements of operations to reclassify the portion of depreciation expense related to cost of sales from "depreciation and amortization expense" to "depreciation expense related to cost of sales", which is included in the calculation of gross profit. Therefore, gross profit has been reduced for each of the first three quarters in the year ended December 31, 2004 and for each of the quarterly periods within the period from May 8, 2003 (Date of Inception) to December 31, 2003 (Successor), the period from January 1, 2003 through August 14, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor) as compared to those amounts as previously reported.

        For the year ended December 31, 2004:

	Successor
	1st	2nd	3rd	4th	Year
	(in thousands)
Revenues	$37,380	$88,529	$106,507	$53,311	$285,727
Gross profit—As previously reported	8,872	38,680	47,817	—	—
Gross profit—As restated	4,372	34,054	43,091	13,294	94,811
Net income (loss) available to common stockholders before cumulative effect of change in accounting principle	(14,789)	12,164	13,233	(4,640)	5,968
Net income (loss) available to common stockholders	(14,789)	12,164	13,233	(4,640)	5,968

        For the period from May 8, 2003 (Date of Inception) through December 31, 2003 (as restated, see Note 18):

	Successor
	1st	2nd	3rd	4th	Year
	(in thousands)
Revenues	$—	$—	$38,641	$48,278	$86,919
Gross profit—As previously reported	—	—	17,118	17,069	34,187
Gross profit—As restated	—	—	15,283	13,021	28,304
Net income (loss) available to common stockholders before cumulative effect of change in accounting principle	—	—	5,358	(8,071)	(2,713)
Net income (loss) available to common stockholders	—	—	5,358	(8,071)	(2,713)

        For the period from January 1, 2003 through August 14, 2003 (as restated, see Note 18):

	Predecessor
	1st	2nd	3rd	4th	Year
	(in thousands)
Revenues	$32,567	$70,749	$47,953	$—	$151,269
Gross profit—As previously reported	6,776	30,229	22,622	—	59,627
Gross profit—As restated	2,463	25,787	20,496	—	48,746
Net income (loss) available to common stockholders before cumulative effect of change in accounting principle	(15,714)	7,455	11,258	—	2,999
Net income (loss) available to common stockholders	(15,714)	7,455	11,258	—	2,999

        For the year ended December 31, 2002 (as restated, see Note 18):

	Predecessor
	1st	2nd	3rd	4th	Year
	(in thousands)
Revenues	$32,780	$73,459	$86,452	$42,969	$235,660
Gross profit—As previously reported	6,627	32,373	38,035	13,773	90,808
Gross profit—As restated	1,726	27,482	33,588	9,445	72,241
Net income (loss) available to common stockholders before cumulative effect of change in accounting principle	(17,191)	8,154	13,353	(19,684)	(15,368)
Net income (loss) available to common stockholders	(90,421)	8,154	13,353	(19,684)	(88,598)

17.    SUBSEQUENT EVENTS

        On February 11, 2005, the Company filed a registration statement on Form S-1 with the SEC for a proposed initial public offering ("IPO") of its common stock. A portion of the shares will be sold by the Company and a portion will be sold by certain of the Company's stockholders. The number of shares to be offered and the price range for the offering have not yet been determined.

        In connection with the IPO, the Company also indicated its intention to secure a new bank credit facility. This new credit facility is currently being negotiated and will be contingent upon the closing of the IPO. In addition to paying fees and expenses, the proceeds of the new bank credit facility, along with proceeds from the IPO, will be used to repay the existing Credit Facility and repurchase the Company's existing 8 7/8% Senior Subordinated Notes. On March 22, 2005, the Company launched a tender offer for its 8 7/8% Senior Subordinated Notes at a price equal to the sum of (i) $381.06 plus (ii) 65% of the fixed spread price. The fixed spread price is equal to the present value of all future cash flows on the 8 7/8% Senior Subordinated Notes to August 1, 2007 (the first date on which the 8 7/8% Senior Subordinated Notes are redeemable in accordance with the terms on the indenture) minus accrued and unpaid interest up to, but not including, the repurchase date of the 8 7/8% Senior Subordinated Notes. The discount rate is calculated as the sum of (i) the yield on the 3.25% U.S. Treasury Note due August 15, 2007 based on the price of such security on April 6, 2005 plus (ii) 75 basis points. The completion of the tender is contingent upon the closing of the IPO.

        On March 17, 2005, certain employees exercised stock options to purchase 248,198 shares of the Company's common stock for an aggregate purchase price of $1.8 million.

18.    RESTATEMENT OF STATEMENTS OF OPERATIONS

        In the process of preparing its consolidated financial statements for the year ended December 31, 2004, and in responding to comments from the Securities and Exchange Commission ("SEC") on the Company's Registration Statement on Form S-1 relating to the Company's contemplated initial public offering of common stock, the Company determined that its presentation of "cost of sales" and "gross profit", as previously reported, was not consistent with accounting principles generally accepted in the United States of America.

        Historically, the Company has not included depreciation expense related to cost of sales as a component of cost of sales and therefore had excluded it from gross profit calculations. The exclusion of such depreciation from the calculation of gross profit is inconsistent with SEC Staff Accounting Bulletin Topic 11:B, "Depreciation and Depletion Excluded from Cost of Sales". Consistent with presentations of other companies in related industries, the Company is adding the caption "depreciation expense related to cost of sales" above "gross profit" in its consolidated statements of operations. In addition, the Company is renaming the caption "cost of sales" to "cost of sales (excluding depreciation)" to clarify that depreciation expense attributable to cost of sales is not included in that caption. The Company has restated the accompanying consolidated statements of operations for the period May 8, 2003 (Date of Inception) to December 31, 2003 (Successor), the period January 1, 2003 through August 14, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor) to reclassify $5.9 million, $10.9 million and $18.6 million, respectively, from "depreciation and amortization expense" to "depreciation expense related to cost of sales", which will have the effect of reducing gross profit, but which will not have any effect on income from operations or net income (loss). This restatement does not affect the Company's historical consolidated balance sheets or consolidated statements of cash flows.

 REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(in thousands, except share amounts)

ASSETS

June 30, 2005
CURRENT ASSETS:
Cash and cash equivalents	$3,527
Accounts receivable, net	43,740
Inventories	11,334
Prepaid expenses	2,935
Assets held for sale	447
Deferred tax assets	2,174

Total current assets	64,157
PROPERTY AND EQUIPMENT, net	234,787
GOODWILL	214,723
OTHER INTANGIBLE ASSETS, net	89,478
OTHER ASSETS	10

TOTAL	$603,155

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term obligations	$1,868
Notes payable	53
Revolving credit facility	20,000
Accounts payable	21,428
Accrued expenses	16,454

Total current liabilities	59,803
LONG-TERM OBLIGATIONS	428,873
DEFERRED TAX LIABILITIES, net	33,363
COMMITMENTS AND CONTINGENCIES (Note 9)	—
STOCKHOLDERS' EQUITY:
Common stock: $0.01 par value; 75,000,000 shares authorized; 13,934,348 shares issued and outstanding at June 30, 2005	139
Additional paid-in capital	93,001
Unearned compensation	(93)
Accumulated deficit	(11,931)

Total stockholders' equity	81,116

TOTAL	$603,155

See notes to condensed consolidated financial statements.

 REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)

	Six Months Ended June 30,
	2005	2004
		(as restated, see Note 13)
Revenues	$132,367	$125,909
Cost of sales (excluding depreciation)	84,778	78,357
Depreciation expense related to cost of sales	9,475	9,126

Gross profit	38,114	38,426
Operating expenses	18,134	17,097
Depreciation and amortization expense	2,867	2,152
Loss on dispositions of assets	187	—
Impairment of assets	5,725	—

Income from operations	11,201	19,177
Interest expense	19,137	13,246

Income (loss) before income taxes	(7,936)	5,931
Income tax benefit (expense)	3,151	(2,254)

Net income (loss)	(4,785)	3,677
Preferred dividends	—	6,302

Net loss available to common stockholders	$(4,785)	$(2,625)

Basic and diluted net loss per share:
Net loss available to common stockholders	$(0.35)	$(0.19)

Weighted average common shares outstanding	13,832	13,669

See notes to condensed consolidated financial statements.

 REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (Unaudited)

(in thousands)

	Common Stock
	Number of Shares	Par Value	Additional Paid-In Capital	Unearned Compensation	Accumulated Deficit	Total
Balance at January 1, 2005	13,686	$137	$90,077	$(135)	$(7,146)	$82,933
Amortization of unearned compensation	—	—	—	42	—	42
Compensation expense related to stock options	—	—	527	—	—	527
Exercise of stock options	248	2	1,797	—	—	1,799
Tax benefit of stock option exercises	—	—	600	—	—	600
Net loss	—	—	—	—	(4,785)	(4,785)

Balance at June 30, 2005	13,934	$139	$93,001	$(93)	$(11,931)	$81,116

See notes to condensed consolidated financial statements.

 REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(4,785)	$3,677
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,342	11,278
Amortization of debt issue costs and debt discounts	6,838	1,198
Loss on dispositions of assets	187	—
Impairment of assets	5,725	—
Stock-based compensation expense	569	84
Deferred taxes	(3,751)	2,254
Tax benefit of stock option exercises	600	—
Change in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, inventory and prepaid expenses	(23,974)	(23,630)
Accounts payable, accrued expenses and other	6,469	6,103

Net cash provided by operating activities	220	964

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions	(11,636)	(7,956)
Proceeds from dispositions of property and equipment	441	2,183
Cost of acquisitions	—	(5,270)

Net cash used in investing activities	(11,195)	(11,043)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of employee stock options	1,799	—
Deferred debt costs	—	(485)
Borrowings under the credit facility, net	14,550	5,250
Repayment of long-term obligations	(6,325)	(932)

Net cash provided by financing activities	10,024	3,833

NET DECREASE IN CASH AND CASH EQUIVALENTS	(951)	(6,246)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,478	12,801

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,527	$6,555

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$12,127	$12,309

Borrowings under the credit facility	$44,500	$32,850

Repayments on the credit facility	$(29,950)	$(27,600)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
Issuance of notes payable	$88	$—

Change in fair value of derivative liability	$—	$(1,420)

Accretion of preferred dividends	$—	$6,302

See notes to condensed consolidated financial statements.

 REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

1.    General

        The condensed consolidated financial statements of Reddy Ice Holdings, Inc. and its wholly owned subsidiary (together, the "Company") included herein are unaudited. These financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). As applicable under the SEC's regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. All significant intercompany balances and transactions have been eliminated upon consolidation, and all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods covered have been made and are of a normal and recurring nature. The financial statements included herein should be read in conjunction with the consolidated financial statements and the related notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2004. Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results to be achieved for the full year.

        Reddy Ice Holdings, Inc., a Delaware corporation ("Reddy Holdings"), and its wholly owned subsidiary, Cube Acquisition Corp. ("Cube"), a Texas corporation, were formed on behalf of Trimaran Fund Management LLC ("Trimaran") and Bear Stearns Merchant Banking ("Bear Stearns") on May 8, 2003 for the purpose of acquiring Packaged Ice, Inc. ("Packaged Ice") and effecting certain capital transactions in connection with such acquisition. On August 15, 2003, Cube merged with and into Packaged Ice, with Packaged Ice being the surviving corporation. As a result of the merger, Packaged Ice was delisted from the American Stock Exchange. Reddy Holdings and Cube conducted no operations during the period from May 8, 2003 through August 14, 2003. In connection with the merger, Packaged Ice was renamed Reddy Ice Group, Inc. ("Reddy Group"). Reddy Holdings and its wholly owned subsidiary Reddy Group are referred to collectively herein as the "Company".

        The Company manufactures and distributes packaged ice products and bottled water and owns and operates refrigerated warehouses. The Company is the largest manufacturer of packaged ice products in the United States. The Company serves approximately 82,000 customer locations in 31 states and the District of Columbia.

        On August 2, 2005, the Company effected a 138 for 1 stock split and, in conjunction therewith, amended and restated the Company's certificate of incorporation to increase the number of authorized shares of the Company's common stock and preferred stock. All common share and per common share amounts in these condensed consolidated financial statements have been retroactively adjusted for all periods presented to give effect to the stock split, including reclassifying an amount equal to the increase in par value from additional paid-in capital to common stock.

2.    Acquisitions

        During 2004, the Company purchased 11 ice companies at various dates throughout the year. The total acquisition consideration was $16.9 million, which included direct acquisition costs of $0.5 million. The total purchase price was allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair values as of the closing dates using valuations and other studies. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition (dollars in millions):

Total assets acquired	$6.1
Total liabilities assumed	1.8

Net assets acquired	$4.3

        The excess of the aggregate purchase price over the net assets acquired of $12.6 million was allocated to goodwill ($8.3 million) and other intangible assets ($4.3 million). Other intangible assets were comprised of customer lists, which are being amortized over useful lives of 15 to 30 years.

        The results of operations of the 2004 acquisitions are included in the Company's consolidated results of operations from the date of each acquisition, which ranged from March 1, 2004 to November 1, 2004. The following unaudited pro forma information presents the Company's consolidated results of operations for the six months ended June 30, 2004 as if the 2004 acquisitions had all occurred on January 1, 2004 (in thousands):

Pro forma revenues	$129,233
Pro forma net loss available to common stockholders	(2,423)

3.    Inventories

        Inventories contain raw materials, supplies and finished goods. Raw materials and supplies consist of ice packaging materials, spare parts, bottled water supplies and merchandiser parts. Finished goods consist of packaged ice and bottled water. Inventories are valued at the lower of cost or market and include overhead allocations. Cost is determined using the first-in, first-out and average cost methods.

June 30, 2005
(in thousands)
Raw materials and supplies	$9,243
Finished goods	2,091

Total	$11,334

        In November 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4". SFAS No. 151 seeks to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) in the determination of inventory carrying costs. The statement requires such costs to be treated as a current period expense. This statement is effective for fiscal years beginning after July 15, 2005. The Company is currently evaluating the effect this standard could have on its results of operations and financial position.

4.    Accrued Expenses

June 30, 2005
(in thousands)
Accrued compensation and employee benefits, including workers compensation insurance	$5,127
Accrued interest	5,730
Accrued property, sales and other taxes	1,768
Accrued utilities	1,654
Other accrued insurance	1,314
Other	861

Total	$16,454

5.    Revolving Credit Facility and Long-Term Obligations

        On July 17, 2003, Cube issued $152.0 million of 8 7/8% Senior Subordinated Notes due August 1, 2011 (the "Senior Subordinated Notes") in a private placement offering. The Senior Subordinated Notes were subsequently registered with the SEC. The Senior Subordinated Notes were sold at 99.297% of the stated principal amount, which resulted in gross proceeds of $150.9 million. Interest on the Senior Subordinated Notes is payable semiannually on February 1 and August 1, with such payments having commenced on February 1, 2004. The Senior Subordinated Notes are unsecured senior subordinated obligations of Reddy Group and are:

  •
  subordinated in right of payment to all of Reddy Group's existing and future senior indebtedness;

  •
  equal in right of payment with any of Reddy Group's existing and future senior subordinated indebtedness; and

  •
  senior in right of payment to any other of Reddy Group's future subordinated indebtedness, if any.

        The Senior Subordinated Notes include customary covenants that restrict, among other things, the ability to incur additional debt, pay dividends or make certain other restricted payments, incur liens, merge or sell all or substantially all of the assets, or enter into various transactions with affiliates. Prior to August 1, 2006, Reddy Group may redeem up to 35% of the principal amount of the Senior Subordinated Notes at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with funds raised in specified equity offerings. On or after August 1, 2007, Reddy Group may redeem all or a portion of the Senior Subordinated Notes at a pre-determined redemption price plus any accrued interest. The redemption price, as a percentage of the outstanding principal amount, is 104.438% in 2007, 102.219% in 2008 and 100.000% in 2009 and subsequent years. If Reddy Group experiences a change of control and does not elect to redeem the outstanding Senior Subordinated Notes as previously described, Reddy Group will be required to make an offer to repurchase the Senior Subordinated Notes at a price equal to 101% of the outstanding principal amount plus accrued interest.

        The Senior Subordinated Notes are guaranteed, fully, jointly and severally, and unconditionally, on a senior subordinated basis by Reddy Holdings and all of Reddy Group's subsidiaries (the "Subsidiary

Guarantors"). There are currently no restrictions on the ability of the Subsidiary Guarantors to transfer funds to Reddy Group in the form of cash dividends, loans or advances. Condensed consolidating financial statements for Reddy Holdings and its wholly-owned subsidiary are not presented as Reddy Holdings has no significant independent assets or operations. Condensed consolidating financial statements for Reddy Group and its subsidiaries, all of which are wholly owned, are not presented as Reddy Group has no significant independent assets or operations. Reddy Group has no subsidiaries that do not guarantee the Senior Subordinated Notes.

        On October 27, 2004, Reddy Holdings issued $151.0 million in aggregate principal amount at maturity of 10 1/2% Senior Discount Notes due 2012 (the "Discount Notes") in a private placement offering. The Discount Notes were sold at 66.333% of the stated principal amount, which resulted in gross proceeds of $100.2 million. Each Discount Note has an initial accreted value of $663.33 per $1,000 principal amount at maturity. The accreted value of each Discount Note will increase from the date of issuance until November 1, 2008 at a rate of 10 1/2% per annum such that the accreted value will equal the stated principal amount at maturity on November 1, 2008. Thereafter, cash interest will accrue and be payable semi-annually at a rate of 10 1/2% per annum.

        The Discount Notes are unsecured obligations of Reddy Holdings and are:

  •
  not guaranteed by any of Reddy Holdings' subsidiaries;

  •
  senior in right of payment to all of Reddy Holdings' future subordinated indebtedness;

  •
  equal in right of payment with any of Reddy Holdings' existing and future unsecured senior indebtedness;

  •
  effectively subordinated to Reddy Holdings' existing and future secured debt, including Reddy Holdings' guarantee of Reddy Group's senior credit facility; and

  •
  structurally subordinated to all obligations and preferred equity of Reddy Holdings' subsidiaries.

        The Discount Notes include customary covenants that restrict, among other things, the ability to incur additional debt or issue certain preferred stock, pay dividends or redeem, repurchase or retire our capital stock or subordinated indebtedness, make certain investments, incur liens, enter into arrangements that restrict dividends from our subsidiaries, merge or sell all or substantially all of the assets or enter into various transactions with affiliates. Prior to November 1, 2007, Reddy Holdings may redeem up to 35% of the principal amount of the Discount Notes at a redemption price of 110.5% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with funds raised in equity offerings that are specified in the indenture governing the Discount Notes. If a change of control occurs on or prior to November 1, 2007, Reddy Holdings may, at its option, redeem all, but not less than all, of the Discount Notes at a redemption price equal to the sum of (i) the accreted value of the notes as of the redemption date, (ii) a premium equal to 125% of one year's coupon payment and (iii) any accrued and unpaid interest to the date of redemption. If Reddy Holdings experiences a change of control and does not elect to make the optional redemption described in the previous sentence, Reddy Holdings will be required to make an offer to repurchase the Discount Notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of purchase.

        The Discount Notes are subject to registration with the SEC pursuant to the Registration Rights Agreement (the "Rights Agreement") entered into at the time of issuance. Pursuant to the Rights Agreement, Reddy Holdings must, within 150 days after the issuance date, file a registration statement with the SEC to exchange the Discount Notes for new notes of Reddy Holdings having terms substantially identical in all material respects to the Discount Notes and to use its commercially reasonable efforts to cause the registration statement to be declared effective within 240 days after the issuance date. The 150th day following the issuance of the Discount Notes was March 26, 2005. Reddy Holdings did not file the required registration statement until April 6, 2005 and, as a result, incurred additional interest expense from March 26, 2005 to April 6, 2005 at an annual rate of 0.50%. The 240th day following the issuance of the Reddy Holdings notes was June 24, 2005 and, as a result of the registration statement not having been declared effective by the SEC on or prior to that date, Reddy Holdings began accruing additional interest on the Reddy Holdings notes from June 24, 2005. Such additional interest accrues at an annual rate of 0.50% for the first 90 days following such date, and accrues by additional 0.50% thereafter until such registration statement is declared effective.

        On August 15, 2003, Reddy Group entered into a $170 million senior secured credit facility, with the lenders being a syndicate of banks, financial institutions and other entities, including Credit Suisse First Boston as Administrative Agent, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. (the "Credit Facility"). The Credit Facility provides for a six-year term loan in the amount of $135 million (the "Original Term Loan") and a five-year revolving credit facility (the "Revolving Credit Facility") in the amount of $35 million. On November 6, 2003, the Credit Facility was amended to provide a Supplemental Term Loan (together with the Original Term Loan, referred to as the "Term Loans") in the amount of $45 million. The Supplemental Term Loan has substantially the same terms as the Original Term Loan.

        At June 30, 2005, the Company had $9.3 million of availability under the Revolving Credit Facility, which was net of outstanding standby letters of credit of $5.7 million. The standby letters of credit are used primarily to secure certain insurance obligations.

        Principal balances outstanding under the Credit Facility bear interest per annum, at Reddy Group's option, at the sum of the base rate plus the applicable margin or LIBOR plus the applicable margin. The base rate is defined as the greater of the prime rate (as announced from time to time by the Administrative Agent) or the federal funds rate plus 0.5%. The applicable margin is different for revolving and term loans and varies depending on Reddy Group's leverage ratio. On February 20, 2004, the Credit Facility was amended to reduce the applicable margin on term loans by 0.5%. At June 30, 2005, the weighted average interest rate of borrowings outstanding under the Credit Facility was 6.0%. Interest on base rate loans is payable on the last day of each quarter. Interest on LIBOR loans is payable upon maturity of the LIBOR loan or on the last day of the quarter if the term of the LIBOR loan exceeds 90 days. Reddy Group pays a quarterly fee on the average availability under the Revolving Credit Facility based on an annual rate of 0.5%.

        The Credit Facility requires that, beginning in 2004, Reddy Group will repay all borrowings under the Revolving Credit Facility and maintain a zero outstanding balance for a period of 30 consecutive calendar days during each year. This requirement has not yet been fulfilled for 2005. The Term Loans amortize in quarterly installments over a five-year period in an annual aggregate amount equal to 1% of the original balance, with any remaining unpaid balance to be repaid in the sixth year in equal, quarterly installments. Subject to certain conditions, mandatory repayments of the Revolving Credit Facility and Term Loans are required to be made with portions of the proceeds from (1) asset sales, (2) the issuance of debt securities (3) an initial public offering of stock of Reddy Holdings, and (4) insurance and condemnation awards. In the event of a change in control, as defined in the Credit Facility, all amounts outstanding will become due and payable immediately. Furthermore, within 100 days after close of the each fiscal year (beginning with the close of the 2004 fiscal year), a mandatory prepayment of the Term Loans is required in an amount equal to a certain percentage of Reddy Group's annual excess cash flow, as defined in the Credit Facility. The percentage is based on Reddy Group's leverage ratio at the end of such fiscal year and ranges from 25% to 75%. In connection with the offering of the Discount Notes discussed above, Reddy Group amended the Credit Facility on October 27, 2004 to permit certain related transactions (see Note 6). In addition to allowing those related transactions, the amendment modified the calculation of Reddy Group's excess cash flow for 2004 such that a mandatory prepayment based on Reddy Group's 2004 results was not required. On June 30, 2005, Reddy Group made a voluntary prepayment of the Term Loans in the amount of $5.0 million. Such prepayment will reduce Reddy Group's annual excess cash flow for 2005 and thereby reduce the mandatory prepayment required to be made in early 2006.

        The Credit Facility contains financial covenants which include limitations on capital expenditures and the maintenance of certain financial ratios, as defined in the Credit Facility, and is collateralized by substantially all of Reddy Group's assets and the capital stock of all of its significant subsidiaries. At June 30, 2005, Reddy Group was in compliance with these covenants.

        In connection with the proposed initial public offering ("IPO") of its common stock (see Note 6), the Company also indicated its intention to enter into a new bank credit facility. This new credit facility is currently being negotiated and will be contingent upon the closing of the IPO. In addition to paying fees and expenses, the proceeds of the new bank credit facility, along with proceeds from the IPO, will be used to repay the existing Credit Facility and repurchase the Company's existing Senior Subordinated Notes.

        On March 22, 2005, Reddy Group commenced a cash tender offer for any and all of its outstanding Senior Subordinated Notes. In connection with the tender offer, Reddy Group also solicited consents to amend the indenture governing the Senior Subordinated Notes to, among other things, eliminate substantially all of the restrictive covenants and certain events of default. The offer is subject to the satisfaction of certain conditions, including there being validly tendered and not validly withdrawn at least a majority of the aggregate principal amount of the Senior Subordinated Notes outstanding and Reddy Group having available funds sufficient to pay the aggregate total consideration to the holders of tendered notes from the anticipated proceeds of the borrowings under Reddy Group's new credit facilities and from the proposed initial public offering of Reddy Holdings' common stock.

        At June 30, 2005, long-term obligations consisted of the following:

June 30, 2005
(in thousands)
8 7/8% Senior Notes	$152,000
Less: Unamortized debt discount on 8 7/8% Senior Notes	(813)
10 1/2% Senior Discount Notes	151,000
Less: Unamortized debt discount on 10 1/2% Senior Discount Notes	(43,609)
Credit facility—term loans	171,850
Other	313

Total long-term obligations	430,741
Less: Current maturities	1,868

Long-term obligations, net	$428,873

6.    Capital Stock

        Common Stock.    Reddy Holdings is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share. Holders of Reddy Holdings' common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of Reddy Holdings. Upon any liquidation or dissolution of Reddy Holdings, the holders of common stock are entitled, subject to any preferential rights of the holders of preferred stock, to receive a pro rata share of all of the assets remaining available for distribution to stockholders after payment of all liabilities.

        On February 11, 2005, Reddy Holdings filed a registration statement on Form S-1 with the SEC for a proposed initial public offering of its common stock. A portion of the shares will be sold by Reddy Holdings and a portion will be sold by certain of Reddy Holdings' stockholders. The number of shares to be offered by Reddy Holdings and the selling stockholders are 6,911,765 and 3,288,235, respectively. The price range for the offering is expected to be between $16.00 and $18.00 per share. Amendments No. 1, 2 and 3 to the registration statement were filed on April 6, 2005, May 25, 2005 and July 26, 2005, respectively.

        On March 17, 2005, certain employees exercised stock options granted under the Reddy Ice Holdings, Inc. 2003 Stock Option Plan (the "Stock Option Plan") to purchase 248,198 shares of Reddy Holdings' common stock for an aggregate purchase price of approximately $1.8 million. As of June 30, 2005, 1,385,765 shares of common stock were reserved for issuance under the Stock Option Plan.

        Preferred Stock.    Reddy Holdings is authorized to issue up to 25,000,000 shares of $0.01 par value preferred stock. During 2003 and 2004, Reddy Holdings issued a total of 99,075 shares of Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"). The terms of the Series A Preferred Stock were set forth in a certificate of designation (the "Series A Preferred Stock Designation"). The liquidation preference per share of the Series A Preferred Stock was equal to the sum of (a) $1,000 plus (b) the amount of all accumulated but unpaid dividends on such shares. The holders of the outstanding shares of Series A Preferred Stock immediately preceding the dividend payment date were entitled to receive dividends, as declared by the Board of Directors, at a rate per annum equal to

12% of the liquidation amount per share. All dividends were cumulative, whether or not earned or declared, accruing on a daily basis from the issue date and were payable in cash quarterly in arrears on each dividend payment date commencing on November 15, 2003. If Reddy Holdings did not pay the cash dividends on a quarterly basis, all unpaid dividends were to be added to the liquidation amount in respect of such shares on each dividend payment date. Reddy Holdings had the ability to redeem the Series A Preferred Stock at its option in whole at any time or in part from time to time, subject to restrictions as defined in the Series A Preferred Stock Designation. Series A Preferred Stock holders were not entitled or permitted to vote on any matter upon which the holders of common stock are required or permitted to vote upon.

        On October 27, 2004, Reddy Holdings issued $151 million of its 10 1/2% Senior Discount Notes (see Note 5). Reddy Holdings used the net proceeds of the note offering, together with an approximately $28.4 million dividend from Reddy Group, to redeem all of Reddy Holdings' outstanding Series A Preferred Stock (99,175 shares) for an aggregate liquidation amount of $114.2 million and to pay a dividend of $10.4 million on its common stock. In connection with these events, Reddy Group made a special transaction payment of approximately $1.2 million in the aggregate to certain members of management and certain directors.

7.    Stock-Based Compensation

        At June 30, 2005, the Company had one stock-based employee compensation plan, the Reddy Ice Holdings, Inc. 2003 Stock Option Plan (the "Stock Option Plan"), under which stock options are granted from time to time. Effective January 1, 2005, the Company adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure". Under the provisions of SFAS No. 148, the Company selected the modified prospective method of adoption and therefore began recognizing stock-based employee compensation cost related to the Stock Option Plan beginning January 1, 2005, as if the fair value based accounting method had been used to account for all employee awards granted, modified, or settled since the inception of the Stock Option Plan on August 15, 2003. The Company has also recorded stock-based compensation expense related to the issuance of restricted common and preferred stock since the date of grant of August 15, 2003.

        Through December 31, 2004, the Company accounted for the Stock Option Plan under the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss) available to common stockholders for the six months ended June 30, 2004. The following table illustrates the effect on the net income (loss) available to common stockholders and basic and diluted earnings per share for the six months ended June 30, 2004 as if the Company had applied the fair value recognition provisions of stock-based compensation as described in SFAS No. 123, as amended by SFAS 148.

Six Months Ended June 30, 2004
(in thousands, except per share amounts)
Net loss available to common stockholders, as reported	$(2,625)
Add: Employee stock-based compensation expense included in reported net loss available to common stockholders, net of tax	51
Less: Total stock-based compensation expense determined under fair value based methods for all awards, net of tax	(362)

Pro forma net loss available to common stockholders	$(2,936)

Basic and diluted net loss per share:
As reported	$(0.19)

Pro forma	(0.21)

        In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment", which establishes accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123(R) focuses primarily on accounting for transactions with employees, and carries forward without change prior guidance for share-based payments for transactions with non-employees.

        SFAS No. 123(R) eliminates the intrinsic value measurement objective in APB Opinion 25 and generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of the grant. The standard requires grant date fair value to be estimated using either an option-pricing model which is consistent with the terms of the award or a market observed price, if such a price exists. Such cost must be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. The standard also requires the Company to estimate the number of instruments that will ultimately be issued, rather than accounting for forfeitures as they occur.

        The Company is required to apply SFAS No. 123(R) to all awards granted, modified or settled on or after the first day of the next fiscal year beginning after June 15, 2005. SFAS No. 123(R) also requires the use of either the "modified prospective method" or the "modified retrospective method." Under the modified prospective method, compensation cost is recognized for all awards granted after adoption of the standard and for the unvested portion of previously granted awards that are outstanding on that date. Under the modified retrospective method, previously issued financial statements must be restated to recognize the expense amounts previously calculated and reported on a pro forma basis, as if the prior standard had been adopted. Under both methods, either the straight line or an accelerated method may be used to amortize the compensation cost associated with awards with graded vesting. The standard permits and encourages early adoption.

        The Company plans to adopt SFAS No. 123(R) on January 1, 2006 using the modified prospective method. Management does not believe that the adoption of this standard will have a material effect on the Company's results of operations or financial position.

8.    Income Taxes

        The Company's effective tax rate differs from the federal statutory income tax rate of 35% due to state income taxes and the effect of permanent differences, primarily the non-deductible portion of the interest expense recognized on the 10 1/2% Senior Discount Notes.

9.    Commitments and Contingencies

        The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. There are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred. Other than those lawsuits described below, management believes the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        The Company is involved in litigation in connection with an ammonia release at its Baton Rouge, Louisiana manufacturing facility in June 2001. The case, which is a consolidation of seven lawsuits, was titled Wallace Acey, Jr., et al vs. Reddy Ice Corporation, is pending in the 19th Judicial District Court, Parish of East Baton Rouge, Louisiana. The plaintiffs, which were certified as a settlement class, have alleged injuries primarily consisting of inconvenience, watery eyes and offensive odors. No specific amount of damages was specified in the action. The fairness of the settlement was approved by the court on January 25, 2005. Management believes the settlement will be finalized during 2005. The Company recognized $150,000 of expense in its 2004 results related to its obligation under the settlement. Management does not believe that the final resolution of this litigation will have a material impact on the Company's business, financial condition or results of operations.

10.    Segment Information

        The Company has two reportable segments: (1) ice products and (2) non-ice products and services. Ice products include the manufacture and distribution of packaged ice products through traditional ice manufacturing and delivery and The Ice Factory®, which is a proprietary machine that produces, packages, stores and merchandises ice at the point of sale through an automated, self-contained system. Non-ice products and services include refrigerated warehouses and the manufacturing and distribution of bottled water.

        The Company evaluates performance of each segment based on earnings before interest, taxes, depreciation, amortization, gain or loss on disposition of assets, impairment of assets, gain on extinguishment of debt and the cumulative effect of changes in accounting principles ("Segment EBITDA"). Segment assets are not a factor in the evaluation of performance. There were no intersegment sales during the six months ended June 30, 2005 and 2004.

        Segment information for the six months ended June 30, 2005 and 2004 was as follows:

	Six Months Ended June 30, 2005			Six Months Ended June 30, 2004
	Ice	Non-Ice	Total	Ice	Non-Ice	Total
				(as restated, see Note 13)
	(in thousands)
Revenues	$125,576	$6,791	$132,367	$117,522	$8,387	$125,909
Cost of sales (excluding depreciation)	80,372	4,406	84,778	73,580	4,777	78,357
Operating expenses	17,164	970	18,134	16,203	894	17,097

Segment EBITDA	$28,040	$1,415	$29,455	$27,739	$2,716	$30,455

Total assets	$575,874	$27,281	$603,155	$595,443	$33,515	$628,958

        The reconciliation of Segment EBITDA to net income (loss) for the six month periods ended June 30, 2005 and 2004 was as follows:

	Six Months Ended June 30,
	2005	2004
		(as restated, see Note 13)
	(in thousands)
Segment EBITDA	$29,455	$30,455
Loss on dispositions of assets	(187)	—
Depreciation expense related to cost of sales	(9,475)	(9,126)
Depreciation and amortization expense	(2,867)	(2,152)
Impairment of assets	(5,725)	—
Interest expense	(19,137)	(13,246)
Income tax benefit (expense)	3,151	(2,254)

Net income (loss)	$(4,785)	$3,677

11.    Impairment of Assets

        Due to the significant reduction in cold storage sales volumes related to a particular customer, the Company evaluated the goodwill recorded in the cold storage portion of its non-ice business segment in accordance with SFAS No. 142, "Goodwill and Other Intangibles" as of June 30, 2005. The goodwill was valued using a market valuation approach based on valuations of comparable businesses, multiples of earnings of comparable businesses and discounted cash flows. As a result of such evaluation, the Company recorded a non-cash impairment charge of $5.7 million during the three months ended June 30, 2005.

12.    Subsequent Event

        On July 19, 2005, Reddy Holdings commenced a consent solicitation for the primary purpose of amending the definition of the term "Consolidated Net Income" in the indenture governing the Discount Notes in order to exclude certain one-time costs and expenses associated with Reddy Holdings' proposed initial public offering of its common stock (see Note 6). Reddy Holdings received the requisite consents from registered holders of the Discount Notes on July 28, 2005. The payment of the $1.3 million consent fee is contingent upon the closing of the proposed initial public offering of Reddy Holdings' common stock.

13.    Restatement of Condensed Consolidated Statement of Operations

        In the process of preparing its consolidated financial statements for the year ended December 31, 2004, and in responding to comments from the SEC on the Company's Registration Statement on Form S-1 relating to the Company's contemplated initial public offering of common stock (see Note 6), the Company determined that its presentation of "cost of sales" and "gross profit", as previously reported, was not consistent with accounting principles generally accepted in the United States of America.

        Historically, the Company did not include depreciation expense related to cost of sales as a component of cost of sales and therefore had excluded it from gross profit calculations. Consistent with presentations of other companies in related industries, the Company added the caption "depreciation expense related to cost of sales" above "gross profit" in its consolidated statements of operations. In addition, the Company renamed the caption "cost of sales" to "cost of sales (excluding depreciation)" to clarify that depreciation expense attributable to cost of sales is not included in that caption. The Company has restated the accompanying consolidated statements of operations for the six months ended June 30, 2004 to reclassify $9.1 million from "depreciation and amortization expense" to "depreciation expense related to cost of sales", which had the effect of reducing gross profit, but did not have any effect on income from operations or net income (loss). This restatement did not affect the Company's historical consolidated balance sheets or consolidated statements of cash flows.

UNTIL                        , 2005, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING. IN THIS OFFERING, MAY BE
REQUIRED TO DELIVER A PROSPECTUS.

Reddy Ice Holdings, Inc.

OFFER TO EXCHANGE $151,000,000 AGGREGATE PRINCIPAL AMOUNT
AT MATURITY 10 1/2% SENIOR DISCOUNT NOTES DUE 2012

FOR

$151,000,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY
10 1/2% SENIOR DISCOUNT NOTES DUE 2012
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                        , 2005

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action described in this paragraph, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the unlawful payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. The registrant's Amended and Restated Certificate of Incorporation includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation Law.

        The Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.1) provides that except as otherwise provided by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

        In addition, the Registrant's Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, the Registrant shall indemnify any party subject to any threatened, pending or completed action, by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director or officer of the Registrant or in a similar capacity for any affiliate of the Registrant, all expenses (including court costs and attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his or her behalf and all judgments, damages, fines, penalties and other liabilities actually sustained by him or her in connection with such action, suit or proceeding and any appeal therefrom. However, the Registrant's Amended and Restated

Certificate of Incorporation provides that, in an action by or in the right of the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless, and only to the extent that, such person is fairly and reasonably entitled to indemnity, as the court deems proper. The Registrant shall, in advance of the final disposition of the matter, pay or promptly reimburse any expenses reasonably incurred in investigating and defending or responding to any action, suit, proceeding or investigation. The Certificate of Incorporation further provides that the right to indemnification is a contractual obligation of the Registrant in respect of acts or omissions occurring or alleged to have occurred while the individual was an officer or director and shall inure to the benefit of his or her estate, heirs, executors and administrators.

        Section 145 of the Delaware General Corporation Law further provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Item 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

        See Exhibit Index beginning on page II-6 of this registration statement.

(b)
Financial Statement Schedules

        All schedules have been omitted because the information required to be set forth in schedules is not applicable or is shown in the consolidated financial statements, including the notes thereto.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

        (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (A)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    (B)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (C)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)    That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described under
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 23, 2005.

REDDY ICE HOLDINGS, INC.
By:	/s/ WILLIAM P. BRICK Name: William P. Brick Title: Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 23rd day of August, 2005.

Signature	Title

/s/ WILLIAM P. BRICK William P. Brick	Chairman of the Board of Directors and Chief Executive Officer
* Jimmy C. Weaver	President, Chief Operating Officer and Director
* Steven J. Janusek	Executive Vice President, Chief Financial Officer and Secretary
* Beth L. Bronner	Director
* Philip M. Carpenter III	Director
* Robert J. Fioretti	Director
* Andrew R. Heyer	Director

* David E. King	Director
* Douglas R. Korn	Director
* Tracy L. Noll	Director
* William P. Phoenix	Director
*By:	/s/ WILLIAM P. BRICK William P. Brick as Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger Among CAC Holdings Corp., Cube Acquisition Corp. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), dated as of May 12, 2003. (Exhibit 2.1)(1)
2.2	Stock Purchase Agreement by and among Reddy Ice Corporation, Triangle Ice Co., Inc., and the Shareholders of Triangle Ice Co., Inc., dated November 5, 2003. (Exhibit 2.2)(3)
3.1	Amended and Restated Certificate of Incorporation of Reddy Ice Holdings, Inc., dated August 2, 2005. (Exhibit 3.3)(12)
3.2	Amended and Restated By-Laws of Reddy Ice Holdings, Inc.†
4.1	Reddy Ice Holdings, Inc. Shareholders Agreement, dated August 14, 2003. (Exhibit 9.1)(3)
4.2
Indenture of 8 7/8% Senior Subordinated Notes due 2011 among Cube Acquisition Corp. (n/k/a Reddy Ice Group, Inc.), CAC Holdings Corp. (n/k/a Reddy Ice Holdings, Inc.) and U.S. Bank National Association, dated as of July 31, 2003. (Exhibit 4.3)(3)
4.3
Form of Supplemental Indenture of 8 7/8% Senior Subordinated Notes due 2011 among Cube Acquisition Corp. (n/k/a Reddy Ice Group, Inc.), CAC Holdings Corp. (n/k/a Reddy Ice Holdings, Inc.) and U.S. Bank National Association. (Exhibit 4.4)(3)
4.4	Indenture of 10 1/2% Senior Discount Notes due 2012 between Reddy Ice Holdings, Inc. and U.S. Bank National Association, dated October 27, 2004. (Exhibit 4.2)(6)
4.5
Supplemental Indenture of 8 7/8% Senior Subordinated Notes due 2011 among Reddy Ice Group, Inc., Reddy Ice Holdings, Inc., the Subsidiary Guarantors and U.S. Bank National Association, dated as of July 25, 2005.†
4.6	Supplemental Indenture of 10 1/2% Senior Discount Notes due 2012 between Reddy Ice Holdings, Inc. and U.S. Bank National Association, dated as of July 28, 2005.†
5.1	Legal Opinion of Cahill Gordon & Reindel LLP (Exhibit 5.1)(9)
10.1	Reddy Ice Holdings, Inc. 2003 Stock Option Plan, dated August 15, 2003. (Exhibit 10.1)(3)
10.2	Form of Indemnification Agreement between Officers of Reddy Ice Holdings, Inc. and Reddy Ice Holdings, Inc., effective August 14, 2003. (Exhibit 10.2)(3)
10.3	Form of Indemnification Agreement between Officers of Packaged Ice, Inc. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), effective August 14, 2003. (Exhibit 10.3)(3)
10.4	Form of Indemnification Agreement between Directors of Reddy Ice Holdings, Inc. and Reddy Ice Holdings, Inc., effective August 14, 2003. (Exhibit 10.4)(3)
10.5	Form of Indemnification Agreement between Directors of Packaged Ice, Inc. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), effective August 14, 2003. (Exhibit 10.5)(3)
10.6	Monitoring and Management Services Agreement, dated August 15, 2003. (Exhibit 10.6)(3)
10.7
Dealer Manager and Consent Solicitation Agreement among Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), Credit Suisse First Boston LLC, Bear, Stearns & Co. Inc. and CIBC World Markets Corp., dated July 2, 2003. (Exhibit 10.2)(2)
10.8	Investor Subscription Agreement, dated as of May 12, 2003. (Exhibit 10.8)(3)

10.9	Amendment No. 1 to the Investor Subscription Agreement, dated as of August 14, 2003. (Exhibit 10.9)(3)
10.10	Manager's Subscription Agreement, dated as of August 14, 2003. (Exhibit 10.10)(3)
10.11	Form of Reddy Ice Holdings, Inc. Stock Option Agreement, dated August 14, 2003. (Exhibit 10.11)(3)
10.12	Form of Amendment No. 1 to Reddy Ice Holdings, Inc. Stock Option Agreement of August 14, 2003, dated as of November 7, 2003. (Exhibit 10.12)(3)
10.13	Employment Agreement of William P. Brick, dated August 14, 2003. (Exhibit 10.13)(3)
10.14	Employment Agreement of Jimmy C. Weaver, dated August 14, 2003. (Exhibit 10.14)(3)
10.15	Employment Agreement of Steven J. Janusek, dated August 14, 2003. (Exhibit 10.15)(3)
10.16	Employment Agreement of Ben D. Key, dated August 14, 2003. (Exhibit 10.16)(3)
10.17	Employment Agreement of Tommy L. Dann, dated August 14, 2003. (Exhibit 10.17)(3)
10.18	Employment Agreement of Graham D. Davis, dated August 14, 2003. (Exhibit 10.18)(3)
10.19	Employment Agreement of Joseph A. Geloso, dated August 14, 2003. (Exhibit 10.19)(3)
10.20	Employment Agreement of Mark A. Steffek, dated August 14, 2003. (Exhibit 10.20)(3)
10.21	Employment Agreement of Raymond D. Booth, dated August 14, 2003. (Exhibit 10.21)(3)
10.22	Triangle Subscription Agreement, dated as of November 3, 2003. (Exhibit 10.22)(3)
10.23	Purchase Agreement among Reddy Ice Holdings, Inc., Credit Suisse First Boston LLC, CIBC World Markets Corp. and Bear, Stearns & Co. Inc., dated October 27, 2004. (Exhibit 10.1)(6)
10.24	Registration Rights Agreement among Reddy Ice Holdings, Inc., Credit Suisse First Boston LLC, CIBC World Markets Corp. and Bear, Stearns & Co. Inc., dated October 27, 2004. (Exhibit 10.2)(6)
10.25
Amended and Restated Credit Agreement among Reddy Ice Group, Inc., Various Financial Institutions and Other Persons from Time to Time Parties thereto, Credit Suisse, Cayman Islands Branch, Bear Stearns Corporate Lending Inc., Lehman Brothers Inc. and CIBC World Markets Corp. dated as of August 9, 2005 (Exhibit 10.1)(13)
10.26	Amended and Restated Parent Guaranty and Pledge Agreement, between Reddy Ice Holdings, Inc. and Credit Suisse dated as of August 12, 2005.†
10.27	Dealer Manager and Consent Solicitation Agreement between Reddy Ice Group, Inc. and Credit Suisse First Boston LLC dated as of March 22, 2005. (Exhibit 10.25)(8)
10.28	Amendment to Reddy Ice Holdings, Inc. 2003 Stock Option Plan.†
10.29	Reddy Ice Holdings, Inc. 2005 Long Term Incentive and Share Award Plan.†
12.1	Statement re Computation of Ratios of Earnings to Fixed Changes.†
21.1	List of subsidiaries. (Exhibit 21.1)(7)
23.1	Consent of Deloitte & Touche LLP, dated August 23, 2005.†

23.2	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (Exhibit 24.1)(9)
25.1	Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association as Trustee under the Indenture. (Exhibit 25.1)(9)
99.1	Form of Letter of Transmittal. (Exhibit 99.1)(11)
99.2	Form of Notice of Guaranteed Delivery. (Exhibit 99.2)(11)
99.3	Form of Letter to Clients. (Exhibit 99.3)(11)
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. (Exhibit 99.4)(11)

†
Filed herewith.

(1)
Filed as an Exhibit to Packaged Ice, Inc.'s Form 8-K filed with the Commission on May 14, 2003 and incorporated herein by reference.

(2)
Filed as an Exhibit to Packaged Ice, Inc.'s Form 10-Q filed with the Commission on June 30, 2003 and incorporated herein by reference.

(3)
Filed as an Exhibit to our Form S-4 filed with the Commission on November 13, 2003 and incorporated herein by reference.

(4)
Filed as an Exhibit to our Form 8-K filed with the Commission on March 3, 2004 and incorporated herein by reference.

(5)
Filed as an Exhibit to our Form 10-K filed with the Commission on March 22, 2004 and incorporated herein by reference.

(6)
Filed as an Exhibit to our Form 8-K filed with the Commission on October 27, 2004 and incorporated herein by reference.

(7)
Filed as an Exhibit to our Form S-1 filed with the Commission on February 11, 2005 and incorporated herein by reference.

(8)
Filed as an Exhibit to our Form 10-K filed with the Commission on March 31, 2005 and incorporated herein by reference.

(9)
Filed as an Exhibit to our Form S-4 filed with the Commission on April 6, 2005 and incorporated by reference herein.

(10)
Filed as an Exhibit to our Amendment No. 1 to Form S-4 filed with the Commission on June 8, 2005 and incorporated by reference herein.

(11)
Filed as an Exhibit to our Amendment No. 2 to Form S-4 filed with the Commission on June 21, 2005 and incorporated by reference herein.

(12)
Filed as an Exhibit to our Amendment No. 4 to Form S-1 filed with the Commission on August 4, 2005 and incorporated by reference herein.

(13)
Filed as an Exhibit to our Form 8-K filed with the Commission on August 15, 2005 and incorporated by reference herein.

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TABLE OF CONTENTS
ADDITIONAL INFORMATION
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
The Exchange Offer
Recent Developments
Our Company
Summary of the Terms of the Exchange Offer
Summary of the Terms of the New Notes
RISK FACTORS
DIVIDEND POLICY AND RESTRICTIONS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
THE EXCHANGE OFFER
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited) (in thousands, except share amounts)
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except per share amounts)
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (Unaudited) (in thousands)
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX